Exhibit 10.23

Execution Version
_____________

$850,000,000

Multicurrency Revolving Facility

$150,000,000

French Revolving Facility

$200,000,000

Term A Loan Facility

£51,000,000

Term B Loan Facility

€100,000,000

Term C Loan Facility

_______________________

CREDIT AGREEMENT

among

BALL CORPORATION,

CERTAIN SUBSIDIARIES OF BALL CORPORATION,

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

and

VARIOUS LENDING INSTITUTIONS

Dated as of December 21, 2010
_______________________

Arranged by

DEUTSCHE BANK SECURITIES INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
J.P. MORGAN SECURITIES LLC,
GOLDMAN SACHS BANK USA
and BARCLAYS CAPITAL
as Joint Lead Arrangers and
Joint Bookrunners

_______________________

CHI:2452049.17

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS	2
1.1	Definitions	2
1.2	Accounting Terms; Financial Statements	59
1.3	Calculation of Exchange Rate	60

ARTICLE II	AMOUNT AND TERMS OF U.S. DOLLAR, STERLING AND EURO CREDITS	61
2.1	The Commitments	61
2.2	Notes	65
2.3	Minimum Amount of Each Borrowing; Maximum Number of Borrowings	66
2.4	Borrowing Options	66
2.5	Notice of Borrowing	66
2.6	Conversion or Continuation	67
2.7	Disbursement of Funds	68
2.8	Utilization of Multicurrency Revolving Commitments or French Revolving Commitments in an Alternative Currency	69
2.9	Additional Facility	72
2.10	Letters of Credit	73
2.11	Pro Rata Borrowings	82

ARTICLE III	INTEREST AND FEES	82
3.1	Interest	82
3.2	Fees	84
3.3	Computation of Interest and Fees	85
3.4	Interest Periods	85
3.5	Compensation for Funding Losses	86
3.6	Increased Costs, Illegality, Etc.	87
3.7	Replacement of Affected Lenders	89

ARTICLE IV	REDUCTION OF COMMITMENTS; PAYMENTS AND PREPAYMENTS	90
4.1	Voluntary Reduction of Commitments; Defaulting Lenders	90
4.2	Mandatory Reduction of Term Commitments	93
4.3	Voluntary Prepayments	93
4.4	Mandatory Prepayments	94
4.5	Application of Prepayments	96
4.6	Method and Place of Payment	97
4.7	Net Payments	98

i

ARTICLE V	CONDITIONS OF CREDIT	107
5.1	Conditions Precedent to the Initial Borrowing	107
5.2	Conditions Precedent to All Credit Events	111

ARTICLE VI	REPRESENTATIONS AND WARRANTIES	112
6.1	Corporate Status	112
6.2	Corporate Power and Authority	112
6.3	No Violation	112
6.4	Governmental and Other Approvals	113
6.5	Financial Statements; Financial Conditions; Undisclosed Liabilities Projections; Etc.	113
6.6	Litigation	114
6.7	True and Complete Disclosure	114
6.8	Use of Proceeds; Margin Regulations	115
6.9	Taxes	115
6.10	Labor Relations	116
6.11	Security Documents	116
6.12	Compliance With ERISA	117
6.13	Foreign Pension Matters	117
6.14	Ownership of Property	118
6.15	Capitalization of Company	118
6.16	Subsidiaries	118
6.17	Compliance With Law, Etc.	119
6.18	Investment Company Act	119
6.19	[RESERVED]	119
6.20	Environmental Matters	119
6.21	Intellectual Property, Licenses, Franchises and Formulas	119
6.22	OFAC and Patriot Act	120

ARTICLE VII	AFFIRMATIVE COVENANTS	120
7.1	Financial Statements	120
7.2	Certificates; Other Information	121
7.3	Notices	122
7.4	Conduct of Business and Maintenance of Existence	123
7.5	Payment of Obligations	124
7.6	Inspection of Property, Books and Records	124
7.7	ERISA	124
7.8	Foreign Pension Plan Compliance	126
7.9	Maintenance of Property, Insurance	126
7.10	Environmental Laws	126
7.11	Use of Proceeds	127
7.12	Additional Security; Further Assurances	127
7.13	End of Fiscal Years; Fiscal Quarters	129
7.14	Foreign Subsidiaries Security	129

ARTICLE VIII	NEGATIVE COVENANTS	130
8.1	Liens	130
8.2	Indebtedness	132
8.3	Fundamental Changes	135
8.4	Asset Sales	136
8.5	Dividends or Other Distributions	138
8.6	Issuance of Stock	139
8.7	Loans, Investment and Acquisitions	139
8.8	Transactions with Affiliates	141
8.9	Sale-Leasebacks	141
8.10	Restrictions on Credit Support to Unrestricted Entities	142
8.11	Lines of Business	142
8.12	Fiscal Year	142
8.13	Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Certain Derivative Transactions, Etc.	142
8.14	Limitation on Certain Restrictions on Subsidiaries	143

ARTICLE IX	FINANCIAL COVENANTS	144
9.1	Interest Coverage Ratio	144
9.2	Leverage Ratio	144

ARTICLE X	EVENTS OF DEFAULT	144
10.1	Events of Default	144
10.2	Rights Not Exclusive	148

ARTICLE XI	ADMINISTRATIVE AGENT	148
11.1	Appointment	148
11.2	Nature of Duties	149
11.3	Exculpation, Rights Etc.	149
11.4	Reliance	150
11.5	Indemnification	150
11.6	Administrative Agent In Its Individual Capacity	151
11.7	Notice of Default	151
11.8	Holders of Obligations	151
11.9	Resignation by Administrative Agent	151
11.10	Administrative Agent or Collateral Agent as UK Security Trustee	152
11.11	The Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents and Co-Documentation Agents	153
11.12	Parallel Debt Provisions	153
11.13	Fondé de Pouvoir	154
11.14	Special Provisions for BPEH Parallel Debt	155

ARTICLE XII	MISCELLANEOUS	156
12.1	No Waiver; Modifications in Writing	156
12.2	Further Assurances	159

12.3	Notices, Delivery Etc.	159
12.4	Costs, Expenses and Taxes; Indemnification	160
12.5	Confirmations	162
12.6	Adjustment; Setoff	162
12.7	Execution in Counterparts; Electronic Execution of Assignments	164
12.8	Binding Effect; Assignment; Addition and Substitution of Lenders	164
12.9	CONSENT TO JURISDICTION; MUTUAL WAIVER OF JURY TRIAL	168
12.10	Release of Collateral	169
12.11	GOVERNING LAW	169
12.12	Severability of Provisions	169
12.13	Transfers of Notes	169
12.14	Registry	170
12.15	Euro Currency	170
12.16	Headings	171
12.17	Termination of Agreement	171
12.18	Confidentiality	171
12.19	Concerning the Collateral and the Loan Documents	172
12.20	Effectiveness	174
12.21	USA Patriot Act	174
12.22	Restrictions on Guarantees and Pledges	174
12.23	Redesignation of Unrestricted Entities as Subsidiaries	174

ARTICLE XIII	COLLECTION ACTION MECHANISM	175
13.1	Implementation of CAM	175
13.2	Letters of Credit	176

ARTICLE XIV	COMPANY GUARANTY	177
14.1	Company Guaranty	177
14.2	Insolvency	178
14.3	Nature of Liability	178
14.4	Independent Obligation	178
14.5	Authorization	179
14.6	Reliance	180
14.7	Subordination	180
14.8	Waiver	180
14.9	Nature of Liability	181
14.10	Special Provisions in Relation to German Tax Laws	181

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 2.1(c)	Form of Swing Line Loan Participation Certificate
Exhibit 2.2(a)(1)	Form of Term A Note
Exhibit 2.2(a)(2)	Form of Term B Note
Exhibit 2.2(a)(3)	Form of Term C Note
Exhibit 2.2(a)(4)	Form of Multicurrency Revolving Note
Exhibit 2.2(a)(5)	Form of French Revolving Note
Exhibit 2.2(a)(6)	Form of U.S. Swing Line Note
Exhibit 2.2(a)(7)	Form of European Swing Line Note
Exhibit 2.5	Form of Notice of Borrowing
Exhibit 2.6	Form of Notice of Conversion or Continuation
Exhibit 2.10(c)	Form of Notice of Issuance
Exhibit 4.7(d)	Form of Section 4.7(d) Certificate
Exhibit 5.1(b)(i)	Form of Subsidiary Guaranty
Exhibit 5.1(b)(ii)	Form of United States Pledge Agreement
Exhibit 5.1(d)	Form of Officer’s Certificate
Exhibit 5.1(e)	Form of Secretary’s Certificate
Exhibit 5.1(o)	Form of Solvency Certificate
Exhibit 7.2(a)	Form of Compliance Certificate Pursuant to Section 7.2(a)
Exhibit 12.1(b)	Form of Joinder Agreement
Exhibit 12.8(c)	Form of Assignment and Assumption Agreement

Schedules

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Revolver Sublimits
Schedule 1.1(c)	Calculation of Mandatory Costs
Schedule 1.1(d)	Other Subsidiary Borrowers
Schedule 1.1(e)	Unrestricted Entities
Schedule 1.1(f)	Applicable Designees
Schedule 2.10(j)	Letters of Credit Outstanding
Schedule 5.1(b)(iii)	Foreign Pledged Collateral
Schedule 6.3	Approvals and Consents
Schedule 6.4	Governmental and Other Approvals
Schedule 6.5(e)	Projections
Schedule 6.11	Pledge Agreement Filings
Schedule 6.13	Foreign Pension Plans
Schedule 6.16	Organization of Subsidiaries
Schedule 8.1	Liens
Schedule 8.7	Existing Investments
Schedule 8.8	Transactions with Affiliates
Schedule 8.14(a)	Existing Restrictions on Subsidiaries
Schedule 12.3	Notice Addresses
Schedule 12.8(b)	Voting Participants

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of December 21, 2010 and is made by and among Ball Corporation, an Indiana corporation (“Company”), Ball European Holdings, S.à r.l., a limited liability company organized under the laws of Luxembourg (“European Holdco”), each Other Subsidiary Borrower (as defined herein), the undersigned financial institutions, including Deutsche Bank AG, New York Branch, in their capacities as lenders hereunder (collectively, the “Lenders,” and each individually, a “Lender”), and Deutsche Bank AG, New York Branch, as administrative agent (in such capacity “Administrative Agent”) and collateral agent (in such capacity “Collateral Agent”) for the Lenders.

W I T N E S S E T H:

WHEREAS, Borrowers have requested that the Lenders (i) make term loans to Company in the principal amount of $200,000,000 maturing on December 21, 2015; (ii) make term loans to European Holdco in the principal amount of £51,000,000 maturing on December 21, 2015; (iii) make term loans to European Holdco in the principal amount of €100,000,000 maturing on December 21, 2015; and (iv) provide a multicurrency revolving credit facility maturing on December 21, 2015 (including a letter of credit subfacility), to Company, European Holdco and Other Subsidiary Borrowers in an aggregate principal amount not to exceed the Dollar Equivalent of $850,000,000 and a French revolving credit facility maturing on December 21, 2015, to Company, European Holdco and Other Subsidiary Borrowers in an aggregate principal amount not to exceed the Dollar Equivalent of $150,000,000;

WHEREAS, the proceeds of the term loans described above will be used by Borrowers and certain of the proceeds of the revolving loans described above will be used by Borrowers to repay certain outstanding indebtedness of Borrowers, to pay fees and expenses in connection with the Transaction and for other general corporate purposes;

WHEREAS, the proceeds of the revolving credit facilities described above will be used by Borrowers for ongoing working capital, to pay fees and expenses in connection with the Transaction and for other general corporate purposes; and

WHEREAS, the Lenders are willing to extend commitments to make the term loans and revolving credit loans to Borrowers for the purposes specified above and only on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and, among other things, the assignment of and the grant of a security interest in the Pledged Securities by Company and certain of its Subsidiaries in favor of Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreements, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1           Definitions. As used herein, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Acquisition” means (i) the purchase by a Person of a business or business unit conducted by another Person (whether through the acquisition of Capital Stock or assets) or (ii) the merger, consolidation or amalgamation of any Person with any other Person.

“Additional Facility” has the meaning assigned to that term in Section 2.9(a).

“Additional Security Documents” means all guarantees and pledge agreements and other related documents entered into pursuant to Section 7.12 with respect to additional Collateral.

“Additional Term Loans” has the meaning assigned to that term in Section 2.9(a).

“Additional UK Borrower” means, a company registered in England and Wales that becomes a new Other Subsidiary Borrower in accordance with the terms of Section 12.1(b).

“Adjusted Working Capital” means the difference between (i) the amount, without duplication, that is classified on a consolidated balance sheet of Company and its Subsidiaries as the consolidated current assets of Company and its Subsidiaries in accordance with GAAP excluding Cash and Cash Equivalents and (ii) the amount, without duplication, that is classified on a consolidated balance sheet of Company and its Subsidiaries as the consolidated current liabilities of Company and its Subsidiaries in accordance with GAAP excluding all short-Term Borrowings, the current portion of long-term indebtedness, the current portion of deferred taxes and the current portion of Capitalized Lease Obligations.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and any successor Administrative Agent in such capacity.

“Aerospace Asset Disposition” means (i) an Asset Disposition by Company or any of its Subsidiaries of all or a portion of (a) the Aerospace Business (whether or not such disposition is to any Permitted Aerospace JV), (b) the Capital Stock of a Person holding only the Aerospace Business or (c) the Capital Stock of any Permitted Aerospace JV or (ii) the receipt by Company or any of its Subsidiaries of a liquidating dividend in respect of an interest in the Capital Stock of any Permitted Aerospace JV.

“Aerospace Business” means the assets constituting the business of Ball Aerospace and its Subsidiaries on the date hereof and business reasonably related or incidental to such business, but excluding all Cash and Cash Equivalents held by Ball Aerospace and its Subsidiaries other than Cash and Cash Equivalents held in the ordinary course of business and in an amount consistent with past practices.

“Affiliate” means, with respect to any Person, any Person or group acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person, provided that, neither DB nor any Affiliate of DB shall be deemed to be an Affiliate of Borrower. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. A Person shall be deemed to control a corporation if such Person is the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of 10% or more of the securities having ordinary voting power for the election of directors of such corporation.

“Agent” has the meaning assigned to that term in Section 11.1.

“Agreed Alternative Currency” has the meaning assigned to that term in Section 2.8(b).

 “Agreement” means this Credit Agreement, as the same may at any time be amended, supplemented or otherwise modified in accordance with the terms hereof and in effect.

“Alternative Currency” means at any time, Euro, Sterling, Swiss Francs and any Agreed Alternative Currency.

“Alternative Currency Loan” means any Loan denominated in a currency other than Dollars.

“Applicable Base Rate Margin” means with respect to Multicurrency Revolving Loans and French Revolving Loans in Dollars and Term A Loans, (i) from the Effective Date to the date upon which the Administrative Agent receives the financial statements required pursuant to Section 7.1 for the first full fiscal quarter following the Effective Date, 0.75%, and (ii) at any date thereafter, the applicable percentage rate per annum set forth in the following table under the column “Applicable Base Rate Margin for Multicurrency Revolving Loans, French Revolving Loans and Term Loans opposite the Most Recent Total Leverage Ratio as of such date:

Most Recent Total Leverage Ratio	Applicable Base Rate Margin for Multicurrency Revolving Loans, French Revolving Loans and Term A Loans
Greater than or equal to 3.5 to 1	1.00%
Greater than or equal to 2.5 to 1 but less than 3.5 to 1	0.75%
Less than 2.5 to 1	0.50%

Any adjustment in the Applicable Base Rate Margin shall be applicable to all Multicurrency Revolving Loans and French Revolving Loans in Dollars and Term A Loans then existing or subsequently made or issued.

“Applicable Commitment Fee Percentage” means (i) from the Effective Date to the date upon which the Administrative Agent receives the financial statements required pursuant to Section 7.1 for the first full fiscal quarter following the Effective Date, 0.35%, and (ii) at any date thereafter, the applicable percentage rate per annum set forth in the following table opposite the Most Recent Total Leverage Ratio as of such date:

Most Recent Total Leverage Ratio	Applicable Commitment Fee Percentage
Greater than or equal to 3.5 to 1	0.50%
Greater than or equal to 2.5 to 1 but less than 3.5 to 1	0.35%
Less than 2.5 to 1	0.30%

“Applicable Currency” means as to any particular payment or Loan, Dollars or the Alternative Currency in which it is denominated or is payable.

“Applicable Designee” means any Affiliate of a Multicurrency Revolving Lender or French Revolving Lender designated thereby from time to time with the consent of the Administrative Agent (which such consent shall not be unreasonably withheld or delayed) to fund all or any portion of such Lender’s Commitment Percentage of Multicurrency Revolving Loans (and Swing Line Loans and LC Obligations) and/or French Revolving Loans, as applicable, under this Agreement. As of the Closing Date, the Applicable Designees of each Multicurrency Lender and/or French Revolving Lender are set forth on Schedule 1.1(f) (which schedule may be updated from time to time upon written notice by any such Lender to the Administrative Agent).

“Applicable Eurocurrency Margin” with respect to Multicurrency Revolving Loans, French Revolving Loans and Term Loans, (i) from the Effective Date to the date upon which the Administrative Agent receives the financial statements required pursuant to Section 7.1 for the first full fiscal quarter following the Effective Date, 1.75%, and (ii) at any date thereafter, the applicable percentage rate per annum set forth in the following table under the column Applicable Eurocurrency Margin for Multicurrency Revolving Loans, French Revolving Loans and Term Loans opposite the Most Recent Total Leverage Ratio on such date:

Most Recent Total Leverage Ratio	Applicable Eurocurrency Margin for Multicurrency Revolving Loans, French Revolving Loans and Term Loans
Greater than or equal to 3.5 to 1	2.00%
Greater than or equal to 2.5 to 1 but less than 3.5 to 1	1.75%
Less than 2.5 to 1	1.50%

Any adjustment in the Applicable Eurocurrency Margin shall be applicable to all Multicurrency Revolving Loans, French Revolving Loans and Term Loans then existing or subsequently made or issued.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or any Governmental Authority and all orders and decrees of all courts and arbitrators.

“Applicable Margins” means the collective reference to Applicable Base Rate Margin, Applicable Commitment Fee Percentage and Applicable Eurocurrency Margin, and “Applicable Margin” means any of such Applicable Margins.

“Asset Disposition” means any sale, lease, transfer, conveyance or other disposition (or series of related sales, leases, transfers or dispositions) of all or any part of (i) an interest in shares of Capital Stock of a Subsidiary of Company (other than directors’ qualifying shares) or (ii) property or other assets (each of (i) and (ii) referred to for the purposes of this definition as a “disposition”) by Company or any of its Subsidiaries.

“Assignee” has the meaning assigned to that term in Section 12.8(c).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit 12.8(c) annexed hereto and made a part hereof made by any applicable Lender, as assignor, and such Lender’s assignee in accordance with Section 12.8.

“Attorney Costs” means all reasonable fees and out-of-pocket expenses of any law firm or other external counsel.

“Attributable Debt” means as of the date of determination thereof, without duplication, (i) in connection with a Sale and Leaseback Transaction, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then remaining term of any applicable lease, (ii) Receivables Facility Attributable Debt, (iii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP and (iv) the liquidation or preference value of outstanding Disqualified Preferred Stock.

“Available French Revolving Commitment” means, as to any French Revolving Lender at any time an amount equal to the excess, if any, of (a) such Lender’s French Revolving Commitment over (b) the sum of (i) the aggregate Effective Amount of then outstanding French Revolving Loans made by such Lender.

“Available Liquidity” means, at any date, the sum of (i) the Total Available Multicurrency Revolving Commitment on such date plus (ii) the Total Available French Revolving Commitment plus (iii) Cash and Cash Equivalents as of the most recent reporting date for such balances plus (iv) available amounts under any Permitted Accounts Receivable Securitization on such date.

“Available Multicurrency Revolving Commitment” means, as to any Multicurrency Revolving Lender at any time an amount equal to the excess, if any, of (a) such Lender’s Multicurrency Revolving Commitment over (b) the sum of (i) the aggregate Effective Amount of then outstanding Multicurrency Revolving Loans made by such Lender and (ii) such Lender’s Multicurrency Revolver Pro Rata Share of the Effective Amount of LC Obligations and Swing Line Loans then outstanding.

“Available Revolver Sublimit” means, as to European Holdco or any Other Subsidiary Borrower at any time an amount equal to (i) such Borrower’s Revolver Sublimit at such time minus (ii) the sum of (a) the aggregate Effective Amount of then outstanding Multicurrency Revolving Loans made to such Borrower plus (b) the aggregate Effective Amount of then outstanding French Revolving Loans made to such Borrower plus (c) the Effective Amount of such Borrower’s LC Obligations plus (d) the aggregate Effective Amount of then outstanding Swing Line Loans made to such Borrower.

“Ball Luxembourg” means Ball (Luxembourg) Finance S.à r.l., a limited liability company (société à responsabilité limitée) organised and existing under the laws of Luxembourg, having its registered office at 20, Rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and registered with the commercial registry of Luxembourg under number B 90.416.

“Ball Aerospace” means Ball Aerospace and Technologies Corp., a Delaware corporation.

“Ball Delaware” means Ball Delaware Holdings, S.C.S., a limited partnership (société en commandite simple) incorporated under the laws of Luxembourg, having its registered office at 5, Rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B 90.414.

“Ball International” means Ball International Holdings B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aanpsrakelijkheid).

“Bank Guarantee” means a direct guarantee issued for the account of Company, and, if requested, a Subsidiary of Company, pursuant to this Agreement by a Facing Agent, in form acceptable to the Facing Agent, ensuring that a liability acceptable to the Facing Agent of Company or a Subsidiary of Company to a third Person will be met.

“Bankruptcy Code” means Title I of the Bankruptcy Reform Act of 1978, as amended, as set forth in Title 11 of the United States Code, as hereafter amended.

“Base Rate” means the greatest of (i) the rate most recently announced by DB at its principal office as its “prime rate”, which is not necessarily the lowest rate made available by DB, (ii) the Federal Funds Rate plus 1/2 of 1% per annum, or (iii) the Eurocurrency Rate plus 1.00%. The “prime rate” announced by DB is evidenced by the recording thereof after its announcement in such internal publication or publications as DB may designate. Any change in the interest rate resulting from a change in such “prime rate” announced by DB shall become effective without prior notice to Borrowers as of 12:01 a.m. (New York City time) on the Business Day on which each change in such “prime rate” is announced by DB. DB may make commercial or other loans to others at rates of interest at, above or below its “prime rate”.

“Base Rate Loan” means any Loan which bears interest at a rate determined with reference to the Base Rate.

“Benefited Lender” has the meaning assigned to that term in Section 12.6(a).

“Board” means the Board of Governors of the Federal Reserve System.

“Borrowers” means Company, European Holdco and Other Subsidiary Borrowers.

“Borrowing” means a group of Loans of a single Type made by the Lenders or the European Swing Line Lender or U.S. Swing Line Lender, as appropriate on a single date (or resulting from a conversion on such date) and in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“BPEH” means Ball Pan-European Holdings, Inc.

“BPEH Parallel Debt” has the meaning assigned to that term in the BPEH Share Pledge Agreement.

“BPEH Share Pledge Agreement” means the Dutch law agreement and notarial deed of pledge in respect of the shares in Ball International among (1) BPEH as pledgor, (2) Collateral Agent as pledgee and (3) Ball International as company whose shares are pledged.

“Business Day” means (i) as it relates to any payment, determination, funding or notice to be made or given in connection with any Dollar-denominated Loan, or otherwise to be made or given to or from Administrative Agent, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market; provided, further, that when used in connection with any Letter of Credit, the term “Business Day” shall also exclude any day on which commercial banks in the city in which the respective Facing Agent for such Letter of Credit is domiciled are required by law to close; (ii) as it relates to any payment, determination, funding or notice to be made or given in connection with any Alternative Currency Loan, any day (A) on which dealings in deposits in the Alternative Currency are carried out in the London interbank market, (B) on which commercial banks and foreign exchange markets are open for business in London, New York City, and the principal financial center for such Alternative Currency, and (C) with respect to any such payment, determination or funding to be made in connection with any Alternative Currency Loan denominated in Euros, on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System or any successor settlement system is open.

“CAM” means the mechanism for the allocation and exchange of interests in the Facilities and collections thereunder established under Article XIII.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 13.1.

“CAM Exchange Date” means the first date after the Initial Borrowing Date on which there shall occur any event described in paragraph (e) or (f) of Section 10.1 with respect to Company, Ball Delaware, Ball International or European Holdco.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal to 12 decimal places, of which (a) the numerator shall be the sum of (i) the aggregate Designated Obligations owed to such Lender and (ii) such Lender’s Multicurrency Revolver Pro Rata Share of the aggregate outstanding LC Obligations, if any, of such Lender, in each case immediately prior to the CAM Exchange Date, and (b) the denominator shall be the sum of (i) the aggregate Designated Obligations owed to all the Lenders and (ii) the aggregate outstanding LC Obligations, in each case immediately prior to such CAM Exchange Date. For purposes of computing each Lender’s CAM Percentage, all Designated Obligations which shall be denominated in an Alternative Currency shall, for purposes of this calculation, be deemed converted into U.S. Dollars at the Exchange Rate in effect on the CAM Exchange Date.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Capitalized Lease” means, at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment is capitalized on the balance sheet of the lessee in accordance with GAAP.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease which would at such time be so required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

“Cash” means money, currency or the available credit balance in Dollars, an Alternative Currency or another currency reasonably acceptable to Administrative Agent in a Deposit Account.

“Cash Collateralize” and “Cash Collateralizing” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of Administrative Agent, a Facing Agent or a Swing Line Lender (as applicable) and the Lenders, as collateral for LC Obligations, obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may required), cash or deposit account balances or, if the Facing Agent or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (i) Administrative Agent and (ii) the applicable Facing Agent or the Swing Line Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (i) any evidence of indebtedness, maturing not more than one year after the date of issue, issued by the United States of America or any instrumentality or agency thereof, the principal, interest and premium, if any, of which is guaranteed fully by, or backed by the full faith and credit of, the United States of America, (ii) Dollar or Alternative Currency denominated (or other foreign currency fully hedged) time deposits, certificates of deposit and bankers acceptances maturing not more than one year after the date of purchase, issued by (x) any Lender or (y) a commercial banking institution having, or which is the principal banking subsidiary of a bank holding company having, combined capital and surplus and undivided profits of not less than $200,000,000 (any such bank, an “Approved Bank”), or (z) a non-United States commercial banking institution which is either currently ranked among the 100 largest banks in the world (by assets, according to the American Banker), has combined capital and surplus and undivided profits of not less than $500,000,000 or whose commercial paper (or the commercial paper of such bank’s holding company) has a rating of “P-1” (or higher) according to Moody’s, “A-1” (or higher) according to S&P or the equivalent rating by any other nationally recognized rating agency, (iii) commercial paper, maturing not more than one year after the date of purchase, issued or guaranteed by a corporation (other than Company or any Subsidiary of Company or any of their respective Affiliates) organized and existing under the laws of any state within the United States of America with a rating, at the time as of which any determination thereof is to be made, of “P-1” (or higher) according to Moody’s, or “A-1” (or higher) according to S&P, (iv) demand deposits with any bank or trust company maintained in the ordinary course of business, (v) repurchase or reverse repurchase agreements covering obligations of the type specified in clause (i) with a term of not more than thirty days with any Approved Bank and (vi) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s, including, without limitation, any such mutual fund managed or advised by any Lender or Administrative Agent.

“Change of Control” means (i) the sale, lease or transfer of all or substantially all of Company’s assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the liquidation or dissolution of Company, (iii) any person or group of persons (within the meaning of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 35% or more of the issued and outstanding shares of Company’s Voting Securities; (iv) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted Company’s board of directors (together with any new directors whose election by Company’s board of directors or whose nomination for election by Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (v) any “Change of Control” (as such term is defined in any Permitted Debt Document related solely to any Senior Notes or any Permitted Refinancing Indebtedness with respect thereto).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority or (d) any change arising from the enactment or enforcement of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, or any rules, regulations, interpretations, guidelines or directives promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as from time to time amended, including the regulations promulgated thereunder, or any successor statute and the regulations promulgated thereunder.

“COLI Policy Advances” of Company or any of its Subsidiaries shall mean, with respect to any Company Owned Life Insurance Program, policy loans made to Company or any of its Subsidiaries under life insurance policies in an amount not in excess of the available cash surrender values of such policies, which loans are made pursuant to the contractual terms of life insurance policies issued in connection with a Company Owned Life Insurance Program.

“Collateral” means all “Collateral” as defined in each of the Security Documents and all other assets pledged pursuant to the Security Documents.

“Collateral Account” has the meaning assigned to that term in Section 4.4(a).

“Collateral Agent” means DB acting as collateral agent, as UK Security Trustee under the laws of England and Wales, or as Fondé de pouvoir under the laws of the Province of Quebec, Canada, in each case, acting for the benefit of the Secured Creditors pursuant to its appointment as Collateral Agent in Section 11.1 or as French Collateral Agent or any other agent or subagent or trustee acting for the benefit of the Secured Creditors with the consent of Administrative Agent.

“Commitment” means, with respect to each Lender, the aggregate of the Multicurrency Revolving Commitment, French Revolving Commitment and Term Commitment of such Lender and “Commitments” means such commitments of all of the Lenders collectively.

“Commitment Fee” has the meaning assigned to that term in Section 3.2(b).

“Commitment Percentage” means, as to any Lender, such Lender’s Multicurrency Revolver Pro Rata Share, French Revolver Pro Rata Share or Term Pro Rata Share, as applicable.

“Commitment Period” means, the period from and including the date hereof to but not including the Revolver Termination Date or, in the case of the Swing Line Commitment, five (5) Business Days prior to the Revolver Termination Date.

“Common Stock” means the common stock of Company, no par value.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Company Owned Life Insurance Program” means a life insurance program in which Company is a participant, pursuant to which Company is the owner of whole life policies insuring the lives of certain of its employees.

“Company Refinancing” means the repayment in full of the Existing Credit Agreement.

“Company Refinancing Documents” means collectively all agreements, instruments and documents executed in connection with the Company Refinancing, including, without limitation, any document or instrument necessary to release and terminate any and all security interests under the Existing Credit Agreement.

“Compliance Certificate” has the meaning assigned to that term in Section 7.2(a).

“Computation Date” has the meaning assigned to that term in Section 2.8(a).

“Consolidated Assets” means, for any Person, the total assets of such Person and its Subsidiaries, as determined from a consolidated balance sheet of such Person and its consolidated Subsidiaries prepared in accordance with GAAP.

“Consolidated Capital Expenditures” means, for Company and its Subsidiaries, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all Capitalized Lease Obligations but excluding any capitalized interest with respect thereto) by Company and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of Company. For purposes of this definition, the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Consolidated Cash Interest Expense” means, for any period, (i) Consolidated Interest Expense, but excluding, however, interest expense not payable in cash, amortization of discount and deferred financing costs; plus (ii) Dividends paid on Disqualified Preferred Stock

(other than Dividends payable solely in Capital Stock of Company or to a Wholly-Owned Subsidiary of Company); plus or minus, as the case may be (iii) net amounts paid or received under Interest Rate Agreements (with cap payments amortized over the life of the cap); and minus (iv) interest income received in Cash or Cash Equivalents in respect of Investments permitted hereunder.

“Consolidated Debt” means, at any time, (i) all Indebtedness of Company and its Subsidiaries (other than the Unrestricted Entities) determined on a consolidated basis in accordance with GAAP and (ii) the aggregate outstanding amount, without duplication, of Attributable Debt of Company and its Subsidiaries (other than the Unrestricted Entities) determined on a consolidated basis.

“Consolidated EBITDA” means, for any period, on a consolidated basis for Company and its Subsidiaries, the sum of the amounts for such period, without duplication, of:

	(i)	Consolidated Net Income,

plus	(ii)	Consolidated Interest Expense, to the extent deducted in computing Consolidated Net Income,

plus	(iii)	charges against income for foreign, federal, state and local taxes in each case based on income, to the extent deducted in computing Consolidated Net Income,

plus	(iv)	depreciation expense, to the extent deducted in computing Consolidated Net Income,

plus	(v)
amortization expense, including, without limitation, amortization of good will and other intangible assets, fees, costs and expenses in connection with the execution, delivery and performance of any of the Transaction Documents, and other fees, costs and expenses in connection with Permitted Acquisitions, in each case, to the extent deducted in computing Consolidated Net Income,

minus	(vi)
the gain (or plus the loss) (net of any tax effect) resulting from the sale of any capital assets other than in the ordinary course of business to the extent added (deducted) in computing Consolidated Net Income,

minus	(vii)	extraordinary or non-cash nonrecurring after-tax gains (or plus extraordinary or non-cash nonrecurring after-tax losses) to the extent added (deducted) in computing Consolidated Net Income,

minus	(viii)	any gain resulting from any write-up of assets (other than with respect to any company owned life insurance program) to the extent added in computing Consolidated Net Income,

plus	(ix)	any non-cash charge resulting from any write-down of assets to the extent deducted in computing Consolidated Net Income,

plus	(x)	any non-cash restructuring charge to the extent deducted in computing Consolidated Net Income,

plus	(xi)	all other non-cash charges (except to the extent such non-cash charges are reserved for cash charges to be taken in the future), and

minus	(xii)	all other non-cash items increasing Consolidated Net Income for such period;

in each case calculated for the applicable period in conformity with GAAP; provided, however, Consolidated EBITDA shall be decreased by the amount of any cash expenditures in such period related to non-cash charges added back to Consolidated EBITDA during any prior periods.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of the total interest expense (including that attributable to Capitalized Leases in accordance with GAAP) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, but excluding, however, any amortization of deferred financing costs, all as determined on a consolidated basis for Company and its consolidated Subsidiaries in accordance with GAAP plus the interest component of any lease payment under Attributable Debt transactions paid by Company and its Subsidiaries on a consolidated basis plus any discount and/or interest component in respect of a sale of Receivables Facility Assets by Company and its Subsidiaries regardless of whether such discount or interest would constitute interest under GAAP plus dividends paid in cash on Disqualified Preferred Stock.

“Consolidated Net Income” and “Consolidated Net Loss” mean, respectively, with respect to any period, the aggregate of the net income (loss) of the Person in question for such period, determined in accordance with GAAP on a consolidated basis, provided that, there shall be excluded (i) the income of any unconsolidated Subsidiary and any Person in which any other Person (other than Company or any of the Subsidiaries or any director holding qualifying shares in compliance with applicable law or any other third party holding a de minimus number of shares in order to comply with other similar requirements) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Wholly-Owned Subsidiaries by such Person during such period and (ii) the cumulative effect of a change in accounting principles (for the avoidance of doubt, all income of Unrestricted Entities shall be excluded from Consolidated Net Income).

“Consolidated Tangible Assets” means, for any Person, the total assets of such Person and its Subsidiaries, as determined from a consolidated balance sheet of such Person and its consolidated Subsidiaries prepared in accordance with GAAP, but excluding therefrom all items that are treated as goodwill and other intangible assets (net of applicable amortization) under GAAP.

“Contaminant” means any material with respect to which any Environmental Law imposes a duty, obligation or standard of conduct, including without limitation any pollutant, contaminant (as those terms are defined in 42 U.S.C. § 9601(33)), toxic pollutant (as that term is defined in 33 U.S.C. § 1362(13)), hazardous substance (as that term is defined in 42 U.S.C. §9601(14)), hazardous chemical (as that term is defined by 29 CFR § 1910.1200(c)), hazardous waste (as that term is defined in 42 U.S.C. § 6903(5)), or any state, local or other equivalent of such laws and regulations, including, without limitation, radioactive material, special waste, polychlorinated biphenyls, asbestos, petroleum, including crude oil or any petroleum-derived substance, (or any fraction thereof), waste, or breakdown or decomposition product thereof, mold, bacteria or any constituent of any such substance or waste, including but not limited to polychlorinated biphenyls and asbestos.

“Contractual Obligation” means, as to any Person, any provision of any Securities issued by such Person or of any indenture or credit agreement or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which it is otherwise subject.

“Controlled Group” means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Company; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with Company; (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as Company, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above; or (iv) any other Person which is required to be aggregated with Company or any of its Subsidiaries pursuant to regulations promulgated under Section 414(o) of the Code.

“Controlled Subsidiary” of any Person means a Subsidiary of such Person (i) ninety percent (90%) or more of the Capital Stock of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more wholly-owned Subsidiaries of such Person and (ii) of which such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by agreement or otherwise and “controlled” and “controlling” have correlative meanings thereto.

“Credit Event” means the making of any Loan or the issuance of any Letter of Credit.

“Credit Exposure” has the meaning assigned to that term in Section 12.8(b).

“Credit Party” means Company, European Holdco, Other Subsidiary Borrowers and any Guarantor.

“Creditor” has the meaning assigned to that term in the Subsidiary Guaranty.

“Custodian” has the meaning assigned to that term in Section 11.13(a).

“Customary Permitted Liens” means for any Person:

(i)           Liens for taxes, assessments, levies or governmental charges not yet due or as to which the grace period has not yet expired (not to exceed 30 days) or which are being contested in good faith by appropriate proceedings diligently pursued for which adequate provision for the payment of such taxes, assessments or governmental charges has been made on the books of such Person to the extent required by GAAP or, in the case of a Foreign Subsidiary, generally accepted accounting principles in effect from time to time in its jurisdiction of organization;

(ii)          mechanics’, suppliers’, processor’s, materialmen’s, carriers’, warehousemen’s, workmen’s, repairmen’s, landlord’s and other Liens arising by operation of law and arising or created in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that, adequate provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP or, in the case of a Foreign Subsidiary, generally accepted accounting principles in effect from time to time in its jurisdiction of organization;

(iii)         Liens consisting of pledges or deposits in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits, other similar benefits and other social security laws or regulations or liens created by pension standards legislation;

(iv)         (A) Liens consisting of deposits made in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases (other than Indebtedness), statutory obligations, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and customary deposits granted in the ordinary course of business under Operating Leases and (B) Liens securing surety, indemnity, performance, appeal, customs and release bonds, and other similar obligations incurred in the ordinary course of business;

(v)          Permitted Real Property Encumbrances;

(vi)         attachment, judgment, writs or warrants of attachment or other similar Liens arising in connection with court or arbitration proceedings which do not constitute an Event of Default under Section 10.1(i);

(vii)        licenses and sublicenses of patents, trademarks, or other intellectual property rights not interfering, individually or in the aggregate, in any material respect, with the conduct of the business of the Company or any of its Subsidiaries;

(viii)       Liens (A) in respect of an agreement to sell, transfer or dispose of any asset, to the extent such disposal is permitted by Section 8.4 or (B) solely on any earnest money deposits made by any Borrower or any of their Subsidiaries in connection with any letter of intent or purchase agreement entered into by it to the extent such acquisition is not prohibited hereunder;

(ix)          Liens arising due to any cash pooling, netting or composite accounting arrangements between any one or more of Borrowers and any of their Subsidiaries or between any one or more of such entities and one or more banks or other financial institutions where any such entity maintains deposits;

(x)           leases or subleases granted to others to the extent permitted in Section 8.4(b) and any interest or title of a lessor, licensor or sublessor under any lease or license permitted by this Agreement;

(xi)          customary rights of set off, revocation, refund or chargeback, Liens or similar rights under agreements with respect to deposits of cash, securities accounts, deposit disbursements, concentration accounts or comparable accounts under the laws of any foreign jurisdiction or under the UCC (or comparable foreign law) or arising by operation of law of banks or other financial institutions where any Borrower or any of its Subsidiaries maintains securities accounts, deposit disbursements, concentration accounts or comparable accounts under the laws of any foreign jurisdiction in the ordinary course of business permitted by this Agreement; and

(xii)         Liens arising from filing precautionary UCC financing statements relating solely to personal property operating leases entered into in the ordinary course of business.

“DB” means Deutsche Bank AG New York Branch, and its successors.

“DBSI” means Deutsche Bank Securities Inc.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or other similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default Rate” means a variable rate per annum which shall be two percent (2%) per annum plus either (i) the then applicable interest rate hereunder in respect of the amount on which the Default Rate is being assessed or (ii) if there is no such applicable interest rate, the Base Rate plus the Applicable Base Rate Margin.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Multicurrency Revolving Loans, French Revolving Loans, the Term Loans, participations in LC Obligations or participations in Swing Line Loans required to be funded by it hereunder within three (3) Business Days of the date required to be funded by it hereunder (unless such funding is the subject of a good faith dispute), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified Company, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or under other agreements in which it commits or is obligated to extend credit, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account” means a demand, time, savings, passbook, investment or like account with a bank, savings and loan association, credit union, brokerage or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Obligations” means all Obligations of the Credit Parties in respect of accrued and unpaid (a) principal of and interest on the Loans, (b) LC Commissions and (c) Commitment Fees, whether or not the same shall at the time of any determination be due and payable under the terms of the Loan Documents.

“Disqualified Preferred Stock” means any preferred stock of Company (or any equity security of Company that is convertible or exchangeable into any such preferred stock of Company) that is not Permitted Preferred Stock.

“Dividend” has the meaning assigned to that term on Section 8.5.

“Documents” means the Loan Documents and the Company Refinancing Documents.

“Dollar” and “$” means lawful money of the United States of America.

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time and (b) as to any amount denominated in an Alternative Currency, the equivalent amount in Dollars as determined by Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such Alternative Currency on the most recent Computation Date provided for in Section 2.8(a).

“Domestic Subsidiary” means any Subsidiary, other than (i) an entity that is disregarded for United States federal income tax purposes, substantially all of the assets of which are stock in “controlled foreign corporations” (as defined in Section 957 of the Code), (ii) an entity the sole asset of which is stock in “controlled foreign corporations” (as defined in Section 957 of the Code) or (iii) a Foreign Subsidiary.

“Drawing” has the meaning set forth in Section 2.10(d)(ii).

“Effective Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal Dollar Equivalent amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date and (b) with respect to any outstanding LC Obligations on any date, the Dollar Equivalent amount of such LC Obligations on such date after giving effect to any issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the LC Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Effective Date” has the meaning assigned to that term in Section 12.20.

“Eligible Assignee” means a commercial bank, financial institution, financial company, Fund or insurance company in each case, together with its Affiliates or Related Funds, which extends credit or buys loans in the ordinary course of its business or any other Person approved by Administrative Agent and Company, such approval not to be unreasonably withheld; provided, that, prior to any CAM Exchange, a Person shall only qualify as an Eligible Assignee with respect to Credit Exposure under the French Revolving Loans or French Revolving Commitments if such Person is a credit institution authorized by the French Autorité de Contrôle Prudentiel (ACP) to which institutions of the European Union or the European Economic Area which benefit from the European passport are assimilated or is otherwise permitted to carry on banking operations in an habitual manner in France without violation of any Requirement of Law and if payments in its favor are not and will not be made in a non-cooperative State or Territory (Etat ou Territoire Non Coopératif), within the meaning of Article 238 OA of the French tax code; provided, further, that an “Eligible Assignee” shall not include a (i) private individual or (ii) an entity (a “Residual Entity”) defined in Section 4.2 of European Council Directive 2003/48/EC on the taxation of savings income, in each case, if such assignee is a resident for tax purposes of any member state of the European Union, Aruba, Guernsey, Jersey, the Isle of Man, Montserrat, or the British Virgin Islands as well as the former Netherlands Antilles (i.e., Bonaire, Curacao, Saba, Sint Eustatius and Sint Maarten).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to, or operation of, the Euro in one or more member states.

“Environmental Claim” means any notice of violation, claim, suit, demand, abatement order, or other lawful order by any Governmental Authority or any Person for any damage, personal injury (including sickness, disease or death), property damage, contribution, cost recovery, or any other common law claims, indemnity, indirect or consequential damages, damage to the environment, nuisance, cost recovery, or any other common law claims, pollution, contamination or other adverse effects on the environment, human health, or natural resources, or for fines, penalties, restrictions or injunctive relief, resulting from or based upon (a) the occurrence or existence of a Release or substantial threat of a material Release (whether sudden or non-sudden or accidental or non-accidental) of, or exposure to, any Contaminant in, into or onto the environment at, in, by, from or related to the Premises or (b) the violation, or alleged violation, of any Environmental Laws relating to environmental matters connected with any Borrower’s operations or any Premises.

“Environmental Laws” means any and all applicable foreign, federal, state, provincial or local laws, statutes, ordinances, codes, rules, regulations, orders, decrees, judgments, directives, or Environmental Permits relating to the protection of health, safety or the environment, including, but not limited to, the following statutes as now written and hereafter amended: the Water Pollution Control Act, as codified in 33 U.S.C. § 1251 et seq., the Clean Air

Act, as codified in 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, as codified in 15 U.S.C. § 2601 et seq., the Solid Waste Disposal Act, as codified in 42 U.S.C. § 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as codified in 42 U.S.C. § 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, as codified in 42 U.S.C. § 11001 et seq., and the Safe Drinking Water Act, as codified in 42 U.S.C. § 300f et seq., the Canadian Environmental Protection Act (Canada), the Fisheries Act (Canada) and the Waste Management Act (British Columbia) and any related regulations, as well as all provincial, state, local or other equivalents.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws, or licenses, authorizations, or directions of any Government Authority or court, or (ii) damages relating to, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Environmental Permits” means any and all permits, licenses, certificates, authorizations or approvals of any Governmental Authority required by Environmental Laws and necessary or reasonably required for the current and anticipated future operation of the business of Company or any Subsidiary of Company.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, as from time to time amended.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer with the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Euro” means the lawful currency adopted by or which is adopted by participating member states of the European Union.

“Eurocurrency Loan” means any Loan bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” shall mean the aggregate of (1) and (2) below:

(1)

(a)
in the case of Dollar denominated Loans, (i) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the Reuters screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such interest period) with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date and, in the event such rate is not available, (ii) the arithmetic average (rounded up to the nearest 1/100th of 1%) of the offered quotation in the interbank eurodollar market by the Reference Lenders to first class banks for Dollar deposits of amounts in immediately available funds with a term equivalent comparable to the interest period for which a Eurocurrency Rate is determined, as of 11:00 a.m. (London time) on the applicable Interest Rate Determination Date; or

(b)
in the case of Euro denominated Loans, (i) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the appropriate page of the Reuters screen that displays EURIBOR (for delivery on the first day of such interest period) with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date and, in the event such rate is not available, (ii) the arithmetic average (rounded up to the nearest 1/100th of 1%) of the offered quotation in the European interbank market by the Reference Lenders for Euro deposits of amounts in immediately available funds with a term equivalent comparable to the interest period for which a Eurocurrency Rate is determined, as of 11:00 a.m. (London time) on the applicable Interest Rate Determination Date; or

(c)
in the case of Loans denominated in any Alternative Currency (other than Euro), (i) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the appropriate page of the Reuters screen that displays LIBOR (for delivery on the first day of such interest period) with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date and, in the event such rate is not available, (ii) the arithmetic average (rounded up to the nearest 1/100th of 1%) of the offered quotation in the London interbank market by the Reference Lenders for deposits in the Alternative Currency of amounts in immediately available funds with a term equivalent comparable to the interest period for which a Eurocurrency Rate is determined, as of 11:00 a.m. (London time) on the applicable Interest Rate Determination Date; or

(d)
for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, determined at approximately 11:00 a.m., (London Time) on the applicable Interest Rate Determination Date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in the same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by DB (or an affiliate thereof) to major banks in the London interbank Eurocurrency market at their request at the date and time of determination; and

(2)           the then current cost of the Lenders of complying with any Eurocurrency Reserve Requirements.

“Eurocurrency Reserve Requirements” means, for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve liquid asset or similar requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), including without limitation, under regulations issued from time to time by (a) the Board, (b) any Governmental Authority of the jurisdiction of the relevant currency or (c) any Governmental Authority of any jurisdiction in which advances in such currency are made to which banks in any jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined, including Mandatory Costs.

“European Holdco” means Ball European Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 20, Rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B 90.413.

“European Holdco Obligations” means, with respect to European Holdco, the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to European Holdco and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganizations or like proceeding, relating to European Holdco, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans made to or Unpaid Drawings pursuant to Letters of Credit issued for the account of European Holdco and all other Obligations of European Holdco to Administrative Agent, any Collateral Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all fees, charges and disbursements of counsel that are to be paid by European Holdco to Administrative Agent, any Collateral Agent or to any Lender pursuant to any Loan Document).

“European Swing Line Lender” means Deutsche Bank AG London Branch or Affiliate of DB in such capacity.

“European Swing Line Loans” has the meaning assigned to that term in Section 2.1(c)(i)(2).

“European Swing Line Note” has the meaning assigned to that term in Section 2.2(a).

“Event of Default” has the meaning assigned to that term in Section 10.1.

“Excess Cash Flow” means, for any period, an amount equal to Company’s and its Subsidiaries’ consolidated (and without duplication):

	(i)	Consolidated EBITDA for such period,

minus	(ii)	foreign, federal, state and local taxes in each case based on income paid in cash for such period,

minus	(iii)
Consolidated Capital Expenditures paid in cash during such period to the extent not financed by Indebtedness (including Capitalized Lease Obligations but excluding Loans hereunder or under overdraft lines permitted by this Agreement),

minus	(iv)	Dividends paid or stock repurchases made in cash by Company during such period to the extent permitted pursuant to Section 8.5,

minus	(v)	Consolidated Cash Interest Expense during such period,

minus	(vi)
scheduled amortization of the principal portion of the Term Loans and of the principal portion of all other Indebtedness of Company and its Subsidiaries paid in cash during such period (other than repayment of Indebtedness with proceeds of issuance of other Indebtedness or equity or equity contributions or with Net Sale Proceeds or Recovery Events),

minus	(vii)
(A) non cash charges added back to Consolidated EBITDA pursuant to clauses (vi), (vii), (ix) through (xi) of the definition thereof and (B) cash charges or expenses added back to Consolidated EBITDA pursuant to clause (v),

minus	(viii)	voluntary prepayments of the principal portion of the Term Loans, in each case calculated in accordance with GAAP,

plus	(ix)	the decrease, if any, in Adjusted Working Capital from the first day to the last day of such period, and

minus	(x)	the increase, if any, in Adjusted Working Capital from the first day to the last day of such period.

“Excess Cash Flow Period” means, with respect to the repayment required on each Excess Cash Payment Date, the immediately preceding Fiscal Year of Company.

“Excess Cash Payment Date” means the date occurring 100 days after the last day of a Fiscal Year of Company (beginning with its Fiscal Year ending on December 31, 2011).

“Exchange Act” means the Securities Exchange Act of 1934, as amended and as codified in 15 U.S.C. 78a et seq., and as hereafter amended.

“Exchange Rate” shall mean, on any day, with respect to conversions between any Alternative Currency and Dollars, the Spot Rate, provided that, if at the time of any such determination, for any reason, no such Spot Rate is being quoted, Administrative Agent may use any reasonable method it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error. For purposes of determining the Exchange Rate in connection with an Alternative Currency Borrowing such Exchange Rate shall be determined as of the Exchange Rate Determination Date for such Borrowing. Administrative Agent shall provide Borrowers with the then current Exchange Rate from time to time upon any Borrower’s request therefor.

“Exchange Rate Determination Date” means for purposes of the determination of the Exchange Rate of any stated amount on any Business Day in relation to any Alternative Currency Borrowing, the date which is two Business Days prior to such Eurocurrency borrowing and the same day for Sterling borrowings.

“Excluded Taxes” means in the case of a Lender or Agent, taxes imposed on or measured by the overall net income, net receipts, net profits or capital of such Lender or Agent or a branch of such Lender or Agent (including, branch profits taxes), and franchise taxes imposed on such Lender or Agent by (i) the jurisdiction in which such Lender or Agent is incorporated or organized or resident or (ii) the jurisdiction (or political subdivision or taxing authority thereof) in which such Lender’s or Agent’s lending office in respect of which payments under this Agreement are made is located or is otherwise carrying on business.

“Existing Credit Agreement” means that certain Credit Agreement dated as of October 13, 2005, as heretofore amended, supplemented or otherwise modified, among Company, Ball Packaging Products Canada Corp., European Holdco, certain other subsidiaries of Company, the financial institutions party thereto, and DB, as administrative agent for such financial institutions.

“Facility” means any of the credit facilities established under this Agreement.

“Facing Agent” means each of DB (including DB acting through any branch or Affiliate) and any other Lender agreed to by such Lender, Company and Administrative Agent which has issued (or has been deemed to have issued pursuant to Section 2.10(j)) a Letter of Credit pursuant to Section 2.10.

“FATCA” means Sections 1471 through 1474 of the Code and any regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Rate” means on any one day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the rate on overnight federal funds transactions with members of the Federal Reserve System only arranged by federal funds brokers, as published as of such day by the Federal Reserve Bank of New York, or, if such rate is not so published, the average of the quotations for such day on such transactions received by DB from three federal funds brokers of recognized standing selected by DB.

“Fiscal Quarter” has the meaning assigned to that term in Section 7.13.

“Fiscal Year” has the meaning assigned to that term in Section 7.13.

“Fondé de pouvoir” has the meaning assigned to that term in Section 11.13(a).

“Foreign Pension Plan” means any plan, fund (including, without limitation, any super-annuation fund) or other similar program, arrangement or agreement established or maintained outside of the United States of America by Company or one or more of its Subsidiaries primarily for the benefit of employees of Company or such Subsidiaries residing outside the United States of America, which plan, fund, or similar program provides or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.

“Foreign Requirements of Law” has the meaning assigned to that term in Section 7.12(a)(ii).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Form 10-K” means the annual report in the Form 10-K filed by the Company with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act for the 2009 Fiscal Year.

“Form 10-Q” means the quarterly report in the Form 10-Q filed by the Company with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act for the third Fiscal Quarter of 2010.

“Former Premises” means, at any time, all real property formerly owned, leased or operated by Company or any of its Subsidiaries.

“French Borrowers” means, collectively, the Other Subsidiary Borrowers organized under the laws of France (each a “French Borrower”).

“French Collateral Agent” means DB in its capacity as security trustee (agent de sûretés), under the French Security Documents and any of its successors or assigns. For the avoidance of doubt, the French Collateral Agent is hereby appointed by the Term B Lenders, the Term C Lenders, the French Revolving Lenders and the Multicurrency Revolving Lenders, to act on their behalf as security trustee (agent de sûretés) to constitute, register, manage and execute the security interests contemplated by the French Security Documents in order to fully secure and guarantee their respective rights in the French Obligations and the European Holdco Obligations, and in that capacity to accomplish all actions and formalities eventually necessary under article 2328-1 of the French civil code.

“French Obligations” means, with respect to each French Borrower, the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to any French Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganizations or like proceeding, relating to any French Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans made to and all other Obligations of any French Borrower to Administrative Agent, any Collateral Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all fees, charges and disbursements of counsel that are to be paid by any French Borrower to Administrative Agent, any Collateral Agent or to any Lender pursuant to any Loan Document).

“French Revolver Pro Rata Share” means, when used with reference to any French Revolving Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such French Revolving Lender’s French Revolving Commitment or, if the Revolver Termination Date has occurred, the Effective Amount of such French Revolving Lender’s then outstanding French Revolving Loans and the denominator of which shall be the French Revolving Commitments or, if the Revolver Termination Date has occurred, the Effective Amount of all then outstanding French Revolving Loans.

“French Revolving Commitment” means, with respect to any French Revolving Lender, the obligation of such French Revolving Lender to make French Revolving Loans, as such commitment may be adjusted from time to time pursuant to this Agreement, which commitment as of the date hereof is the amount set forth opposite such lender’s name on Schedule 1.1(a) hereto under the caption “Amount of French Revolving Commitment” as the same may be adjusted from time to time pursuant to the terms hereof, and “French Revolving Commitments” means such commitments collectively, which commitments equal $150,000,000 in the aggregate as of the Effective Date.

“French Revolving Facility” means the credit facility under this Agreement evidenced by the French Revolving Commitments and the French Revolving Loans.

“French Revolving Lender” means any Lender which has a French Revolving Commitment or is owed a French Revolving Loan (or a portion thereof) which Lender is a credit institution authorized by the French Autorité de Contrôle Prudentiel (ACP) to which institutions of the European Union or the European Economic Area which benefit from the European passport are assimilated or is otherwise permitted to carry on banking operations in an habitual manner in France without violation of any Requirement of Law and if payments in its favor are not and will not be made in a non-cooperative State or Territory (Etat ou Territoire Non Coopératif), within the meaning of Article 238 OA of the French tax code. Each reference to any French Revolving Lender shall be deemed to include such French Revolving Lender’s Applicable Designee (which Applicable Designee shall also meet the above requirements). Notwithstanding the designation by any French Revolving Lender of an Applicable Designee, the Borrowers and the Administrative Agent shall be permitted to deal solely and directly with such French Revolving Lender in connection with such French Revolving Lender’s rights and obligations under this Agreement.

“French Revolving Loan” and “French Revolving Loans” have the meanings given in Section 2.1(b)(ii).

“French Revolving Note” has the meaning assigned to that term in Section 2.2(a)(5).

“French Security Documents” means each security agreement, pledge agreement, mortgage or other document or instrument identified as such on Schedule 5.1(b)(iii) executed and delivered for the benefit of the French Collateral Agent, on behalf of the Term B Lenders, the Term C Lenders, the French Revolving Lenders and/or the Multicurrency Revolving

Lenders, to secure either or both of (i) the French Obligations or (ii) the European Holdco Obligations.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to a Facing Agent, such Defaulting Lender’s Multicurrency Revolver Pro Rata Share of the outstanding LC Obligations other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Multicurrency Revolving Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to a Swing Line Lender, such Defaulting Lender’s Multicurrency Revolver Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Multicurrency Revolving Lenders, repaid by the applicable Borrower or Cash Collateralized in accordance with the terms hereof.

“Fund” means a Person that is a fund that makes, purchases, holds or otherwise invests in commercial loans or similar extensions of credit in the ordinary course of its existence.

“GAAP” means generally accepted accounting principles in the U.S. as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the U.S., that are applicable to the circumstances as of the date of determination.

“Government Acts” has the meaning assigned to that term in Section 2.10(h).

“Governmental Authority” means any nation or government, any intergovernmental or supranational body, any state, province or other political subdivision thereof and any entity lawfully exercising executive, legislative, judicial, regulatory or administrative functions of government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee Obligations” means, as to any Person, without duplication, any direct or indirect contractual obligation of such Person guaranteeing or intended to guarantee any Indebtedness or Operating Lease, dividend or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligations shall not include any endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation at any time shall be deemed to be an amount equal to the lesser at such time of (a) the stated or determinable amount of the primary obligation in respect of which such Guarantee

Obligation is made or (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranteed Creditors” means and includes (a) Administrative Agent, (b) the Lenders and (c) each Lender or an Affiliate of a Lender (even if such Lender ceases to be a Lender under this Agreement for any reason) which is a party to one or more Interest Rate Agreements or Other Hedging Agreements with a Borrower (other than Company) or its Subsidiaries.

“Guaranteed Obligations” means (i) the principal and interest (whether such interest is allowed as a claim in a bankruptcy proceeding with respect to European Holdco and each Other Subsidiary Borrower or otherwise) on each Note issued by European Holdco and each Other Subsidiary Borrower to each Lender, and all Loans made under this Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit (other than with respect to Obligations of the Company), together with all other Obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or similar provisions under applicable insolvency laws in the relevant jurisdiction, would become due and including, without limitation, indemnities, fees and interest thereon) of European Holdco and each Other Subsidiary Borrower to such Lender now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Loan Documents and the due performance and compliance with all terms, conditions and agreements contained in the Loan Documents by European Holdco and the Other Subsidiary Borrowers and (ii) all Obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or similar provisions under applicable insolvency laws in the relevant jurisdiction, would become due) of European Holdco or any Other Subsidiary Borrower owing under any Interest Rate Agreement or Other Hedging Agreement entered into by European Holdco or any Other Subsidiary Borrower or any of their Subsidiaries with any Lender or any Affiliate thereof so long as such Lender or Affiliate participates in such Interest Rate Agreement or Other Hedging Agreement, and their subsequent assigns, if any, whether or not existing or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

“Guarantors” means, collectively, Company and each of its Subsidiaries now or hereafter party to the Subsidiary Guaranty (until released therefrom as expressly permitted hereunder).

“Guaranty” means each of the guaranty contained in Article XIV hereof and the Subsidiary Guaranty.

“Hazardous Materials” means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Indebtedness” means, as applied to any Person (without duplication):

(i)           all indebtedness of such Person for borrowed money;

(ii)          the deferred and unpaid balance of the purchase price of assets or services (other than trade payables and other accrued liabilities incurred in the ordinary course of business that are not overdue by more than 120 days from the required payment date therefor unless being contested in good faith) which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof;

(iii)         all Capitalized Lease Obligations;

(iv)         all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person (provided that with respect to indebtedness that is nonrecourse to the credit of such Person, such indebtedness shall be taken into account only to the extent of the lesser of the fair market value of the asset(s) subject to such Lien and the amount of indebtedness secured by such Lien);

(v)          notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services which does not constitute Indebtedness pursuant to clause (ii) above);

(vi)         indebtedness or obligations of such Person, in each case, evidenced by bonds, notes or similar written instruments;

(vii)        the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder other than, in each case, commercial or standby letters of credit or the functional equivalent thereof issued in connection with performance, bid or advance payment obligations incurred in the ordinary course of business, including, without limitation, performance requirements under workers compensation or similar laws;

(viii)       net obligations of such Person under Interest Rate Agreements or Other Hedging Agreements;

(ix)          Guarantee Obligations of such Person; and

(x)           Attributable Debt of such Person;

provided, Indebtedness shall exclude COLI Policy Advances except to the extent such COLI Policy Advances constitute Indebtedness of Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Indebtedness to Remain Outstanding” shall have the meaning assigned to that term in Section 6.5(d).

“Indemnified Person” has the meaning assigned to that term in Section 12.4(c).

“Initial Borrowing” means the first Borrowing by certain Borrowers under this Agreement.

“Initial Borrowing Date” means the date of the Initial Borrowing.

“Initial Loan” means the first Loan made by the Lenders under this Agreement.

“Intellectual Property” has the meaning assigned to that term in Section 6.21.

“Intercompany Indebtedness” means Indebtedness of Company or any of its Subsidiaries which is owing to Company or any of its Subsidiaries.

“Interest Coverage Ratio” means, for any period, the ratio of Consolidated EBITDA to Consolidated Cash Interest Expense for such period.

“Interest Payment Date” means (a) as to any Base Rate Loan, each Quarterly Payment Date to occur while such Loan is outstanding, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of the Interest Period applicable thereto and (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is a three (3) month anniversary of the first day of the Interest Period applicable thereto and the last day of the Interest Period applicable thereto; provided, however, that, in addition to the foregoing, each of (i) the date upon which both the Multicurrency Revolving Commitments have been terminated and the Multicurrency Revolving Loans are due and payable, (ii) the date upon which both the French Revolving Commitments have been terminated and the French Revolving Loans are due and payable and (iii) the applicable Term Maturity Date shall be deemed to be an “Interest Payment Date” with respect to any interest which is then accrued hereunder for such Loan.

“Interest Period” has the meaning assigned to that term in Section 3.4.

“Interest Rate Agreement” means any interest rate cap agreement, interest rate swap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Interest Rate Determination Date” means the date for calculating the Eurocurrency Rate for an Interest Period, which date shall be (i) in the case of any Eurocurrency Loan in Dollars, the second Business Day prior to first day of the related Interest Period for such Loan or (ii) in the case of any Eurocurrency Loan in an Alternative Currency, the date on which quotations would ordinarily be given by prime banks in the relevant interbank market for deposits in the Applicable Currency for value on the first day of the related Interest Period for such Eurocurrency Loan; provided, however, that if for any such Interest Period with respect to an Alternative Currency Loan, quotations would ordinarily be given on more than one date, the Interest Rate Determination Date shall be the last of those dates.

“Inventory” means, inclusively, all inventory as defined in the UCC from time to time and all goods, merchandise and other personal property wherever located, now owned or hereafter acquired by Company or any of its Subsidiaries of every kind or description which are held for sale or lease or are furnished or to be furnished under a contract of service or are raw materials, work-in-process or materials used or consumed or to be used or consumed in Company’s or any of its Subsidiaries’ business.

“Investment” means, as applied to any Person, (i) any direct or indirect purchase or other acquisition by that Person of, or a beneficial interest in, Securities of any other Person, or a capital contribution by that Person to any other Person, (ii) any direct or indirect loan or advance to any other Person (other than prepaid expenses or any Receivable created or acquired in the ordinary course of business), including all Indebtedness to such Person in respect of consideration from a sale of property by such person other than in the ordinary course of its business, (iii) any Acquisition or (iv) any purchase by that Person of a futures contract or such person otherwise becoming liable for the purchase or sale of currency or other commodity at a future date in the nature of a futures contract. The amount of any Investment by any Person on any date of determination shall be the sum of the value of the gross assets transferred to or acquired by such Person (including the amount of any liability assumed in connection with such transfer or acquisition by such Person to the extent such liability would be reflected on a balance sheet prepared in accordance with GAAP) plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, minus the amount of all cash returns of principal or capital thereon, cash dividends thereon and other cash returns on investment thereon or liabilities expressly assumed by another Person (other than Company or another Subsidiary of Company) in connection with the sale of such Investment. Whenever the term “outstanding” is used in this Agreement with reference to an Investment, it shall take into account the matters referred to in the preceding sentence.

“IRS” means the United States Internal Revenue Service, or any successor or analogous organization.

“Issuer Documents” means with respect to any Letter of Credit, the Notice of Issuance, the Letter of Credit Amendment Request, and any other document, agreement and instrument entered into by Facing Agent and a Borrower or in favor of Facing Agent and relating to such Letter of Credit.

“LC Commission” has the meaning assigned to that term in Section 2.10(g)(ii).

“LC Obligations” means, at any time, an amount equal to the sum of (a) the aggregate Stated Amount of the then outstanding Letters of Credit and (b) the aggregate amount of Unpaid Drawings under Letters of Credit that have not been reimbursed. The LC Obligation of any Lender at any time shall mean its Multicurrency Revolver Pro Rata Share of the aggregate LC Obligations outstanding at such time.

“LC Participant” has the meaning assigned to that term in Section 2.10(e)(i).

“LC Supportable Indebtedness” means (i) obligations of Company or its Subsidiaries incurred in the ordinary course of business with respect to insurance obligations and workers’ compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of Company or any of its Subsidiaries as are reasonably acceptable to Administrative Agent and the respective Facing Agent and otherwise not restricted pursuant to the terms of this Agreement.

“Lender” and “Lenders” have the meanings assigned to those terms in the introduction to this Agreement and shall include any Person that becomes a “Lender” as contemplated by Section 12.8 and any Person that becomes a Lender in connection with the incurrence of an Additional Facility pursuant to Section 2.9.

“Letter of Credit Payment” means as applicable (a) all payments made by the respective Facing Agent pursuant to either a draft or demand for payment under a Letter of Credit or (b) all payments by Lenders having Multicurrency Revolving Commitments to such Facing Agent in respect thereof (whether or not in accordance with their Multicurrency Revolver Pro Rata Share).

“Letter of Credit Amendment Request” has the meaning assigned to that term in Section 2.10(c).

“Letters of Credit” means, collectively, all Standby Letters of Credit and Bank Guarantees, in each case issued pursuant to this Agreement.

“Leverage Ratio” means, for any Test Period, the ratio of Consolidated Debt as of the last day of such Test Period to Consolidated EBITDA for such Test Period.

“Lien” means (i) any judgment lien or execution, attachment, levy, distraint or similar legal process and (ii) any mortgage, pledge, hypothecation, collateral assignment, security interest, encumbrance, lien (statutory or otherwise), charge, nantissement, fiducie sûreté, transfert à titre de garantie or deposit arrangement (other than a deposit to a Deposit Account not intended as security) of any kind or other arrangement of similar effect (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any of the foregoing, or any sale of receivables with recourse against the seller or any Affiliate of the seller).

“Loan” means any Term Loan, Multicurrency Revolving Loan, French Revolving Loan or Swing Line Loan and “Loans” means all such Loans collectively.

“Loan Documents” means, collectively, this Agreement, the Notes, the Issuer Documents, each Security Document, each Subsidiary Guaranty and all other agreements, instruments and documents executed by Company or another Credit Party or any Pledgor or to or in favor of Administrative Agent, any Collateral Agent, any Lender or any Secured Creditor in connection with this Agreement, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect.

“Majority Lenders” of any Facility means those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding

Obligations of other Facilities under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Mandatory Costs” means the cost imputed to the Lender(s) of compliance with the mandatory liquid assets requirements of the Bank of England and/or the banking supervision or other costs of the Financial Services Authority or European Central Bank or any successor body exercising their functions in this respect as determined in accordance with Schedule 1.1(c).

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, or operations of Company and its Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform its respective material obligations under any Loan Document to which it is a party, or (c) the rights and benefits available to the Lenders, taken has a whole, under any Loan Document.

“Material Subsidiary” means any Subsidiary of Company, which either (i) the consolidated total assets of which were more than 8% of Company’s Consolidated Assets as of the end of the most recently completed Fiscal Year of Company for which audited financial statements are available or (ii) the consolidated total revenues of which were more than 7% of Company’s consolidated total revenues for such period; and provided that European Holdco and each Other Subsidiary Borrower (only for so long as such Subsidiary remains an Other Subsidiary Borrower, unless such Subsidiary otherwise meets the requirements under this definition) shall be deemed to be Material Subsidiaries. Assets of Foreign Subsidiaries shall be converted into Dollars at the rates used for purposes of preparing the consolidated balance sheet of Company included in such audited financial statements.

“Maximum Commitment” means, when used with reference to any Lender, the aggregate of such Lender’s Term Commitments, Multicurrency Revolving Commitment and French Revolving Commitment.

“Minimum Borrowing Amount” means (i) with respect to Base Rate Loans, $1,000,000, (ii) with respect to Eurocurrency Loans, $5,000,000 in the case of a Borrowing in Dollars, £3,000,000 in the case of a Borrowing in Sterling and €5,000,000 in the case of a Borrowing in Euros, (iii) with respect to U.S. Swing Line Loans, $1,000,000 and (iv) with respect to European Swing Line Loans, £500,000 in the case of a Borrowing in Sterling and €1,000,000 in the case of a Borrowing in Euro.

“Minimum Borrowing Multiple” means, (i) in the case of a Borrowing in Dollars, $1,000,000, (ii) in the case of a Borrowing in Euros, €1,000,000 and (iii) in the case of a Borrowing in Sterling £500,000.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Most Recent Total Leverage Ratio” means, at any date, the Leverage Ratio for the Test Period ending as of the most recently ended Fiscal Quarter for which financial statements have been delivered to the Lenders pursuant to Section 7.1; provided, however, that if Company fails to deliver such financial statements as required by Section 7.1 and further fails to remedy such default within five (5) days of notice thereof from Administrative Agent, then, until

Company delivers such financial statements, without prejudice to any other rights of any Lender hereunder, the Most Recent Total Leverage Ratio shall be deemed to be greater than 3.50 to 1.0 as of the date such financial statements were required to be delivered under Section 7.1. Notwithstanding the foregoing or the provisions of the last sentence of Section 3.3, but subject to the proviso in the immediately preceding sentence, from the date hereof to the date of delivery of financial statements under Section 7.1 for the period ending December 31, 2010, the Most Recent Total Leverage Ratio shall be deemed to be 3.0. to 1.0.

“Multicurrency Revolver Pro Rata Share” means, when used with reference to any Multicurrency Revolving Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Multicurrency Revolving Lender’s Multicurrency Revolving Commitment or, if the Revolver Termination Date has occurred, the Effective Amount of such Multicurrency Revolving Lender’s then outstanding Multicurrency Revolving Loans and the denominator of which shall be the Multicurrency Revolving Commitments or, if the Revolver Termination Date has occurred, the Effective Amount of all then outstanding Multicurrency Revolving Loans.

“Multicurrency Revolving Commitment” means, with respect to any Multicurrency Revolving Lender, the obligation of such Multicurrency Revolving Lender to make Multicurrency Revolving Loans and to participate in Letters of Credit, as such commitment may be adjusted from time to time pursuant to this Agreement, which commitment as of the date hereof is the amount set forth opposite such lender’s name on Schedule 1.1(a) hereto under the caption “Amount of Multicurrency Revolving Commitment” as the same may be adjusted from time to time pursuant to the terms hereof, and “Multicurrency Revolving Commitments” means such commitments collectively, which commitments equal $850,000,000 in the aggregate as of the Effective Date.

“Multicurrency Revolving Facility” means the credit facility under this Agreement evidenced by the Multicurrency Revolving Commitments and the Multicurrency Revolving Loans.

“Multicurrency Revolving Lender” means any Lender which has a Multicurrency Revolving Commitment or is owed a Multicurrency Revolving Loan (or a portion thereof). Each reference to any Multicurrency Revolving Lender shall be deemed to include such Multicurrency Revolving Lender’s Applicable Designee. Notwithstanding the designation by any Multicurrency Revolving Lender of an Applicable Designee, the Borrowers and the Administrative Agent shall be permitted to deal solely and directly with such Multicurrency Revolving Lender in connection with such Multicurrency Revolving Lender’s rights and obligations under this Agreement.

“Multicurrency Revolving Loan” and “Multicurrency Revolving Loans” have the meanings given in Section 2.1(b).

“Multicurrency Revolving Note” has the meaning assigned to that term in Section 2.2(a)(4).

“Multiemployer Plan” means a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Company or any Subsidiary of Company or any ERISA Affiliate contributes, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

“Net Sale Proceeds” means, with respect to any Asset Disposition (including any Aerospace Asset Disposition) the aggregate cash payments received by Company or any Subsidiary from such Asset Disposition (including, without limitation, cash received by way of deferred payment pursuant to a note receivable, conversion of non-cash consideration, cash payments in respect of purchase price adjustments or otherwise, but only as and when such cash is actually received) minus (a) the direct costs and expenses incurred in connection therewith (or, if such costs or expenses have not yet then been incurred or invoiced, such Person’s good faith estimates thereof), (b) the payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than Indebtedness owed hereunder) required to be repaid as a result of such Asset Disposition), (c) and any provision for taxes in respect thereof made or held in reserve in accordance with GAAP, provided that, such expenses shall only include taxes to the extent that taxes are payable in cash in the current year or the following year as a result of such Asset Disposition, (d) the amount of any reasonable reserves established by Company or any Subsidiary of Company to fund contingent liabilities and fixed indemnification payments reasonably estimated to be payable, in each case, during the year that such Asset Disposition occurred or the next succeeding two years and that are directly attributable to such Asset Disposition (as determined reasonably and in good faith by Company or such Subsidiary of Company); provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities or indemnification payments shall be considered “Net Sale Proceeds” upon such reduction and (e) in the case of proceeds arising out of the sublease or sublicense of any property, amounts required to be paid in respect of the lease or license of such property. Any proceeds received in a currency other than Dollars shall, for purposes of the calculation of the amount of Net Sale Proceeds, be in an amount equal to the Dollar Equivalent thereof as of the date of receipt thereof by Company or any Subsidiary of Company.

“Non-Defaulting Lender” means each Lender which is not a Defaulting Lender.

“Non-U.S. Participant” has the meaning assigned to that term in Section 4.7(a)(ii).

“Note” means any of the Multicurrency Revolving Notes, the French Revolving Notes, the Swing Line Note or the Term Notes and “Notes” means all of such Notes collectively.

“Notice Address” shall mean the office of Administrative Agent located at 5022 Gate Parkway Suite 200, Jacksonville, FL 32256, or such other office as Administrative Agent may hereafter designate in writing as such to the other parties hereto, with respect to Swing Line Lender for Swing Line Loans issued in Alternative Currencies, the office located at Deutsche Bank AG London Branch, 1 Appold Street, Broadgate, London EC2AHE, or such other office as Swing Line Lender may designate to Borrowers from time to time (which shall be in Europe unless consented to by European Holdco).

“Notice of Borrowing” has the meaning assigned to that term in Section 2.5.

“Notice of Conversion or Continuation” has the meaning assigned to that term in Section 2.6.

“Notice of Issuance” has the meaning assigned to that term in Section 2.10(c).

“Notice Office” means the office of Administrative Agent located at 5022 Gate Parkway Suite 200 Jacksonville, FL 32256, or such other office as Administrative Agent may designate to Borrowers and the Lenders from time to time.

“Obligations” means all liabilities and obligations of Company and its Subsidiaries now or hereafter arising under this Agreement, all of the other Loan Documents and any Interest Rate Agreement and Other Hedging Agreement entered into with a party that is a Lender or an Affiliate of a Lender, whether for principal, interest, fees, expenses, indemnities or otherwise, and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“OFAC” has the meaning assigned to that term in Section 6.22.

“Operating Lease” of any Person, means any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person, as lessee, which is not a Capitalized Lease in accordance with GAAP as in effect on the date hereof.

“Organizational Documents” means, with respect to any Person, such Person’s articles or certificate of incorporation, certificate of amalgamation, memorandum or articles of association, bylaws, partnership agreement, limited liability company agreement, joint venture agreement or other similar governing documents.

“Other Hedging Agreement” means any foreign exchange contract, currency swap agreement, futures contract, commodity agreements, option contract, synthetic cap or other similar agreement (other than, for the avoidance of doubt, any such agreements entered into on behalf of any customer of the Company or a Subsidiary).

“Other Pledge Agreement” has the meaning assigned to that term in Section 5.1(b)(iii). For the avoidance of doubt, “Other Pledge Agreement” includes the French Security Documents.

“Other Subsidiary Borrower” means each Subsidiary listed as an Other Subsidiary Borrower in Schedule 1.1(d) as amended from time to time in accordance with Section 12.1(b); provided that each Other Subsidiary Borrower must be incorporated (or similarly organized) in a jurisdiction as to which all applicable Lenders have confirmed to the Administrative Agent their ability and willingness to make Loans into such jurisdiction; provided further, that no such Lender confirmation shall be required with respect to any new Other Subsidiary Borrower organized in a jurisdiction (x) in which any Borrower is organized on the Effective Date or (y) in which any Other Subsidiary Borrower is organized.

“Outstanding Letters of Credit” has the meaning assigned to that term in Section 2.10(j).

“Overnight Euro Rate” on any date shall mean the offered quotation to first-class banks in the London interbank market by European Swing Line Lender for Euro overnight deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Euro Swing Line Loan of European Swing Line Lender as of 11:00 a.m. (London time) on such date, provided that in the event Administrative Agent has made any determination pursuant to Section 3.6 in respect of European Swing Line Loans denominated in Euros, or in the circumstances described in Section 3.6 in respect of European Swing Line Loans denominated in Euros, the Overnight Euro Rate determined pursuant to this definition shall instead be the rate determined by European Swing Line Lender as the all-in-cost of funds for European Swing Line Lender to fund such Euro Swing Line Loan in each case, plus the Applicable Eurocurrency Margin for Multicurrency Revolving Loans.

“Overnight LIBOR Rate” on any date shall mean the offered quotation to first-class banks in the London interbank market by European Swing Line Lender for Sterling overnight deposits of amounts in immediately available funds comparable to the outstanding principal amount of the European Swing Line Loan denominated in Sterling of European Swing Line Lender as of 11:00 a.m. (London time) on such date, provided, that in the event Administrative Agent has made any determination pursuant to Section 3.6 in respect of European Swing Line Loans denominated in Sterling, or in the circumstances described in Section 3.6 in respect of European Swing Line Loan, the Overnight LIBOR Rate determined pursuant to this definition shall instead be the rate determined by European Swing Line Lender as the all-in-cost of funds for European Swing Line Lender to fund such European Swing Line Loan, in each case, plus the Applicable Eurocurrency Margin for Multicurrency Revolving Loans.

“Overnight Rate Loan” shall mean each European Swing Line Loan which bears interest at a rate determined with reference to the Overnight Euro Rate or the Overnight LIBOR Rate, as applicable based on the Alternative Currency borrowed.

“Parallel Debt” has the meaning assigned to that term in Section 11.12.

“Participants” has the meaning assigned to that term in Section 12.8(b).

“Participating Subsidiary” means any Subsidiary of Company or any other entity formed as necessary or customary under the laws of the relevant jurisdiction that is a participant in a Permitted Accounts Receivable Securitization.

“Patriot Act” shall have the meaning assigned to that term in Section 6.22.

“Payment Office” means (a) with respect to Administrative Agent or U.S. Swing Line Lender, for payments with respect to Dollar-denominated Loans and, except as provided in clause (b), below, all other amounts, 5022 Gate Parkway Suite 200, Jacksonville, FL 32256, Attn: Commercial Loan Division, or such other address as Administrative Agent or U.S. Swing Line Lender, as the case may be, may from time to time specify in accordance with Section 12.3 and (b) with respect to Administrative Agent or European Swing Line Lender, for payments in any Alternative Currency, such account at such bank or office in London or such other place as Administrative Agent or European Swing Line Lender (provided, that no such Payment Office shall be designated in France nor in a non-cooperative State or Territory (Etat ou Territoire Non

Coopératif), within the meaning of Article 238 OA of the French tax code), as the case may be, shall designate by notice to the Person required to make the relevant payment.

“PBGC” means the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA.

“Permitted Accounts Receivable Securitization” means any receivables financing program providing for the sale, conveyance or contribution to capital of Receivables Facility Assets or interests therein by Company and its Participating Subsidiaries to a Receivables Subsidiary in transactions purporting to be sales (and treated as sales for GAAP purposes), which Receivables Subsidiary shall finance the purchase of such Receivables Facility Assets by the direct (or, to the extent approved by Administrative Agent as evidenced by its written approval thereof, indirect) sale, transfer, conveyance, lien, grant of participation or other interest or pledge of such Receivables Facility Assets or interests therein to one or more limited purpose financing companies, special purpose entities, trusts and/or financial institutions, in each case, on a limited recourse basis as to Company and the Participating Subsidiaries (except to the extent a limitation on recourse is not customary for similar transactions or is prohibited in the relevant jurisdiction); provided that any such transaction shall be consummated pursuant to documentation necessary or customary for such transactions in the relevant jurisdiction (or otherwise reasonably satisfactory to Administrative Agent as evidenced by its written approval thereof) and shall provide for purchase price percentages reasonably satisfactory to Administrative Agent.

“Permitted Acquisition” means any Acquisition by Company or a Subsidiary of Company if all of the following conditions are met on the date such Acquisition is consummated:

(a)           no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom;

(b)           in the case of any acquisition of Capital Stock of a Person, such acquisition shall have been approved by the board of directors or comparable governing body of such Person;

(c)           all transactions related thereto are consummated in compliance, in all material respects, with applicable Requirements of Law;

(d)           in the case of any acquisition of any equity interest in any Person, if after giving effect to such acquisition such Person becomes a Subsidiary of Company which is not an Unrestricted Entity, such Person, to the extent required by Section 7.12, (i) guarantees the Obligations hereunder and (ii) grants the security interest contemplated by such Section 7.12);

(e)           all actions, if any, required to be taken under Section 7.12 with respect to any acquired or newly formed Subsidiary and its property are taken as and when required under Section 7.12; and

(f)           if the aggregate Investment for such acquisition is $100,000,000 or greater (excluding the maximum value of earn out obligations, if any): (x) immediately after giving effect thereto on a Pro Forma Basis for the period of four Fiscal Quarters ending with the Fiscal Quarter for which financial statements have most recently been delivered (or were required to be delivered) under Section 7.1, no Event of Default or Unmatured Event of Default would exist hereunder; (y) immediately after giving effect thereto, there is at least $150,000,000 of Available Liquidity and (z) on or before the date of such acquisition and before Company or any Subsidiary enters into such acquisition or any agreement therefor (that is not contingent upon such acquisition being permitted under this Agreement), Company delivers to Administrative Agent and Lenders (i) financial statements of the business or Person to be acquired, including, to the extent available, income statements or statements of cash flows and balance sheet statements for at least the fiscal year or the four fiscal quarters then most recently ended (or such shorter period of time as such Person has been in existence) and (ii) pro forma financial statements supporting the calculations required by clauses (x) and (y) hereof, if applicable, certified on behalf of Company by the Chief Financial Officer or Treasurer of Company to the best of his or her knowledge.

“Permitted Aerospace JV” means a Person (together with its Subsidiaries, if any) organized by Company or Ball Aerospace and one or more third parties for the purpose, among other things, of conducting the Aerospace Business regardless of whether such Person is a subsidiary, a joint venture or a minority-owned Person provided that (i) such Person shall not be a Controlled Subsidiary and (ii) to the extent the assets (net of cash proceeds) transferred by Company and its Subsidiaries to such Permitted Aerospace JV were more than 8% of Company’s Consolidated Assets as of the end of the most recently completed Fiscal Year of Company for which audited financial statements are available or the business transferred by Company and its Subsidiaries to such Permitted Aerospace JV accounted for more than 7% of Company’s consolidated total revenues for such period, all of the Capital Stock of such Person owned by Company and its Subsidiaries shall, promptly and in any event within sixty (60) days, be pledged as collateral to Collateral Agent for the benefit of the Secured Creditors.

“Permitted Covenant” means (i) any periodic reporting covenant, (ii) any covenant restricting payments by Company with respect to any securities of Company which are junior to the Permitted Preferred Stock, (iii) any covenant the default of which can only result in an increase in the amount of any redemption price, repayment amount, dividend rate or interest rate, (iv) any covenant providing board observance rights with respect to Company’s board of directors and (v) any other covenant that, when considered with all of the covenants, taken as a whole, does not materially adversely affect the interests of the Lenders (as reasonably determined by Administrative Agent).

“Permitted Debt Documents” means, collectively, the Senior Note Documents and any other documents evidencing, guaranteeing or otherwise governing Permitted Refinancing Indebtedness in respect thereof.

“Permitted Guarantee Obligations” means (i) Guarantee Obligations of Company or any of its Subsidiaries of obligations of any Person under leases, supply contracts and other contracts or warranties and indemnities, in each case, not constituting Indebtedness of such Person, which have been or are undertaken or made in the ordinary course of business by Company or any of its Subsidiaries (including, without limitation, guarantees of leases and supply contracts entered into in the ordinary course of business), (ii) Guarantee Obligations of any Credit Party with respect to Indebtedness permitted under Section 8.2 (other than clauses (b), (f), (g), (l) and (v) of such Section) of any other Credit Party, provided that, to the extent that such Indebtedness is subordinated to the Obligations, such Guarantee Obligations shall also be subordinated to the Obligations on similar subordination terms or otherwise on terms reasonably acceptable to Administrative Agent, (iii) Guarantee Obligations of any Subsidiary that is not a Credit Party with respect to Indebtedness permitted under Section 8.2 of any other Subsidiary that is not a Credit Party, (iv) Guarantee Obligations with respect to surety, appeal, performance bonds and similar bonds or statutory obligations incurred by Company or any of its Subsidiaries in the ordinary course of business, (v) Guarantee Obligations of Company and any of its Subsidiaries with respect to Indebtedness permitted under Section 8.2(v), provided that, in each case, such Guarantee Obligations shall rank no higher than pari passu in right of payment with the Obligations, and (vi) additional Guarantee Obligations which (other than Guarantee Obligations of Indebtedness permitted under Section 8.2(b)) do not exceed the Dollar Equivalent of $100,000,000 in the aggregate at any time.

“Permitted Liens” has the meaning assigned to that term in Section 8.1.

“Permitted Preferred Stock” means any preferred stock of Company (or any equity security of Company that is convertible or exchangeable into any preferred stock of Company), so long as the terms of any such preferred stock or equity security of Company (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by any Borrower or any Subsidiaries of any Borrower, (iii) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before the eighth anniversary of the Effective Date, (iv) do not require the cash payment of dividends or interest, (v) do not contain any covenants other than any Permitted Covenant, (vi) do not grant the holders thereof any voting rights except for (x) voting rights required to be granted to such holders under applicable law, (y) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of substantial assets, or liquidations involving Company and (z) other voting rights to the extent not greater than or superior to those allocated to Common Stock on a per share basis, and (vii) are otherwise reasonably satisfactory to Administrative Agent.

“Permitted Real Property Encumbrances” means (i) as to any particular real property at any time, such easements, encroachments, covenants, rights of way, subdivisions, parcelizations, minor defects, irregularities, encumbrances on title (including leasehold title) or other similar charges or encumbrances which do not materially detract from the value of such real property for the purpose for which it is held by the owner thereof, (ii) municipal and zoning ordinances and other land use and environmental regulations, which are not violated in any material respect by the existing improvements and the present use made by the owner thereof of the premises, (iii) general real estate taxes and assessments not yet due or as to which the grace period has not yet expired (not to exceed 30 days) or the amount or validity of which are being contested in good faith by appropriate proceedings diligently pursued, if adequate provision for the payment of such taxes has been made on the books of such Person to the extent required by GAAP or, in the case of a Foreign Subsidiary, generally accepted accounting principles in effect from time to time in its jurisdiction of organization and (iv) such other items to which Administrative Agent may consent in its reasonable discretion.

“Permitted Refinancing Indebtedness” means a replacement, renewal, refinancing, extension, defeasance, restructuring, refunding, repayment, amendment, restatement, supplementation or other modification of any Indebtedness by the Person that originally incurred such Indebtedness, provided that

(i)           the principal amount of such Indebtedness (as determined as of the date of the incurrence of the Indebtedness in accordance with GAAP) does not exceed the principal amount of the Indebtedness refinanced thereby on such date plus all accrued interest and premiums and the amounts of all fees, expenses, penalties (including prepayment penalties) and premiums incurred in connection with such replacement, renewal, refinancing, extension, defeasance, restructuring, refunding, repayment, amendment, restatement, supplementation or modification;

(ii)          the final maturity date of such Indebtedness shall be no earlier than the final maturity date of the Indebtedness being renewed, replaced or refinanced;

(iii)         unless such Indebtedness is Indebtedness under this Agreement, the Weighted Average Life to Maturity of such Indebtedness is not less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced, extended, defeased, restructured, refunded, repaid, amended, restated, supplemented or modified;

(iv)         except in connection with Permitted Refinancing Indebtedness of the Senior Notes, such Indebtedness is not guaranteed by any Credit Party or any Subsidiary of any Credit Party except to the extent such Person guaranteed such Indebtedness being replaced, renewed, refinanced, extended, defeased, restructured, refunded, repaid, amended, restated, supplemented or modified;

(v)          such Indebtedness is not secured by any assets other than those securing such Indebtedness on the Initial Borrowing Date;

(vi)         in the case of other such Indebtedness the Dollar Equivalent amount which is in excess of $75,000,000, the covenants, defaults and similar non-economic provisions applicable to such Indebtedness, taken as a whole, are not more materially less favorable to the obligor thereon or to the Lenders than the provisions contained in the original documentation for such Indebtedness or in this Agreement and do not contravene in any material respect the provisions of this Agreement and such Indebtedness is at then prevailing market rates; and

(vii)        in the case of Permitted Refinancing Indebtedness of the Senior Notes, (1) such Indebtedness is not Indebtedness under the Multicurrency Revolving Facility or the French Revolving Facility unless Available Liquidity after giving effect to such incurrence would equal at least $250,000,000 and (2) unless such Indebtedness is Indebtedness under the Loan Documents, the scheduled maturity date shall not be earlier than, nor shall any amortization commence, prior to the date that is one year after the latest Term Maturity Date.

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Plan” means any plan described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, which is or has, within the preceding six years, been established or maintained, or to which contributions are being or have been, within the preceding six years, made, by Company, any Subsidiary or any ERISA Affiliates. For greater certainty, Plan does not include a Foreign Pension Plan.

“Plan Administrator” has the meaning assigned to the term “administrator” in Section 3(16)(A) of ERISA.

“Plan Sponsor” has the meaning assigned to the term “plan sponsor” in Section 3(16)(B) of ERISA.

“Pledge Agreements” means, once executed and delivered, each Other Pledge Agreement and the United States Pledge Agreement.

“Pledged Securities” means all of the Pledged Securities as defined in the Pledge Agreements.

“Pledgor” means Company and each of its Subsidiaries now or hereafter party to a Pledge Agreement.

“Polish Qualifying Lender” means a Lender which is entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(a)           resident in Poland;

(b)          acting in relation to its obligations under the Credit Agreement through an office established in Poland and constituting a permanent establishment within the meaning of the relevant double taxation agreement; or

(c)           a Treaty Lender.

Notwithstanding the foregoing, every Lender will be deemed a Polish Qualifying Lender for all purposes of this Agreement unless such Lender has failed to use commercially reasonable efforts to so qualify if such qualification is available to them. For avoidance of doubt, Lenders that are or are deemed to be Polish Qualifying Lenders under this definition shall be entitled to be grossed-up pursuant to the provisions of Section 4.7(a).

“Premises” means, at any time any real estate then owned, leased or operated by Company or any of its Subsidiaries.

“Principal Obligations” means the Obligations of any Credit Party (other than the Parallel Debt of such Credit Party).

“Pro Forma Basis” means, (a) with respect to the preparation of pro forma financial statements for purposes of the tests set forth in the definition of Permitted Acquisitions and for any other purpose relating to a Permitted Acquisition, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such Acquisition was incurred or assumed on the first day of the applicable period, (ii) if such Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of such Acquisition, and (iii) all income and expense associated with the assets or entity acquired in connection with such Acquisition (other than the fees, costs and expenses associated with the consummation of such Acquisition) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by Company over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings, (b) with respect to the preparation of a pro forma financial statement for any purpose relating to an Asset Disposition, pro forma on the basis that (i) any Indebtedness prepaid out of the proceeds of such Asset Disposition shall be deemed to have been prepaid as of the first day of the applicable Test Period, and (ii) all income and expense (other than such expenses as Company, in good faith, estimates will not be reduced or eliminated as a consequence of such Asset Disposition) associated with the assets or entity disposed of in connection with such Asset Disposition shall be deemed to have been eliminated as of the first day of the applicable Test Period and (c) with respect to the preparation of pro forma financial statements for any purpose relating to an incurrence of Indebtedness or the payment of any Restricted Payment, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such incurrence of Indebtedness or such payment was incurred or assumed on the first day of the applicable period, (ii) if such incurrence of Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of the incurrence of such Indebtedness, and (iii) all income and expense associated with any Permitted Acquisition consummated in connection with the incurrence of Indebtedness (other than the fees, costs and expenses associated with the consummation of such incurrence of Indebtedness) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by Company over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings.

“Pro Forma Cost Savings” means with respect to any Permitted Acquisition, if requested by Company pursuant to the succeeding sentence, the amount of factually supportable and identifiable pro forma cost savings directly attributable to operational efficiencies expected to be created by Company with respect to such Permitted Acquisition which efficiencies can be reasonably computed (based on the four (4) fiscal quarters immediately preceding the date of such proposed acquisition) and are approved by Administrative Agent in its reasonable discretion. If Company desires to have, with respect to any Permitted Acquisition, the amount of pro forma cost savings directly attributable to the aforementioned operational efficiencies treated as part of the term Pro Forma Cost Savings, then Company shall so notify Administrative Agent and provide reasonable written detail with respect thereto not less than five (5) Business Days prior to the proposed date of consummation of such Permitted Acquisition.

“Pro Rata Share” means, when used with reference to any Lender and any described aggregate or total amount of any Facility or Facilities, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender’s Maximum Commitment with respect to such Facility or Facilities and the denominator of which shall be the Total Commitment with respect to such Facility or Facilities or, if no Commitments are then outstanding, such Lender’s aggregate outstanding Loans to the total outstanding Loans hereunder with respect to such Facility.

“Projections” has the meaning assigned to that term in Section 6.5(e).

“Quarterly Payment Date” means the last Business Day of each March, June, September and December of each year commencing December 31, 2010.

“Quebec Secured Parties” has the meaning assigned to that term in Section 11.13(a).

“Rating” means the rating as determined by either S&P or Moody’s of Company’s non-credit-enhanced, senior secured long-term debt maintained for the facilities under this Agreement (the “S&P Rating” and “Moody’s Rating”, respectively, and collectively, the “Ratings”).

“Receivable(s)” means and includes all of Company’s and its Subsidiaries’ presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of Company and its Subsidiaries to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Receivables Documents” shall mean all documentation relating to any receivables financing program providing for the sale of Receivables Facility Assets by Company and its Subsidiaries (whether or not to a Receivables Subsidiary) in transactions purporting to be sales (and treated as sales for GAAP purposes) and shall include the documents evidencing any Permitted Accounts Receivable Securitization.

“Receivables Facility Assets” shall mean all Receivables (whether now existing or arising in the future) of Company or any of its Subsidiaries, and any assets related thereto, including without limitation (i) all collateral given by the respective account debtor or on its behalf (but not by Company or any of its Subsidiaries) securing such Receivables, (ii) all contracts and all guarantees (but not by Company or any of its Subsidiaries) or other obligations directly related to such Receivables, (iii) other related assets including those set forth in the Receivables Documents, and (iv) proceeds of all of the foregoing.

“Receivables Facility Attributable Debt” means at any date of determination thereof in connection with the Receivables Documents, the aggregate Dollar Equivalent of the net outstanding amount theretofore paid, directly or indirectly, by a funding source to a receivables subsidiary in respect of the Receivables Facility Assets sold, conveyed, contributed or transferred or pledged in connection with such documents (it being the intent of the parties that the amount of Receivables Facility Attributable Debt at any time outstanding approximate as closely as possible the principal amount of Indebtedness which would be outstanding at such time under the Receivables Documents, if the same were structured as a secured lending agreement rather than an agreement providing for the sale, conveyance, contribution to capital, transfer or pledge of such Receivables Facility Assets or interests therein).

“Receivables Subsidiary” means a special purpose, bankruptcy remote Wholly-Owned Subsidiary of Company which has been or may be formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of Receivables in connection with and pursuant to a Permitted Accounts Receivable Securitization; provided, however, that if the law of a jurisdiction in which Company proposes to create a Receivables Subsidiary does not provide for the creation of a bankruptcy remote entity that is acceptable to Company or requires the formation of one or more additional entities (whether or not Subsidiaries of Company), Administrative Agent may in its reasonable discretion permit Company to form such other type of entity in such jurisdiction to serve as a Receivables Subsidiary as is necessary or customary for similar transactions in such jurisdiction.

“Recovery Event” means the receipt by Company (or any of its Subsidiaries) of any insurance or condemnation proceeds payable (i) by reason of any theft, physical destruction or damage or any other similar event with respect to any properties or assets of Company or any of its Subsidiaries, (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of Company or any of its Subsidiaries or (iii) under any policy of insurance required to be maintained under Section 7.9; provided, however, that in no event shall payments made under personal injury insurance or business interruption insurance constitute a Recovery Event.

“Reference Lenders” mean DB.

“Refunded Swing Line Loans” has the meaning assigned to that term in Section 2.1(c)(ii).

“Register” has the meaning assigned to that term in Section 12.14.

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor provision to all or a portion thereof establishing reserve requirements.

“Related Fund” means, with respect to any Lender which is a Fund, any other Fund that is administered or managed by the same investment advisor of such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, discharge, dispersal, escape, leaching or migration into the environment or into or out of any property of Company or its Subsidiaries, or at any other location, including any location to which Company or any Subsidiary has transported or arranged for the transportation of any Contaminant, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property of Company or its Subsidiaries or at any other location, including any location to which Company or any Subsidiary has transported or arranged for the transportation of any Contaminant.

“Remedial Action” means actions legally required to (i) clean up, remove, treat or in any other way address Contaminants in the environment or (ii) perform pre-response or post-response studies and investigations and post-response monitoring and care or any other studies, reports or investigations relating to Contaminants.

“Replaced Lender” has the meaning assigned to that term in Section 3.7.

“Replacement Lender” has the meaning assigned to that term in Section 3.7.

“Reportable Event” means a “reportable event” described in Section 4043(c) of ERISA or in the regulations thereunder with respect to a Plan, excluding any event for which the thirty (30) day notice requirement has been waived.

“Required Lenders” means Non-Defaulting Lenders the sum of whose Effective Amount of outstanding Term Loans, Multicurrency Revolving Commitments (or, if after the Total Multicurrency Revolving Commitment has been terminated, outstanding Multicurrency Revolving Loans and Multicurrency Revolver Pro Rata Share of outstanding Swing Line Loans and LC Obligations, as applicable) and French Revolving Commitments (or, if after the Total French Revolving Commitment has been terminated, outstanding French Revolver Loans), constitute greater than 50% of the sum of (i) the total Effective Amount of outstanding Term Loans of Non-Defaulting Lenders, (ii) the Total Multicurrency Revolving Commitment, and (ii) the Total French Revolving Commitment less the aggregate Multicurrency Revolving Commitments and French Revolving Commitments of Defaulting Lenders (or, if after the Total Multicurrency Revolving Commitment and/or Total French Revolving Commitment has been terminated, the total Effective Amount of outstanding Multicurrency Revolving Loans and/or French Revolving Loans, as applicable, of Non-Defaulting Lenders and the aggregate Multicurrency Revolver Pro Rata Share of all Non-Defaulting Lenders of the total outstanding Swing Line Loans and LC Obligations at such time).

“Requirement of Law” means, as to any Person, any law (including common law), treaty, rule or regulation or judgment, decree, determination or award of an arbitrator or a court or other Governmental Authority, including without limitation, any Environmental Law, in each case imposing a legal obligation or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any of the Chairman or Vice Chairman of the Board of Directors, the President, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, any Vice President or the Treasurer of Company or, if applicable, any Subsidiary.

“Restricted Investment” means any Investment other than an Investment permitted by Section 8.7 (other than clause (j) thereof).

“Restricted Payment” has the meaning assigned to that term in Section 8.5.

“Returns” has the meaning assigned to that term in Section 6.9(a).

“Revolver Sublimit” means, when used in reference to Company, the Total Multicurrency Revolving Commitment plus the Total French Revolving Commitment and when used in reference to European Holdco or any Other Subsidiary Borrower, the maximum aggregate Effective Amount of outstanding Multicurrency Revolving Loans, French Revolving Loans, LC Obligations and Swing Line Loans permitted to be borrowed by European Holdco or such Other Subsidiary Borrower, which amount is set forth on Schedule 1.1(b) attached hereto (as the same may be amended pursuant to the terms of this Agreement).

“Revolver Termination Date” means the earliest to occur of (i) December 21, 2015 or (ii) such earlier date as the Multicurrency Revolving Commitments and French Revolver Commitments shall have been terminated or otherwise reduced to $0.

“S&P” means Standard & Poor’s Rating Service, a division of the McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sale or other title retention agreement, the same or similar property.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be reasonably determined by Administrative Agent or Facing Agent, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Scheduled Term Repayments” means, for any Term Facility, the scheduled principal repayments set forth in the “Scheduled Term Repayments” definition applicable to such Term Facility.

“Scheduled Term A Repayments” means, with respect to the principal payments on the Term Loans for each date set forth below, the Dollar amount set forth opposite thereto, as reduced from time to time pursuant to Sections 4.3 and 4.4:

Date	Scheduled Term A Repayment
December 31, 2010	$0
March 31, 2011	$0
June 30, 2011	$0
September 30, 2011	$0
December 31, 2011	$2,500,000
March 31, 2012	$2,500,000
June 30, 2012	$2,500,000
September 30, 2012	$2,500,000
December 31, 2013	$7,500,000
March 31, 2013	$7,500,000
June 30, 2013	$7,500,000
September 30, 2013	$7,500,000
December 31, 2013	$10,000,000
March 31, 2014	$10,000,000
June 30, 2014	$10,000,000
September 30, 2014	$10,000,000
December 31, 2014	$30,000,000

Date	Scheduled Term A Repayment
March 31, 2015	$30,000,000
June 30, 2015	$30,000,000
Term A Loan Maturity Date	$30,000,000

“Scheduled Term B Repayments” means, with respect to the principal payments on the Term B Loans for each date set forth below, the Sterling amount set forth opposite thereto, as reduced from time to time pursuant to Sections 4.3 and 4.4:

Date	Scheduled Term B Repayment
December 31, 2010	£0
March 31, 2011	£0
June 30, 2011	£0
September 30, 2011	£0
December 31, 2011	£637,500
March 31, 2012	£637,500
June 30, 2012	£637,500
September 30, 2012	£637,500
December 31, 2013	£1,912,500
March 31, 2013	£1,912,500
June 30, 2013	£1,912,500
September 30, 2013	£1,912,500
December 31, 2013	£2,550,000
March 31, 2014	£2,550,000
June 30, 2014	£2,550,000
September 30, 2014	£2,550,000
December 31, 2014	£7,650,000
March 31, 2015	£7,650,000
June 30, 2015	£7,650,000
Term B Loan Maturity Date	£7,650,000

“Scheduled Term C Repayments” means, with respect to the principal payments on the Term C Loans for each date set forth below, the Euro amount set forth opposite thereto, as reduced from time to time pursuant to Sections 4.3 and 4.4.

Date	Scheduled Term C Repayment
December 31, 2010	€0
March 31, 2011	€0
June 30, 2011	€0
September 30, 2011	€0

Date	Scheduled Term C Repayment
December 31, 2011	€1,250,000
March 31, 2012	€1,250,000
June 30, 2012	€1,250,000
September 30, 2012	€1,250,000
December 31, 2013	€3,750,000
March 31, 2013	€3,750,000
June 30, 2013	€3,750,000
September 30, 2013	€3,750,000
December 31, 2013	€5,000,000
March 31, 2014	€5,000,000
June 30, 2014	€5,000,000
September 30, 2014	€5,000,000
December 31, 2014	€15,000,000
March 31, 2015	€15,000,000
June 30, 2015	€15,000,000
Term C Loan Maturity Date	€15,000,000

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Creditors” has the meaning provided in the respective Security Documents to the extent defined therein and shall include any Person who is granted a security interest pursuant to any Security Document.

“Secured Parties” has the meaning assigned to that term in Section 11.12.

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Documents” means, collectively, the Pledge Agreements, and all other documents executed by the Company, any other Credit Party or any Pledgor in connection therewith to effect the Pledge Agreements, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect. For purposes of this Agreement, “Security Documents” shall also include all pledge agreements and other documents executed in connection therewith to effect such pledge agreements entered into by Company or any Subsidiary of Company after the date of this Agreement in favor of Collateral Agent for the benefit of the Secured Creditors, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect.

“Senior Note (2016) Documents” means the Senior Notes (2016), the Senior Note (2016) Indenture and all other documents evidencing, guaranteeing or otherwise governing the terms of the Senior Notes (2016).

“Senior Note (2016) Indenture” means that certain Indenture dated as of March 27, 2006, between the Company and The Bank of New York Mellon Trust Company, N.A. (f/k/a) The Bank of New York Trust Company, N.A., as Trustee, as supplemented by that certain second supplemental indenture, dated as of August 20, 2009, between the Company, the subsidiaries party thereto and the Trustee, as further amended, supplemented, restated or otherwise modified in accordance with the terms hereof.

“Senior Notes (2016)” means those certain 7 1/8% Senior Notes due September 1, 2016, issued by Company in the aggregate principal amount of $375 million pursuant to the Senior Note (2016) Indenture, which term shall include and shall constitute the notes issued in exchange therefor as contemplated by the Senior Note (2016) Indenture.

“Senior Note (2018) Documents” means the Senior Notes (2018), the Senior Note (2018) Indenture and all other documents evidencing, guaranteeing or otherwise governing the terms of the Senior Notes (2018).

“Senior Note (2018) Indenture” means that certain Indenture dated as of March 27, 2006, between the Company and The Bank of New York Mellon Trust Company, N.A. (f/k/a) The Bank of New York Trust Company, N.A., as Trustee, as supplemented by that certain first supplemental indenture, dated as of March 27, 2006, between the Company, the subsidiaries party thereto and the Trustee, as further amended, supplemented, restated or otherwise modified in accordance with the terms hereof.

“Senior Notes (2018)” means those certain 6 5/8% Senior Notes due March 15, 2018, issued by Company in the aggregate principal amount of $450 million pursuant to the Senior Note (2018) Indenture, which term shall include and shall constitute the notes issued in exchange therefor as contemplated by the Senior Note (2018) Indenture.

“Senior Note (2019) Documents” means the Senior Notes (2019), the Senior Note (2019) Indenture and all other documents evidencing, guaranteeing or otherwise governing the terms of the Senior Notes (2019).

“Senior Note (2019) Indenture” means that certain Indenture dated as of March 27, 2006, between the Company and The Bank of New York Mellon Trust Company, N.A. (f/k/a) The Bank of New York Trust Company, N.A., as Trustee, as supplemented by that certain third supplemental indenture, dated as of August 20, 2009, between the Company, the subsidiaries party thereto and the Trustee, as further amended, supplemented, restated or otherwise modified in accordance with the terms hereof.

“Senior Notes (2019)” means those certain 7 3/8% Senior Notes due September 1, 2019, issued by Company in the aggregate principal amount of $325 million pursuant to the Senior Note (2019) Indenture, which term shall include and shall constitute the notes issued in exchange therefor as contemplated by the Senior Note (2019) Indenture.

“Senior Note (2020) Documents” means the Senior Notes (2020), the Senior Note (2020) Indenture and all other documents evidencing, guaranteeing or otherwise governing the terms of the Senior Notes (2020).

“Senior Note (2020) Indenture” means that certain Indenture dated as of March 27, 2006, between the Company and The Bank of New York Mellon Trust Company, N.A. (f/k/a) The Bank of New York Trust Company, N.A., as Trustee, as supplemented by that certain fourth supplemental indenture, dated as of March 22, 2010, between the Company, the subsidiaries party thereto and the Trustee, as further amended, supplemented, restated or otherwise modified in accordance with the terms hereof.

“Senior Notes (2020)” means those certain 6 3/4% Senior Notes due September 15, 2020, issued by Company in the aggregate principal amount of $500 million pursuant to the Senior Note (2020) Indenture, which term shall include and shall constitute the notes issued in exchange therefor as contemplated by the Senior Note (2020) Indenture.

“Senior Note (2021) Documents” means the Senior Notes (2021), the Senior Note (2021) Indenture and all other documents evidencing, guaranteeing or otherwise governing the terms of the Senior Notes (2021).

“Senior Note (2021) Indenture” means that certain Indenture dated as of March 27, 2006, between the Company and The Bank of New York Mellon Trust Company, N.A. (f/k/a) The Bank of New York Trust Company, N.A., as Trustee, as supplemented by that certain fifth supplemental indenture, dated as of November 18, 2010, between the Company, the subsidiaries party thereto and the Trustee, as further amended, supplemented, restated or otherwise modified in accordance with the terms hereof.

“Senior Notes (2021)” means those certain 5 3/4% Senior Notes due May 15, 2021, issued by Company in the aggregate principal amount of $500 million pursuant to the Senior Note (2021) Indenture, which term shall include and shall constitute the notes issued in exchange therefor as contemplated by the Senior Note (2021) Indenture.

“Senior Note Documents” means, collectively, the Senior Note (2016) Documents, the Senior Note (2018) Documents, the Senior Note (2019) Documents, the Senior Note (2020) Documents and the Senior Note (2021) Documents.

“Senior Note Indentures” means, collectively, the Senior Note (2016) Indenture, the Senior Note (2018) Indenture, the Senior Note (2019) Indenture, the Senior Note (2020) Indenture and the Senior Note (2021) Indenture.

“Senior Notes” means, collectively, the Senior Notes (2016), the Senior Notes (2018), the Senior Notes (2019), the Senior Notes (2020) and the Senior Notes (2021).

“Shareholder Rights Plan” means the Shareholder Rights Plan adopted by the Company on July 21, 2006, pursuant to which holders of the Company’s Common Stock receive contingent rights to purchase a fractional share of Series A Junior Participating Preferred Stock (as defined therein) and to acquire additional shares of Common Stock, and any substantially similar successor or replacement shareholder rights plan adopted by the Board of Directors of the Company.

“Spanish Borrower” has the meaning assigned to that term in Section 4.7(g).

“Spot Rate” for a currency means the rate determined by Administrative Agent or Facing Agent, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that Administrative Agent or Facing Agent may obtain such spot rate from another financial institution designated by Administrative Agent or Facing Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that Facing Agent may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency; provided, further, that (i) in the case of Euro denominated Loans, such delivery shall be two (2) Business Days later and (ii) in the case of Sterling denominated Loans, such delivery shall be one (1) Business Day later.

“Standby Letters of Credit” means any of the irrevocable standby letters of credit issued pursuant to this Agreement, in form acceptable to the Facing Agent, together with any increases or decreases in the Stated Amount thereof and any renewals, amendments and/or extensions thereof.

“Stated Amount” or “Stated Amounts” means (i) with respect to any Letter of Credit issued in Dollars, the stated or face amount of such Letter of Credit to the extent available at the time for drawing (subject to presentment of all requisite documents), and (ii) with respect to any Letter of Credit issued in any currency other than Dollars, the Dollar Equivalent of the stated or face amount of such Letter of Credit to the extent available at the time for drawing (subject to presentment of all requisite documents), in either case as the same may be increased or decreased from time to time in accordance with the terms of such Letter of Credit.

For purposes of calculating the Stated Amount of any Letter of Credit at any time:

(A)           any increase in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the date Facing Agent actually issues an amendment purporting to increase the Stated Amount of such Letter of Credit, whether or not Facing Agent receives the consent of the Letter of Credit beneficiary or beneficiaries to the amendment, except that if any Borrower has required that the increase in Stated Amount be given effect as of an earlier date and Facing Agent issues an amendment to that effect, then such increase in Stated Amount shall be deemed effective under this Agreement as of such earlier date requested by such Borrower; and

(B)           any reduction in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the later of (x) the date Facing Agent actually issues an amendment purporting to reduce the Stated Amount of such Letter of Credit, whether or not the amendment provides that the reduction be given effect as of an earlier date, or (y) the date Facing Agent receives the written consent (including by authenticated telex, cable, facsimile transmission or electronic imaging (with, in the case of a facsimile transmission or electronic imaging, a follow-up original hard copy)) of the Letter of Credit beneficiary or beneficiaries to such reduction, whether written consent must be dated on or after the date of the amendment issued by Facing Agent purporting to effect such reduction.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subsidiary” of any Person means any corporation, partnership (limited or general), limited liability company, trust or other entity of which a majority of the stock (or equivalent ownership or equity interest) having voting power to elect a majority of the board of directors (if a corporation) or to select the trustee or equivalent managing body or controlling interest, shall, at the time such reference becomes operative, be directly or indirectly owned or controlled by such Person or one or more of the other subsidiaries of such Person or any combination thereof. For the avoidance of doubt, as they exist as of the Effective Date, neither Latapack-Ball Embalagens Ltda nor Rocky Mountain Metal Container LLC is a Subsidiary of Company. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement (a) shall refer to a Subsidiary or Subsidiaries of Company and (b) shall not include any Unrestricted Entity.

“Subsidiary Guaranty” is defined in Section 5.1(b)(i).

“Supermajority Lenders” means Non-Defaulting Lenders the sum of whose Effective Amount of outstanding Term Loans, French Revolving Commitments and Multicurrency Revolving Commitments (or, if after the Total Multicurrency Revolving Commitment and/or the Total French Revolving Commitment has been terminated, outstanding Multicurrency Revolving Loans and/or French Revolving Loans, as applicable, and Multicurrency Revolver Pro Rata Share of outstanding Swing Line Loans and LC Obligations, as applicable) constitute greater than 66-2/3% of the sum of (i) the total Effective Amount of outstanding Term Loans of Non-Defaulting Lenders, (ii) the Total Multicurrency Revolving Commitment and (iii) the Total French Revolving Commitment less the aggregate Multicurrency Revolving Commitments and French Revolving Commitments of Defaulting Lenders (or, if after the Total Multicurrency Revolving Commitment and/or the Total French Revolving Commitment has been terminated, the total Effective Amount of outstanding Multicurrency Revolving Loans and/or French Revolving Loans, as applicable, of Non-Defaulting Lenders and the aggregate Multicurrency Revolver Pro Rata Share of all Non-Defaulting Lenders of the total Effective Amount of outstanding Swing Line Loans and LC Obligations at such time).

“Swing Line Commitment” means, with respect to the U.S. Swing Line Lender or European Swing Line Lender, as applicable, at any date, the obligation of such Lender to make Swing Line Loans pursuant to Section 2.1(c)(i) in the amount referred to therein.

“Swing Line Facility” means the credit facility under this Agreement evidenced by the Swing Line Commitment and the Swing Line Loans.

“Swing Line Lender” means, European Swing Line Lender or U.S. Swing Line Lender, as applicable.

“Swing Line Loan Participation Certificate” means a certificate, substantially in the form of Exhibit 2.1(c).

“Swing Line Loans” means U.S. Swing Line Loans and European Swing Line Loans, collectively.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(a)           a company resident in the United Kingdom for United Kingdom tax purposes;

(b)           a partnership each member of which is (A) a company resident in the United Kingdom or (B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the Corporation Tax Act 2009;

(c)           a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 19 of the Corporation Tax Act 2009) of that company.

“Tax Sharing Agreements” means all tax sharing, disaffiliation tax allocation and other similar agreements entered into by Company or its Subsidiaries on or before the date of this Agreement.

“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings imposed by any Governmental Authority, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

“Term A Commitment” means, with respect to any Term A Lender, the principal amount set forth opposite such Lender’s name on Schedule 1.1(a) hereto or in any Assignment and Assumption Agreement under the caption “Amount of Term A Commitment”, as such commitment may be adjusted from time to time pursuant to this Agreement, and “Term A

Commitments” means such commitments collectively, which commitments equal $200,000,000 in the aggregate as of the date hereof.

“Term A Lender” means any Lender which has a Term A Commitment or is owed a Term A Loan (or a portion thereof).

“Term A Loan” and “Term A Loans” have the meanings assigned to those terms in Section 2.1(a)(i).

“Term A Loan Maturity Date” means December 21, 2015.

“Term A Note” and “Term A Notes” have the meanings assigned to those terms in Section 2.2(a).

“Term B Commitment” means, with respect to any Lender, the principal amount set forth opposite such Lender’s name on Schedule 1.1(a) hereto or in any Assignment and Assumption Agreement under the caption “Amount of Term B Commitment”, as such commitment may be adjusted from time to time pursuant to this Agreement, and “Term B Commitments” means such commitments collectively, which commitments equal £51,000,000 in the aggregate as of the date hereof.

“Term B Lender” means, any Lender which has a Term B Commitment or is owed a Term B Loan (or portion thereof).

“Term B Loan” and “Term B Loans” have the meanings assigned to those terms in Section 2.1(a)(ii).

“Term B Loan Maturity Date” means December 21, 2015.

“Term B Note” and “Term B Notes” have the meanings assigned to those terms in Section 2.2(a).

“Term C Commitment” means, with respect to any Lender, the principal amount set forth opposite such Lender’s name on Schedule 1.1(a) hereto or in any Assignment and Assumption Agreement under the caption “Amount of Term C Commitment”, as such commitment may be adjusted from time to time pursuant to this Agreement, and “Term C Commitments” means such commitments collectively, which commitments equal €100,000,000 in the aggregate as of the date hereof.

“Term C Lender” means, any Lender which has a Term C Commitment or which is owed a Term C Loan (or portion thereof).

“Term C Loan” and “Term C Loans” have the meanings assigned to those terms in Section 2.1(a)(iii).

“Term C Loan Maturity Date” means December 21, 2015.

“Term C Note” and “Term C Notes” have the meanings assigned to those terms in Section 2.2(a).

“Term Commitment” means, with respect to any Lender and any Term Facility, the principal amount set forth opposite such Lender’s name on Schedule 1.1(a) hereto or in any Assignment and Assumption Agreement under the caption for the amount of commitment to such Term Facility, as such commitments may be adjusted from time to time pursuant to this Agreement, and “Term Commitments” means such commitments collectively.

“Term Facilities” means the Facilities under the Agreement other than the Multicurrency Revolving Facility, the French Revolving Facility and the Swing Line Facility, collectively.

“Term Lender” means, with respect to any Term Facility, any Lender that has a Term Commitment for such Term Facility or is owed a Term Loan (or portion thereof) under such Term Facility.

“Term Loans” means the Loans under the Term Facilities, collectively.

“Term Maturity Date” means, with respect to any Term Facility, the scheduled maturity date for such Term Facility under this Agreement.

“Term Notes” means the Term A Note, the Term B Note and the Term C Note, collectively.

“Term Percentage” means, at any time with respect to any Term Facility, a fraction (expressed as a percentage) the numerator of which is equal to the aggregate Effective Amount of all Loans under such Term Facility outstanding at such time and the denominator of which is equal to the aggregate Effective Amount of all Term Loans outstanding at such time.

“Term Pro Rata Share” means, with respect to any Term Facility, when used with reference to any Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender’s then outstanding Loans under such Facility (or if no Loans are outstanding under such Facility such Lender’s Term Commitment under such Facility) and the denominator of which shall be the amount of all then outstanding Loans under such Facility (or if no Loans are outstanding under such Facility, all Lenders’ Term Commitments under such Facility).

“Termination Event” means the occurrence of any of the following: (a) a “Reportable Event” described in Section 4043 of ERISA for which the 30 day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Plan, the filing of a notice of intent to terminate a Plan or Foreign Pension Plan or the treatment of a Plan or Foreign Pension Plan amendment as a termination, under Section 4041 of ERISA or similar foreign laws, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Plan or Foreign Pension Plan by the PBGC or similar foreign governmental authority, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan or Foreign Pension Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Test Period” means the four consecutive Fiscal Quarters of Company then last ended, provided that, the first Test Period shall end on or about December 31, 2010.

“Total Available French Revolving Commitment” means, at the time any determination thereof is made, the sum of the respective Available French Revolving Commitments of the Lenders at such time.

“Total Available Multicurrency Revolving Commitment” means, at the time any determination thereof is made, the sum of the respective Available Multicurrency Revolving Commitments of the Lenders at such time.

“Total Commitment” means, at the time any determination thereof is made, the sum of the Term Commitments, the French Revolving Commitments and the Multicurrency Revolving Commitments at such time.

“Total French Revolving Commitment” means, at any time, the sum of the French Revolving Commitments of each of the French Revolving Lenders at such time.

“Total Multicurrency Revolving Commitment” means, at any time, the sum of the Multicurrency Revolving Commitments of each of the Lenders at such time.

“Transaction” means and includes (i) each of the Credit Events occurring on the Initial Borrowing Date, (ii) the Company Refinancing and (iii) the payment of fees and expenses in connection with the foregoing.

“Transferee” has the meaning assigned to that term in Section 12.8(d).

“Treaty Lender” means a Lender which is treated as a resident of a Treaty State for the purposes of the Treaty, does not carry on a business in the United Kingdom (in respect of the UK Qualifying Lender) or Poland (in respect of the Polish Qualifying Lender) through a permanent establishment with which that Lender’s participation in the Loan is effectively connected and meets all other conditions in the Treaty for full exemption from tax imposed by the United Kingdom (in respect of the UK Qualifying Lender) or by Poland (in respect of the Polish Qualifying Lender).”

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom (in respect of the UK Qualifying Lender) or with Poland (in respect of the Polish Qualifying Lender), which makes provision for full exemption from tax imposed by the United Kingdom (in respect of the UK Qualifying Lender) or by Poland (in respect of the Polish Qualifying Lender).

“Type” means any type of Loan, namely, a Base Rate Loan or a Eurocurrency Loan. For purposes hereof, the term “Rate” shall include the Eurocurrency Rate and the Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“UK Borrower” means (a) any Borrower that is incorporated in the United Kingdom and (b) any Borrower in respect of which written notice is given to the Administrative Agent (whether by the Company or the Borrower) prior to that Borrower becoming a Borrower that that Borrower is resident in the United Kingdom for United Kingdom tax purposes.

“UK Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(a)           a Lender:

(i)           which is a bank (as defined for the purpose of section 879 of the Income Tax Act 2007 of the United Kingdom (the “Taxes Act”)) making an advance under a Loan Document; or

(ii)           in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the Taxes Act) at the time that that advance was made,

and which, in either case, is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)           a Lender which is:

(i)           a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)          a partnership each member of which is (A) a company resident in the United Kingdom or (B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the Corporation Tax Act 2009;

(c)           a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 19 of the Corporation Tax Act 2009) of that company; or

(d)           a Treaty Lender.

“UK Security Documents” means any Other Pledge Agreements from time to time executed by any Credit Party governed by the laws of England and Wales.

“UK Security Trustee” means DB in its capacity as UK Security Trustee under the UK Security Documents or any successor UK Security Trustee.

“Uncommitted Short Term Lines of Credit” means overdraft facilities, lines of credit or similar facilities providing for uncommitted advances to a Foreign Subsidiary; provided, that no Indebtedness incurred thereunder remains outstanding for more than one year and no Subsidiary grants any Lien (other than Customary Permitted Liens) to secure such Indebtedness.

“United States Pledge Agreement” is defined in Section 5.1(b)(ii).

“Unmatured Event of Default” means an event, act or occurrence which with the giving of notice or the lapse of time (or both) would become an Event of Default.

“Unpaid Drawing” has the meaning set forth in Section 2.10(d).

“Unrestricted Entity” means (i) prior to a redesignation by the Company pursuant to Section 12.23, each Person set forth on Schedule 1.1(e) hereto, (ii) prior to a redesignation by Company pursuant to Section 12.23, each Person from time to time designated as an Unrestricted Entity by Company (provided that no such Person shall be a Wholly-Owned Subsidiary of Company) pursuant to a notice signed by a Responsible Officer identifying such Person to be designated as an Unrestricted Entity and providing such other information as Administrative Agent may reasonably request and (iii) each successor of the foregoing.

“U.S. Swing Line Lender” means DB in such capacity.

“U.S. Swing Line Loans” has the meaning assigned to that term in Section 2.1(c)(i)(1).

“U.S. Swing Line Note” has the meaning assigned to that term in Section 2.2(a).

“Voting Securities” means any class of Capital Stock of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of directors, managers, trustees or general partners of such Person (irrespective of whether or not at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, all of the outstanding shares of capital stock of which (other than qualifying shares required to be owned by directors) are at the time owned directly or indirectly by such Person and/or one or more Wholly-Owned Subsidiaries of such Person.

“written” or “in writing” means any form of written communication or a communication by means of telecopier device or other electronic image scan transmission (e.g., “pdf” via email).

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” The words “herein,” “hereof” and words of similar import as used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. References to “Articles”, “Sections”, “paragraphs”, “Exhibits” and “Schedules” in this Agreement shall refer to Articles, Sections, paragraphs, Exhibits and Schedules of this Agreement unless otherwise expressly provided; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise expressly provided herein, references to constitutive and Organizational Documents and to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document.

           1.2               Accounting Terms; Financial Statements.

(a)           Except as otherwise expressly provided herein, all accounting terms used herein but not expressly defined in this Agreement and all computations and determinations for purposes of determining compliance with the financial requirements of this Agreement shall have the respective meanings given to them or shall be made in accordance with GAAP. The financial statements required to be delivered pursuant to Section 7.1 shall be prepared in accordance with GAAP in the United States of America as in effect on the respective dates of their preparation. Unless otherwise provided for herein, wherever any computation is to be made with respect to any Person and its Subsidiaries, such computation shall be made so as to exclude all items of income, assets and liabilities attributable to any Person which is not a Subsidiary of such Person. For purposes of the financial terms set forth herein, including, without limitation, for all purposes under Article IX, whenever a reference is made to a determination which is required to be made on a consolidated basis (whether in accordance with GAAP or otherwise) for Company and its Subsidiaries, such determination shall be made as if all Unrestricted Entities were wholly-owned by a Person not an Affiliate of Company. In the event that any changes in generally accepted accounting principles in the U.S. occur after the date of this Agreement or the application thereof from that used in the preparation of the financial statements referred to in Section 6.5(a) hereof occur after the Initial Borrowing Date and such changes or such application result in a material variation in the method of calculation of financial covenants or other terms of this Agreement, then the Company, the Agent and the Lenders agree to enter into and diligently pursue negotiations in good faith in order to amend such provisions of this Agreement so as to equitably reflect such changes so that the criteria for evaluating the Company’s financial condition will be the same after such changes as if such changes had not occurred.

(b)           For purposes of computing the Interest Coverage Ratio and Leverage Ratio as of the end of any Test Period, all components of such ratios for the applicable Test Period shall include or exclude, as the case may be, without duplication, such components of such ratios attributable to any business or assets that have been acquired or disposed of by Company or any Subsidiary of Company (including through mergers or consolidations) after the first day of such Test Period and prior to the end of such Test Period on a Pro Forma Basis as determined in good faith by Company.

(c)           For purposes of the limitations, levels and baskets in Articles IV, VII, VIII and X stated in Dollars, non-Dollar currencies will be converted into Dollars at the time of incurrence or receipt, as the case may be, using the methodology set forth in the definition of “Dollar Equivalent”.

           1.3              Calculation of Exchange Rate. On each Exchange Rate Determination Date, Administrative Agent shall (a) determine the Exchange Rate as of such Exchange Rate Determination Date and (b) give notice thereof (i) to each Borrower and (ii) to each Lender that shall have requested such information. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Exchange Rate Determination Date (each, a “Reset Date”) and shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting amounts between Dollars or Alternative Currencies.

ARTICLE II

AMOUNT AND TERMS OF U.S. DOLLAR, STERLING AND EURO CREDITS

           2.1              The Commitments.

(a)           Term Loans.

(i)           Term A Loans. Each Term A Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make a loan (each such loan, a “Term A Loan” and collectively, the “Term A Loans”) to Company on the Initial Borrowing Date in an aggregate principal amount equal to the Term A Commitment of such Term A Lender. The Term A Loans (i) shall be incurred by Company pursuant to a single drawing, which shall be on the Initial Borrowing Date, (ii) shall be denominated in Dollars and (iii) shall be made as Base Rate Loans or as Eurocurrency Loans with an initial Interest Period of one month and shall be maintained as Base Rate Loans or Eurocurrency Loans. Each Term A Loan Lender’s Term A Commitment shall expire immediately and without further action on the Initial Borrowing Date if the Term A Loans are not made on the Initial Borrowing Date. No amount of a Term A Loan that is repaid or prepaid by Company may be reborrowed hereunder.

(ii)          Term B Loans. Each Term B Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make a loan (each such loan, a “Term B Loan” and collectively, the “Term B Loans”) to European Holdco on the Initial Borrowing Date in an aggregate principal amount equal to the Term B Commitment of such Term B Lender. The Term B Loans (i) shall be incurred by European Holdco pursuant to a single drawing, which shall be on the Initial Borrowing Date, (ii) shall be denominated in Sterling and (iii) shall be made as Eurocurrency Loans with an initial Interest Period of one month and shall be maintained as Eurocurrency Loans. Each Term B Loan Lender’s Term B Commitment shall expire immediately and without further action on the Initial Borrowing Date if the Term B Loans are not made on the Initial Borrowing Date. No amount of a Term B Loan that is repaid or prepaid by European Holdco may be reborrowed hereunder.

(iii)         Term C Loans. Each Term C Loan Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make a loan (each such loan, a “Term C Loan” and collectively, the “Term C Loans”) to European Holdco on the Initial Borrowing Date in an aggregate principal amount equal to the Term C Commitment of such Term C Lender. The Term C Loans (i) shall be incurred by European Holdco pursuant to a single drawing, which shall be on the Initial Borrowing Date, (ii) shall be denominated in Euro and (iii) shall be made as Eurocurrency Loans with an initial Interest Period of one month and shall be maintained as Eurocurrency Loans. Each Term C Lender’s Term C Commitment shall expire immediately and without further action on the Initial Borrowing Date if the Term C Loans are not made on the Initial Borrowing Date.

No amount of a Term C Loan that is repaid or prepaid by European Holdco may be reborrowed hereunder.

(b)           Revolving Loans.

(i)           Multicurrency Revolving Loans: Each Multicurrency Revolving Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make loans to (i) Company and any Other Subsidiary Borrower that is a Domestic Subsidiary denominated in Dollars and (ii) Company, European Holdco and any Other Subsidiary Borrower (other than the French Borrowers) that is a Foreign Subsidiary denominated in Dollars or an Alternative Currency, in each case, on a revolving basis from time to time during the Commitment Period, in an amount not to exceed its Multicurrency Revolver Pro Rata Share of, with respect to all Borrowers, the Total Available Multicurrency Revolving Commitment and with respect to any applicable Borrower, such Borrower’s Available Revolver Sublimit (each such loan by any Lender, a “Multicurrency Revolving Loan” and collectively, the “Multicurrency Revolving Loans”). All Multicurrency Revolving Loans comprising the same Borrowing hereunder shall be made by the Multicurrency Revolving Lenders simultaneously and in proportion to their respective Multicurrency Revolving Commitments. Prior to the Revolver Termination Date, Multicurrency Revolving Loans may be repaid and reborrowed by Company, European Holdco and Other Subsidiary Borrowers (other than the French Borrowers) in accordance with the provisions hereof.

(ii)          French Revolving Loans: Each French Revolving Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make loans to the Company, European Holdco and any Other Subsidiary Borrower (including any French Borrower) denominated in Dollars or an Alternative Currency, in each case, on a revolving basis from time to time during the Commitment Period, in an amount not to exceed its French Revolver Pro Rata Share of, with respect to all Borrowers, the Total Available French Revolving Commitment, with respect to each Other Subsidiary Borrower, such Borrower’s Available Revolver Sublimit (each such loan by any Lender, a “French Revolving Loan” and collectively, the “French Revolving Loans”). All French Revolving Loans comprising the same Borrowing hereunder shall be made by the French Revolving Lenders simultaneously and in proportion to their respective French Revolving Commitments. Prior to the Revolver Termination Date, French Revolving Loans may be repaid and reborrowed by the Company, European Holdco and the Other Subsidiary Borrowers (including the French Borrowers) in accordance with the provisions hereof.

(c)           Swing Line Loans.

(i)           Swing Line Commitment.

(1)           U.S. Swing Line. Subject to the terms and conditions hereof, the U.S. Swing Line Lender in its individual capacity agrees to make swing line loans in Dollars (“U.S. Swing Line Loans”) to Company on any Business Day from time to time during the Commitment

Period in an aggregate principal amount at any one time outstanding that, when added to the Dollar Equivalent of the principal amount of European Swing Line Loans then outstanding, do not exceed $75,000,000; provided, however, that in no event may the amount of any Borrowing of U.S. Swing Line Loans (A) exceed the Total Available Multicurrency Revolving Commitment immediately prior to such Borrowing (after giving effect to the use of proceeds thereof) or (B) cause the outstanding Multicurrency Revolving Loans of any Lender, when added to such Lender’s Multicurrency Revolver Pro Rata Share of the then outstanding Swing Line Loans and Multicurrency Revolver Pro Rata Share of the aggregate LC Obligations (exclusive of Unpaid Drawings relating to LC Obligations which are repaid with the proceeds of, and simultaneously with the incurrence of, Multicurrency Revolving Loans or Swing Line Loans) to exceed such Lender’s Multicurrency Revolving Commitment. Amounts borrowed by Company under this Section 2.1(c)(i)(1) may be repaid and, to but excluding the Revolver Termination Date, reborrowed. The U.S. Swing Line Loans shall be made in Dollars and maintained as Base Rate Loans and, notwithstanding Section 2.6, shall not be entitled to be converted into any other Type of Loan.

(2)           European Swing Line. Subject to the terms and conditions hereof, the European Swing Line Lender in its individual capacity agrees to make swing line loans in Alternative Currencies (“European Swing Line Loans”) to Company, European Holdco or any Other Subsidiary Borrower that is a Foreign Subsidiary (other than a French Borrower) on any Business Day from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding that, when added to the principal amount of U.S. Swing Line Loans then outstanding do not to exceed the Dollar Equivalent of $75,000,000; provided, however, that in no event may the amount of any Borrowing of European Swing Line Loans (A) exceed the Total Available Multicurrency Revolving Commitment immediately prior to such Borrowing (after giving effect to the use of proceeds thereof), (B) exceed the Available Revolver Sublimit for such Borrower immediately prior to such Borrowing or (C) cause the outstanding Multicurrency Revolving Loans of any Lender, when added to such Lender’s Multicurrency Revolver Pro Rata Share of the then outstanding Swing Line Loans and Multicurrency Revolver Pro Rata Share of the aggregate LC Obligations (exclusive of Unpaid Drawings relating to LC Obligations which are repaid with the proceeds of, and simultaneously with the incurrence of, Multicurrency Revolving Loans or Swing Line Loans) to exceed such Lender’s Multicurrency Revolving Commitment. Amounts borrowed under this Section 2.1(c)(i)(2) may be repaid and, to but excluding the Revolver Termination Date, reborrowed. The European Swing Line Loans shall be made in Alternative Currencies and maintained as Overnight Rate Loans and, notwithstanding Section 2.6, shall not be entitled to be converted into any other Type of Loan.

(ii)           Refunding of Swing Line Loans. Each Swing Line Lender, at any time in its sole and absolute discretion, may, upon notice to the Multicurrency Revolving Lenders, require each Multicurrency Revolving Lender (including such Swing Line Lender) to make a Multicurrency Revolving Loan in the Applicable Currency in an amount equal to such Lender’s Multicurrency Revolver Pro Rata Share of the principal amount of the applicable Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given; provided, however, that such notice shall be deemed to have automatically been given upon the occurrence of an Event of Default under Section 10.1(e) or 10.1(f). Unless any of the Events of Default described in Section 10.1(e) or 10.1(f) shall have occurred (in which event the procedures of Section 2.1(c)(iii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Multicurrency Revolving Loan are then satisfied, each Multicurrency Revolving Lender shall make the proceeds of its Multicurrency Revolving Loan available to the applicable Swing Line Lender at the Payment Office prior to 11:00 a.m., New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Multicurrency Revolving Loans shall be immediately applied to repay the Refunded Swing Line Loans.

(iii)          Participation in Swing Line Loans. If, prior to refunding a Swing Line Loan with a Multicurrency Revolving Loan pursuant to Section 2.1(c)(ii), an Event of Default under Section 10.1(e) or 10.1(f) shall have occurred and be continuing, or if for any other reason a Multicurrency Revolving Loan cannot be made pursuant to Section 2.1(c)(ii), then, subject to the provisions of Section 2.1(c)(iv) below, each Multicurrency Revolving Lender will, on the date such Multicurrency Revolving Loan was to have been made, purchase (without recourse or warranty) from the applicable Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Multicurrency Revolver Pro Rata Share of such Swing Line Loan. Upon request, each Multicurrency Revolving Lender will immediately transfer to the applicable Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof such Swing Line Lender will deliver to such Multicurrency Revolving Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(iv)          Lenders’ Obligations Unconditional. Each Lender’s obligation to make Multicurrency Revolving Loans in accordance with Section 2.1(c)(ii) and to purchase participating interests in accordance with Section 2.1(c)(iii) above shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Event of Default or Unmatured Event of Default; (C) any adverse change in the condition (financial or otherwise) of any Borrower or any other Person; (D) any breach of this Agreement by any Borrower or any other Person; (E) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such participating interest is to be purchased or (F) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender does not make available to the applicable Swing Line Lender the amount required pursuant to Section 2.1(c)(ii) or (iii) above, as the case may be, such Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Base Rate thereafter. Notwithstanding the foregoing provisions of this Section 2.1(c)(iv), no Lender shall be required to make a Multicurrency Revolving Loan to any Borrower for the purpose of refunding a Swing Line Loan pursuant to Section 2.1(c)(ii) above or to purchase a participating interest in a Swing Line Loan pursuant to Section 2.1(c)(iii) if an Event of Default or Unmatured Event of Default has occurred and is continuing and, prior to the making by the applicable Swing Line Lender of such Swing Line Loan, such Swing Line Lender has received written notice from such Lender specifying that such Event of Default or Unmatured Event of Default has occurred and is continuing, describing the nature thereof and stating that, as a result thereof, such Lender shall cease to make such Refunded Swing Line Loans and purchase such participating interests, as the case may be; provided, however, that the obligation of such Lender to make such Refunded Swing Line Loans and to purchase such participating interests shall be reinstated upon the earlier to occur of (y) the date upon which such Lender notifies such Swing Line Lender that its prior notice has been withdrawn and (z) the date upon which the Event of Default or Unmatured Event of Default specified in such notice no longer is continuing.

(v)           Notwithstanding anything to the contrary contained in this Section 2.1(c), no Swing Line Lender shall be obligated to make any Swing Line Loan at any time when any other Lender is a Defaulting Lender, unless such Swing Line Lender has entered into arrangements with Company or European Holdco or such Defaulting Lender which are satisfactory to such Swing Line Lender to eliminate such Swing Line Lender’s Fronting Exposure (after giving effect to Section 4.1(b)(iii)) with respect to any such Defaulting Lender, including the delivery of Cash Collateral, arising with respect to such Swing Line Loan.

2.2           Notes.

(a)           Evidence of Indebtedness. At the request of any Lender, each respective Borrower’s obligation to pay the principal of and interest on all the Loans made to each of them by such Lender shall be evidenced, (1) if Term A Loans, by a promissory note (each, a “Term A Note” and, collectively, the “Term A Notes”) duly executed and delivered by Company substantially in the form of Exhibit 2.2(a)(1) hereto, with blanks appropriately completed in conformity herewith, (2) if Term B Loans, by a promissory note (each, a “Term B Note” and, collectively, the “Term B Notes”) duly executed and delivered by European Holdco substantially in the form of Exhibit 2.2(a)(2) hereto, with blanks appropriately completed in conformity herewith, (3) if Term C Loans, by a promissory note (each, a “Term C Note” and, collectively, the “Term C Notes”) duly executed and delivered by European Holdco substantially in the form of Exhibit 2.2(a)(3) hereto, with blanks appropriately completed in conformity herewith, (4) if Multicurrency Revolving Loans, by a promissory note (each, a “Multicurrency Revolving Note” and, collectively, the “Multicurrency Revolving Notes”) duly executed and delivered by Company, European Holdco or an Other Subsidiary Borrower, as applicable, substantially in the form of Exhibit 2.2(a)(4) hereto, with blanks appropriately completed in conformity herewith, (5) if French Revolving Loans, by a promissory note (each, a “French Revolving Note” and, collectively, the “French Revolving Notes”) duly executed and delivered by Company, European Holdco or an Other Subsidiary Borrower, as applicable, substantially in the form of Exhibit 2.2(a)(5) hereto, with blanks appropriately completed in conformity herewith, (6) if U.S. Swing Line Loans, by a promissory note (the “U.S. Swing Line Note” duly executed and delivered by Company substantially in the form of Exhibit 2.2(a)(6) hereto, with blanks appropriately completed in conformity herewith, and (7) if European Swing Line Loans, by a promissory note (the “European Swing Line Note” duly executed and delivered by Company, European Holdco and each Other Subsidiary Borrower substantially in the form of Exhibit 2.2(a)(6) hereto, with the blanks appropriately completed in conformity herewith.

(b)           Notation of Payments. Each Lender will note on its internal records the amount of each Loan made by it, the Applicable Currency and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect any Borrowers’ or any Guarantor’s obligations hereunder or under the other applicable Loan Documents in respect of such Loans.

           2.3           Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing by any Borrower hereunder shall be not less than the Minimum Borrowing Amount and, if greater, shall be in Minimum Borrowing Multiples (other than Swing Line Loans which may be in any amount over the Minimum Borrowing Amount) above such minimum (or, if less, the then Total Available Multicurrency Revolving Commitment or the Total Available French Revolving Commitment, as applicable). More than one Borrowing may be incurred on any date, provided that, unless approved by Administrative Agent in its reasonable discretion, at no time shall there be outstanding more than six Borrowings of Eurocurrency Loans under any Term Facility, or more than twelve Borrowings of Eurocurrency Loans under the Multicurrency Revolving Facility and the French Revolving Facility (collectively).

           2.4           Borrowing Options. The Term A Loans, French Revolving Loans and Multicurrency Revolving Loans denominated in Dollars shall, at the option of Borrowers except as otherwise provided in this Agreement, be (i) Base Rate Loans, (ii) Eurocurrency Loans, or (iii) part Base Rate Loans and part Eurocurrency Loans. The Term B Loans, Term C Loans and Multicurrency Revolving Loans and French Revolving Loans denominated in Euro, Sterling and any other Alternative Currency shall be Eurocurrency Loans. As to any Eurocurrency Loan, any Lender may, if it so elects, fulfill its commitment by causing a foreign branch or affiliate with reasonable and appropriate capacities to fund such currency and without any increased cost to Borrowers to make or continue such Loan, provided that, in such event the funding of that Lender’s Loan shall, for the purposes of this Agreement, be considered to be the obligation of or to have been made by that Lender and the obligation of the applicable Borrower to repay that Lender’s Loan shall nevertheless be to that Lender and shall be deemed held by that Lender, for the account of such branch or affiliate.

           2.5           Notice of Borrowing. Whenever Company, European Holdco or any Other Subsidiary Borrower desires to make a Borrowing of any Loan (other than a Swing Line Loan) hereunder, Company or the applicable Borrower shall give Administrative Agent at its Notice Address at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing), given not later than 1:00 p.m. (New York City time) of each Base Rate Loan, and at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing), given not later than 11:00 a.m. (New York City time), of each Eurocurrency Loan to be made hereunder; provided, however, that a Notice of Borrowing with respect to Borrowings to be made on the date hereof may, at the discretion of Administrative

Agent, be delivered later than the time specified above. Whenever Company desires that U.S. Swing Line Lender make a U.S. Swing Line Loan under Section 2.1(c)(i)(1), it shall deliver to U.S. Swing Line Lender prior to 1:00 p.m. (New York City time) (or such later time of day as U.S. Swing Line Lender may agree in any instance in its sole discretion) on the date of such Borrowing written notice (or telephonic notice promptly confirmed in writing). Whenever any Borrower desires that European Swing Line Lender make a European Swing Line Loan under Section 2.1(c)(i)(2), the applicable Borrower shall deliver to European Swing Line Lender prior to 1:00 p.m. (London time) (or such later time of day as European Swing Line Lender may agree in any instance in its sole discretion) on the date of such Borrowing written notice (or telephone notice promptly confirmed in writing). Each such notice (each a “Notice of Borrowing”), which shall be substantially in the form of Exhibit 2.5 hereto, shall be irrevocable, shall be deemed a representation by Company and the applicable Borrower that all conditions precedent to such Borrowing have been satisfied and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing (stated in the relevant currency), (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the Loans being made pursuant to such Borrowing are to be Swing Line Loans and, if not, whether such Loans are to be Base Rate Loans or Eurocurrency Loans and, with respect to Eurocurrency Loans, the Interest Period and Applicable Currency to be applicable thereto (provided that, if such Borrower shall have failed to specify the Type, Applicable Currency or Interest Period of such Loans (and shall not have promptly responded to Administrative Agent’s request for such information), such Borrower shall be deemed to have requested a Eurocurrency Rate Loan in Dollars, with an Interest Period of one month; provided, further, that if the date of such notice is less than three Business Days from the date of such Borrowing, such Borrower shall be deemed to have requested a Base Rate Loan in Dollars). Administrative Agent shall as promptly as practicable give each Lender written or telephonic notice (promptly confirmed in writing) of each proposed Borrowing, of such Lender’s Pro Rata Share thereof and of the other matters covered by the Notice of Borrowing. Without in any way limiting Company and the applicable Borrower’s obligation to confirm in writing any telephonic notice, Administrative Agent or the Swing Line Lender (in the case of Swing Line Loans) or the respective Facing Agent (in the case of Letters of Credit) may act without liability upon the basis of telephonic notice believed by Administrative Agent in good faith to be from a Responsible Officer of Company or the applicable Borrower prior to receipt of written confirmation. Administrative Agent’s records shall, absent manifest error, be final, conclusive and binding on Borrowers with respect to evidence of the time and terms of such telephonic Notice of Borrowing.

           2.6           Conversion or Continuation. Any Borrower may elect (i) on any Business Day to convert Base Rate Loans or any portion thereof to Eurocurrency Loans, (ii) at the end of any Interest Period with respect thereto, to convert Loans denominated in Dollars that are Eurocurrency Loans or any portion thereof into Base Rate Loans or to continue such Eurocurrency Loans or any portion thereof for an additional Interest Period and (iii) at the end of any Interest Period with respect thereto, to continue Loans denominated in an Alternative Currency for an additional Interest Period; provided, however, that the aggregate principal amount of the Eurocurrency Loans for each Interest Period therefor must be in an aggregate principal amount equal to the Minimum Borrowing Amount for Eurocurrency Loans or Minimum Borrowing Multiples in excess thereof. Each continuation of Loans shall be allocated among the Loans in the applicable Facility of the applicable Lenders in accordance with their respective Pro Rata Shares. Each such election shall be in substantially the form of Exhibit 2.6 hereto (a “Notice of Conversion or Continuation”) and shall be made by giving Administrative Agent at least three Business Days’ (or one Business Day in the case of a conversion into Base Rate Loans) prior written notice thereof to the Notice Address given not later than 1:00 p.m. (New York City time) specifying (i) the amount and type of conversion or continuation, (ii) in the case of a conversion to or a continuation of Eurocurrency Loans, the Interest Period therefor and (iii) in the case of a conversion, the date of conversion (which date shall be a Business Day). Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurocurrency Loans, and no continuation in whole or in part of Eurocurrency Loans (other than Alternative Currency Loans), shall be permitted at any time at which an Unmatured Event of Default or an Event of Default shall have occurred and be continuing. The applicable Borrower shall not be entitled to specify an Interest Period in excess of 30 days, for any Alternative Currency Loan if an Unmatured Event of Default or an Event of Default has occurred and is continuing. If, within the time period required under the terms of this Section 2.6, Administrative Agent does not receive a Notice of Conversion or Continuation from the applicable Borrower containing a permitted election to continue any Eurocurrency Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the Interest Period therefor, such Loans will be automatically converted to Base Rate Loans or, in the case of an Alternative Currency Loan, Eurocurrency Loans in the same Applicable Currency with an Interest Period of one month. Each Notice of Conversion or Continuation shall be irrevocable.

           2.7           Disbursement of Funds. No later than 12:00 p.m. (local time at the place the applicable Borrower receives funding) on the date specified in each Notice of Borrowing (3:30 p.m. local time at the place of funding in the case of Swing Line Loans), each Lender will make available its Pro Rata Share of Loans of the Borrowing requested to be made on such date in the Applicable Currency and in immediately available funds, at the Payment Office (for the account of such non-U.S. office of Administrative Agent as Administrative Agent may direct in the case of Eurocurrency Loans) and Administrative Agent will make available to the applicable Borrower at its Payment Office the aggregate of the amounts so made available by the Lenders not later than 2:00 p.m. (local time in the place of payment), or in the case of Swing Line Loans, 3:30 p.m. (local time in the place of payment). Unless Administrative Agent shall have been notified by any Lender at least one Business Day prior to the date of Borrowing that such Lender does not intend to make available to Administrative Agent such Lender’s portion of the Borrowing to be made on such date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such date of Borrowing and Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to Administrative Agent by such Lender on the date of Borrowing, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the applicable Borrower and, if so notified, the applicable Borrower shall immediately pay such corresponding amount to Administrative Agent. Administrative Agent shall also be entitled to recover from the applicable Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to such Borrower to the date such corresponding amount is recovered by Administrative Agent, at a rate per annum equal to the rate for Base Rate Loans or Eurocurrency Loans, as the case may be, applicable during the period in question; provided, however, that any interest paid to

Administrative Agent in respect of such corresponding amount shall be credited against interest payable by such Borrower to such Lender under Section 3.1 in respect of such corresponding amount. Any amount due hereunder to Administrative Agent from any Lender which is not paid when due shall bear interest payable by such Lender, from the date due until the date paid, at the Federal Funds Rate for amounts in Dollars (or at Administrative Agent’s cost of funds for amounts in any Alternative Currency) for the first three days after the date such amount is due and thereafter at the Federal Funds Rate (or such cost of funds rate) plus 1%, together with Administrative Agent’s standard interbank processing fee. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, amounts due with respect to its Letters of Credit (or its participations therein) and any other amounts due to it hereunder first to Administrative Agent to fund any outstanding Loans made available on behalf of such Lender by Administrative Agent pursuant to this Section 2.7 until such Loans have been funded (as a result of such assignment or otherwise) and then to fund Loans of all Lenders other than such Lender until each Lender has outstanding Loans equal to its Pro Rata Share of all Loans (as a result of such assignment or otherwise). Such Lender shall not have recourse against any Borrower with respect to any amounts paid to Administrative Agent or any Lender with respect to the preceding sentence, provided that, such Lender shall have full recourse against Borrowers to the extent of the amount of such Loans it has so been deemed to have made. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights which any Borrower may have against the Lender as a result of any failure to fund or other default by such Lender hereunder.

           2.8           Utilization of Multicurrency Revolving Commitments or French Revolving Commitments in an Alternative Currency.

(a)           Administrative Agent will determine the Dollar Equivalent amount with respect to any i) Borrowing of Multicurrency Revolving Loans and/or French Revolving Loans comprised of Alternative Currency Loans as of the requested date of Borrowing, ii) outstanding Alternative Currency Loans that are Multicurrency Revolving Loans and/or French Revolving Loans as of the last Business Day of each month and iii) outstanding Alternative Currency Loans on the date of any prepayment pursuant to Section 4.3 or 4.4 (each such date under clauses (i) through (iii), a “Computation Date”). Upon receipt of any Notice of Borrowing of Multicurrency Revolving Loans or French Revolving Loans, Administrative Agent will promptly notify each Multicurrency Revolving Lender and/or French Revolving Lender, as applicable, thereof and of the amount of such Lender’s Multicurrency Revolver Pro Rata Share or French Pro Rata Share, as applicable, of the Borrowing. In the case of a Borrowing comprised of Alternative Currency Loans, such notice will provide the approximate amount of each Lender’s Multicurrency Revolver Pro Rata Share or French Pro Rata Share, as applicable, of the Borrowing, and Administrative Agent will, upon the determination of the Dollar Equivalent amount of the Borrowing as specified in the Notice of Borrowing, promptly notify each Lender of the exact amount of such Lender’s Multicurrency Revolver Pro Rata Share and/or French Pro Rata Share, as applicable, of the Borrowing.

(b)           Company, European Holdco and each Other Subsidiary Borrower that is a Foreign Subsidiary shall be entitled to request that the Multicurrency Revolving Loans and/or French Revolving Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of “Alternative

Currency” herein, that in the reasonable opinion of each of the Multicurrency Revolving Lenders and/or French Revolving Lenders, as applicable, is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an “Agreed Alternative Currency”). Company, European Holdco or such Other Subsidiary Borrower shall deliver to Administrative Agent any request for designation of an Agreed Alternative Currency in accordance with Section 12.3, to be received by Administrative Agent not later than 11:00 a.m. (New York City time) at least ten (10) Business Days in advance of the date of any Borrowing hereunder proposed to be made in such Agreed Alternative Currency. Upon receipt of any such request Administrative Agent will promptly notify the Multicurrency Revolving Lenders and/or French Revolving Lenders, as applicable, thereof, and each Multicurrency Revolving Lender will use its best efforts to respond to such request within two (2) Business Days of receipt thereof. Each Multicurrency Revolving Lender and/or each French Revolving Lender, as applicable, may grant or accept such request in its sole discretion. Administrative Agent will promptly notify European Holdco or such Other Subsidiary Borrower of the acceptance or rejection of any such request.

(c)           In the case of a proposed Borrowing comprised of Multicurrency Revolving Loans and/or French Revolving Loans denominated in an Agreed Alternative Currency, the applicable Multicurrency Revolving Lenders and/or French Revolving Lenders, as applicable, shall be under no obligation to make such Loans in the requested Agreed Alternative Currency as part of such Borrowing if Administrative Agent has received notice from any of the applicable Multicurrency Revolving Lenders and/or French Revolving Lenders by 3:00 p.m. (New York City time) three (3) Business Days prior to the day of such Borrowing that such Lender cannot provide Loans in the requested Agreed Alternative Currency, in which event Administrative Agent will give notice to European Holdco no later than 9:00 a.m. (London time) on the second Business Day prior to the requested date of such Borrowing that the Borrowing in the requested Agreed Alternative Currency is not then available, and notice thereof also will be given promptly by Administrative Agent to the Multicurrency Revolving Lenders and/or French Revolving Lenders, as applicable. If Administrative Agent shall have so notified European Holdco that any such Borrowing in a requested Agreed Alternative Currency is not then available, the applicable Borrower may, by notice to Administrative Agent not later than 2:00 p.m. (London time) two (2) Business Days prior to the requested date of such Borrowing, withdraw the Notice of Borrowing relating to such requested Borrowing. If a Borrower does so withdraw such Notice of Borrowing, the Borrowing requested therein shall not occur and Administrative Agent will promptly so notify each Multicurrency Revolving Lender and/or each French Revolving Lender, as applicable. If such Borrower does not so withdraw such Notice of Borrowing, Administrative Agent will promptly so notify each Multicurrency Revolving Lender and/or French Revolving Lender, as applicable, and such Notice of Borrowing shall be deemed to be a Notice of Borrowing that requests a Borrowing comprised of Base Rate Loans in an aggregate amount equal to the Dollar Equivalent of the originally requested Borrowing in the Notice of Borrowing; and in such notice by Administrative Agent to each Lender will state such aggregate amount of such Borrowing in Dollars and such Lender’s Pro Rata Share thereof.

(d)           In the case of a proposed continuation of Multicurrency Revolving Loans or French Revolving Loans denominated in an Agreed Alternative Currency for an additional Interest Period pursuant to Section 2.6, neither the Multicurrency Revolving Lenders nor the French Revolving Lenders shall be under any obligation to continue such Loans if

Administrative Agent has received notice from any of the Multicurrency Revolving Lenders or by 4:00 p.m. (New York City time) four (4) Business Days prior to the day of such continuation that such Lender cannot continue to provide Loans in the Agreed Alternative Currency, in which event Administrative Agent will give notice to European Holdco not later than 9:00 a.m. (New York City time) on the third Business Day prior to the requested date of such continuation that the continuation of such Loans in the Agreed Alternative Currency is not then available, and notice thereof also will be given promptly by Administrative Agent to the Multicurrency Revolving Lenders and/or French Revolving Lenders, as applicable. If Administrative Agent shall have so notified European Holdco that any such continuation of Loans is not then available, any Notice of Continuation/Conversion with respect thereto shall be deemed withdrawn and such Loans shall be redenominated into Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Loans. Administrative Agent will promptly notify European Holdco and the Multicurrency Revolving Lenders and/or French Revolving Lenders, as applicable, of any such redenomination and in such notice by Administrative Agent to each Lender will state the aggregate Dollar Equivalent amount of the redenominated Alternative Currency Loans as of the Computation Date with respect thereto and such Lender’s Revolver Pro Rata Share thereof.

(e)           If at any time an Alternative Currency Loan denominated in a currency other than Euros is outstanding, the relevant Alternative Currency is replaced as the lawful currency of the country that issued such Alternative Currency (the “Issuing Country”) by the Euro so that all payments are to be made in the Issuing Country in Euros and not in the Alternative Currency previously the lawful currency of such country, then such Alternative Currency Loan shall be automatically converted into an Alternative Currency Loan denominated in Euros in a principal amount equal to the amount of Euros into which the principal amount of such Alternative Currency Loan would be converted pursuant to the EMU Legislation and thereafter no further Alternative Currency Loans will be available in such Alternative Currency, with the basis of accrual of interest, notice requirements and payment offices with respect to such Alternative Currency Loan to be that consistent with the convention and practices in the Euro-zone interbank market for Euro denominated loans.

(f)           In each case, to the maximum extent permitted under applicable law, the applicable Borrowers from time to time, at the request of any Lender, shall pay to such Lender the amount of any losses, damages, liabilities, claims, reduction in yield, additional expense, increased cost, reduction in any amount payable, reduction in the effective return of its capital, the decrease or delay in the payment of interest or any other return forgone by such Lender or its affiliates with respect to an Alternative Currency Loan affected by Section 2.8(e) as a result of the tax or currency exchange resulting from the introduction, changeover to or operation of the Euro in any applicable nation or Eurocurrency market.

(g)          Notwithstanding anything herein to the contrary, during the existence of an Event of Default, upon the request of the Majority Lenders, all or any part of any outstanding Multicurrency Revolving Loans and French Revolving Loans that are Alternative Currency Loans shall be redenominated and converted into Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Alternative Currency Loans. Administrative Agent will promptly notify the applicable Borrower of any such redenomination and conversion request.

           2.9               Additional Facility.

(a)           Borrowers shall have the right at any time so long as (x) no Unmatured Event of Default or Event of Default then exists and (y) Borrowers shall have delivered to Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding the incurrence described below (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1) giving pro forma effect to such incurrence and evidencing compliance with the covenants set forth in Article IX, and from time to time after the Effective Date to incur from one or more existing Lenders and/or other Persons that are Eligible Assignees and which, in each case, agree to make such loans to the applicable Borrower, loans and commitments to make loans in an aggregate principal amount not to exceed $1,000,000,000 (or the Dollar Equivalent thereof at the time of funding), which loans may be incurred as (i) one or more tranches of additional term loans (the “Additional Term Loans”) as allocated by Administrative Agent and Company that are pari passu in all respects to the Term Loans made pursuant to Section 2.1(a) under a facility that would provide that the Additional Term Loans would have a Weighted Average Life to Maturity of not less than the existing Term Loan with the then longest Weighted Average Life to Maturity and a final maturity no earlier than the latest existing Term Maturity Date; provided, that the terms and conditions of any Additional Term Loans shall be substantially similar to those applicable to the existing Term Facilities (other than as to pricing, fees and other economic terms), (ii) increases to one or more existing Term Facilities and/or (iii) increases to the Multicurrency Revolving Credit Facility; provided that increases to the Multicurrency Revolving Credit Facility shall not exceed an aggregate of more than $250,000,000 (or the Dollar Equivalent thereof at the time of funding) (collectively, “Additional Facilities”). Any Person which becomes a Lender with respect to a tranche of Additional Term Loans added pursuant to this Section 2.9 (each such Lender, a “New Term Loan Lender”) hereby acknowledges and agrees that the term of the Multicurrency Revolving Facility and each subfacility thereof may be extended or replaced and that each New Term Loan Lender, solely with respect to the Additional Term Loans held by such New Term Lender, agrees in advance to any changes made to this Credit Agreement in order to implement such extension or replacement (including changes with respect to pricing, fees and other economic terms relating solely to such extended or replaced facility or facilities) as may be reasonably proposed to be made by Company (Company’s signature to be conclusive evidence of such reasonability). Each New Term Loan Lender hereby agrees to take such actions and execute and deliver such amendments, agreements, instruments or documents as the Administrative Agent may reasonably request to give effect to the preceding sentence, provided that the foregoing provision shall not be construed to require a New Term Loan Lender to execute any amendment, agreement, instrument or document which contains changes other than those relating solely to such extended or replaced facility or facilities.

(b)           In the event that any Borrower desires to create an Additional Facility, such Borrower will enter into an amendment with the lenders (who shall by execution thereof become Lenders hereunder if not theretofore Lenders) to provide for such Additional Facility, which amendment shall set forth any terms and conditions of the Additional Facility not covered by this Agreement as agreed by the applicable Borrower and such Lenders, and shall provide for the issuance of promissory notes to evidence the Additional Facility if requested by the Lenders making advances under the Additional Facility (which notes shall constitute Term Notes or

Multicurrency Revolving Notes, as applicable, for purposes of this Agreement), with such amendment to be in form and substance reasonably acceptable to Administrative Agent and consistent with the terms of this Section 2.9(b) and of the other provisions of this Agreement. No consent of any Lender (other than any Lender making loans or whose commitment is increased under the Additional Facility) is required to permit the Loans contemplated by this Section 2.9(b) or the aforesaid amendment to effectuate the Additional Facility. This section shall supercede any provisions contained in this Agreement, including, without limitation, Section 12.1, to the contrary.

           2.10            Letters of Credit.

           (a)           Letters of Credit Commitments. Subject to and upon the terms and conditions herein set forth, Company may request, on behalf of itself, European Holdco or any Other Subsidiary Borrower (other than the French Borrowers), that any Facing Agent issue, at any time and from time to time on and after the Initial Borrowing Date, and prior to the 30th Business Day preceding the Revolver Termination Date, for the account of such Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holder) of LC Supportable Indebtedness of any Borrower or any of its Subsidiaries, a Letter of Credit, in a form customarily used by such Facing Agent, or in such other form as has been approved by such Facing Agent in support of such LC Supportable Indebtedness, provided, however, no Letter of Credit shall be issued the Stated Amount of which, (1) when added to the LC Obligations (exclusive of Unpaid Drawings relating to Letters of Credit which are repaid on or prior to the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed either (x) the Dollar Equivalent of $150,000,000 or (y) when added to the Dollar Equivalent of the aggregate principal amount of all Multicurrency Revolving Loans and Swing Line Loans, then outstanding with respect to all Borrowers, the Multicurrency Revolving Commitments at such time or (2) when added to the Dollar Equivalent of the aggregate principal amount of all Multicurrency Revolving Loans, French Revolving Loans, LC Obligations and Swing Line Loans of such Borrower, such Borrower’s Available Revolver Sublimit.

           (b)           Obligation of Facing Agent to Issue Letter of Credit. Each Facing Agent agrees (subject to the terms and conditions contained herein), at any time and from time to time on or after the Initial Borrowing Date and prior to the Revolver Termination Date, following its receipt of the respective Notice of Issuance, to issue for the account of Company, European Holdco or any Other Subsidiary Borrower (other than any French Borrower) one or more Letters of Credit in support of such LC Supportable Indebtedness of any Borrower or any of its Subsidiaries as is permitted to remain outstanding without giving rise to an Event of Default or Unmatured Event of Default hereunder, provided that, the respective Facing Agent shall be under no obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

             (i)           any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Facing Agent from issuing such Letter of Credit or any Requirement of Law applicable to such Facing Agent from any Governmental Authority with jurisdiction over such Facing Agent shall prohibit, or request that such Facing Agent refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Facing Agent with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Facing Agent is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Facing Agent as of the date hereof and which such Facing Agent in good faith deems material to it; or

(ii)          the issuance of such Letter of Credit would violate one or more policies of such Facing Agent applicable to letters of credit generally.

Notwithstanding the foregoing, (i) except as set forth on Schedule 2.10(j), each Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit’s date of issuance, provided that, any Letter of Credit may be automatically extendable for periods of up to one year so long as such Letter of Credit provides that the respective Facing Agent retains an option satisfactory to such Facing Agent, to terminate such Letter of Credit within a specified period of time prior to each scheduled extension date; (ii) no Letter of Credit shall have an expiry date occurring later than the 10th Business Day prior to the Revolver Termination Date; (iii) each Letter of Credit shall be denominated in Dollars or an Alternative Currency and be payable on a sight basis; (iv) the Stated Amount of each Letter of Credit shall not be less than the Dollar Equivalent of $100,000 or such lesser amount as is acceptable to the respective Facing Agent; and (v) no Facing Agent will issue any Letter of Credit after it has received written notice from the applicable Borrower or the Required Lenders stating that an Event of Default or Unmatured Event of Default exists until such time as such Facing Agent shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Event of Default or Unmatured Event of Default by the Required Lenders (or all the Lenders to the extent required by Section 12.1).

            (c)           Procedures for Issuances and Amendments of Letters of Credit. Whenever Company, European Holdco or any Other Subsidiary Borrower (other than a French Borrower) desires that a Letter of Credit be issued, Company shall give Administrative Agent and the respective Facing Agent written notice thereof prior to 1:00 p.m. (New York City time) at least five Business Days (or such shorter period as may be acceptable to such Facing Agent) prior to the proposed date of issuance (which shall be a Business Day) which written notice shall be in the form of Exhibit 2.10(c) (each, a “Notice of Issuance”) and may be submitted via facsimile or other electronic image scan transmission (e.g., “pdf” or “tif” via email) to the respective Facing Agent (who may rely upon such facsimile or electronic image scan transmission if it were an original thereof). Each such notice shall specify (A) the proposed issuance date and expiration date, (B) the name(s) of each obligor with respect to such Letter of Credit, (C) the applicable Borrower as the account party, (D) the name and address of the beneficiary, (E) the Stated Amount in Dollars or the Alternative Currency of such proposed Letter of Credit and (F) the purpose of such Letter of Credit and such other information as such Facing Agent may reasonably request. In addition, each Notice of Issuance shall contain a general description of the terms and conditions to be included in such proposed Letter of Credit (all of which terms and conditions shall be acceptable to the respective Facing Agent). Unless otherwise specified, all Standby Letters of Credit will be governed by the Uniform Customs and Practices for Documentary Credit Operations and all Bank Guarantees will be governed by the Uniform Rules for Demand Guarantees, in each case, as in effect on the date of issuance of such Letter of Credit. Each Notice of Issuance shall include any other documents as the respective Facing Agent customarily requires in connection therewith. From time to time while a Letter of Credit is outstanding and prior to the Revolver Termination Date, the applicable Facing Agent will, upon written request from the applicable Borrower received by the Facing Agent (with a copy sent by Borrower to Administrative Agent) at least three Business Days (or such shorter time as the Facing Agent and Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed promptly in an original writing (each a “Letter of Credit Amendment Request”) and shall specify in form and detail reasonably satisfactory to the Facing Agent: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Facing Agent may require. The Facing Agent shall be under no obligation to amend any Letter of Credit if: (A) the Facing Agent would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement, or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit. Each Facing Agent shall, promptly after the issuance of or amendment or modification to a Letter of Credit, give Administrative Agent and the applicable Borrower written notice of the issuance, amendment or modification of such Letter of Credit, accompanied by a copy of such issuance, amendment or modification. Promptly upon receipt of such notice, Administrative Agent shall give each Multicurrency Revolving Lender written notice of such issuance, amendment or modification, and if so requested by any Multicurrency Revolving Lender, Administrative Agent shall provide such Multicurrency Revolving Lender with copies of such issuance, amendment or modification.

(d)         Agreement to Repay Letter of Credit Payments.

                    (i)             Company hereby agrees to reimburse (or cause the applicable Borrower to reimburse) the respective Facing Agent, by making payment to Administrative Agent in immediately available funds in Dollars at the Payment Office, for any payment or disbursement made by such Facing Agent under and in accordance with any Letter of Credit (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”), no later than one Business Day after the date on which Company receives notice of such payment or disbursement (if such Unpaid Drawing was in an Alternative Currency, then in the Dollar Equivalent amount of such Unpaid Drawing), with interest on the amount so paid or disbursed by such Facing Agent, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Facing Agent is reimbursed therefor by Company at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Base Rate Margin; provided, however, that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and the applicable Facing Agent prior to 10:00 a.m. (New York City time) on the Business Day following receipt of such notice that the applicable Facing Agent will be reimbursed for the amount of such Unpaid Drawing with funds other than the proceeds of Multicurrency Revolving Loans, Company shall be deemed to have timely given a Notice of Borrowing to Administrative Agent requesting each Multicurrency Revolving Lender to make Multicurrency Revolving Loans which are Base Rate Loans on the date on which such Unpaid Drawing is honored in an amount equal to the Dollar Equivalent of the amount of such Unpaid Drawing and Administrative Agent shall, if such Notice of Borrowing is deemed given, promptly notify the Lenders thereof and (ii) unless any of the events described in Section 10.1(e) or 10.1(f) shall have occurred (in which event the procedures of Section 2.10(e) shall apply), each such Multicurrency Revolving Lender shall, on the date such drawing is honored, make Multicurrency Revolving Loans which are Base Rate Loans in the amount of its Multicurrency Revolver Pro Rata Share of the Dollar Equivalent of such Unpaid Drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse the applicable Facing Agent for the amount of such Unpaid Drawing; and provided, further, that, if for any reason, proceeds of Multicurrency Revolving Loans are not received by the applicable Facing Agent on such date in an amount equal to the amount of the Dollar Equivalent of such drawing, the applicable Borrower shall reimburse the applicable Facing Agent, on the Business Day immediately following the date such drawing is honored, in an amount in same day funds equal to the excess of the amount of the Dollar Equivalent of such drawing over the Dollar Equivalent of the amount of such Multicurrency Revolving Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 3.1(a); provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the fifth Business Day following such payment or disbursement, interest shall thereafter accrue on the amounts so paid or disbursed by such Facing Agent (and until reimbursed by Company) at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Base Rate Margin plus an additional 2% per annum, such interest also to be payable on demand. The respective Facing Agent shall give Company prompt notice of each Drawing under any Letter of Credit, provided that, the failure to give any such notice shall in no way affect, impair or diminish Company’s obligations hereunder.

(ii)          The Obligations of Company under this Section 2.10(d) to reimburse the respective Facing Agent with respect to drawings on Letters of Credit (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower may have or have had against any Facing Agent, Agent or any Lender (including in its capacity as issuer of the Letter of Credit or as LC Participant), or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, the respective Facing Agent’s only obligation to Borrowers being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Facing Agent under or in connection with any Letter of Credit if taken or omitted in the absence of a bad faith breach of its material obligations hereunder, gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not create for such Facing Agent any resulting liability to any Borrower.

(e)         Letter of Credit Participations.

(i)           Immediately upon the issuance by any Facing Agent of any Letter of Credit, such Facing Agent shall be deemed to have sold and transferred to each Multicurrency Revolving Lender, other than such Facing Agent (each such Lender, in its capacity under this Section 2.10(e), a “LC Participant”), and each such LC Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Facing Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Multicurrency Revolving Lender’s Multicurrency Revolver Pro Rata Share, in such Letter of Credit, each Drawing made thereunder and the obligations of Borrowers under this Agreement with respect thereto (although

Letter of Credit fees shall be payable directly to Administrative Agent for the account of the LC Participant as provided in Section 2.10(g) and the LC Participants shall have no right to receive any portion of the facing fees), and any security therefor or guaranty pertaining thereto. Upon any change in the Multicurrency Revolving Commitments of the Multicurrency Revolving Lenders, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating to Letters of Credit, there shall be an automatic adjustment pursuant to this Section 2.10(e) to reflect the new Multicurrency Revolver Pro Rata Share of the assignor and assignee Lender or of all Lenders with Multicurrency Revolving Commitments, as the case may be.

(ii)          In determining whether to pay under any Letter of Credit, such Facing Agent shall have no obligation relative to the LC Participants other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Facing Agent under or in connection with any Letter of Credit issued by it if taken or omitted in the absence of a bad faith breach of its material obligations hereunder, gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not create for such Facing Agent any resulting liability to any Borrower or any Lender.

(f)           Draws Upon Letter of Credit; Reimbursement Obligations.

(i)           In the event that any Facing Agent makes any payment under any Letter of Credit issued by it and Company shall not have reimbursed such amount in full to such Facing Agent pursuant to Section 2.10(d), such Facing Agent shall promptly notify Administrative Agent, and Administrative Agent shall promptly notify each LC Participant of such failure, and each such LC Participant shall promptly and unconditionally pay to Administrative Agent for the account of such Facing Agent, the amount of such LC Participant’s applicable Multicurrency Revolver Pro Rata Share of such payment in Dollars or, if in an Alternative Currency, in such Alternative Currency and in same day funds; provided, however, that no LC Participant shall be obligated to pay to Administrative Agent its applicable Multicurrency Revolver Pro Rata Share of such unreimbursed amount for any wrongful payment made by such Facing Agent under a Letter of Credit issued by it as a result of acts or omissions constituting a bad faith breach of its material obligations hereunder, willful misconduct or gross negligence as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction on the part of such Facing Agent. If Administrative Agent so notifies any LC Participant required to fund a payment under a Letter of Credit prior to 11:00 a.m. (New York City time) or, in the case of a Letter of Credit denominated in an Alternative Currency, 11:00 a.m. (London time), on any Business Day, such LC Participant shall make available to Administrative Agent for the account of the respective Facing Agent such LC Participant’s applicable Multicurrency Revolver Pro Rata Share of the amount of such payment on such Business Day in same day funds. If and to the extent such LC Participant shall not have so made its applicable Multicurrency Revolver Pro Rata Share of the amount of such payment available to Administrative Agent for the account of the respective Facing Agent, such LC Participant agrees to pay to Administrative Agent for the account of such Facing Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to Administrative Agent for the account of such Facing Agent at the overnight Federal

Funds rate. The failure of any LC Participant to make available to Administrative Agent for the account of the respective Facing Agent its applicable Multicurrency Revolver Pro Rata Share of any payment under any Letter of Credit issued by it shall not relieve any other LC Participant of its obligation hereunder to make available to Administrative Agent for the account of such Facing Agent its applicable Multicurrency Revolver Pro Rata Share of any payment under any such Letter of Credit on the day required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to Agent for the account of such Facing Agent such other LC Participant’s applicable Multicurrency Revolver Pro Rata Share of any such payment.

(ii)          Whenever any Facing Agent receives a payment of a reimbursement obligation as to which Administrative Agent has received for the account of such Facing Agent any payments from the LC Participants pursuant to this Section 2.10(f), such Facing Agent shall pay to Administrative Agent and Administrative Agent shall pay to each LC Participant which has paid its Multicurrency Revolver Pro Rata Share thereof, in Dollars or, if in an Alternative Currency, in such Alternative Currency and in same day funds, an amount equal to such LC Participant’s Multicurrency Revolver Pro Rata Share of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(iii)         The obligations of the LC Participants to make payments to each Facing Agent with respect to Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances (although nothing in this clause (iii) shall constitute a waiver of any claims by an LC Participant against Facing Agent that are determined by a final and non-appealable judgment rendered by a court of competent jurisdiction to have resulted from the bad faith breach of its material obligations hereunder, gross negligence or willful misconduct of such Facing Agent):

(A)           any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B)           The existence of any claim, setoff, defense or other right which any Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Administrative Agent, any LC Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Borrower and the beneficiary named in any such Letter of Credit);

(C)           any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect to any statement therein being untrue or inaccurate in any respect;

(D)           the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E)           the occurrence or continuance of any Event of Default or Unmatured Event of Default.

(g)           Fees for Letters of Credit.

(i)            Facing Agent Fees. Company agrees to pay (or to cause the applicable Borrower to pay) in Dollars the following amount to the respective Facing Agent with respect to the Letters of Credit issued by it for the account of any Borrower:

(A)           with respect to payments made under any Letter of Credit, interest, payable on demand, on the amount paid by such Facing Agent in respect of each such payment from the date of the payments through the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Multicurrency Revolving Loans at a rate determined in accordance with the terms of Section 2.10(d)(i));

(B)           with respect to the issuance or amendment of each Letter of Credit and each payment made thereunder, reasonable documentary and processing charges in accordance with such Facing Agent’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be; and

(C)           a facing fee equal to one-eighth of 1% per annum of the Stated Amount of outstanding and undrawn LC Obligations payable in arrears on each Quarterly Payment Date and on the Revolver Termination Date and thereafter, on demand together with customary issuance and payment charges, provided that, a minimum fee of $500.00 per annum shall be payable per Letter of Credit.

(ii)           Participating Lender Fees. Company agrees to pay in Dollars to Administrative Agent for distribution to each participating Lender in respect of all Letters of Credit outstanding such Lender’s Multicurrency Revolver Pro Rata Share of a commission equal to the then Applicable Eurocurrency Margin for Multicurrency Revolving Loans with respect to the Effective Amount of such outstanding Letters of Credit (the “LC Commission”), payable in arrears on and through each Quarterly Payment Date, on the Revolver Termination Date and thereafter, on demand. The LC Commission shall be computed on a daily basis from the first day of issuance of each Letter of Credit and on the basis of the actual number of days elapsed over a year of 360 days.

Promptly upon receipt by the respective Facing Agent or Administrative Agent of any amount described in clause (i)(A) or (ii) of this Section 2.10(g), such Facing Agent or Administrative Agent shall distribute to each Lender that has reimbursed such Facing Agent in accordance with Section 2.10(d) its Multicurrency Revolver Pro Rata Share of such amount. Amounts payable under clause (i)(B) and (C) of this Section 2.10(g) shall be paid directly to such Facing Agent.

(h)           Indemnification. In addition to amounts payable as elsewhere provided in this Agreement, Company hereby agrees to protect, indemnify, pay and hold each Facing Agent harmless from and against any and all claims, demands, liabilities, damages, losses, reasonable out-of-pocket costs, charges and expenses (including reasonable attorneys’ fees, costs and disbursements) (other than for Taxes, which shall be covered by Section 4.7, and Excluded

Taxes) which any Facing Agent may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit, or (ii) the failure of any Facing Agent to honor a Drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called “Government Acts”); provided, however, that no Facing Agent shall have the right to be indemnified hereunder to the extent that a court of competent jurisdiction by final and non-appealable judgment determines that such losses, claims, damages, penalties, obligations, expenses or liabilities have resulted from the bad faith breach of its material obligations hereunder, gross negligence or willful misconduct of such Facing Agent, and that nothing contained herein shall affect the express contractual obligations of the Facing Agents to Borrowers contained herein. As between Borrowers and each Facing Agent, Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by any Facing Agent by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, each Facing Agent shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of or any Drawing under such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a Drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any Drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of each Facing Agent, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of each Facing Agent’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Facing Agent under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith and in the absence of a bad faith breach of its material obligations hereunder, gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not put any Facing Agent under any resulting liability to any Borrower.

Notwithstanding anything to the contrary contained in this Agreement, no Borrower shall have any obligation to indemnify any Facing Agent in respect of any liability incurred by such Facing Agent to the extent arising out of the bad faith breach of its material obligations hereunder, gross negligence or willful misconduct of such Facing Agent. The right of indemnification in the first paragraph of this Section 2.10(h) shall not prejudice any rights that any Borrower may otherwise have against each Facing Agent with respect to a Letter of Credit issued hereunder.

(i)           Increased Costs. If at any time after the date hereof the introduction of or any change in any applicable law, rule, regulation, order, guideline or request (other than any law, rule, regulation, guidelines or request relating to taxes that are the subject matter of Section 4.7) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by each Facing Agent or such Lender with any request or directive by any such authority (whether or not having the force of law or any change in GAAP), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Facing Agent or participated in by any Lender, or (ii) impose on any Facing Agent or any Lender any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Facing Agent or any Lender of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by such Facing Agent or any Lender hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon demand to Company by the respective Facing Agent or any Lender (a copy of which demand shall be sent by such Facing Agent or such Lender to Administrative Agent), Company shall pay (or cause the applicable Borrower to pay) to such Facing Agent or such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Each Facing Agent or any Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(i), will give prompt written notice thereof to Company, which notice shall include a certificate submitted to Company by the respective Facing Agent or such Lender (a copy of which certificate shall be sent by such Facing Agent or such Lender to Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Facing Agent or such Lender, although failure to give any such notice shall not release or diminish Company’s obligations to pay additional amounts pursuant to this Section 2.10(i). The certificate required to be delivered pursuant to this Section 2.10(i) shall, absent manifest error, be final, conclusive and binding on Company.

(j)           Outstanding Letters of Credit. The letters of credit set forth under the caption “Letters of Credit outstanding on the Effective Date” on Schedule 2.10(j) annexed hereto and made a part hereof which were issued pursuant to the Existing Credit Agreement and remain outstanding as of the Initial Borrowing Date (the “Outstanding Letters of Credit”). Company, each Facing Agent and each of the Lenders hereby agree with respect to the Outstanding Letters of Credit that such Outstanding Letters of Credit, for all purposes under this Agreement shall be deemed to be Letters of Credit governed by the terms and conditions of this Agreement. Each Lender agrees to participate in each Outstanding Letter of Credit issued by any Facing Agent in an amount equal to its Multicurrency Revolver Pro Rata Share of the Stated Amount of such Outstanding Letter of Credit.

(k)          Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 2.10, no Facing Agent shall be obligated to issue any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless such Facing Agent has entered into arrangements satisfactory to it to eliminate such Facing Agent’s risk with respect to any such Defaulting Lender’s reimbursement obligations hereunder (after giving effect to Section 4.1(b)(iii)), including by Cash Collateralizing such Defaulting Lender’s Commitment Percentage of the liability with respect to such Letter of Credit. Any such Cash Collateral shall be deposited in a separate interest bearing account with the Administrative Agent, subject to the exclusive dominion and control of the Administrative Agent, as collateral (solely for the benefit of such Facing Agent) for the payment and performance of each Defaulting Lender’s Commitment Percentage of outstanding Letters of Credit. Moneys in such account shall be applied by the Administrative Agent to reimburse such Facing Agent immediately for each Defaulting Lender’s Commitment Percentage of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrowers or such Defaulting Lender pursuant to the terms of this Section 2.10.

            2.11           Pro Rata Borrowings. Borrowings of Loans under this Agreement shall be loaned by the applicable Lenders pro rata on the basis of their Commitments. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Commitments hereunder.

ARTICLE III

INTEREST AND FEES

            3.1             Interest.

(a)           Base Rate Loans. Each Borrower agrees to pay interest in respect of the unpaid principal amount of such Borrower’s Base Rate Loans from the date the proceeds thereof are made available to such Borrower (or, if such Base Rate Loan was converted from a Eurocurrency Loan, the date of such conversion) until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan or (ii) the conversion of such Base Rate Loan to a Eurocurrency Loan pursuant to Section 2.6 at a rate per annum equal to the relevant Base Rate plus the Applicable Base Rate Margin.

(b)           Eurocurrency Loans. Each Borrower agrees to pay interest in respect of the unpaid principal amount of such Borrower’s Eurocurrency Loans from the date the proceeds thereof are made available to such Borrower (or, if such Eurocurrency Loan was converted from a Base Rate Loan, the date of such conversion) until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurocurrency Loan or (ii) the conversion of such Eurocurrency Loan to a Base Rate Loan pursuant to Section 2.6 at a rate per annum equal to the relevant Eurocurrency Rate plus the Applicable Eurocurrency Margin.

(c)           [RESERVED].

(d)           [RESERVED].

(e)           [RESERVED].

(f)           Overnight Rate Loans. Company agrees to pay interest in respect of the unpaid principal amount of each Overnight Rate Loan from the date the proceeds thereof are made available to Company until the maturity of such Overnight Rate Loan at a rate per annum equal to the Overnight Euro Rate or Overnight LIBOR Rate, as applicable.

(g)          Payment of Interest. Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided, however, that interest accruing pursuant to Section 3.1(i) shall be payable from time to time on demand. Interest shall also be payable on all then outstanding Multicurrency Revolving Loans and French Revolving Loans on the Revolver Termination Date and on all Loans on the date of repayment (including prepayment) thereof (except that voluntary prepayments of Multicurrency Revolving Loans or French Revolving Loans that are Base Rate Loans made pursuant to Section 4.3 on any day other than a Quarterly Payment Date or the Revolver Termination Date need not be made with accrued interest from the most recent Quarterly Payment Date, provided such accrued interest is paid on the next Quarterly Payment Date) and on the date of maturity (by acceleration or otherwise) of such Loans. During the existence of any Event of Default, interest on any Loan shall be payable on demand.

(h)          Notification of Rate. Administrative Agent, upon determining the interest rate for any Borrowing of Eurocurrency Loans for any Interest Period, shall promptly notify Borrowers and the Lenders thereof. Such determination shall, absent manifest error and subject to Section 3.6, be final, conclusive and binding upon all parties hereto.

(i)           Default Interest. Notwithstanding the rates of interest specified herein, effective on the date 30 days after the occurrence and continuance of any Event of Default (other than the failure to pay Obligations when due or the occurrence of an Event of Default under either Section 10.1(e) or Section 10.1(f) hereunder) and for so long thereafter as any such Event of Default shall be continuing, and effective immediately upon any failure to pay any Obligations or any other amounts due under any of the Loan Documents when due or upon the occurence of an Event of Default under Section 10.1(e) or Section 10.1(f), whether by acceleration or otherwise, the principal balance of each Loan then outstanding and, to the extent permitted by applicable law, any interest payment on each Loan not paid when due or other amounts then due and payable shall bear interest payable on demand, after as well as before judgment at a rate per annum equal to the Default Rate.

(j)           Maximum Interest. (i) If any interest payment or other charge or fee payable hereunder exceeds the maximum amount then permitted by applicable law, the applicable Borrower shall be obligated to pay the maximum amount then permitted by applicable law and the applicable Borrower shall continue to pay the maximum amount from time to time permitted by applicable law until all such interest payments and other charges and fees otherwise due hereunder (in the absence of such restraint imposed by applicable law) have been paid in full.

(ii)           The Borrowers acknowledge that the provisions of Articles L313-1 et seq, R 313-1 and R313-2 of the French consumer code (“Code de la Consommation”) are not applicable to the transactions contemplated in this Agreement. Had they been applicable, the parties to this Credit Agreement acknowledge that by virtue of certain characteristics of the Facilities (and in particular the variable interest rate applicable to Loans and the Borrowers’ right to select the currency and the duration of the Interest Period of each Loan) the effective global rate (taux effectif global, the “Effective Global Rate”) cannot be calculated at the date of this Agreement. However, the Borrowers acknowledge that they have received from the Administrative Agent a letter (the “Effective Global Rate Letter”) containing an indicative calculation of the Effective Global Rate, based on figured examples calculated on assumptions as to the term rate (taux de période) and term length (durée de période) set out in the Effective

Global Rate Letter. The Parties acknowledge that the Effective Global Rate Letter forms part of this Agreement.

(k)           Interest Act (Canada) Disclosure. Whenever a rate of interest or other rate per annum hereunder is expressed or calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or other rate shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest or other rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

3.2           Fees.

(a)           Upfront Fees. Each of Company and European Holdco shall pay the fees as set forth in the fee letters between each of Company and European Holdco and each of DBSI, and DB to Administrative Agent for distribution as set forth therein.

(b)           Commitment Fees. Company and/or European Holdco shall pay to Administrative Agent for pro rata distribution to each Non-Defaulting Lender having a Multicurrency Revolving Commitment (based on its Multicurrency Revolver Pro Rata Share) and/or a French Revolving Commitment (based on its French Revolver Pro Rata Share) a commitment fee in Dollars (the “Commitment Fee”) for the period commencing on the Initial Borrowing Date to and including the Revolver Termination Date or the earlier termination of the Multicurrency Revolving Commitments or the French Revolving Commitments, as applicable, (and, in either case, repayment in full of the Multicurrency Revolving Loans and/or French Revolving Loans, as applicable, and payment in full or Cash Collateralization of the LC Obligations), computed at a rate equal to the Applicable Commitment Fee Percentage per annum on the average daily Total Available Multicurrency Revolving Commitment (with the Available Multicurrency Revolving Commitment of each Lender determined without reduction for such Lender’s Multicurrency Revolver Pro Rata Share of Swing Line Loans outstanding) and on the average daily Total Available French Revolving Commitment. Unless otherwise specified, accrued Commitment Fees shall be due and payable in arrears (i) on each Quarterly Payment Date, (ii) on the Revolver Termination Date, (iii) upon any reduction or termination in whole or in part of the Multicurrency Revolving Commitments (but only, in the case of a reduction, on the portion of the Multicurrency Revolving Commitments then being reduced) and (iv) upon any reduction or termination in whole or in part of the French Revolving Commitments (but only, in the case of a reduction, on the portion of the French Revolving Commitments then being reduced).

(c)           Agency Fees. The applicable Borrower shall pay to Administrative Agent for its own account, agency and other Loan fees in the amount and at the times set forth in administrative agent letter between Borrowers and Administrative Agent.

             3.3            Computation of Interest and Fees. Interest on all Loans and fees payable hereunder shall be computed on the basis of the actual number of days elapsed over a year of 360 days, provided that, interest on all Base Rate Loans and, if denominated in Sterling, Term B Loans, Multicurrency Revolving Loans and French Revolving Loans shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be. Each determination of an interest rate by Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. Administrative Agent shall, at any time and from time to time upon request of any Borrower, deliver to such Borrower a statement showing the quotations used by Administrative Agent in determining any interest rate applicable to Loans pursuant to this Agreement.

             3.4            Interest Periods. At the time it gives any Notice of Borrowing or a Notice of Conversion or Continuation, with respect to Eurocurrency Loans, a Borrower shall elect, by giving Administrative Agent written notice, the interest period (each an “Interest Period”) which Interest Period shall, at the option of such Borrower, be one, two, three or six months or, if available to each of the applicable Lenders (as determined by each such applicable Lender in its sole discretion) a nine or twelve month period; provided, further, that:

(a)           all Eurocurrency Loans comprising a Borrowing shall at all times have the same Interest Period;

(b)           the initial Interest Period for any Eurocurrency Loan shall commence on the date of such Borrowing of such Eurocurrency Loan (including the date of any conversion thereto from a Loan of a different Type) and each Interest Period occurring thereafter in respect of such Eurocurrency Loan shall commence on the last day of the immediately preceding Interest Period;

(c)           if any Interest Period relating to a Eurocurrency Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d)           if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurocurrency Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(e)           at any time when an Unmatured Event of Default or Event of Default is then in existence, no Interest Period (a) of more than one month may be selected with respect to any Loan denominated in an Alternative Currency and (b) may be selected with respect to any Loan denominated in Dollars;

(f)           no Interest Period shall extend beyond the applicable Term Maturity Date for any Term Loan, or the Revolver Termination Date for any Multicurrency Revolving Loan or French Revolving Loan; and

(g)           no Interest Period in respect of any Borrowing of Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such Term Loans will be required to be made under Section 4.4(b), (c) or (d) as the case may be, if the aggregate principal amount of Term Loans of such Term Facility which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of Term Loans of such Term Facility then outstanding less the aggregate amount of such required prepayment.

            3.5             Compensation for Funding Losses. The applicable Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such amounts), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurocurrency Loans to the extent not recovered by the Lender in connection with the liquidation or re-employment of such funds and including the compensation payable by such Lender to a Participant) and any loss sustained by such Lender in connection with the liquidation or re-employment of such funds (including, without limitation, a return on such liquidation or re-employment that would result in such Lender receiving less than it would have received had such Eurocurrency Loan remained outstanding until the last day of the Interest Period applicable to such Eurocurrency Loans, but excluding Excluded Taxes) which such Lender may sustain as a result of:

(a)           for any reason (other than a default by such Lender or Administrative Agent) a continuation or Borrowing of, or conversion from or into, Eurocurrency Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion or Continuation (whether or not withdrawn);

(b)           any payment, prepayment or conversion or continuation of any of its Eurocurrency Loans occurring for any reason whatsoever on a date which is not the last day of an Interest Period applicable thereto;

(c)           any repayment of any of its Eurocurrency Loans not being made on the date specified in a notice of payment given by any Borrower; or

(d)           (i) any other failure by a Borrower to repay such Borrower’s Eurocurrency Loans when required by the terms of this Agreement or (ii) an election made by Borrowers pursuant to Section 3.7. A written notice setting forth in reasonable detail the basis of the incurrence of additional amounts owed such Lender under this Section 3.5 and delivered to Borrowers and Administrative Agent by such Lender shall, absent manifest error, be final, conclusive and binding for all purposes. Calculation of all amounts payable to a Lender under this Section 3.5 shall be made as though that Lender had actually funded its relevant Eurocurrency Loan through the purchase of a Eurocurrency deposit bearing interest at the Eurocurrency Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurocurrency deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurocurrency Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 3.5.

            3.6            Increased Costs, Illegality, Etc.

                             (a)              Generally. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the applicable Agent):

(i)           in connection with any request for any Eurocurrency Loan conversions or continuations that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurocurrency market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurocurrency Rate; or

(ii)           at any time that any Lender shall incur increased costs (except for costs resulting from a change in the rate of tax on the overall net income of such Lender) or reduction in the amounts received or receivable hereunder with respect to any Eurocurrency Loan because of (x) any Change in Law having general applicability to all comparably situated Lenders within the jurisdiction in which such Lender operates since the date of this Agreement such as, for example, but not limited to: (A) a change in the basis of taxation of payments to any Lender of the principal of or interest on the Notes or any other amounts payable hereunder (except for (1) changes in the basis of taxation of or rate of tax on, or determined by reference to, Excluded Taxes and (2) taxes and other amounts that are the subject of Section 4.7; provided, further, that, if such increased costs are determined by a court of competent jurisdiction in a final non-appealable judgment to have been imposed as a result of a Lender’s gross negligence or willful misconduct, such Lender will promptly repay to the applicable Borrower the amount of any increased costs paid to such Lender by such Borrower under this Section 3.6) or (B) a change in official reserve, special deposit, compulsory loan, insurance charge or similar requirements by any Governmental Authority (but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurocurrency Rate) and/or (y) other circumstances since the date of this Agreement affecting such Lender or the interbank Eurocurrency market or the position of such Lender in such market (excluding, however, differences in a Lender’s cost of funds from those of Administrative Agent which are solely the result of credit differences between such Lender and Administrative Agent); or

(iii)           at any time, that the making or continuance of any Eurocurrency Loan has been made (x) unlawful by any law, directive or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurocurrency market;

then, and in any such event, such Lender (or Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to Borrowers and, except in the case of clause (i) above, to Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter, (x) in the case of clause (i) above, Eurocurrency Loans shall no longer be available until such time as Administrative Agent notifies Borrowers and the Lenders that the circumstances giving rise to such notice by Administrative Agent no longer exist, and any Notice of Borrowing, Notice of

Conversion or Continuation given by any Borrower with respect to Eurocurrency Loans (other than with respect to conversions to Base Rate Loans) which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such Borrower and, in the case of Alternative Currency Loans, such Loans shall thereafter bear interest at a rate equal to Administrative Agent’s cost of funds for such Alternative Currency plus the Applicable Eurocurrency Margin, (y) in the case of clause (ii) above, the applicable Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (any written notice as to the additional amounts owed to such Lender, showing in reasonable detail the reasonable basis for the calculation thereof, submitted to Borrowers by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto; however the failure to give any such notice shall not release or diminish Borrowers’ obligations to pay additional amounts pursuant to this Section 3.6; provided that no Lender shall be entitled to receive additional amounts pursuant to this Section 3.6 for periods occurring prior to the 180th day before the giving of such notice) and (z) in the case of clause (iii) above, the applicable Borrower shall take one of the actions specified in Section 3.6(b) as promptly as possible and, in any event, within the time period required by law. In determining such additional amounts pursuant to clause (y) of the immediately preceding sentence, each Lender shall act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts receivable relate to such Lender’s loans in general and are not specifically attributable to a Loan hereunder, use averaging and attribution methods which are reasonable and which cover all loans similar to the Loans made by such Lender whether or not the loan documentation for such other loans permits the Lender to receive increased costs of the type described in this Section 3.6(a).

(b)           Affected Loans. At any time that any Loan is affected by the circumstances described in Section 3.6(a)(ii) or (iii), Borrowers may (and, in the case of a Loan affected by the circumstances described in Section 3.6(a)(iii), shall) either (i) if the affected Loan is then being made initially or pursuant to a conversion, by giving Administrative Agent telephonic notice (confirmed in writing) on the same date that such Borrower was notified by the affected Lender or Administrative Agent pursuant to Section 3.6(a)(ii) or (iii), cancel the respective Borrowing, or (ii) if the affected Loan is then outstanding, upon at least three Business Days’ written notice to Administrative Agent, require the affected Lender to convert such Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.6(b).

(c)           Capital Requirements. Without duplication of Section 3.6(a) hereof, if any Lender determines that any Change in Law by any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the applicable Borrower shall pay to such Lender within 15 days after receipt by such Borrower of written demand by such Lender in accordance with the provisions hereof such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.

(d)           Certificates for Reimbursement. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and which will, to the extent the increased costs or reduction in the rate of return relates to such Lender’s commitments, loans or obligations in general and are not specifically attributable to the Commitments, Loans and obligations hereunder, cover all commitments, loans and obligations similar to the Commitments, Loans and obligations of such Lender hereunder whether or not the loan documentation for such other commitments, loans or obligations permits the Lender to make the determination specified in this Section 3.6. Such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.6(d), will give prompt written notice thereof to Borrowers, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of Borrowers’ obligations to pay additional amounts pursuant to this Section 3.6 (provided that no Lender shall be entitled to receive additional amounts pursuant to this Section 3.6 for periods occurring prior to the 135th day before the giving of such notice); except that, if the Change in Law giving rise to such increased costs is retroactive, then the 135 day period referred to above shall be extended to include the period of retroactive affect thereof).

(e)           Change of Lending Office. Each Lender which is or will be owed compensation pursuant to Section 3.6(a) or (c) will, if requested by any Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to cause a different branch or Affiliate to make or continue a Loan or Letter of Credit or to assign its rights and obligations hereunder to another of its branches or Affiliates if in the judgment of such Lender such designation or assignment will avoid the need for, or materially reduce the amount of, such compensation to such Lender and will not, in the judgment of such Lender, be otherwise disadvantageous in any significant respect to such Lender. The requesting Borrower hereby agrees to pay all reasonable expenses incurred by any Lender in utilizing a different branch or Affiliate pursuant to this Section 3.6(e). Nothing in this Section 3.6(e) shall affect or postpone any of the obligations of Borrowers or the right of any Lender provided for herein.

            3.7             Replacement of Affected Lenders. (a) If any Multicurrency Revolving Lender or French Revolving Lender becomes a Defaulting Lender or otherwise defaults in its Obligations to make Loans or fund Unpaid Drawings, (b) if any Lender (or in the case of Section 2.10(i), any Facing Agent) is owed increased costs under Section 2.10(i), Section 3.6(a)(ii) or (iii) or Section 3.6(c), or Borrowers are required to make any payments under Section 4.7 to any Lender that Company determines are materially in excess of those to the other Lenders, (c) as provided in Section 12.1(c) in the case of certain refusals by a Lender to consent to certain proposed amendment, changes, supplements, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, or (d) if any Multicurrency Revolving Lender or French Revolving Lender notifies the Administrative Agent that it can no make loans, or continue loans, in any Agreed Alternative Currency pursuant to Sections 2.8(c) or 2.8(d), Borrowers shall have the right to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignee or Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”), reasonably acceptable to Administrative Agent, provided that, (i) at the time of any replacement pursuant to this Section 3.7, the Replacement Lender shall enter into one or more assignment agreements, in form and substance reasonably satisfactory to Administrative Agent, pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and participation in Letters of Credit by, the Replaced Lender and (ii) all obligations of Borrowers owing to the Replaced Lender (including, without limitation, such increased costs and excluding those amounts and obligations specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Lender concurrently with such replacement; and provided further that the lender replacement right set forth above in Section 3.7(d) shall not apply in any instance where five or more Multicurrency Revolving Lenders and/or French Revolving Lenders all make the same notification to the Administrative Agent with respect to a particular Agreed Alternative Currency. Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the applicable Borrower, the Replacement Lender shall become a Lender hereunder and, unless the Replaced Lender continues to have outstanding Term Loans hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender. Notwithstanding anything to the contrary contained above, no Lender that acts as a Facing Agent may be replaced hereunder at any time which it has Letters of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Facing Agent (including the furnishing of a standby letter of credit in form and substance, and issued by an issuer satisfactory to such Facing Agent or delivering Cash Collateral to such Facing Agent) have been made with respect to such outstanding Letters of Credit.

ARTICLE IV

REDUCTION OF COMMITMENTS;
PAYMENTS AND PREPAYMENTS

            4.1             Voluntary Reduction of Commitments; Defaulting Lenders.

(a)           Voluntary Reduction of Commitments. Upon at least two Business Days’ prior written notice (or telephonic notice confirmed in writing) to Administrative Agent at the Notice Office (which notice Administrative Agent shall promptly transmit to each Lender), Company shall have the right, without premium or penalty, to terminate the unutilized portion of the Multicurrency Revolving Commitments, the French Revolving Commitment or the Swing Line Commitment, as the case may be, in part or in whole, provided that, (i) any such voluntary termination of the Multicurrency Revolving Commitments shall apply to proportionately and permanently reduce the Multicurrency Revolving Commitment of each Multicurrency Revolving Lender, (ii) any such voluntary termination of the French Revolving Commitments shall apply to proportionately and permanently reduce the French Revolving Commitment of each French Revolving Lender, (ii) any partial voluntary reduction pursuant to this Section 4.1 shall be in the amount of at least $10,000,000 and integral multiples of $5,000,000 in excess of that amount in the relevant currency of the applicable Facility and (iii) any such voluntary termination of the Multicurrency Revolving Commitments, French Revolving Commitments or Swing Line Commitment shall occur simultaneously with a voluntary prepayment, pursuant to Section 4.3 to the extent necessary such that (A) the Total Multicurrency Revolving Commitment shall not be reduced below the aggregate principal amount of outstanding Multicurrency Revolving Loans plus the aggregate LC Obligations and the Swing Line Commitment, (B) the Total French Revolving Commitment shall not be reduced below the aggregate principal amount of outstanding French Revolving Loans and (B) the Swing Line Commitment shall not be reduced below the aggregate principal amount of outstanding Swing Line Loans.

(b)           Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

                                        (i)           Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.1.

                                        (ii)          Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 12.4), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Facing Agent and/or the Swing Line Lender hereunder; third, if so determined by Administrative Agent or requested by the applicable Facing Agent and/or Swing Line Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as Company may request (so long as no Unmatured Event of Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Administrative Agent, the Lenders, any Facing Agent or any Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent, any Lender, Facing Agent or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Unmatured Event Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Multicurrency Revolving Loans, French Revolving Loans or funded participations in Swing Line Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Multicurrency Revolving Loans, French Revolving Loans or funded participations in Swing Line Loans or Letters of Credit were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Multicurrency Revolving Loans of, French Revolving Loans of, and funded participations in Swing Line Loans or Letters of Credit owed to, all Non-Defaulting

Lenders on a pro rata basis prior to being applied to the payment of any Multicurrency Revolving Loans of, French Revolving Loans of, or funded participations in Swing Line Loans or Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 4.1(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

                                                (iii)         Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Swing Line Loans or Letters of Credit pursuant to Section 2.1(c) and Section 2.10(e) the “Multicurrency Revolver Pro Rata Share” of each Non-Defaulting Lender shall be computed without giving effect to the Multicurrency Revolver Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Unmatured Event of Default or Event of Default exists and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (A) the Multicurrency Revolving Commitment of that Non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Multicurrency Revolving Loans of that Lender.

                                                (iv)         Cash Collateral for Letters of Credit. Promptly on demand by a Facing Agent or the Administrative Agent from time to time, Company shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure with respect to such Facing Agent (after giving effect to Section 4.1(b)(iii) and such Cash Collateral shall be in Dollars). Any such Cash Collateral shall be deposited in a separate account with the Administrative Agent, subject to the exclusive dominion and control of the Administrative Agent, as collateral (solely for the benefit of such Facing Agent) for the payment and performance of each Defaulting Lender’s Multicurrency Revolver Pro Rata Share of outstanding LC Obligations. Moneys in such account shall be applied by the Administrative Agent to reimburse such Facing Agent immediately for each Defaulting Lender’s Multicurrency Revolver Pro Rata Share of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

                                                (v)          Prepayment of Swing Line Loans. Promptly on demand by a Swing Line Lender or the Administrative Agent from time to time, the applicable Borrower shall prepay the Swing Line Loans in an amount of all Fronting Exposure with respect to the Swing Line Lender (after giving effect to Section 4.1(b)(iii)).

                                                (vi)         Certain Fees. For any period during which such Lender is a Defaulting Lender, such Defaulting Lender (i) shall not be entitled to receive any commitment fee pursuant to Section 3.2(b) (and Company shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) shall not be entitled to receive any LC Commissions pursuant to Section 2.10(g)(ii) otherwise payable to the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral pursuant to Section 4.1(b)(iv) but instead, the applicable Borrower shall (x) be required to pay to each Non-Defaulting Lender the amount of such LC Commissions in accordance with the upward adjustments in their respective Multicurrency Revolver Pro Rata Shares allocable to such Letter of Credit pursuant to Section 4.1(b)(iii) and (y) not be required to pay the remaining amount of such LC Commissions that otherwise would have been required to have been paid to that Defaulting Lender.

                                                (vii)        Defaulting Lender Cure. If Company, the Administrative Agent, the Swing Line Lenders and the Facing Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Multicurrency Revolving Loans and/or French Revolving Loans, as applicable, of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Multicurrency Revolving Loans and/or French Revolving Loans, as applicable, and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Multicurrency Revolver Pro Rata Shares and/or French Pro Rata Shares, as applicable, (without giving effect to Section 4.1(b)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Company while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

            4.2             Mandatory Reduction of Term Commitments. The Term Commitments will terminate in their entirety on the Initial Borrowing Date, after giving effect to the Initial Borrowing on such date.

            4.3             Voluntary Prepayments. Borrowers shall have the right to prepay the Loans in whole or in part from time to time on the following terms and conditions:

(a)           the applicable Borrower shall give Administrative Agent irrevocable written notice at its Notice Office (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans to it, whether such Loans are Term Loans, Multicurrency Revolving Loans, French Revolving Loans or Swing Line Loans, the amount of such prepayment and the specific Borrowings to which such prepayment is to be applied, which notice shall be given by the applicable Borrower to Administrative Agent by 12:00 noon (New York City time) at least three Business Days prior in the case of Eurocurrency Loans, at least one Business Day prior in the case of Base Rate Loans and by 11:00 a.m. (local time) in the case of Swing Line Loans on the date of such prepayment and which notice shall (except in the case of Swing Line Loans) promptly be transmitted by Administrative Agent to each of the applicable Lenders;

(b)           each partial prepayment of any Borrowing shall be in a principal amount at least equal to the Minimum Borrowing Multiple, provided that, no partial prepayment of Eurocurrency Loans made pursuant to a single Borrowing shall reduce the aggregate principal amount of the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto;

(c)           Eurocurrency Loans may only be prepaid pursuant to this Section 4.3 on the last day of an Interest Period applicable thereto or on any other day subject to Section 3.5;

(d)           each prepayment in respect of any Borrowing shall be applied pro rata among the Loans comprising such Borrowing, provided, however, that such prepayment shall not be applied to any Multicurrency Revolving Loans or French Revolving Loans of a Defaulting Lender at any time when the aggregate amount of Multicurrency Revolving Loans or French Revolving Loans of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Multicurrency Revolver Pro Rata Share of all Multicurrency Revolving Loans or French Revolver Pro Rata Share of all French Revolving Loans, as applicable, then outstanding; and

(e)           each voluntary prepayment of Term Loans shall be applied to the Scheduled Term Repayments of the Term Facility or Term Facilities designated by Company (in amounts designated by Company), and within each such Term Loan, shall be applied to reduce the remaining Scheduled Term Repayments on a pro rata basis; provided, however, that Company may designate in a notice to the Administrative Agent that such voluntary prepayment shall be applied first to any specified remaining Scheduled Term Repayment due within 12 months of such voluntary prepayment. Unless otherwise specified by the applicable Borrower, such prepayment shall be applied first to the payment of Base Rate Loans and second to the payment of such Eurocurrency Loans such Borrower shall request (and in the absence of such request, as Administrative Agent shall determine).

The notice provisions, the provisions with respect to the minimum amount of any prepayment, and the provisions requiring prepayments in integral multiples above such minimum amount of this Section 4.3 are for the benefit of Administrative Agent and may be waived unilaterally by Administrative Agent.

            4.4            Mandatory Prepayments.

            (a)            Prepayment Upon Overadvance. The applicable Borrower shall prepay the outstanding principal amount of the Multicurrency Revolving Loans, French Revolving Loans or the Swing Line Loans on any date on which the aggregate outstanding Effective Amount of such Loans together with the aggregate Effective Amount of LC Obligations in the case of the Multicurrency Revolving Loans (after giving effect to any other repayments or prepayments on such day) exceeds the aggregate Multicurrency Revolving Commitments, French Revolving Commitment or the Swing Line Commitment, as the case may be (including, without limitation, on the Revolver Termination Date), in the amount of such excess. If, after giving effect to the prepayment of all outstanding Multicurrency Revolving Loans, the aggregate Effective Amount of LC Obligations exceeds the Multicurrency Revolving Commitments then in effect, Company shall Cash Collateralize LC Obligations by depositing Cash Collateral with Administrative Agent in an amount equal to the positive difference, if any, between the Effective Amount of such LC Obligations and the Multicurrency Revolving Commitments then in effect. Administrative Agent shall establish in its name for the benefit of the Multicurrency Revolving Lenders one or more interest bearing collateral accounts (collectively, the “Collateral Account”) into which it shall deposit such Cash Collateral for the LC Obligations.

(b)          Scheduled Term A Repayments. Company shall cause to be paid Scheduled Term A Repayments on the Term A Loans until the Term A Loans are paid in full in the amounts and at the times specified in the definition of Scheduled Term A Repayments to the extent that prepayments have not previously been applied to such Scheduled Term A Repayments (and such Scheduled Term A Repayments have not otherwise been reduced) pursuant to the terms hereof.

(c)          Scheduled Term B Repayments. Company shall cause to be paid Scheduled Term B Repayments on the Term B Loans until the Term B Loans are paid in full in the amounts and at the times specified in the definition of Scheduled Term B Repayments to the extent that prepayments have not previously been applied to such Scheduled Term B Repayments (and such Scheduled Term B Repayments have not otherwise been reduced) pursuant to the terms hereof.

(d)          Scheduled Term C Repayments. Company shall cause to be paid Scheduled Term C Repayments on the Term C Loans until the Term C Loans are paid in full in the amounts and at the times specified in the definition of Scheduled Term C Repayments to the extent that prepayments have not previously been applied to such Scheduled Term C Repayments (and such Scheduled Term C Repayments have not otherwise been reduced) pursuant to the terms hereof.

(e)          Mandatory Prepayment Upon Asset Disposition. On the first Business Day after the date of receipt thereof by Company and/or any of its Subsidiaries of Net Sale Proceeds from any Asset Disposition (other than an Asset Disposition permitted by Section 8.3 or Sections 8.4(a) through 8.4(l)), except to the extent that the Net Sale Proceeds of such Asset Disposition, when combined with the Net Sale Proceeds of all such Asset Dispositions, during the immediately preceding twelve month period, do not exceed $150,000,000 plus, if an Aerospace Asset Disposition occurred during such period, 50% of the Net Sale Proceeds from such Aerospace Asset Disposition, Company and European Holdco shall cause an amount equal to 100% of such excess Net Sale Proceeds from such Asset Disposition to be applied as a mandatory repayment of principal of the Loans pursuant to the terms of Section 4.5(a), provided that, the Net Sale Proceeds therefrom shall not be required to be so applied on such date to the extent that no Event of Default or Unmatured Event of Default then exists and such Net Sale Proceeds are used to purchase assets used or to be used in the businesses referred to in Section 8.11 within 360 days following the date of such Asset Disposition; provided, further, that (1) if all or any portion of such Net Sale Proceeds are not so used (or contractually committed to be used) within such 360 day period, such remaining portion shall be applied on the last day of the respective period as a mandatory repayment of principal of outstanding Loans as provided above in this Section 4.4(e) and (2) if all or any portion of such Net Sale Proceeds are not required to be applied on the 360th day referred to in clause (1) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, then such remaining portion shall be applied on the date of such termination or expiration as a mandatory repayment of principal of outstanding Loans as provided in this Section 4.4(e).

(f)           Mandatory Prepayment With Excess Cash Flow. On each Excess Cash Payment Date, Company and European Holdco shall cause an amount equal to 50% of Excess Cash Flow of Company and its Subsidiaries for the most recent Excess Cash Flow Period ending prior to such Excess Cash Payment Date to be applied as a mandatory repayment of principal of the Loans pursuant to the terms of Section 4.5(a), provided that, so long as no Event of Default or Unmatured Event of Default then exists, if (x) the Leverage Ratio as of the last day of such most recent Excess Cash Flow Period is less than 3.50:1.0 or (y) the Moody’s Rating is at least Ba3 and the S&P Rating is at least BB-, then, Company and European Holdco shall not be required to apply any portion of Excess Cash Flow as a mandatory repayment of Loans as provided above in this Section 4.4(f)).

(g)          Mandatory Prepayment Upon Recovery Event. Within ten (10) days following each date on which Company or any of its Subsidiaries receives any proceeds from any Recovery Event, except to the extent that the net proceeds of such Recovery Event (including without limitation any disposition under Section 8.4(m)), when combined with the net proceeds of all other Recovery Events during the immediately preceding twelve month period, do not exceed $150,000,000, Company and European Holdco shall cause an amount equal to 100% of the proceeds of such Recovery Event (net of reasonable costs and taxes incurred in connection with such Recovery Event) to be applied as a mandatory repayment of principal of the Loans pursuant to the terms of Section 4.5(a), provided that, so long as no Event of Default then exists, the net proceeds from any Recovery Event shall not be required to be so applied on such date to the extent that any Borrower has delivered a certificate to Administrative Agent on or prior to such date stating that such proceeds shall be used to replace or restore any properties or assets in respect of which such proceeds were paid within 360 days following the date of the receipt of such proceeds (which certificate shall set forth the estimates of the proceeds to be so expended); provided, further, that

(i)           if all or any portion of such proceeds not required to be applied to the repayment of Loans pursuant to the first proviso of this Section 4.4(g) are not so used (or contractually committed to be used) within 360 days after the day of the receipt of such proceeds, such remaining portion shall be applied on the last day of such period as a mandatory repayment of principal of the Loan as provided in this Section 4.4(g) and

(ii)           if all or any portion of such proceeds are not required to be applied on the 360th day referred to in clause (i) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, then such remaining portion shall be applied on the date of such termination or expiration as a mandatory repayment of principal of outstanding Loans as provided in this Section 4.4(g).

            4.5             Application of Prepayments.

(a)           Prepayments. Except as expressly provided in this Agreement, all prepayments of principal made by any Borrower pursuant to Section 4.4(e) through (g) shall be applied (i) (1) if no Event of Default exists, to the Scheduled Term Repayments of the Term Facility or Term Facilities designated by Company (in amounts designated by Company); and (2) if an Event of Default exists, first to the pro rata payment of the unpaid principal amount of the Term Loans (with the applicable Term Percentage of such repayment to be applied as a repayment of each of the Term Facilities) and second to the pro rata payment of the then outstanding balance of the Multicurrency Revolving Loans and French Revolving Loans (pro rata among such Facilities) and the Cash Collateralization of LC Obligations; (ii) within each of the foregoing Loans, first to the payment of Base Rate Loans and second to the payment of Eurocurrency Loans; and (iii) with respect to Eurocurrency Loans, in such order as such Borrower shall request (and in the absence of such request, as Administrative Agent shall determine). Each prepayment of Term Loans made pursuant to Section 4.4(e) through (g) shall be allocated within each Term Loan to reduce the remaining Scheduled Term Repayments on a pro rata basis. If any prepayment of Eurocurrency Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount, such Borrowing shall immediately be converted into Base Rate Loans. All prepayments shall include payment of accrued interest on the principal amount so prepaid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.5. No payments made pursuant to Sections 4.3, 4.4, or 4.5 by any Borrower that is a Foreign Subsidiary shall be allocated to the repayment of a U.S. Borrowing.

(b)           Payments. All regular installment payments of principal on the Term Loans shall be applied (i) first to the payment of Base Rate Loans and second to the payment of Eurocurrency Loans and (ii) with respect to Eurocurrency Loans, in such order as the applicable Borrower shall request (and in the absence of such request, as Administrative Agent shall determine). All payments shall include payment of accrued interest on the principal amount so paid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.5.

            4.6            Method and Place of Payment.

                     (a)           Except as otherwise specifically provided herein, all payments under this Agreement shall be made to Administrative Agent, for the ratable account of the Lenders entitled thereto, not later than 12:00 Noon (local time in the city in which the Payment Office for the payment is located) on the date when due and shall be made in the currency such Loan was advanced and in each case to the account specified therefor for Administrative Agent or if no account has been so specified at the Payment Office, it being understood that with respect to payments in Dollars, written telex or telecopy notice by Company to Administrative Agent to make a payment from the funds in Company’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by Administrative Agent prior to 12:00 Noon (local time in the city in which the Payment Office for the payment is located on such day)) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled to receive any such payment in accordance with the terms of this Agreement. If and to the extent that any such distribution shall not be so made by Administrative Agent in full on the same day (if payment was actually received by Administrative Agent prior to 12:00 Noon (local time in the city in which the Payment Office for the payment is located on such day)), Administrative Agent shall pay to each Lender its ratable amount thereof and each such Lender shall be entitled to receive from Administrative Agent, upon demand, interest on such amount at the overnight Federal Funds Rate (or the applicable cost of funds with respect to amounts denominated in an Alternative Currency) for each day from the date such amount is paid to Administrative Agent until the date Administrative Agent pays such amount to such Lender.

(b)           [RESERVED].

(c)           Any payments under this Agreement which are made by any Borrower later than 12:00 Noon (local time in the city in which the Payment Office for the payment is located) shall, for the purpose of calculation of interest, be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension, except that with respect to Eurocurrency Loans, if such next succeeding Business Day is not in the same month as the date on which such payment would otherwise be due hereunder or under any Note, the due date with respect thereto shall be the next preceding applicable Business Day.

(d)           Notwithstanding the foregoing clauses (a) and (c), if any Defaulting Lender shall have failed to fund all or any portion of any Multicurrency Revolving Loan or French Revolving Loan (each such Multicurrency Revolving Loan and/or French Revolving Loan, an “Affected Loan”), each payment by any Borrower hereunder shall be applied first to such Affected Loan and the principal amount and interest with respect to such payment shall be distributed (i) to each Non-Defaulting Lender who is a Multicurrency Revolving Lender and/or a French Revolving Lender, as applicable, pro rata based on the outstanding principal amount of Affected Loans owing to all Non-Defaulting Lenders, until the principal amount of all Affected Loans has been repaid in full and (ii) to the extent of any remaining amount of such payment, to each Multicurrency Revolving Lender and/or French Revolving Lender, as applicable, as set forth in clauses (a) and (c) above. Each payment made by the Borrower on account of the interest on any Affected Loans shall be distributed to each Non-Defaulting Lender pro rata based on the outstanding principal amount of Affected Loans owing to all Non-Defaulting Lenders.

            4.7            Net Payments.

                     (a)             All payments made by or on behalf of Borrowers to or on behalf of any Lender or Agent hereunder or under any Loan Document will be made without recoupment, setoff, counterclaim or other defense. Notwithstanding any other provision in any Loan Document, except as provided in this Section 4.7, all payments hereunder and under any of the Loan Documents (including, without limitation, payments on account of principal and interest and fees) to or on behalf of any Lender or Agent shall be made by or on behalf of Borrowers free and clear of and without withholding for or on account of any present or future tax, duty, levy, impost, assessment or other charge of whatever nature now or hereafter imposed by any Governmental Authority, but excluding therefrom:

(i)           Excluded Taxes;

(ii)          in the case of any Lender or Agent that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (each being referred to as a “Non-U.S. Participant”), any Taxes imposed by the United States by means of withholding at the source unless such withholding (a) results from a change in applicable law, treaty or regulations or the interpretation or administration thereof by any authority charged with the administration thereof subsequent to the date of this Agreement or (b) is imposed on payments with respect to a Lender’s interest in the Loan Documents acquired under Section 3.7, Section 12.6, or Article XIII;

(iii)         any Taxes to the extent such Taxes would be avoided if the Lender or Agent provided the forms required under Section 4.7(d), unless (A) the Lender or Agent is not legally entitled to provide the forms (1) as a result of a change in applicable law, treaty, or regulations or interpretation or administration thereof by any authority charged with the administration thereof subsequent to the date such Lender or Agent becomes a Lender or Agent under a Loan Document or (2) after the Lender acquired an interest in the Loan Documents under Section 3.7, Section 12.6, or Article XIII or (B) the Lender or Agent is not providing the forms under Section 4.7(d)(iii) because the Lender or Agent determines (in its good faith judgment) that it is not legally entitled to provide the forms or that providing the forms would prejudice or disadvantage the Lender or Agent in any significant respect;

(iv)         in the case of any Participant or Assignee that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code), any Taxes imposed by the United States by means of withholding at the source that are in effect on the date such Participant or Assignee becomes a party to this Agreement or any Loan Document, except to the extent (i) the person that assigned or transferred the interest to the Participant or Assignee was entitled to reimbursement for such taxes under this Section 4.7 or (ii) the Participant or Assignee becomes a party to a Loan Document under Section 3.7, Section 12.6, or Article XIII;

(v)          [Reserved]

(vi)         any United Kingdom taxes required to be deducted or withheld (a “UK Tax Deduction”) from a payment of interest under any Loan Document if on the date on which the payment falls due:

(A)           the payment could have been made to the relevant Lender without a UK Tax Deduction if it was a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(B)           the relevant Lender is a UK Qualifying Lender solely by virtue of sub-paragraph (b) of the definition of UK Qualifying Lender and that relevant Lender has not given a Tax Confirmation to the Company where the payment could have been made to the relevant Lender without a UK Tax Deduction if that Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the Taxes Act; or

(C)           the relevant Lender is a UK Qualifying Lender solely under sub-paragraph (b) of the definition of UK Qualifying Lender; an officer of HM Revenue and Customs (“HMRC”) has given (and not revoked) a direction (a “Direction”) under section 931 of the Taxes Act (as that provision has effect on the date on which the relevant Lender became a Lender) which relates to that payment and that Lender has received from a UK Borrower or Company a certified copy of that Direction; and the payment could have been made to the Lender without any UK Tax Deduction in the absence of that Direction; or

(D)           the relevant Lender is a Treaty Lender and the party making the payment is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Section 4.7(d)(iii); and

(vii)        any taxes imposed on any “withholdable payment” payable to a Non-U.S. Participant Lender as a result of such Lender’s failure to comply with the applicable requirements as set forth in FATCA after December 31, 2012.

(viii)       any Polish taxes required to be deducted or withheld (a “Polish Tax Deduction”) from a payment of interest under any Loan Document if on the date on which the payment falls due:

(A)           the payment could have been made to the relevant Lender without a Polish Tax Deduction if it was a Polish Qualifying Lender, but on that date that Lender is not or has ceased to be a Polish Qualifying Lender other that as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of ) any law or Treaty, or any published practice or concession of any relevant taxing authority;

(B)           the relevant Lender is a Treaty Lender and the party making the payment is able to demonstrate that the payment could have been made to the Lender without the Polish Tax Deduction had that Lender complied with its obligations under Section 4.7(d)(iii).

(b)           If any Borrower is required by law to make any deduction or withholding of any Taxes from any payment due hereunder or under any of the Loan Documents (except for Taxes excluded under Section 4.7(a)(i), (ii), (iii), (iv), (v), (vi), (vii) and (viii)), then the amount payable will be increased to such amount which, after deduction from such increased amount of all such taxes required to be withheld or deducted therefrom, will not be less than the amount due and payable hereunder had no such deduction or withholding been required. If any Borrower makes any payment hereunder or under any of the Loan Documents in respect of which it is required by law to make any deduction or withholding of any Taxes, it shall pay the full amount to be deducted or withheld to the relevant taxation or other Governmental Authority within the time allowed for such payment under applicable law and shall deliver to the Agent within 30 days after it has made such payment to the applicable authority a receipt issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld from such payment or such other evidence of payment that is reasonably satisfactory to Administrative Agent.

(c)           (i) Without prejudice to the provisions of Section 4.7(a), if any Lender, or Administrative Agent on its behalf, is required by law to make any payment on account of Taxes on or in relation to any amount received or receivable hereunder or under any of the Loan Documents by such Lender, or Administrative Agent on its behalf, or any cost, loss or liability for Tax in respect to any such payment is imposed, levied or assessed against any Lender or Administrative Agent on its behalf, the applicable Borrower will promptly indemnify such person against such Tax payment or cost, loss or liability, together with any interest, penalties and expenses (including counsel fees and expenses but excluding any taxes described in clauses (i) through (vi) of Section 4.7(a)) payable or incurred in connection therewith, including any Tax of any Lender arising by virtue of payments under this Section 4.7(c), computed in a manner consistent with this Section 4.7(c). A certificate (showing in reasonable detail the basis for such calculation) as to the amount of such payment by such Lender, or Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding upon all parties hereto for all purposes; and

(ii)           Each Lender and each Facing Agent shall indemnify the Administrative Agent within ten (10) days after demand therefor, for the full amount of any Excluded Taxes, together with any interest, penalties and expenses (including counsel fees and expenses associated with such Excluded Tax) and any taxes imposed as a result of the receipt of the payment under this Section 4.7(c)(ii), attributable to such Lender that are payable or paid by Administrative Agent, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender and each Facing Agent hereby authorize Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Facing Agent, as the case may be, under any Loan Document against any amount due to Administrative Agent under this Section 4.7. The agreements in this Section 4.7 shall survive the resignation and/or replacement of Administrative Agent. Company shall also indemnify Administrative Agent, within ten (10) days after demand therefor, for any amount attributable to Excluded Taxes, together with any interest, penalties and expenses (including counsel fees and expenses associated with such Excluded Tax) and any taxes imposed as a result of the receipt of the payment under this Section 4.7(c)(ii), in each case, arising under FATCA which a Lender or a Facing Agent for any reason fails to pay indefeasibly to Administrative Agent as required by this Section 4.7(c)(ii); provided, that such Lender or Facing Agent, as the case may be, shall indemnify Company to the extent of any payment the U.S. Borrower makes to Administrative Agent pursuant to this Section 4.7(c)(ii).

(d)           (i)           Each Lender or Agent that is a Non-U.S. Participant agrees to deliver to Company and Administrative Agent on or prior to the Initial Borrowing Date, or in the case of a Lender or Agent that becomes a party to a Loan Document on a later date, the date such Lender or Agent becomes a party to a Loan Document, together with any other certificate or statement of exemption required under the Code, (a) two (or more, as reasonably requested by Company or Administrative Agent) accurate and properly completed original signed copies of IRS Form W-8BEN or W-8ECI or W-8IMY (or successor forms), or (b), (x) a certificate substantially in the form of Exhibit 4.7(d) (any such certificate, a “Section 4.7(d) Certificate”) and (y) two (or more, as reasonably requested by Company or Administrative Agent) accurate and properly completed original signed copies of IRS Form W-8BEN (or successor form) or, in the case of a partnership, IRS Form W-8IMY (or successor form) accompanied by an IRS Form W-8BEN (or successor form) from each of its partners or members. In addition, each such Non-U.S. Participant agrees that from time to time after the Initial Borrowing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will timely deliver to Company and Administrative Agent two (or more, as reasonably requested by Company or Administrative Agent) new accurate and properly completed original signed copies of IRS Form W-8BEN or W-8ECI or W-8IMY, or IRS Form W-8BEN (or, in the case of a partnership, IRS Form W-8IMY and accompanying IRS Forms W-8BEN) and a Section 4.7(d) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender or Agent to a continued exemption from (or reduction in) United States withholding Tax with respect to payments under any Loan Document. To the extent a Non-U.S. Participant is unable to deliver the forms required under this Section 4.7(d)(i), or the forms previously delivered are inaccurate in any material respects, it shall immediately notify Company and Administrative Agent.

(ii)          Each Lender and Agent that is a U.S. Person (as such term is defined in Section 7701(a)(30) of the Code) and that is not a corporation for U.S. federal income tax purposes, agrees to deliver to Company and Administrative Agent on or prior to the Initial Borrowing Date, or in the case of a Lender or Agent that becomes a party to a Loan Document on a later date, the date the Lender or Agent becomes a party to such Loan Document, two accurate and properly completed original signed copies of IRS Form W-9 (or successor form) certifying to such Lender’s or Agent’s entitlement to receive payments under such Loan Document without deduction for United States backup withholding tax.

(iii)         Each Lender and Agent shall, if requested by Company or Administrative Agent, within a reasonable period of time after such request, provide to Company, Administrative Agent or the applicable Governmental Authority any other tax forms or other documents or complete other formalities necessary or appropriate to avoid (or reduce) withholding for or on account of any Taxes imposed on payments under the Loan Documents pursuant to the laws of the jurisdiction of organization of Company, European Holdco or any Other Subsidiary Borrower, as applicable, provided, however, that no Lender or Agent shall be required to provide forms or documents or complete other formalities under this Section 4.7(d)(iii) to the extent the Lender or Agent determines (in its good faith discretion) that it is not legally entitled to do so or that providing such forms or documents or completing the other formalities would prejudice or disadvantage the Lender or Agent in any significant respect. To the extent that a Lender or Agent is unable to deliver the forms or documents or complete the other formalities required under this Section 4.7(d)(iii) or the previous forms delivered are inaccurate in any material respects, the Lender or Agent shall promptly notify Company and Administrative Agent.

(A)           Nothing in this Section 4.7(d)(iii) shall require a Treaty Lender to (1) register under the HMRC DT Treaty Passport scheme, (2) apply the HMRC DT Treaty Passport scheme to any Loan if it has so registered, or file Treaty forms if it has (x) included an indication that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 4.7(d)(iii)(B) or (D) below, and the Borrower making that payment has not complied with its obligations under Section 4.7(d)(iii)(C), (E) or (G) below. Where a Borrower has been unable to comply with its obligations under Section 4.7(d)(iii)(C) or (E) due to the failure of the Administrative Agent or the relevant Lender to provide the indication described in Section 4.7(d)(iii)(B) or (D) (as the case may be), such inability shall not constitute an Event of Default.

(B)           A Treaty Lender which becomes a Party to this Agreement on the date on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall make an indication to that effect by providing its scheme reference number and its jurisdiction of residence to the Administrative Agent or the Company on or before the date of this Agreement.

(C)           Where a Lender provides the indication described in Section 4.7(d)(iii)(B) above:

 (1)           each UK Borrower shall, provided that they receive such indication timely, file a duly completed form DTTP2 in respect of such Lender with HMRC within 30 days of the date of this Agreement and shall promptly provide the Lender with a copy of that filing; and

 (2)           each Additional UK Borrower shall, to the extent that that Lender is a Lender under a Facility made available to that Additional UK Borrower pursuant to Section 2.1, file a duly completed form DTTP2 in respect of such Lender with HMRC within 30 days of becoming an Additional UK Borrower and shall promptly provide the Lender with a copy of that filing.

(D)           A Transferee that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes for that scheme to apply to this Agreement shall include an indication to that effect in the forms and certificates provided in accordance with Section 4.7(d) which it executes by including its scheme reference number and its jurisdiction of tax residence.

(E)           Where a Transferee includes the indication described in Section 4.7(d)(iii)(F) above in the relevant forms and certificates provided in accordance with Section 4.7(d):

 (1)           each UK Borrower which is a Party as a Borrower as at the relevant transfer date shall, provided that they receive such indication timely, to the extent that that Transferee becomes a Lender under Commitments made available to that Borrower pursuant to Section 2.1 file a duly completed form DTTP2 with HMRC within 30 days of that transfer date and shall promptly provide the Lender with a copy of that filing; and

 (2)           each Additional UK Borrower which becomes an Additional UK Borrower after the relevant Transfer Date shall, to the extent that that the Transferee is a Lender under a Facility which is made available to that Additional UK Borrower pursuant to Section 2.1, file a duly completed form DTTP2 in respect of such Lender with HMRC within 30 days of becoming an Additional UK Borrower and shall promptly provide the Lender with a copy of that filing.

(F)           If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 4.7(d)(iii)(B) or (D) above, then, in either case, no Borrower shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan.

(G)           A Lender which becomes a Party to this Agreement on the date on which this Agreement is entered into that is a UK Qualifying Lender solely by virtue of sub-paragraph (b) of the definition of UK Qualifying Lender gives a Tax Confirmation to the Company by entering into the Agreement. Such a Lender shall promptly notify the Company and the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation.

(H)           A Transferee that is a UK Qualifying Lender solely by virtue of sub-paragraph (b) of the definition of UK Qualifying Lender shall provide a Tax Confirmation in the forms and certificates provided in accordance with Section 4.7(d) which it executes by including whether it falls within sub-paragraph (b)(i), (ii) or (iii) of the definition of UK Qualifying Lender. Such a Lender shall promptly notify the Company and the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation.

(iv)          If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Company and Administrative Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller, and (B) other documentation reasonably requested by the Borrower and Administrative Agent sufficient for Company and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements. To the extent that the relevant documentation provided pursuant to this Section 4.7(d)(iv) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to Company and Administrative Agent revised and/or updated documentation sufficient for Company and the Administrative Agent to confirm such Lender’s compliance with their obligations under FATCA.

(e)           Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of any event or the existence of any condition that would cause any Borrower to make a payment in respect of any Taxes to such Lender pursuant to Section 4.7(a) or a payment in indemnification for any Taxes pursuant to Section 4.7(c), it will use reasonable efforts to make, fund or maintain the Loan or other Facility (or portion of either) or participation in Letters of Credit (or portions thereof) of such Lender with respect to which the aforementioned payment is or would be made through another lending office of such Lender or will assign its Loans to another Eligible Assignee if as a result thereof the additional amounts which would otherwise be required to be paid by any Borrower in respect of such Loans or other Facility (or portions of either) or participation in Letters of Credit (or portions thereof) pursuant to Section 4.7(a) or Section 4.7(c) would be materially reduced, and if, in the reasonable judgment of such Lender, the making, funding or maintaining of such Loans or other Facility (or portions of either) or participation in Letters of Credit (or portions thereof) through such other lending office would not be otherwise significantly disadvantageous to such Lender. Each Borrower agrees to pay all reasonable expenses incurred by any Lender in utilizing another lending office of such Lender pursuant to this Section 4.7(e).

(f)           If any Borrower shall pay any Taxes pursuant to this Section 4.7 and any Lender, any Collateral Agent or Administrative Agent at any time thereafter receives a refund of such Taxes or, as determined in its sole judgment, a direct credit with respect to the payment of such Taxes, then such Lender, any Collateral Agent or Administrative Agent shall promptly pay to such Borrower the amount of such refund or credit net of all out-of-pocket expenses reasonably incurred by the Lender, any Collateral Agent or Administrative Agent to obtain such refund or credit and without interest except for any interest paid by the relevant Government Authority with respect to the refund); provided, however, that such Borrower agrees to repay the amount paid over to such Borrower under this Section 4.7(f) (plus any penalties, interest, and other related charges) to the Lender, any Collateral Agent or Administrative Agent in the event the Lender, any Collateral Agent or Administrative Agent is required to repay the refund to the Government Authority.

(g)           Without prejudice to the provisions of Section 4.7, any Lender which becomes a party to this Agreement and directly lends any amount to a Borrower resident for tax purposes in Spain (“Spanish Borrower”), shall promptly make an indication to such Spanish Borrower if such Lender is, enters or ceases to be in any of the following situations:

(A)           being a Spanish credit entity or financial credit establishment registered with the Bank of Spain to which the provisions set out in the first paragraph of section (c) of Article 59 of Spanish Royal Decree 1777/2004 of 30 July 2004 apply; or

(B)           being a Spanish permanent establishment of a non-Spanish financial institution to which the provision set out in the second paragraph of Article 8.1 of Spanish Royal Decree 1776/2004 of 30 July 2004 apply, and provided that the income derived from the interest paid by the Spanish Borrower is effectively connected to such Spanish permanent establishment; or

(C)           being a resident for tax purposes in a member state of the European Union (other than Spain) not acting for the purposes of this contract through a permanent establishment in Spain or being a permanent establishment of such European Union resident located in another member state of the European Union (other than Spain), provided that they are not acting through a territory considered a tax haven (as defined in the Spanish tax regulations) and provided that the income derived from the interest paid by the Spanish Borrower is effectively connected to such European Union resident or European Union permanent establishment; or

(D)           being a Lender, which is treated as a resident of a jurisdiction having a double taxation agreement with Spain, and provided that it does not carry on a business in Spain through a permanent establishment to which the income derived from the interest paid by the Spanish Borrower is effectively connected;

(h)           Lenders which are in any of the situations described in Section 4.7(g) shall promptly provide such Spanish Borrower, and before any payment made from the Spanish Borrower to such Lenders is due in any case, with the appropriate documentation certifying such situations, unless they are not entitled to provide said documentation as a result of a change in the applicable law, regulations or their interpretation by any authority or in their good faith judgment:

(A)           issued by the Spanish tax authorities or by the Bank of Spain, should the borrower be in the situation described in section 4.7(g)(A) or (B).

(B)           issued by the relevant authorities of the member State of the European Union where such Lender is resident for tax purposes, should the borrower be in the situation described in section 4.7(g)(C).

(C)           issued by the relevant authorities of the jurisdiction where such Lender is resident for tax purposes, should the borrower be in the situation described in Section 4.7(g)(D). In such a case, the certificate issued by the relevant authorities must expressly state that it is issued for the purposes of the relevant Double Tax Treaty.

If said documentation is not before any payment for a justified reason, the relevant Lender will not be relieved from the obligation established in this section and hence will be obliged to make its best efforts to obtain it and provide the Spanish Borrower with it.

(i)           In those cases, unless due to the relevant Lender’s willful misconduct or gross negligence, where the relevant Lender does not comply with its obligations under Sections 4.7(g) and 4.7(h), the Spanish Borrower shall make the payments due to such Lender under any of the Loan Documents (including, without limitation, payments on account of principal and interest and fees), free and clear of and without withholding for or on account of any tax, duty, levy, impost, assessment or other charge of whatever nature, which would be applicable if the Lender had not provided the Spanish Borrower with the appropriate documentation (as described in Section 4.7(h)).

However, in case of Lender’s willful misconduct or gross negligence to comply with its obligations under Sections 4.7(g) and 4.7(h) the Spanish Borrower shall be entitled to apply, without any gross-up, the relevant withholding for or on account of any tax, duty, levy, impost, assessment or other charge of whatever nature imposed by a Governmental Authority of Spain which would be applicable on the payments due to, but only in the excess over the withholding tax, duty, levy, impost, assessment or other charge of whatever nature imposed by a Governmental Authority of Spain, which would have been applicable if the Spanish Borrower had had the appropriate documentation under Section 4.7(h).

ARTICLE V

CONDITIONS OF CREDIT

             5.1            Conditions Precedent to the Initial Borrowing. The obligation of the Lenders to make the Initial Loans and the obligation of the respective Facing Agent to issue and the Lenders to participate in Letters of Credit under this Agreement shall be subject to the fulfillment, at or prior to the Initial Borrowing Date, of each of the following conditions:

(a)           Credit Agreement and Notes. Borrowers shall have duly executed and delivered to Administrative Agent, with a signed counterpart for each Lender, this Agreement (including all schedules, exhibits, certificates, opinions and financial statements required to be delivered pursuant to the terms and conditions set forth herein), and, if requested, the Notes payable to each applicable Lender in the amount of their respective Commitments all of which shall be in full force and effect;

(b)           Guaranties and Pledge Agreements.

(i)            Subsidiary Guaranty. Each Domestic Subsidiary of Company that is also an Other Subsidiary Borrower or a Material Subsidiary shall have duly authorized, executed and delivered the Subsidiary Guaranty in the form of Exhibit 5.1(b)(i) (as modified, supplemented or amended from time to time, the “Subsidiary Guaranty”),

(ii)           United States Pledge Agreement. Company and the parent of each Domestic Subsidiary of Company that is also an Other Subsidiary Borrower or a Material Subsidiary shall have duly authorized, executed and delivered the United States Pledge Agreement substantially in the form of Exhibit 5.1(b)(ii) (as modified, supplemented or amended from time to time, the “United States Pledge Agreement”),

(iii)           [Intentionally Omitted]

(iv)          Perfection of Pledge Agreement Collateral. (1) Each Pledgor party to a United States Pledge Agreement shall have delivered to Administrative Agent:

(A)           all the certificated Pledged Securities referred to in such Pledge Agreements then owned, if any, by such Pledgor, together with executed and undated stock powers, in the case of capital stock constituting Pledged Securities and the Pledge Agreements and such other documents shall be in full force and effect,

(B)           proper financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local law, if any) for filing under the UCC or other appropriate filing offices of each foreign and domestic jurisdiction as may be necessary or, in the reasonable opinion of Administrative Agent and the Required Lenders, desirable to perfect the security interests purported to be created by the Pledge Agreements,

(C)           copies of Requests for Information or Copies (Form UCC-11 or equivalent reports), listing all effective financing statements or similar notices that name Company or its Subsidiaries (by its actual name or any trade name, fictitious name or similar name), or any division or other operating unit thereof, as debtor and that are filed in the jurisdiction referred to in said clause (B) above, together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which Administrative Agent shall have received termination statements (Form UCC-3 or such other termination statements as shall be required by local law) for filing),

(D)           evidence of the completion of all other recordings and filings of, or with respect to, the Pledge Agreements with any foreign or domestic Governmental Authorities and all other actions as may be necessary or, in the reasonable opinion of Administrative Agent and the Required Lenders, desirable to perfect the security interests intended to be created by the Pledge Agreements,

(E)           evidence that all other actions necessary, or in the reasonable opinion of Administrative Agent and the Required Lenders, desirable to perfect the security interests purported to be taken by the Pledge Agreements have been taken, and

(2)           Each Pledgor party to an Other Pledge Agreement shall have delivered to Administrative Agent such Pledged Securities, transfer powers, stock transfer forms, notice filings, lien search results and other evidences, and shall have taken such actions, in each case as are necessary, or in the reasonable opinion of Administrative Agent, desirable to perfect the security interests intended to be created by the Other Pledge Agreements (or to obtain the local law equivalent thereof);

(c)           Opinions of Counsel. Administrative Agent shall have received from (i) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Credit Parties, an opinion addressed to Administrative Agent and each of the Lenders and dated the Initial Borrowing Date, which shall be in form and substance reasonably satisfactory to Administrative Agent or the Required Lenders and which shall cover such matters relating to the transactions contemplated herein as Administrative Agent or the Required Lenders may reasonably request, (ii) opinions of local counsel to Administrative Agent and/or the Credit Parties (as is customary in the respective jurisdictions) from Canada, the Cayman Islands, England and Wales, France, Germany, Luxembourg, the Netherlands, Poland, Spain, and such other jurisdictions as reasonably requested by Administrative Agent dated the Initial Borrowing Date which shall cover such matters relating to the transactions contemplated herein as Administrative Agent or the Required Lenders may reasonably request, each of which shall be in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders;

(d)           Officer’s Certificate. Administrative Agent shall have received, with a signed counterpart for each Lender, a certificate executed by a Responsible Officer on behalf of Borrowers, dated the date of this Agreement and in the form of Exhibit 5.1(d) hereto, stating that the representations and warranties set forth in Article VI hereof are true and correct in all material respects as of the date of the certificate, that no Event of Default or Unmatured Event of Default has occurred and is continuing, that the conditions of Section 5.1 hereof have been fully satisfied (except that no opinion need be expressed as to Administrative Agent’s or Required Lenders’ satisfaction with any document, instrument or other matter);

(e)           Secretary’s Certificate. On the Initial Borrowing Date, Administrative Agent shall have received from each Credit Party and Pledgor a certificate, dated the Initial Borrowing Date, signed by the secretary or any assistant secretary (or, if no secretary or assistant secretary exists, a Responsible Officer), of such Credit Party or Pledgor, as applicable, substantially in the form of Exhibit 5.1(e) with appropriate insertions, as to the incumbency and signature of the officers of each such Credit Party or Pledgor, as applicable, executing any Loan Document (in form and substance reasonably satisfactory to Administrative Agent) and any certificate or other document or instrument to be delivered pursuant hereto or thereto by or on behalf of such Credit Party, or Pledgor, as applicable, together with evidence of the incumbency of such secretary or assistant secretary (or, if no secretary or assistant secretary exists, such Responsible Officer), and certifying as true and correct, attached copies of the Certificate of Incorporation, Certificate of Amalgamation or other equivalent document (certified as of recent date by the Secretary of State or other comparable authority where customary in such jurisdiction) and By-Laws (or other Organizational Documents) of such Credit Party or Pledgor, as applicable, and the resolutions of such Credit Party or Pledgor, as applicable, and, to the extent required, of the equity holders of such Credit Party or Pledgor, as applicable, referred to in such certificate and all of the foregoing (including each such Certificate of Incorporation, Certificate of Amalgamation or other equivalent document and By-Laws (or other Organizational Documents)) shall be reasonably satisfactory to Administrative Agent;

(f)           Good Standing. Where customary in such jurisdiction, a good standing certificate or certificate of status or comparable certificate of each Credit Party and Pledgor, as applicable from the Secretary of State (or other governmental authority) of its state or province of organization or such equivalent document issued by any foreign Governmental Authority if applicable and to the extent customary in such foreign jurisdiction;

(g)           Adverse Change. On the Initial Borrowing Date, both before and after giving effect to the Transaction, there shall be no facts, events or circumstances then existing and nothing shall have occurred which shall have come to the attention of any of the Lenders which materially adversely affects the business, assets, financial condition, operations or prospects of Company and its Subsidiaries taken as a whole since December 31, 2009;

(h)           Approvals. All necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction and the transactions contemplated by the Documents shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of all or any part of the Transaction or the other transactions contemplated by the Documents. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing material adverse conditions upon all or any part of the Transaction, the transactions contemplated by the Documents or the making of the Loans or the issuance of Letters of Credit;

(i)           Litigation. No action, suit or proceeding (including, without limitation, any inquiry or investigation) by any entity (private or governmental) shall be pending or, to the best knowledge of Borrowers, threatened against Company or any of its Subsidiaries or with respect to this Agreement, any other Document or any documentation executed in connection herewith or the transactions contemplated hereby (including, without limitation, the Transaction), or the obligations being refinanced in connection with the consummation of the Transaction or which Administrative Agent or the Required Lenders shall determine would reasonably be expected to have a Material Adverse Effect, and no injunction or other restraining order shall remain effective or a hearing therefor remain pending or noticed with respect to this Agreement, any other Document or any documentation executed in connection herewith or the transactions contemplated hereby (including, without limitation, the Transaction), the effect of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(j)           Fees. Borrowers shall have paid jointly and severally to Administrative Agent and the Lenders all costs, fees and expenses (including, without limitation, legal fees and expenses of Winston & Strawn LLP, local and foreign counsel to Administrative Agent and Collateral Agent relative thereto, and the reasonable costs, fees and expenses referred to in Section 12.4) required to be paid to Administrative Agent or any other collateral agent or trustee acting for the benefit of the Lenders, as the case may be, and the Lenders to the extent then due;

(k)          Evidence of Insurance. On the Initial Borrowing Date, Administrative Agent shall have received evidence of insurance complying with the requirements of Section 7.9 for the business and properties of Company and its Subsidiaries.

(l)           Termination of Existing Credit Agreement. On the Initial Borrowing Date with proceeds from the Initial Borrowing hereunder, the total commitments under the Existing Credit Agreement shall have been terminated, all loans thereunder shall have been repaid in full, together with interest thereon, all letters of credit, if any, issued thereunder shall have been terminated or deemed to be Letters of Credit under this Agreement and all other amounts owing pursuant to such agreements shall have been repaid in full and such agreements shall have been terminated on terms and conditions satisfactory to Administrative Agent and the Required Lenders and be of no further force or effect and the creditors thereunder shall have terminated and released all security interests and Liens on the assets owned by Company and its Subsidiaries in a manner satisfactory to Administrative Agent.

(m)          Existing Indebtedness. On the Initial Borrowing Date and after giving effect to the Transaction and the other transactions contemplated hereby, neither Company nor any of its Subsidiaries shall have any material indebtedness for money borrowed outstanding except for the Loans and the Indebtedness to Remain Outstanding;

(n)           Tax and Accounting Aspects of Transactions/Capital Structure. On the Initial Borrowing Date, the ownership, financial structure and capital structure (including without limitation, the terms of any capital stock, options, warrants or other securities issued by Company or any of its Subsidiaries) and management of Company and its Subsidiaries (after giving effect to the Transaction) shall be in form and substance reasonably satisfactory to the Required Lenders;

(o)           Solvency Certificate. On the Initial Borrowing Date, Administrative Agent and the Lenders shall have received a solvency certificate in the form of Exhibit 5.1(o), signed by the Chief Financial Officer of Company;

(p)           Financials. Administrative Agent and each Lender shall have received (i) audited consolidated balance sheets at December 31, 2008 and 2009, statements of income and cash flows at December 31, 2007, 2008 and 2009 and interim unaudited financial statements at September 30, 2010, (ii) restated unaudited financial statements at December 31, 2008 and 2009 to reflect discontinued operations and (iii) financial projections and pro forma financial statements for Company and its Subsidiaries; and

(q)           Other Matters. All corporate and other proceedings taken in connection with the Transaction at or prior to the date of this Agreement, and all documents incident thereto will be reasonably satisfactory in form and substance to Administrative Agent.

              5.2           Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date) and the obligation of any Facing Agent to issue or any Lender to participate in any Letter of Credit hereunder in each case shall be subject to the fulfillment at or prior to the time of each such Credit Event of each of the following conditions:

(a)           Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall each be true and correct in all material respects at and as of such time, as though made on and as of such time except to the extent such representations and warranties are expressly made as of a specified date in which event such representation and warranties shall be true and correct in all material respects as of such specified date.

(b)           No Default. No Event of Default or Unmatured Event of Default shall have occurred and shall then be continuing on such date or will occur after giving effect to such Credit Event.

(c)           Notice of Borrowing; Notice of Issuance.

(i)           Prior to the making of each Loan, Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.5.

(ii)           Prior to the issuance of each Letter of Credit, Administrative Agent and the respective Facing Agent shall have received a Notice of Issuance meeting the requirements of Section 2.10(c).

The acceptance of the benefits of each such Credit Event by Borrowers shall be deemed to constitute a representation and warranty by it to the effect of paragraphs (a) and (b) of this Section 5.2 (except that no opinion need be expressed as to Administrative Agent’s or Required Lenders’ satisfaction with any document, instrument or other matter).

Each Lender hereby agrees that by its execution and delivery of its signature page hereto and by the funding of its Loan to be made on the Initial Borrowing Date, such Lender approves of and consents to each of the matters set forth in Section 5.1 and Section 5.2 which must be approved by, or which must be satisfactory to, Administrative Agent or the Required Lenders or Lenders, as the case may be, provided that, in the case of any agreement or document which must be approved by, or which must be satisfactory to, the Required Lenders,

Administrative Agent or Company shall have delivered or caused to be delivered a copy of such agreement or document to such Lender on or prior to the Initial Borrowing Date if requested.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each Borrower with respect to itself and its Subsidiaries makes the following representations and warranties as of the Initial Borrowing Date (both immediately before and immediately after giving effect to the consummation of the Transaction) and as of the date of each subsequent Credit Event (except to the extent such representations and warranties are expressly made as of a specified date, in which case such representations and warranties shall be true as of such specified date), all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and issuance of the Letters of Credit:

             6.1           Corporate Status. Each Credit Party (i) is a duly organized and validly existing organization in good standing under the laws of the jurisdiction of its organization (to the extent that such concept exists in such jurisdiction), (ii) has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (iii) is duly qualified and is authorized to do business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in (x) Indiana in the case of Company, or its jurisdiction of organization in the case of any other Credit Party and (y) in each other jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except in the case of clause (y) where such failure to be so qualified, authorized or in good standing which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

             6.2           Corporate Power and Authority. Each Credit Party has the corporate power and authority to execute and deliver each of the Documents to which it is a party and to perform its obligations thereunder and has taken all necessary action to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is a party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

            6.3           No Violation. The execution and delivery by any Credit Party of the Loan Documents to which it is a party (including, without limitation, the granting of Liens pursuant to the Security Documents) and the performance of such Credit Party’s obligations thereunder do not (i) contravene any provision of any Requirement of Law applicable to any Credit Party, (ii) conflict with or result in any breach of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of any Contractual Obligation to which any Credit Party is a party or by which it or any of its property or assets is bound except for such contraventions, conflicts, breaches or defaults that would not be reasonably likely to have a Material Adverse Effect, (iii) violate any provision of any Organizational Document of any Credit Party, (iv) require any approval of stockholders or (v) any material approval or consent of any Person (other than a Governmental Authority) except filings, consents, or notices which have been made, obtained or given and except as set forth on Schedule 6.3.

           6.4           Governmental and Other Approvals. Except as set forth on Schedule 6.4 and except for filings necessary to create or perfect security interests in the Collateral, no material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Initial Borrowing Date), or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution and delivery of any Loan Document or the performance of the obligations thereunder or (ii) the legality, validity, binding effect or enforceability of any such Loan Document.

           6.5           Financial Statements; Financial Condition; Undisclosed Liabilities Projections; Etc.

           (a)           Financial Statements. The consolidated balance sheet of Company and its consolidated subsidiaries and the related statements of income and cash flows of Company and its consolidated subsidiaries for the Fiscal Year ended December 31, 2009 and as of September 30, 2010 for the fiscal quarter ended on such date, fairly present in all material respects the financial condition and results of operation and cash flows of Company and its consolidated subsidiaries, as of such dates and for such periods, subject to, in the case of quarterly financial statements, year-end adjustments and the absence of footnotes.

           (b)           Solvency. On and as of the Initial Borrowing Date, after giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred (and the use of proceeds thereof) and Liens created by Borrowers in connection with the transactions contemplated hereby,

                  (i)           the sum of the assets, at a fair valuation, of each Borrower (on a stand-alone basis) and the Company and its Subsidiaries (taken as a whole) will exceed its debts;

                  (ii)          no Borrower (on a stand-alone basis) or the Company and its Subsidiaries (taken as a whole) has incurred, intends to, or believes that it will, incur debts beyond its ability to pay such debts as such debts mature; and

                 (iii)         each Borrower (on a stand-alone basis) and the Company and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct its business. For purposes of this Section 6.5(b) “debt” means any liability on a claim, and “claim” means (y) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured (including all obligations, if any, under any Plan or the equivalent for unfunded past service liability, and any other unfunded medical and death benefits) or (z) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c)           No Undisclosed Liabilities. Except as fully reflected in the Form 10-K, the Form 10-Q, or the financial statements and the notes related thereto delivered pursuant to Section 6.5(a), there were as of the Initial Borrowing Date (and after giving effect to the Transaction and the other transactions contemplated hereby) no liabilities or obligations with respect to Company and its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to Company and its Subsidiaries, taken as a whole. As of the Initial Borrowing Date (and after giving effect to the Transaction and the other transactions contemplated hereby), Borrowers do not know of any basis for the assertion against Company or any Subsidiary of any liability or obligation of any nature whatsoever that is not reflected in the financial statements or the notes related thereto delivered pursuant to Section 6.5(a) which, either individually or in the aggregate, would reasonably be expected to be material to Company and its Subsidiaries, taken as a whole.

(d)           [Reserved].

(e)           Projections. On and as of the Initial Borrowing Date, the financial projections previously delivered to Administrative Agent for further delivery to the Lenders (the “Projections”) and each of the budgets delivered after the Effective Date pursuant to Section 7.2(d) are, at the time made, prepared on a basis consistent in all material respects with the financial statements referred to in Sections 7.1(a) and (b) and are at the time made based on good faith estimates and assumptions made by the management of Company, which assumptions were believed by the management of Company to be reasonable at the time made, it being understood that uncertainty is inherent in any forecasts or projections, such Projections are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ from such Projections and the differences may be material.

(f)           No Material Adverse Change. Since December 31, 2009, there has been no fact, event, circumstance or occurrence which has caused or resulted in a Material Adverse Effect.

             6.6            Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of Company and its Subsidiaries, threatened (i) against Company or any Credit Party challenging the validity or enforceability of any material provision of any Loan Document, or (ii) that would reasonably be expected to have a Material Adverse Effect.

             6.7             True and Complete Disclosure. To the best of each Borrower’s knowledge after due inquiry, this Agreement and all other written information furnished to the Lenders by or on behalf of the Borrowers in connection herewith (other than the Projections) did not (when so furnished) taken as a whole contain any untrue statement of material fact or omit to state a material fact necessary in order to make the information contained herein and therein not misleading.

            6.8              Use of Proceeds; Margin Regulations.

(a)           Term Loan Proceeds. All proceeds of the Term Loans incurred on the Initial Borrowing Date shall be used by Company and European Holdco (i) to finance the Company Refinancing, (ii) to pay fees and expenses in connection with the Transaction and (iii) for other general corporate purposes of the Company and its Subsidiaries.

(b)           Multicurrency Revolving Loan Proceeds and French Revolving Loan Proceeds. All proceeds of the Multicurrency Revolving Loans and French Revolving Loans incurred hereunder shall be used by the Company and its Subsidiaries for ongoing working capital needs and other general corporate purposes.

(c)           Margin Regulations. No part of the proceeds of any Loan will be used to purchase or carry any margin stock (as defined in Regulation U of the Board), directly or indirectly, or to extend credit for the purpose of purchasing or carrying any such margin stock for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Board.

            6.9             Taxes.

(a)           Tax Returns and Payments. Each of Company and each of its Subsidiaries has timely filed or caused to be filed with the appropriate taxing authority, all material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of Company and/or any of its Subsidiaries. The Returns accurately reflect all material liability for taxes of Company and its Subsidiaries for the periods covered thereby. Each of Company and each of its Subsidiaries has paid all material taxes owed by it other than those contested in good faith and for which adequate reserves have been established in conformity with GAAP or their equivalent in the relevant jurisdiction of the taxing authority. As of the Initial Borrowing Date, except as disclosed to the Lenders in writing or in the Form 10-K or Form 10-Q, there is no material action, suit, proceeding, investigation, audit, or claim pending or, to the knowledge of Borrowers, threatened by any authority regarding any taxes relating to Company or any of its Subsidiaries. As of the Initial Borrowing Date, neither Company nor any of its Subsidiaries has incurred, or will incur, any material tax liability in connection with the Transaction. As of the Initial Borrowing Date, neither Company nor any of its Subsidiaries has participated in a transaction (i) the “significant purpose of which is the avoidance or evasion of federal income tax” within the meaning of Code section 6111(d)(i)(A) and the Treasury Regulations promulgated thereunder or (ii) is a “reportable transaction” within the meaning of Temporary Treasury Regulation 1.6011-4T.

(b)           Tax Examinations. There are no tax examinations in progress with respect to any material taxes or tax returns of Company or its Subsidiaries for which deficiencies have been asserted against Company and its Subsidiaries that have not been fully paid or finally settled or are not being contested in good faith with adequate reserves having been established in conformity with GAAP or their equivalent in the relevant jurisdiction of the taxing authority for the taxes being contested. No issue has been raised in writing in any examination which, by application or similar principles, reasonably can be expected to result in an assertion of a material deficiency for any open taxable year which is not under examination that has not been accrued on Company’s and its Subsidiaries’ audited financial statements for its most recently ended Fiscal Year in accordance with GAAP or their equivalent in the relevant jurisdiction of the taxing authority. Except as disclosed to the Lenders in writing or in the Form 10-K or Form 10-Q, neither Company nor any of its Subsidiaries has knowledge of any material income tax liability with respect to open taxable years in excess of amounts accrued for current taxes on such Person’s financial statements for its most recently ended Fiscal Year.

            6.10           Labor Relations. Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (i) no significant unfair labor practice complaint pending against Company or any of its Subsidiaries or, to the best knowledge of Borrowers, threatened against any of them before the National Labor Relations Board or any similar Governmental Authority in any jurisdiction, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Company or any of its Subsidiaries or, to the best knowledge of Borrowers, threatened against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage is pending against Company or any of its Subsidiaries or, to the best knowledge of Borrowers, threatened against Company or any of its Subsidiaries and (iii) to the best knowledge of Borrowers, no question concerning union representation exists with respect to the employees of Company or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) as could not reasonably be expected to have a Material Adverse Effect.

            6.11           Security Documents.

(a)           When executed and delivered, the Pledge Agreements will be effective to create in favor of Collateral Agent for the benefit of the Secured Creditors, legal and valid security interests in the Collateral described therein and proceeds thereof. In the case of the Pledged Securities to the extent represented by certificated securities (the “Certificated Pledged Stock”) described in the Pledge Agreements, when stock certificates representing such Certificated Pledged Stock are delivered to Collateral Agent, and in the case of the other Collateral described in the Pledge Agreements, when financing statements and other filings specified on Schedule 6.11 in appropriate form are filed in the offices specified on Schedule 6.11 and Borrowers receive proceeds of the Loans on the Initial Borrowing Date, each of the Pledge Agreements shall constitute a fully perfected Lien (to the extent such Lien can be perfected by filing, recording, registration or, with respect to the Certificated Pledged Stock, possession) on, and security interest in, all right, title and interest of the Credit Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Pledge Agreements), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Certificated Pledged Stock, Liens permitted by Section 8.1, and only to the extent that priority can be obtained by filing).

(b)           In the case of the Pledged Securities described in any Other Pledge Agreement, when stock certificates (and, as required by French law, a duly signed statement of pledge (déclaration de gage)) are delivered to Collateral Agent if any are issued immediately and all other conditions required therein are met, each Other Pledge Agreement and signed statement of pledge shall constitute a fully perfected (to the extent such concept exists in the relevant jurisdiction) Lien on, and security interest in, all right, title and interest of the Credit Parties in such Pledged Securities and the proceeds thereof, as security for the Obligations (as defined in such Other Pledge Agreement), in each case prior and superior in right to any other Person except Liens permitted by Section 8.1.

            6.12           Compliance With ERISA. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each Plan has been operated and administered in a manner so as not to result in any liability of any Borrower for failure to comply with the applicable provisions of applicable law, including ERISA and the Code; no Termination Event has occurred with respect to a Plan; to the best knowledge of each Borrower, no Multiemployer Plan is insolvent or in reorganization; no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; Borrowers and their Subsidiaries or any ERISA Affiliates have not incurred any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code; no proceedings have been instituted to terminate any Plan within the last fiscal year; using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, to the best knowledge of Borrowers, Borrowers and their Subsidiaries and ERISA Affiliates would not have any liability to any Plans which are Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ending prior to the date of any Credit Event; no Lien imposed under the Code or ERISA on the assets of Borrowers or any of their Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any Plan; Borrowers and their Subsidiaries and ERISA Affiliates have made all contributions to each Plan within the time required by law or by the terms of such Plan; and Borrowers and their Subsidiaries and ERISA Affiliates do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA and subject to ERISA) which provides benefits to retired employees (other than as required by Section 601 et seq. of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA and subject to ERISA) the obligations with respect to either of which would reasonably be expected to have a Material Adverse Effect.

            6.13           Foreign Pension Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) each Foreign Pension Plan is in compliance and in good standing (to the extent such concept exists in the relevant jurisdiction) with all laws, regulations and rules applicable thereto, including all funding requirements, and the respective requirements of the governing documents for such Foreign Pension Plan; (b) with respect to each Foreign Pension Plan maintained or contributed to by Company or any Subsidiary, (i) that is required by applicable law to be funded in a trust or other funding vehicle, the aggregate of the accumulated benefit obligations under such Foreign Pension Plan does not exceed to any material extent the current fair market value of the assets held in the trusts or similar funding vehicles for such Foreign Pension Plan and (ii) that is not required by applicable law to be funded in a trust or other funding vehicle, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained; (c) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of Company and its Subsidiaries, threatened against Company or any Subsidiary with respect to any Foreign Pension Plan; (d) all contributions required to have been made by Company or any Subsidiary to any Foreign Pension Plan have been made within the time required by law or by the terms of such Foreign Pension Plan; and (e) except as disclosed on Schedule 6.13, no Foreign Pension Plan with respect to which Company or any of its Subsidiaries could have any liability has been terminated or wound-up and no actions or proceedings have been taken or instituted to terminate or wind-up such a Foreign Pension Plan.

            6.14           Ownership of Property. Company and each Material Subsidiary has good and marketable title to, or a subsisting leasehold interest in, all material items of real and personal property used in its operations (except as to leasehold interests) free and clear of all Liens, except Permitted Liens and except to the extent that the failure to have such title or interest (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect. Substantially all items of real and material personal property owned by, leased to or used by Company and each Material Subsidiary are in adequate operating condition and repair, ordinary wear and tear excepted, are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and are able to serve the function for which they are currently being used, except to the extent the failure to keep such condition (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

            6.15           Capitalization of Company. On the Initial Borrowing Date after giving effect to the Transaction, Company will have no Capital Stock outstanding other than the Common Stock and rights outstanding under the Shareholder Rights Plan. All outstanding shares of capital stock of Company have been duly authorized and validly issued and are fully paid and non-assessable.

            6.16           Subsidiaries.

(a)           Organization. Schedule 6.16 hereto sets forth a true, complete and correct list as of the date of this Agreement of each Subsidiary of Company and indicates for each such Subsidiary (i) its jurisdiction of organization, (ii) its ownership (by holder and percentage interest) and (iii) whether such Subsidiary is a Material Subsidiary. As of the Initial Borrowing Date, Company has no Subsidiaries except for those Subsidiaries listed as such on Schedule 6.16 hereto.

(b)           Capitalization. All shares of capital stock of each Subsidiary of Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned free and clear of all Liens except for Permitted Liens. No authorized but unissued or treasury shares of capital stock of any Subsidiary of Company are subject to any option, warrant, right to call or similar commitment.

(c)           [Reserved].

   6.17            Compliance With Law, Etc. Neither Company nor any of its Material Subsidiaries is in default under or in violation of any Requirement of Law applicable to any of them or Contractual Obligation, or under its Organizational Documents, as the case may be, in each case the consequences of which default or violation, either in any one case or in the aggregate, would have a Material Adverse Effect.

           6.18            Investment Company Act. Neither Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

           6.19            [RESERVED].

           6.20            Environmental Matters.

(a)           Company and each of its Subsidiaries have complied in all material respects with, and on the date of such Credit Event are in compliance in all material respects with, all applicable Environmental Laws and Environmental Permits except for such non-compliance as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There are no pending or, to the best knowledge of Borrowers, threatened Environmental Claims against Company or any of its Subsidiaries or any real property currently owned or operated by Company or any of its Subsidiaries except for such Environmental Claims that would not reasonably be expected to have a Material Adverse Effect.

(b)           Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or otherwise come to be located on, any real property owned or at any time operated by Company or any of its Subsidiaries where such generation, use, treatment or storage has violated or would reasonably be expected to violate or create liability under any Environmental Law in any material respect and result, either individually or in the aggregate, in a Material Adverse Effect. To the knowledge of Borrowers, Hazardous Materials have not at any time been Released on or from, or otherwise come to be located on, any real property owned or at any time operated by Company or any of its Subsidiaries where such Release has violated or would reasonably be expected to violate or create liability under any Environmental Law in any material respect and result, either individually or in the aggregate, in a Material Adverse Effect.

           6.21            Intellectual Property, Licenses, Franchises and Formulas. Each of Company and its Subsidiaries owns or holds licenses or other rights to or under all the material patents, patent applications, trademarks, designs, service marks, trademark and service mark registrations and applications therefor, trade names, copyrights, copyright registrations and applications therefor, trade secrets, proprietary information, computer programs, data bases, licenses, permits, franchises and formulas, or rights with respect to the foregoing which are material to the business of Company and its Subsidiaries, taken as a whole, (collectively, “Intellectual Property”), and has obtained assignments of all leases and other rights of whatever nature, material to the present conduct of the business of Company and its Subsidiaries, taken as a whole, without any known material conflict with the rights of others except, in each case, where the failure to own or hold such rights or obtain such assignments would not reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries has knowledge of any existing or threatened claim by any Person contesting the validity, enforceability, use or ownership of the Intellectual Property, or of any existing state of facts that would support a claim that use by Company or any of its Subsidiaries of any such Intellectual Property has infringed or otherwise violated any proprietary rights of any other Person which would reasonably be expected to have a Material Adverse Effect.

           6.22           OFAC and Patriot Act. Company, each other Credit Party and each Affiliate and/or Subsidiary of any Credit Party is: (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (the “Annex”); (ii) in compliance in all material respects with the requirements of the USA Patriot Act Title III of 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices, related to the subject matter of the Act, including Executive Order 13224 effective September 24, 2001 (the “Patriot Act”) and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”); (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act; (iv) not in receipt of any notice from the Secretary of State of the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not listed as a Specially Designated Terrorist (as defined in the Patriot Act) or as a “blocked” person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (vi) not a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vii) not owned or controlled by or now acting and or will be in the future act for or on behalf of any Person named in the Annex or any other list promulgated under the Patriot Act or any other Person who has been determined to be subject to the prohibitions contained in the Patriot Act.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each Borrower hereby agrees, as to itself and its Subsidiaries, that, so long as any of the Commitments remain in effect, or any Loan or LC Obligation remains outstanding and unpaid or any other Obligation (other than contingent indemnification obligations not then due) is owing to any Lender or Administrative Agent hereunder, such Borrower shall:

           7.1              Financial Statements. Furnish, or cause to be furnished, to Administrative Agent (for further distribution to each Lender):

(a)           Quarterly Financial Statements. As soon as available, but in any event not later than fifty (50) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Company, the unaudited consolidated balance sheet and statements of income of Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of earnings and of cash flows of Company and its consolidated Subsidiaries for such quarter and the portion of the Fiscal Year through the end of such quarter, all of which shall be certified by the Chief Financial Officer of Company, as at the dates indicated and for the periods indicated, subject to normal year-end audit adjustments;

(b)           Annual Financial Statements. As soon as available, but in any event within ninety-five (95) days after the end of each Fiscal Year of Company, a copy of the audited consolidated balance sheet of Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year;

All such financial statements shall be complete and correct in all material respects, shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants preparing such statements or the Chief Financial Officer, as the case may be, and disclosed therein) and, in the case of the consolidated financial statements referred to in this Section 7.1(b), shall be accompanied by a report thereon of independent certified public accountants of recognized national standing, which report shall contain no qualifications with respect to the continuance of Company and its Subsidiaries as going concerns and shall state that such financial statements present fairly in all material respects the financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP.

Notwithstanding anything herein to the contrary, information required to be delivered pursuant to this Section 7.1 and Sections 7.2(b), 7.2(d) and 7.2(e) below shall be deemed to have been delivered on the date on which (i) such information is actually available for review by the Lenders and either (A) has been posted by Company on Company’s website at [http://www.ball.com] or at http://www.sec.gov or (B) has been posted on Company’s behalf on Intralinks/Syndtrak or any other internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent). At the request of the Administrative Agent or any Lender, Company will provide by electronic mail electronic versions (i.e., soft copies) to Administrative Agent of all documents containing such information.

            7.2              Certificates; Other Information. Furnish to Administrative Agent (for further delivery to each Lender, as applicable):

(a)           Officer’s Certificates. Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), a certificate of Company’s Chief Financial Officer or Treasurer substantially in the form of Exhibit 7.2(a) (a “Compliance Certificate”) stating that to the best of such officer’s knowledge, (i) such financial statements present fairly, in accordance with GAAP (or, in the case of financial statements of any Foreign Subsidiary delivered pursuant to Section 7.1(a), generally accepted accounting principles in such Person’s jurisdiction of organization), the financial condition and results of operations of Company and its Subsidiaries for the period referred to therein (subject, in the case of interim statements, to normal recurring adjustments) and (ii) no Event of Default or Unmatured Event of Default exists, except as specified in such certificate and, if so specified, the action which Company proposes to take with respect thereto, which certificate shall set forth reasonably detailed computations to the extent necessary to establish Company’s compliance with the covenants set forth in Article IX of this Agreement;

(b)           Audit Reports and Statements. Promptly following Company’s receipt thereof, copies of all consolidated financial or other consolidated reports or statements of Company, if any, submitted to Company by independent public accountants relating to any annual or interim audit of the books of Company and its Subsidiaries;

(c)           Management Letters. Promptly after receipt thereof, a copy of any “management letter” received by Company or any of its Subsidiaries from its certified public accountants;

(d)           Budgets. As soon as available and in any event within sixty (60) days following the first day of each Fiscal Year of Company an annual budget (by quarter) in form reasonably satisfactory to Administrative Agent (including budgeted balance sheet, statements of earnings and cash flows) prepared by Company for each Fiscal Quarter of such Fiscal Year (it being understood that Company shall have no obligation to update or revise such budget), which shall be accompanied by the statement of the Chief Executive Officer, Treasurer or Chief Financial Officer of Company to the effect that, such budget is based on good faith assumptions believed by such Person to be reasonable at the time made;

(e)           Public Filings. Promptly after the same become public, copies of all financial statements, annual or quarterly filings, registrations and Form 8-K reports which Borrowers may make to, or file with, the SEC or any successor or analogous Governmental Authority; provided that the Company shall not be required to furnish to the Administrative Agent or any Lender the Form 8-K filed in respect of this Agreement; and

(f)           Other Requested Information. Such other information with respect to Company or any of its Subsidiaries or the Collateral, including, without limitation, any Asset Disposition or financing transaction, as Administrative Agent or any Lender may from time to time reasonably request.

             7.3             Notices. Promptly and in any event within three (3) Business Days after a Responsible Officer of Company or any Credit Party obtains knowledge thereof, give written notice to Administrative Agent (which shall promptly provide a copy of such notice to each Lender) of:

(a)           Event of Default or Unmatured Event of Default. The occurrence of any Event of Default or Unmatured Event of Default, accompanied by a statement of the Chief Financial Officer or Treasurer of Company setting forth details of the occurrence referred to therein and stating what action Borrowers propose to take with respect thereto;

(b)           Litigation and Related Matters. The commencement of, or any material development in, any action, suit, proceeding or investigation pending or threatened against or involving Company or any of its Material Subsidiaries or any of their respective properties before any arbitrator or Governmental Authority, (i) in which Company reasonably determines that expected exposure not covered by insurance of Company and its Subsidiaries exceeds $50,000,000 in the aggregate, (ii) with respect to any Loan Document or any material

Indebtedness or preferred stock of Company or any of its Subsidiaries or (iii) which, if determined adversely to Company or any of its Subsidiaries, would individually or when aggregated with any other action, suit, proceeding or investigation reasonably be expected to have a Material Adverse Effect;

(c)           Environmental Matters. The occurrence of one or more of the following environmental matters which would reasonably be expected to subject Company or any of its Subsidiaries to liability individually or in the aggregate in excess of $50,000,000:

(i)           any pending or threatened material Environmental Claim against Company or any of its Subsidiaries or any real property owned or operated by Company or any of its Subsidiaries;

(ii)          any condition or occurrence on or arising from any real property owned or operated by Company or any of its Subsidiaries that (y) results in material noncompliance by Company or any of its Subsidiaries with any applicable Environmental Law or (z) would reasonably be expected to form the basis of a material Environmental Claim against Company or any of its Subsidiaries or any such real property;

(iii)         any condition or occurrence on any real property owned or operated by Company or any of its Subsidiaries that would reasonably be expected to cause such real property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such real property under any Environmental Law;

(iv)         the taking of any Remedial Action on any real property at any time owned or operated by Company or any of its Subsidiaries; and

(v)          All such notices shall describe in reasonable detail the nature of the Environmental Claim, condition, occurrence or Remedial Action and Company’s or such Subsidiary’s response thereto. In addition, Company will provide Administrative Agent with copies of all written communications with any Governmental Authority relating to actual or alleged violations of Environmental Laws, all written communications with any Person relating to Environmental Claims, and such detailed written reports of any Environmental Claim as may reasonably be requested by Administrative Agent;

(d)           Rating Matters. Promptly upon Company’s obtaining knowledge thereof, any announcement by Moody’s or S&P of any change in a Rating.

            7.4             Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general types as now conducted by Company and its Subsidiaries (including, without limitation, businesses reasonably related or incidental thereto or a reasonable extension, development or expansion thereof) and preserve, renew and keep in full force and effect its and each of its Material Subsidiary’s corporate existence and take all reasonable action to maintain all rights, privileges and franchises material to its and those of each of its Material Subsidiaries’ business except as otherwise permitted pursuant to Sections 8.3 and 8.4 and comply and cause each of its Subsidiaries to comply with all Requirements of Law except to the extent that failure to comply therewith would not in the aggregate reasonably be expected to have a Material Adverse Effect.

7.5          Payment of Obligations. Pay or discharge or otherwise satisfy at maturity or, to the extent not prohibited hereby, prior to maturity or before they become delinquent, as the case may be, and cause each of its Material Subsidiaries to pay or discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be:

(a)           all material taxes, assessments and governmental charges or levies (other than Indebtedness) imposed upon any of them or upon any of their income or profits or any of their respective properties or assets prior to the date on which penalties attach thereto; and

(b)           all lawful claims for material sums that have become due and payable and that by law have or may become a Lien (other than a Permitted Lien) upon any of their respective properties or assets;

provided, however, that neither Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim while the same is being contested by it in good faith and by appropriate proceedings diligently pursued so long as Company or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves in accordance with GAAP (segregated to the extent required by GAAP) or their equivalent in the relevant jurisdiction of the taxing authority with respect thereto.

            7.6              Inspection of Property, Books and Records. Keep, or cause to be kept, and cause each of its Subsidiaries to keep or cause to be kept, adequate records and books of account, in which entries are to be made reflecting its and their business and financial transactions in accordance with GAAP and all material Requirements of Law and permit, and cause each of its Subsidiaries to permit, any Lender or its respective representatives, at any reasonable time during normal business hours, and from time to time at the reasonable request of such Lender and at such Lender’s expense made to Borrowers and upon reasonable notice, to visit and inspect its and their respective properties, to examine and make copies of and take abstracts from its and their respective records and books of account, and to discuss its and their respective affairs, finances and accounts with its and their respective principal officers, and, if an Event of Default exists and is continuing, permit, and cause each of its Subsidiaries to permit, Administrative Agent or the Required Lenders access to their independent public accountants (and by this provision Borrowers authorize such accountants to discuss with Administrative Agent or the Required Lenders and such representatives, and in the presence of Company, the affairs, finances and accounts of Company and its Subsidiaries).

            7.7              ERISA.

(a)           As soon as practicable and in any event within ten (10) Business Days after Company or any of its Subsidiaries knows or has reason to know that a Termination Event has occurred with respect to any Plan which could be reasonably likely to subject Company or any of its Subsidiaries to liability, individually or in the aggregate in excess of $40,000,000, deliver, or cause such Subsidiary to deliver, to Administrative Agent a certificate of a responsible officer of Company or such Subsidiary, as the case may be, setting forth the details of such Termination Event and the action, if any, which Company or such Subsidiary is required or proposes to take, together with any notices required or proposed to be given;

(b)           Upon the request of any Lender made from time to time, deliver, or cause each Subsidiary to deliver, to each Lender a copy of the most recent actuarial report and annual report on Form 5500 (to the extent such annual report is required by law) completed with respect to any Plan;

(c)           As soon as possible and in any event within ten (10) Business Days after Company or any of its Subsidiaries knows or has reason to know that any of the following have occurred with respect to any Plan:

(i)           such Plan has been terminated, reorganized, petitioned or declared insolvent under Title IV of ERISA,

(ii)          the Plan Sponsor terminates such Plan,

(iii)         the PBGC has instituted proceedings under Section 515 of ERISA to collect a delinquent contribution to such Plan or under Section 4042 of ERISA to terminate such Plan,

(iv)         that an accumulated funding deficiency has been incurred or that an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or on extension of any amortization period under Section 412 of the Code,

(v)          Company or any Subsidiary of Company has incurred any liability that would result in a Material Adverse Effect under any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA and subject to ERISA) that provides benefits to retired employees (other than as required by Section 601 et seq. of ERISA) or any employee pension benefit plans (as defined in Section 3(2) of ERISA and subject to ERISA), deliver, or cause such Subsidiary or ERISA Affiliate to deliver, to Administrative Agent a written notice thereof;

(d)           As soon as possible and in any event within thirty (30) days after Company or any of its Subsidiaries knows or has reason to know that any of them has caused a complete withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205, respectively, of ERISA) from any Multiemployer Plan, deliver, or cause such Subsidiary or ERISA Affiliate to deliver, to Administrative Agent a written notice thereof;

(e)           For purposes of this Section 7.7, Company shall be deemed to have knowledge of all facts known by the Plan Administrator of any Plan of which Company is the Plan Sponsor, and each Subsidiary of Company shall be deemed to have knowledge of all facts known by the Plan Administrator of any Plan of which such Subsidiary is a Plan Sponsor. In addition to its other obligations set forth in this Article VII, Company shall, and shall cause each of its Subsidiaries to, at the request of any Lender, deliver to such Lender (and a copy to Administrative Agent) copies of the most recent annual reports, actuarial reports and notices received by Company or any Subsidiary with respect to any Foreign Pension Plan no later than ten (10) Business Days after the date of such request.

7.8           Foreign Pension Plan Compliance. Cause each of its Subsidiaries and each member of the Controlled Group to, establish, maintain and operate all Foreign Pension Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Pension Plans, except for failures to comply which, in the aggregate, would not be reasonably likely to subject Company or any of its Subsidiaries to liability, individually or in the aggregate in excess of $100,000,000.

               7.9           Maintenance of Property, Insurance.

(a)           Keep, and cause each of its Material Subsidiaries to keep, all material property (including, but not limited to, equipment) useful and necessary in its business in good working order and condition, normal wear and tear and damage by casualty excepted, and subject to Section 8.4;

(b)           Maintain or cause to be maintained, and shall cause each of its Material Subsidiaries to maintain or cause to be maintained, with reputable insurers, insurance with respect to its material properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. Such insurance shall be maintained with reputable insurers, except that a portion of such insurance program (not to exceed that which is customary in the case of companies engaged in the same or similar business or having similar properties similarly situated) may be effected through self-insurance, provided adequate reserves therefor, in accordance with GAAP, are maintained; and

(c)           Shall furnish to Administrative Agent, on the Initial Borrowing Date, a schedule listing the insurance it, each Credit Party and Material Subsidiary carried.

            7.10            Environmental Laws.

(a)           Comply with, and cause its Subsidiaries to comply with, and, in each case take reasonable steps to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so would not in the aggregate reasonably be expected to have a Material Adverse Effect;

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders, directives and information requests of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings or except to the extent that such failure to do so would not in the aggregate reasonably be expected to have a Material Adverse Effect; and

(c)           Defend, indemnify and hold harmless Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Company, any of its Subsidiaries or the Premises, the Former Premises or any real property to which Hazardous Materials related to Company or any of its Subsidiaries come to be located, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, costs arising from any Remedial Action, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this Section 7.10(c) shall survive termination of the Commitments and repayment of the Notes and all other Obligations.

           7.11            Use of Proceeds. Use all proceeds of the Loans as provided in Section 6.8.

           7.12            Additional Security; Further Assurances.

(a)           Additional Guarantors and Pledges.

(i)           Subject to Section 12.22, cause each Domestic Subsidiary of Company (other than a Receivables Subsidiary) that is or becomes an Other Subsidiary Borrower or a Material Subsidiary to become a party to the Subsidiary Guaranty and the parent (if a Domestic Subsidiary) of such entity shall become a party to the United States Pledge Agreement in accordance with the terms thereof; provided that, in the case of any Subsidiary organized under U.S. law that does not meet the definition of a “Domestic Subsidiary” by virtue of clauses (i) or (ii) in the definition thereof, such Subsidiary shall be permitted to be treated as if it were a Foreign Subsidiary solely for the purposes of this Section 7.12 and the parent (if a Domestic Subsidiary) of such Subsidiary shall pledge the equity of same in accordance with the applicable provisions below;

(ii)          Subject to Section 12.22, cause the parent of each Foreign Subsidiary of Company (other than a Receivables Subsidiary) that is or becomes an Other Subsidiary Borrower or a Material Subsidiary to become a party to an Other Pledge Agreement; provided, that no Subsidiary shall be required to execute such documents to the extent and for so long as any Requirement of Law (including any exchange control, financial assistance, corporate benefit, corporate interest, absence of misuse of assets, minimum capitalization, fraudulent conveyance, mandatory labor advice or similar rules or regulations, “Foreign Requirements of Law”) would be violated thereby or a material tax liability would be imposed which Administrative Agent determines would make the execution of such documents not commercially reasonable or impractical if all Credit Parties and their Subsidiaries have taken all commercially reasonable steps to avoid or cure such violation or such liability; and

(iii)         Cause each Subsidiary that becomes a guarantor of obligations arising under any Permitted Debt Document and that is not at such time party to the Subsidiary Guaranty to become a party to the Subsidiary Guaranty in accordance with the terms thereof; provided, however, that this Section 7.12(a)(iii) shall not apply to a Foreign Subsidiary that becomes a guarantor of only obligations under one or more Permitted Debt Documents of persons that are not United States persons within the meaning of Code Section 7701(a)(30).

(b)           Pledge of New Subsidiary Stock.

(i)           Subject to Section 12.22, pledge (or cause its Subsidiaries to pledge) all of the Capital Stock of each new Domestic Subsidiary that is an Other Subsidiary Borrower and each new Domestic Subsidiary of the Company that is a Material Subsidiary and each Domestic Subsidiary that becomes a Material Subsidiary or an Other Subsidiary Borrower and 65% of the Capital Stock of each new Foreign Subsidiary that is an Other Subsidiary Borrower and each new first-tier Foreign Subsidiary (directly owned by Company or a Domestic Subsidiary) that is a Material Subsidiary and each first-tier Foreign Subsidiary (directly owned by Company or a Domestic Subsidiary) that becomes a Material Subsidiary established, acquired, created or otherwise in existence after the Initial Borrowing Date to Collateral Agent for the benefit of the Secured Creditors pursuant to the terms of the United States Pledge Agreement promptly, and in any event, within sixty (60) days (or within such longer period of time that Collateral Agent may reasonably agree), in the case of any such Domestic Subsidiary, and one hundred and twenty (120) days (or within such longer period of time that Collateral Agent may reasonably agree), in the case of any such first-tier Foreign Subsidiary of the creation of such new Subsidiary or the date such Subsidiary becomes a Material Subsidiary, as applicable; and

(ii)          [RESERVED].

(iii)         Subject to Section 12.22 and except to the extent (and for so long as) it would result in a violation of Foreign Requirements of Law or imposition of a material tax liability that Administrative Agent determines would make such pledge not commercially reasonable or impractical (which all Credit Parties, Pledgors and their Subsidiaries have taken all commercially reasonable steps to avoid or cure) and except as otherwise agreed by Required Lenders, pledge all of the Capital Stock of each Other Subsidiary Borrower and each Material Subsidiary, in each case, that is a Foreign Subsidiary, established, acquired, created or otherwise in existence after the Initial Borrowing Date to Collateral Agent for the benefit of the Secured Creditors pursuant to the terms of the applicable Other Pledge Agreement, within one hundred and twenty (120) days (or within such longer period of time that Collateral Agent may reasonably agree) of the creation of such new Subsidiary, designation of such Other Subsidiary Borrower, or the date such Subsidiary becomes a Material Subsidiary, as applicable.

(c)           Documentation for Additional Security. The security interests required to be granted pursuant to this Section 7.12 shall be granted pursuant to such security documentation (which shall be substantially similar to the Security Documents already executed and delivered by the applicable Borrower or Pledgor or otherwise reasonably satisfactory in form and substance to Administrative Agent) shall constitute valid and enforceable first priority perfected security interests (to the extent such concepts exist in the relevant jurisdiction) subject to no other Liens except Permitted Liens. The Additional Security Documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect such security interest, in favor of Collateral Agent for the benefit of the Lenders, required to be granted pursuant to the Additional Security Document and, all other taxes and, in accordance with Section 12.4, fees and other charges payable in connection therewith shall be paid in full by Company. At the time of the execution and delivery of the Additional Security Documents, Company shall cause to be delivered to Administrative Agent such agreements, opinions of counsel and other related documents as may be reasonably requested by Administrative Agent or the Required Lenders to assure themselves that this Section 7.12 has been complied with.

            7.13           End of Fiscal Years; Fiscal Quarters. Cause Company’s and European Holdco’s annual accounting periods to end on or about December 31 of each year (each a “Fiscal Year”), with quarterly accounting periods ending on or about March 31, June 30, September 30, December 31, of each Fiscal Year (each a “Fiscal Quarter”).

            7.14           Foreign Subsidiaries Security. If, following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, Administrative Agent or Required Lenders provides Company with an opinion addressed to Company of counsel (selected by Company within 30 days after receiving the request of Administrative Agent) that in form and substance reasonably satisfactory to Company concludes that with respect to any Foreign Subsidiary that is (i) an Other Subsidiary Borrower or a Material Subsidiary and (ii) a direct Wholly-Owned Subsidiary of Company or a Domestic Subsidiary which has not already had all of its stock pledged pursuant to the Pledge Agreements that a pledge of 65% or more (in the case of a direct Foreign Subsidiary) or all (in the case of any indirect Foreign Subsidiary) of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, would not cause any undistributed earnings of a Foreign Subsidiary as determined for United States Federal income tax purposes to be treated as a deemed dividend to a Foreign Subsidiary’s United States parent for United States Federal income tax purposes, then that portion of such Foreign Subsidiary’s outstanding capital stock not theretofore pledged pursuant to a Pledge Agreement shall be pledged upon entering all necessary documents to Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreements (or another pledge agreement in substantially similar form, if needed) to the extent that entering into such agreement is permitted by the laws of the respective foreign jurisdiction; provided, however, that the amount of additional stock that may be pledged pursuant to this Section 7.14 shall not exceed the amount of such stock that, in the opinion of such counsel, can be pledged without causing any such undistributed earnings of a Foreign Subsidiary to be treated as a deemed dividend. All reasonable out-of-pocket expenses incurred by Administrative Agent or the Required Lenders to obtain such an opinion shall be paid by Company.

    7.15          Post-Closing Covenant. On or prior to January 14, 2011 (which date may be extended in the reasonable discretion of Administrative Agent so long as the Borrowers and Pledgors are diligently pursuing their obligations under this Section 7.15 to the reasonable satisfaction of Administrative Agent), the applicable Subsidiaries shall have delivered to Administrative Agent:

(a)           The parent of (1) each Other Subsidiary Borrower and (2) each Material Subsidiary that is a Foreign Subsidiary shall have duly authorized, executed and delivered such pledge agreement(s) in form and substance acceptable to Administrative Agent as are necessary or appropriate to grant to Collateral Agent a security interest or its equivalent in each applicable jurisdiction in and to all Capital Stock (subject to Section 12.22) of each such Other Subsidiary Borrower and Material Subsidiary that is a Foreign Subsidiary listed on Schedule 5.1(b)(iii) under relevant Requirements of Laws in each applicable jurisdiction (each, as amended, restated, supplemented or otherwise modified from time to time, an “Other Pledge Agreement”));

(b)           with respect to Pledgors providing pledges in accordance with the foregoing Section 7.15(a), the Pledged Securities referred to in such Other Pledge Agreements, together with, transfer powers, stock transfer forms, notice filings, lien search results and other evidences, and shall have taken such actions, in each case as are necessary, or in the reasonable opinion of Administrative Agent, desirable to perfect the security interests intended to be created by the Other Pledge Agreements (or to obtain the local law equivalent thereof);

(c)           with respect to the Other Pledge Agreements and Pledged Securities noted in the foregoing Sections 7.15(a) and (b), opinions of local counsel to Administrative Agent and/or the Credit Parties (as is customary in the respective jurisdictions) from each relevant jurisdiction and such other jurisdictions as reasonably requested by Administrative Agent which shall cover such matters relating to the Other Pledge Agreements, Pledgors, Pledgees and Pledged Securities as Administrative Agent or the Required Lenders may reasonably request, each of which shall be in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders; and

(d)           the Dutch Borrowers shall amend their articles of association (statuten) in such a way that those articles allow any pledgee with voting rights to convene a general meeting of shareholders (bijeenroepen van een algemene vergadering van aandeelhouders) in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VIII

NEGATIVE COVENANTS

Each Borrower hereby agrees, as to itself and its Subsidiaries, that, so long as any of the Commitments remain in effect or any Loan or LC Obligation remains outstanding and unpaid or any other Obligation (other than contingent indemnification obligations not then due) is owing to any Lender or Administrative Agent hereunder:

               8.1           Liens. No Borrower will, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist or become a party to any agreement, note, indenture or other instrument pursuant to which such Person agrees to create, incur or assume any Lien in, upon or with respect to any of its properties or assets, whether now owned or hereafter acquired, except for the following Liens (herein referred to as “Permitted Liens”):

(a)           (i) Liens created by the Loan Documents or otherwise securing the Obligations, (ii) Liens on cash or deposits granted in favor of any Swing Line Lender or Facing Agent to Cash Collateralize any Defaulting Lender’s participation in Letters of Credit or Swing Line Loans, (iii) Liens on cash, cash deposits or other credit support securing Interest Rate Agreements and Other Hedging Agreements; provided that such cash, cash deposits or other credit support securing Interest Rate Agreements and Other Hedging Agreements shall not exceed an aggregate Dollar Equivalent of $100,000,000 at any time, and (iv) Liens on cash, cash deposits or other credit support securing Other Hedging Agreements entered into on behalf of any customer of Company or a Subsidiary

(b)           Customary Permitted Liens;

(c)           Liens existing on the date hereof listed on Schedule 8.1 hereto provided that such Liens shall secure only those obligations that they secured on the Effective Date and in connection with any Permitted Refinancing Indebtedness in respect thereof;

(d)           Liens on any property (including the interest of a lessee under a Capitalized Lease) securing Indebtedness incurred or assumed for the purpose of financing (or financing of the purchase price within 120 days after the respective purchase of assets) all or any part of the acquisition, construction, repair or improvement cost of such property (including Liens to which any property is subject at the time of acquisition thereof by Company or any of its Subsidiaries) provided that,

(i)           any such Lien does not extend to any other property,

(ii)          such Lien either exists on the date hereof or is created in connection with the acquisition, construction, repair or improvement of such property as permitted by this Agreement,

(iii)         the Indebtedness secured by any such Lien, (or the Capitalized Lease Obligation with respect to any Capitalized Lease) does not exceed 100% of the fair market value of such assets and

(iv)         the Indebtedness secured thereby is permitted to be incurred pursuant to Section 8.2(f);

(e)           Liens on any property or assets of any Person existing at the time such assets are acquired or such Person becomes a Subsidiary or is merged, amalgamated or consolidated with or into a Subsidiary (plus any modifications, refinancing, refundings, renewals, replacements and extensions of any such Liens) and, in each case, not created in contemplation of or in connection with such event, provided that, (x) the property covered thereby is not changed in category or scope after such acquisition or after such Person becoming a Subsidiary and (y) the Indebtedness secured thereby is permitted to be incurred pursuant to Section 8.2(g);

(f)            any Lien arising out of the replacement, refinancing, refunding, extension, or renewal of any Indebtedness secured by any Lien permitted by clauses (c), (d), (e), (g) and (h) of this Section, provided that, such Indebtedness is not increased and collateral security provided therefor is not expanded;

(g)           Liens on Receivables Facility Assets transferred in accordance with the terms of the Receivables Documents pursuant to a Permitted Accounts Receivable Securitization;

(h)           Liens incurred in connection with Sale and Leaseback Transactions permitted under Section 8.9;

(i)            Liens in respect of Indebtedness permitted under Section 8.2(p) to the extent such Lien exists at the time of redesignation of the applicable Person and to the extent such Liens would comply with clauses (x) and (y) of the proviso at Section 8.1(e);

(j)            Liens incurred in connection with the issuance of letters of credit permitted under Section 8.2(q); provided, that such Liens shall not secure any assets that constitute Collateral;

(k)           Liens (which may be pari passu with the Liens supporting the Obligations) in respect of Indebtedness permitted under Section 8.2(v); and

(l)            additional Liens incurred by Company and its Subsidiaries so long as, without duplication, the Dollar Equivalent of the value of the property subject to such Liens at the time such Lien is incurred and the Dollar Equivalent of the Indebtedness (including any refinancings of such Indebtedness) and other obligations secured thereby do not exceed an aggregate of 7.5% of Company’s Consolidated Tangible Assets (measured as of the most recently ended fiscal quarter of Company for which financial statements have been delivered to Administrative Agent pursuant to Section 7.1; (provided that, for the avoidance of doubt, no Unmatured Event of Default or Event of Default shall be deemed to have occurred if such aggregate outstanding principal amount of such Indebtedness or other obligations shall at a later time exceed 7.5% of Company’s Consolidated Tangible Assets so long as, at the time of the creation, incurrence, assumption or initial existence thereof, such Indebtedness or other obligation was permitted to be incurred)).

              8.2            Indebtedness. No Borrower will, nor will it permit any of its Subsidiaries to, incur, create, assume directly or indirectly, or suffer to exist any Indebtedness except:

(a)           Indebtedness incurred pursuant to this Agreement and the other Loan Documents or otherwise evidencing any of the Obligations, including, without limitation, Obligations incurred under Additional Facilities created pursuant to Section 2.9;

(b)           (i) Receivables Facility Attributable Debt incurred in connection with Permitted Accounts Receivable Securitizations, provided that such Indebtedness shall not exceed the Dollar Equivalent of $400,000,000 in the aggregate; and (ii) Indebtedness incurred pursuant to Uncommitted Short Term Lines of Credit, such Indebtedness not to exceed the Dollar Equivalent of €200,000,000;

(c)           Indebtedness evidenced by the Senior Notes and any Permitted Refinancing Indebtedness in respect thereof;

(d)           Indebtedness of Company (i) other than Disqualified Preferred Stock provided, that (1) the covenants, defaults and similar non-economic provisions applicable to such Indebtedness are, taken as a whole, not materially less favorable to the obligor thereon or the Lenders than the provisions contained in this Agreement and do not contravene in any material respect the provisions of this Agreement and (2) immediately after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis for the period of four Fiscal Quarters ending with the Fiscal Quarter for which financial statements have most recently been delivered (or were required to be delivered) pursuant to Section 7.1, no Event of Default or Unmatured Event of Default

would exist hereunder and (ii) in an aggregate amount not to exceed $150,000,000 at any time outstanding in the form of Disqualified Preferred Stock and, in each case for this Section 8.2(d), any replacement, renewal, refinancing, extension, defeasance, restructuring, refunding, repayment, amendment, restatement, supplementation, modification or exchange of such Indebtedness that satisfy the provisions of this Section 8.2(d);

(e)           Indebtedness under Interest Rate Agreements not entered into for speculative purposes;

(f)            Indebtedness incurred to finance the acquisition, construction or improvement of any property (or Indebtedness to finance the development, construction, lease, repairs, additions or improvements to property (real or personal) whether through the direct purchase of such assets or through the purchase of equity interests in a Person owning such assets), including capital leases, tax retention and other synthetic lease obligations and purchase money obligations and any replacement, renewal, refinancing, extension, exchange, defeasance, restructuring, refunding, repayment, amendment, restatement, supplementation thereof, provided that any such Indebtedness shall be secured only by the property acquired in connection with the incurrence of such Indebtedness and any proceeds and products thereof provided further that, the Dollar Equivalent of the aggregate outstanding principal amount of such Indebtedness together with the Dollar Equivalent of Indebtedness permitted to be outstanding pursuant to Section 8.2(g) and (l) shall not exceed an aggregate of 20% of Company’s Consolidated Tangible Assets (measured as of the most recently ended fiscal quarter of the Company for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1 (provided that, for the avoidance of doubt, no Unmatured Event of Default or Event of Default shall be deemed to have occurred if such aggregate outstanding principal amount of such Indebtedness or other obligations shall at a later time exceed 20% of Company’s Consolidated Tangible Assets so long as, at the time of the creation, incurrence, assumption or initial existence thereof, such Indebtedness or other obligation was permitted to be incurred));

(g)           (i) Indebtedness of any Subsidiary of Company assumed in connection with a Permitted Acquisition so long as such Indebtedness was not issued or created in contemplation of such acquisition and any Permitted Refinancing Indebtedness in respect thereof, and (ii) in the case of any assumed Indebtedness of a Foreign Subsidiary of Company pursuant to preceding subclause (i), any Indebtedness of such Foreign Subsidiary and/or one or more of its Foreign Subsidiaries constitutes Permitted Refinancing Indebtedness so long as the aggregate outstanding principal amount of all Indebtedness permitted to be outstanding pursuant to this subclause (ii) shall not at any time together with the Dollar Equivalent of Indebtedness permitted to be outstanding pursuant to Section 8.2(f) and (l) exceed an aggregate of 20% of Company’s Consolidated Tangible Assets at such time (based on the most recently delivered financial statements pursuant to Section 7.1) (provided that, for the avoidance of doubt, no Unmatured Event of Default or Event of Default shall be deemed to have occurred if such aggregate outstanding principal amount of such Indebtedness or other obligations shall at a later time exceed 20% of Company’s Consolidated Tangible Assets so long as, at the time of the creation, incurrence, assumption or initial existence thereof, such Indebtedness or other obligation was permitted to be incurred));

(h)           Indebtedness under Other Hedging Agreements not entered into for speculative purposes;

(i)            Indebtedness of Borrowers or any of their Subsidiaries consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

(j)            Intercompany Indebtedness to the extent permitted by Section 8.7; provided, however, that in the event of any subsequent issuance or transfer of any Capital Stock which results in the holder of such Indebtedness ceasing to be a Subsidiary or a Borrower or any subsequent transfer of such Indebtedness (other than to Company or any of its Subsidiaries) such Indebtedness shall be required to be permitted under another clause of this Section 8.2; provided, further, however, that in the case of Intercompany Indebtedness consisting of a loan or advance to a Borrower, each such loan or advance shall be subordinated to the indefeasible payment in full of all of such Borrower’s Obligations;

(k)           Indebtedness constituting Permitted Guarantee Obligations;

(l)            Indebtedness in respect of Sale and Leaseback Transactions permitted under Section 8.9;

(m)          Indebtedness in respect of obligations secured by Customary Permitted Liens;

(n)           Guarantee Obligations incurred by Company or any Subsidiary of obligations of any employee, officer or director of Company or any such Subsidiary in respect of loans made to such employee, officer or director in connection with such Person’s acquisition of Capital Stock, phantom stock rights, capital appreciation rights or similar equity like interests in Company or any such Subsidiary in an aggregate amount not to exceed $5,000,000 outstanding at any one time;

(o)           Indebtedness (including any Permitted Refinancing Indebtedness of such Indebtedness) in an aggregate principal amount not to exceed the Dollar Equivalent of $400,000,000 at any time outstanding incurred by European Holdco or Ball Delaware, a direct Subsidiary of European Holdco, in the form of one or more series of publicly traded or privately placed unsecured bonds or notes; provided that (1) the covenants, defaults and similar non-economic provisions applicable to such Indebtedness are, taken as a whole, not materially less favorable to the obligor thereon or to the Lenders than the provisions contained in this Agreement and (2) such Indebtedness is at then-prevailing market rates;

(p)           Indebtedness incurred as a result of a redesignation pursuant to Section 12.23; provided that after giving effect to the incurrence of the Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a Pro Forma Basis (but tested as if the applicable ratio were the ratio for the next succeeding Test Period) the Company and its Subsidiaries would be in compliance with Sections 9.1 and 9.2 inclusive and any Permitted Refinancing Indebtedness in respect thereof;

(q)           letters of credit issued for the account of Company or any of its Subsidiaries, so long as the sum of (without duplication as to the items set forth in the following clauses (i), (ii) and (iii)): (i) the aggregate undrawn face amount thereof, (ii) any unreimbursed obligations in respect thereof and (iii) the aggregate amount of pledges and deposits made pursuant to Section 8.1(j) does not exceed $75,000,000 at any time;

(r)           Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal, bid, payment (other than payment of Indebtedness) or similar obligations (including any bonds or letters of credit issued with respect thereto and all guaranties, reimbursement and indemnity agreements entered into in connection therewith) incurred in the ordinary course of business;

(s)           Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(t)           Indebtedness of Company or any of its Subsidiaries in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances and performance, appeal or surety bonds in the ordinary course of business that do not give rise to an Event of Default;

(u)          Indebtedness arising from the honoring by a bank of a check or similar instrument drawn against insufficient funds, provided that such Indebtedness is covered by the Company or any of its Subsidiaries within ten Business Days;

(v)           Indebtedness of one or more Foreign Subsidiaries of Company located in China or Hong Kong under lines of credit and Permitted Refinancing Indebtedness in respect of such Indebtedness extended by third persons to such Foreign Subsidiary, which Indebtedness may be guaranteed on a pari passu and equal basis (or on a lesser or lower ranked basis and with fewer Guarantors) with the Obligations provided that (i) the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (v) at any time outstanding shall not exceed the Dollar Equivalent of $100,000,000, (ii) no Unmatured Event of Default or Event of Default shall have occurred or be continuing at the time of such incurrence or would result from the incurrence of such Indebtedness, (iii) immediately after giving effect to the incurrence of the Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a Pro Forma Basis (but tested as if the applicable ratio were the ratio for the next succeeding Test Period), the Credit Parties would be in compliance with Sections 9.1 and 9.2 inclusive and (iv) such Indebtedness is permitted to be incurred under the Senior Note Indentures or any document governing any Permitted Refinancing Indebtedness in respect thereof;

(w)          Indebtedness (including any Permitted Refinancing Indebtedness of such Indebtedness) incurred by Company or any Subsidiary of Company in addition to that referred to elsewhere in this Section 8.2 in an aggregate principal amount not to exceed the Dollar Equivalent of $375,000,000 in the aggregate outstanding at any time.

             8.3            Fundamental Changes. No Borrower will, nor will it permit any of its Material Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that any Subsidiary (other than a Receivables Subsidiary) (i) may merge into, amalgamate or consolidate with Company in a transaction in which Company is the surviving corporation, (ii) may merge into, amalgamate or consolidate with any Credit Party in a transaction in which the surviving entity is a Credit Party, (iii) that is not a Credit Party may merge into, amalgamate or consolidate with any Subsidiary that is not a Credit Party or any Person that becomes a Credit Party simultaneously with or promptly following such merger, (iv) may merge into, amalgamate or consolidate with any other Person that in accordance with the terms hereof becomes a Credit Party in connection with a Permitted Acquisition; provided that if such Subsidiary is a Material Subsidiary the surviving entity shall be a Material Subsidiary, (v) that is a Borrower (other than the Company), may merge with and into any other Borrower if (a) the aggregate amount of the Loans of the surviving Borrower will not exceed such Borrower’s Revolver Sublimit or, if the surviving entity is a French Borrower, the French Revolving Commitment and (b) the Administrative Agent, in its reasonable discretion, determines that such merger would not be materially adverse to the Lenders and (vi) that is a Borrower (other than the Company) that has paid in full all Loans made to it hereunder may liquidate or dissolve if Company determines in good faith that such liquidation or dissolution is in the best interests of Company and is not materially disadvantageous to the Lenders. No Unrestricted Entity shall enter into any merger or consolidation into or with Company or any of its Subsidiaries provided that a Permitted Aerospace JV may merge, amalgamate or consolidate with Company or any Subsidiary in a transaction that is a Permitted Acquisition.

            8.4              Asset Sales. No Borrower will, nor will it permit any of its Subsidiaries to, convey, sell, lease or otherwise dispose of (or the granting of any right or option to do any of the foregoing) all or any part of their property or assets, or enter into any Sale and Leaseback Transaction, except that:

(a)           Company and its Subsidiaries may sell, contribute and make other transfers of Receivables Facility Assets pursuant to the Receivables Documents under a Permitted Accounts Receivable Securitization;

(b)           Borrowers and their Subsidiaries may lease, including subleases and assignments of leases and subleases, real or personal property in the ordinary course of business;

(c)           Borrowers and their Subsidiaries may sell Inventory in the ordinary course of business;

(d)           Borrowers and their Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business (x) which are overdue, or (y) which such Borrower or Subsidiary may reasonably determine are difficult to collect but only in connection with the compromise or collection thereof consistent with prudent business practice (and not as part of any bulk sale or financing of receivables);

(e)           Company or any Subsidiary may make an Asset Disposition to Company or any Subsidiary (other than a Receivables Subsidiary);

(f)           Borrowers and their Subsidiaries may enter into consignment arrangements (as consignor or as consignee) or similar arrangements for the sale of goods in the ordinary course of business;

(g)          Borrowers and their Subsidiaries may make Investments permitted pursuant to Section 8.7 and sell Investments referred to in clauses (a), (d) and (i) of Section 8.7;

(h)          Borrowers and their Subsidiaries may (y) enter into licenses or sublicenses of software, trademarks and other Intellectual Property and general intangibles in the ordinary course of business and which do not materially interfere with the business of such Person and (z) abandon or dispose of intellectual property or other proprietary rights of such Person that, in the reasonable business judgment of such Person, is no longer practical to maintain or useful in the conduct of its business;

(i)           Borrowers and their Subsidiaries may enter into Sale and Leaseback Transactions permitted under Section 8.9;

(j)           Borrowers and their Subsidiaries may make Restricted Payments permitted pursuant to Section 8.5;

(k)          Borrowers and their Subsidiaries may make dispositions in the ordinary course of business of equipment and other tangible personal property that is obsolete, uneconomical, worn-out, unmerchantable, unsaleable, replaced, retired, surplus, excess or no longer useful in Company’s and its Subsidiaries’ business;

(l)           Borrowers and their Subsidiaries may make dispositions of owned or leased vehicles in the ordinary course of business;

(m)          dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Credit Party or any of its Subsidiaries;

(n)           Company and its Subsidiaries may surrender or waive contractual rights to settle, release or surrender any contract or ligation claims in the ordinary course of business;

(o)           Company may sell, transfer or otherwise dispose of all or part of the Aerospace Business (including the Capital Stock of any Permitted Aerospace JV) in one or more transactions; provided, that (1) each such transaction (y) is for not less than fair market value (as determined by the board of directors of Company in good faith, whose determination shall be conclusive evidence thereof and shall be evidenced by a resolution of such board of directors set forth in a Responsible Officer of Company’s certificate delivered to Administrative Agent), and (z) is consummated when no Event of Default has occurred and is continuing or would result therefrom, and (2) the Net Sale Proceeds of which shall be paid in accordance with Section 4.4(e); and

(p)           Borrowers and their Subsidiaries may make other Asset Dispositions the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) (determined at the time of disposition thereof) when aggregated with the proceeds of all other Asset Dispositions made within such Fiscal Year pursuant to this clause (p) does not exceed 15% of the Consolidated Assets of Company (measured as of the most recently ended fiscal quarter of the Company for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1 (provided that, for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred if such aggregate amount of such proceeds shall at a later time exceed 15% of Company’s Consolidated Assets so long as, at the time of the creation, incurrence, assumption or initial existence thereof, such Asset Disposition was permitted to be made)); provided, however, to the extent that the Net Sale Proceeds of any Asset Disposition that are not required to be used to prepay the Loans pursuant to Section 4.4(e) are used to purchase assets used or to be used in the businesses referred to in Section 8.11 in the time period prescribed in Section 4.4(e), and if Company or such Subsidiary has complied with the provisions of Section 7.12 with respect to any assets purchased with such reinvested proceeds, such Asset Disposition shall be disregarded for purposes of calculations pursuant to this Section 8.4(p) (and shall otherwise be deemed to be permitted under this Section 8.4(p)) to the extent of the reinvested proceeds, from and after the time of compliance with Section 7.12 with respect to the acquisition of such other property.

In the event the Required Lenders waive the provisions of this Section 8.4 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 8.4, such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Liens created by the Security Documents shall automatically be deemed released and Administrative Agent shall be authorized to, and shall, take any appropriate actions in order to effect the foregoing.

             8.5            Dividends or Other Distributions. No Borrower will, nor will it, permit any of its Subsidiaries to, either: (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (“Dividend”) or to the direct or indirect holders of its Capital Stock (except (A) dividends or distributions payable solely in Capital Stock (other than Disqualified Preferred Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Preferred Stock) and (B) dividends, distributions or redemptions payable to (1) Company or a Wholly-Owned Subsidiary of Company and (2) any other Subsidiary of Company in compliance with applicable corporation law; provided that the amount of such dividends or distributions under this clause (2) which are paid or made to any Person other than an Unrestricted Entity shall be included for purposes of calculating compliance with clause (b) below, and shall be permitted only to the extent they are permitted under clause (b) below) or (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Borrowers other than in exchange for, or out of proceeds of, the substantially concurrent sale (other than to an Affiliate of any Borrower) of other Capital Stock of such Borrower or as permitted in (i)(A) above or (iii) purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final or stated maturity, any Indebtedness that is either subordinate or junior in right of payment to the Obligations (other than refinancings of such Indebtedness with the proceeds of Permitted Refinancing Indebtedness and other than Intercompany Indebtedness subordinated as a result of Section 8.2(j)) or (iv) make any Restricted Investment; (any of the foregoing being hereinafter referred to as a “Restricted Payment”); provided, however,

(a)           Company or a Subsidiary may make distributions to the extent necessary to enable Company or a Subsidiary of Company to pay their (i) general administrative costs and expenses and (ii) taxes as they legally become due, and

(b)           so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom and Company is in pro forma compliance with the financial covenants set forth in Sections 9.1 and 9.2 on a Pro Forma Basis for the period of four Fiscal Quarters ending with the most recently ended Fiscal Quarter of Company for which financial statements have been delivered to Administrative Agent pursuant to Section 7.1 both immediately before and immediately after giving effect to such Restricted Payments, Company or any Subsidiary of Company may make any Restricted Payment which would not result in a violation of any Senior Note Indenture or any document governing any Permitted Refinancing Indebtedness in respect thereof.

Notwithstanding the foregoing, (i) Company may pay Dividends within 60 days after the date of declaration thereof if at such date of declaration such Dividend would have complied with this Section 8.5, (ii) any Wholly-Owned Subsidiary may purchase, redeem or otherwise acquire or exchange its Capital Stock for the Capital Stock of another Wholly-Owned Subsidiary and (iii) Company may issue Capital Stock contemplated by the Shareholder Rights Plan.

             8.6              Issuance of Stock.

(a)           Company will not issue any Capital Stock, except for such issuances of Capital Stock of Company consisting of Common Stock, Capital Stock contemplated by the Shareholder Rights Plan, Permitted Preferred Stock and Disqualified Preferred Stock.

(b)           No Borrower will nor will permit any of its Subsidiaries to, directly or indirectly, issue, sell, assign, pledge or otherwise encumber or dispose of any shares of Capital Stock of any Material Subsidiary of Company, except (i) to Company, (ii) to another Wholly-Owned Subsidiary of Company, (iii) to qualify directors if required by applicable law, (iv) pledges pursuant to the Loan Documents or (v) pursuant to employee stock ownership or employee benefit plans in effect on the date hereof. Notwithstanding the foregoing, Company and its Subsidiaries shall be permitted to sell (x) all or part of the Capital Stock of any Permitted Aerospace JV in one or more transactions in accordance with the terms of Section 8.4(o) and (y) 100% of the outstanding stock of any Subsidiary, but, except as set forth in clause (x), not less than 100% of such stock, subject to Section 8.4.

             8.7             Loans, Investment and Acquisitions. No Borrower will, nor will it, permit any of its Subsidiaries to, make any Investments or make any Acquisitions except:

(a)           Borrowers and their Subsidiaries may acquire and hold Cash and Cash Equivalents;

(b)           Investments existing on the date hereof identified on Schedule 8.7, Investments made pursuant to legally binding written commitments in existence on the Effective Date and described in Schedule 8.7 and any Investment that replaces, refinances or refunds any such Investment; provided that such replacing, refinancing or refunding Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(c)           Investments required pursuant to the terms of any Permitted Accounts Receivable Securitization;

(d)           Investments (including debt obligations) in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement (including settlements of litigation) of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e)           Company and its Subsidiaries may enter into Interest Rate Agreements in compliance with Section 8.2(e) and Other Hedging Agreements in compliance with Section 8.2(h);

(f)            pledges or deposits made in the ordinary course of business (including cash collateral and other credit support to secure obligations under letters of credit permitted under Section 8.2(q));

(g)           Investments (i) by Borrowers or any Subsidiary in Company or a Person that is a Subsidiary prior to such Investments, provided that, if applicable, the requirements of Section 7.12 are satisfied and (ii) by any Subsidiary (other than a Credit Party) in any Credit Party;

(h)           Borrowers or any Subsidiary may make Permitted Acquisitions;

(i)            Borrowers or any Subsidiary may acquire and hold debt securities and other non-cash consideration as consideration for an asset disposition permitted pursuant to Section 8.4;

(j)            Borrowers or any Subsidiary may make Restricted Investments permitted by Section 8.5, provided, that any Restricted Investment that is an Acquisition complies with clauses (a) through (d) of the definition of Permitted Acquisition;

(k)           [reserved];

(l)            Investments, in addition to those Investments identified on Schedule 8.7, in any Unrestricted Entity; provided, however, such additional Investments, together with the aggregate Dollar Equivalent amount of Guarantee Obligations or credit support of Company and its Subsidiaries (other than any Permitted Guaranty Obligations) with respect to (A) Other Hedging Agreements to which an Unrestricted Entity is party and (B) Indebtedness and other obligations of one or more Unrestricted Entities (such amount to equal the Dollar Equivalent of the aggregate maximum principal amount of the Indebtedness or other obligations subject to such Guarantee Obligations or credit support), shall not exceed the Dollar Equivalent of $200,000,000 in the aggregate after the Effective Date;

(m)          [reserved];

(n)           extensions of trade credit, accounts receivable and prepaid expenses in the ordinary course of business; and

(o)           other Investments (other than in Unrestricted Entities) not in excess of 12.5% of the Consolidated Assets of Company and its Subsidiaries at such time measured as of the most recently ended fiscal quarter of Company for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1 (provided that, for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred if such aggregate outstanding amount of Investments shall at a later time exceed 12.5% of Company’s Consolidated Assets so long as, at the time of the creation, incurrence, assumption or initial existence thereof, such Investment was permitted to be made); provided, that any such Investment that is an Acquisition complies with clauses (a) through (d) of the definition of Permitted Acquisition.

            8.8             Transactions with Affiliates. No Borrower will nor will permit any of its Subsidiaries to conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower (other than a Credit Party) unless the terms of such business, transaction or series of transactions are as favorable to such Borrower or such Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm’s-length dealings with an unrelated third Person or, if such transaction is not one which by its nature could be obtained from such Person, is on fair and reasonable terms, provided that, the following shall be permitted: (a) any agreements in existence on the Effective Date and disclosed in the Form 10-K or the Form 10-Q or otherwise set forth on Schedule 8.8 hereto (as such agreements may be amended, modified, restated, renewed, supplemented, refunded, replaced, refinanced or otherwise continued in effect, in all cases, on terms no less favorable to such Borrower or such Subsidiary than on the date of this Agreement); (b) (i) the payment of customary fees, expenses and compensation to officer and members of the board of directors or comparable governing body of such Person and (ii) customary indemnities provided on behalf of officers, directors, managers, employees or consultants of any Borrower, any of its direct or indirect parent companies or any of its Subsidiaries; (c) transactions expressly permitted by Section 8.3 or Section 8.5; (d) transactions expressly permitted by Section 8.4, 8.6 or 8.7 among Company and its Wholly-Owned Subsidiaries or among Wholly-Owned Subsidiaries; (e) transactions pursuant to the Tax Sharing Agreements; and (f) transactions pursuant to any Permitted Accounts Receivable Securitization.

            8.9              Sale-Leasebacks. No Borrower will nor will permit any of its Subsidiaries to, lease any property as lessee in connection with a Sale and Leaseback Transaction entered into after the Initial Borrowing Date unless such Sale and Leaseback Transaction is consummated within 120 days after the date that such Person acquires the property subject to such transaction and if, at the time of such entering into such Sale and Leaseback Transaction and after giving effect thereto, the aggregate Dollar Equivalent amount of Attributable Debt for such Sale and Leaseback Transaction and for all Sale and Leaseback Transactions so entered into by Borrowers and their Subsidiaries, together with the Dollar Equivalent of Indebtedness then outstanding pursuant to Sections 8.2(f) and (g) does not exceed 20% of Company’s Consolidated Tangible Assets.

            8.10           Restrictions on Credit Support to Unrestricted Entities. Other than Investments permitted pursuant to Section 8.7(l), neither Company nor any of its Subsidiaries shall provide any type of credit support or credit enhancement to any Unrestricted Entity, whether directly through loans to or Investments in, letters of credit issued for the benefit of any creditor of any Unrestricted Entity or guarantees or any other Contractual Obligation, contingent or otherwise, of Company or any of such Subsidiaries with respect to any Indebtedness or other obligation or liability of any Unrestricted Entity, including, without limitation, any such Indebtedness, obligation or liability, directly or indirectly guaranteed, supported by letter of credit, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse, or in respect of which Company or any of its Subsidiaries is otherwise directly or indirectly liable, including contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received; provided, that, notwithstanding the foregoing, (x) Company may incur Guarantee Obligations and provide credit support in respect of Indebtedness and other obligations of one or more Unrestricted Entities (provided that any such Guarantee Obligations or other credit support is not prohibited under Section 8.2) and (y) Company or any of its Subsidiaries may incur Guarantee Obligations or provide credit support in respect of Other Hedging Agreements entered into by an Unrestricted Entity, in each case of (x) or (y) above to the extent such Guarantee Obligations would not result in a violation of Section 8.7(l).

            8.11           Lines of Business. No Borrower will, nor will it permit any of its Subsidiaries to, enter into or acquire any line of business which is not reasonably related or incidental to or a reasonable extension, development or expansion of the same general types business conducted by the Company and its Subsidiaries as of the date hereof.

            8.12           Fiscal Year. The Company will not change its Fiscal Year.

            8.13           Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Certain Derivative Transactions, Etc. No Borrower will, nor will it permit any of its Subsidiaries to:

               (a)           make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due) any Indebtedness (other than Intercompany Indebtedness subordinated as a result of Section 8.2(j)) that is either subordinate or junior in right of payment to the Obligations, other than pursuant to the issuance of Permitted Refinancing Indebtedness or as otherwise permitted by Section 8.5;

(b)          amend, terminate or modify, or permit the amendment, termination or modification of, any provision of any documents governing Indebtedness described in clause (a) above in a manner which, taken as a whole, is materially adverse to the interests of the Lenders; or

              (c)           amend, modify or change in any way materially adverse to the interests of the Lenders, its Organizational Documents (including, without limitation, by filing or modification of any certificate of designation) or By-Laws, or any agreement entered into by it, with respect to its Capital Stock, or enter into any new agreement with respect to its Capital Stock in any manner which, taken as a whole, is materially adverse to the interests of the Lenders.

            8.14           Limitation on Certain Restrictions on Subsidiaries. No Borrower will nor will permit any of its Material Subsidiaries, to create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Borrower or any Material Subsidiary of any Borrower to (i) pay dividends or make any other distributions on its Capital Stock to Company or any of its other Subsidiaries or pay any Indebtedness or other Obligation owed to Company or any of its other Subsidiaries, (ii) make any loans or advances to Company or any of its other Material Subsidiaries, or (iii) transfer any of its property to Company or any of its other Material Subsidiaries, except:

(a)          any encumbrance or restriction pursuant to the Loan Documents, the Senior Notes, any documents evidencing Permitted Refinancing Indebtedness with respect to any of the foregoing, any Permitted Accounts Receivable Securitization, any agreement evidencing Indebtedness permitted pursuant to Sections 8.2(d)(i) and (o) (in each case, so long as such restrictions are no more restrictive in any material respect than those set forth in the Senior Notes), any agreement evidencing Indebtedness of any Subsidiary acquired pursuant to a Permitted Acquisition to the extent such restrictions are set forth in any Indebtedness assumed in connection with such Permitted Acquisition so long as such restrictions are not applicable to any Subsidiary of Company other than the Subsidiary being acquired and such restrictions were not created or imposed in connection with or in contemplation of such Permitted Acquisition, or an agreement in effect at or entered into on the Effective Date and reflected on Schedule 8.14(a) hereto;

(b)          any encumbrance or restriction with respect to a Subsidiary of Company pursuant to an agreement relating to any Indebtedness issued by such Subsidiary, or agreements relating to the Capital Stock or governance provisions of such Subsidiary (to the extent, and for so long as, such agreements are unable to be amended, replaced or otherwise modified to remove such encumbrances or restrictions), in each case, issued (with respect to Indebtedness) or existing (with respect to agreements regarding Capital Stock or governance provisions) on or prior to the date on which such Subsidiary became a Subsidiary of Company or was acquired by Company (other than Indebtedness or agreements relating to Capital Stock or governance issued or entered into, as applicable, as consideration in, or to provide all or any portion of the funds or other consideration utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by Company) and outstanding on such date;

(c)          any such encumbrance or restriction consisting of customary provisions (i) contained in any license or other contract governing intellectual property rights of Company or any of its Subsidiaries restricting or conditioning the sublicensing or assignment thereof, (ii) restricting subletting, assignment or other transfers of any leases, licenses, joint venture agreements and other similar agreements, (iii) contained in leases and other agreements entered into in the ordinary course of business, or (iv) contained in any agreement relating to the sale, transfer or other disposition or any agreement to transfer or option or right with respect to a Subsidiary or any property or assets pending such sale or other disposition, provided such encumbrances or restrictions apply only to such Subsidiary, property or assets;

(d)          any encumbrance or restriction existing solely as a result of a Requirement of Law;

(e)          in the case of clause (c)(iii) above, Permitted Liens or other restrictions contained in security agreements or Capitalized Leases securing or otherwise related to Indebtedness permitted hereby to the extent such restrictions restrict the transfer of the property subject to such Permitted Lien, security agreements or Capitalized Lease and other agreements evidencing Indebtedness permitted by Section 8.2(f) that impose restrictions on the property so acquired or the subject thereof; and

(f)           encumbrances or other restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (c), and clause (e) hereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances and other restrictions than those prior to such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings.

ARTICLE IX

FINANCIAL COVENANTS

Company hereby agrees that, so long as any Commitments remain in effect or any Loan or LC Obligation remains outstanding and unpaid or any other Obligation (other than contingent indemnification obligations not then due) is owing to any Lender or Administrative Agent hereunder, Company shall not:

              9.1            Interest Coverage Ratio. Permit the Interest Coverage Ratio for any Test Period to be less than 3.50 to 1.00.

              9.2            Leverage Ratio. Permit the Leverage Ratio for any Test Period to be greater than 4.00 to 1.00.

ARTICLE X

EVENTS OF DEFAULT

              10.1          Events of Default. Any of the following events, acts, occurrences or state of facts shall constitute an “Event of Default” for purposes of this Agreement:

(a)          Failure to Make Payments When Due. Any Borrower (i) shall default in the payment of principal on any of the Loans or any reimbursement obligation with respect to any Letter of Credit; or (ii) shall default in the payment of interest on any of the Loans or default in the payment of any fee or any other Obligation when due and such default in payment shall continue for five (5) Business Days; or

(b)          Representations and Warranties. Any representation or warranty made by any Credit Party to Administrative Agent or any Lender contained in any Loan Document delivered to Administrative Agent or any Lender pursuant hereto or thereto shall have been incorrect in any material respect on the date as of when made or deemed made, or

(c)          Covenants. Any Credit Party shall (i) default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under Article VIII or Article IX hereof or Section 7.3(a) or Section 7.15 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied or unwaived for a period of thirty (30) days after written notice to Company by Administrative Agent or any Lender; or

(d)          Default Under Other Loan Documents. Any Credit Party shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed hereunder or under any Loan Document (and not constituting an Event of Default under any other clause of this Section 10.1) and such default shall continue unremedied or unwaived for a period of thirty (30) days after written notice thereof has been given to Company by Administrative Agent; or

(e)          Voluntary Insolvency, Etc. Company or any of its Material Subsidiaries shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar law in any jurisdiction or seeking dissolution or reorganization or the appointment of a receiver, trustee, custodian, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding in any jurisdiction, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for a substantial portion of its property, assets or business, shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts or shall take any corporate action authorizing any of the foregoing; or

(f)           Involuntary Insolvency, Etc. Involuntary proceedings or an involuntary petition shall be commenced or filed against Company or any of its Material Subsidiaries under any bankruptcy, insolvency or similar law in any jurisdiction or seeking the dissolution or reorganization of it or the appointment of a receiver, trustee, custodian, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for it or of a substantial part of its property, assets or business, or to effect a plan or other arrangement with its creditors or any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of its property, assets or business, and such proceedings or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be, or any order for relief shall be entered in any such proceeding; or

(g)          Default Under Other Agreements. (i) Any Credit Party shall default in the payment when due, whether at stated maturity or otherwise, of any Indebtedness (other than Indebtedness owed to the Lenders under the Loan Documents or Intercompany Indebtedness) in a principal amount in excess of the Dollar Equivalent of $75,000,000 in the aggregate beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) a default shall occur in the performance or observance of any agreement or condition to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice of acceleration or similar notice is required), any such Indebtedness to become due or be repaid prior to its stated maturity or (iii) any such Indebtedness of the Credit Parties shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required payment or prepayment, prior to the stated maturity thereof provided that clauses (g)(ii) and (iii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(h)          [Reserved].

(i)           Judgments. One or more judgments or decrees shall be entered against a Credit Party involving, individually or in the aggregate, a liability (to the extent not paid or covered by insurance) of the Dollar Equivalent of $75,000,000 or more and shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(j)           Security Documents. At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect (other than due to the effect of applicable foreign law or action of any foreign government or as a result of any release of Collateral or termination of any Security Document in accordance with the provisions of Section 12.19) or shall cease to give Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a first priority perfected security interest in, and Lien on, any material portion of the Collateral), in favor of Collateral Agent for the benefit of the Secured Creditors superior to and prior to the rights of all third Persons and subject to no other Liens (except, in each case, to the extent expressly permitted herein or therein), in each case for any reason other than the failure of Collateral Agent to take any action required to establish or maintain perfection, which is within its control and is customarily performed by Collateral Agent; or

(k)          Guaranties. Any Guaranty shall (other than as a result of the actions taken by Administrative Agent or the Lenders to release such Guaranty) cease to be in full force and effect in accordance with its terms, or any Guarantor shall deny or disaffirm such Guarantor’s obligations under any Guaranty; or

(l)           ERISA. Either (i) any Termination Event shall have occurred, (ii) a trustee shall be appointed by a United States District Court to administer any Plan or Multiemployer Plan, (iii) the PBGC institutes proceedings to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (iv) Company or any of its Subsidiaries shall become liable to the PBGC or any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Plan or (v) any Borrower or any Subsidiary of any Borrower fails to make a deficit reduction contribution required under Code Section 412(l) to any Plan by the due date for such contribution; if as of the date thereof or any subsequent date, the sum of each of Company’s and its Subsidiaries’ various liabilities (such liabilities to include, without limitation, any liability to the PBGC or to any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Plan, or to any Multiemployer Plan under Section 4201 et seq. of ERISA) as a result of such events listed in subclauses (i) through (v) above exceeds $75,000,000 in the aggregate; or

(m)         Change of Control. A Change of Control shall occur; or

(n)          Dissolution. Any order, judgment or decree shall be entered against Company or any Material Subsidiary decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or Company or any Material Subsidiary shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

If any of the foregoing Events of Default shall have occurred and be continuing, Administrative Agent, at the written direction of the Required Lenders, shall take one or more of the following actions: (i) by written notice to Borrowers declare the Total Commitments to be terminated whereupon the Total Commitments shall forthwith terminate, (ii) by written notice to Borrowers declare all sums then owing by Borrowers hereunder and under the Loan Documents to be forthwith due and payable, whereupon all such sums shall become and be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrowers or (iii) direct Borrowers to pay (and each Borrower agrees that upon receipt of such notice, or immediately and automatically upon the occurrence and during the continuance of any Event of Default specified in Section 10.1(e) or Section 10.1(f) with respect to such Borrower it will pay) to Administrative Agent at the Payment Office such additional amount of cash or other credit support, to be held as security by Administrative Agent for the benefit of the Secured Creditors, as is equal to the sum of (a) the aggregate Stated Amount of all Letters of Credit issued for the account of Company and its Subsidiaries and then outstanding and (b) the aggregate amount of all Unpaid Drawings, provided that, at such time as (y) no Event of Default shall be continuing or (z) this Agreement shall have terminated in accordance with Section 12.17, the balance, if any, of the amount held pursuant to this clause (iii) shall be promptly returned to the Borrowers and (iv) enforce, or cause the Collateral Agent to enforce, the Guaranties and all of the Liens and security interests created pursuant to the Security Documents in accordance with their terms. In cases of any occurrence of any Event of Default described in Section 10.1(e) or Section 10.1(f) with respect to Company or European Holdco, the Loans, together with accrued interest thereon and all of the other Obligations, shall become immediately and automatically due and payable forthwith and the Total Commitments immediately and automatically terminated without the requirement of any such acceleration or request, and without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Borrower, any provision of this Agreement or any other Loan Document to the contrary notwithstanding, and other amounts payable by Borrowers hereunder shall also become immediately and automatically due and payable all without notice of any kind.

Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Article IV hereof), all payments (including the proceeds of any Asset Disposition or other sale of, or other realization upon, all or any part of the Collateral) received after acceleration of the Obligations shall be applied: first, to all fees, costs and expenses incurred by or owing to Administrative Agent and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding and to Cash Collateralize outstanding Letters of Credit (pro rata among all such Obligations based upon the principal amount thereof or the outstanding face amount of such Letters of Credit, as applicable, and with respect to amounts applied to Term Loans, pro rata among all remaining Scheduled Term Repayments thereof). Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

Anything in this Section 10.1 to the contrary notwithstanding, Administrative Agent shall, at the request of the Required Lenders, rescind and annul any acceleration of the Loans by written instrument filed with Borrowers, provided that, at the time such acceleration is so rescinded and annulled: (A) all past due interest and principal, if any, on the Loans and all other sums payable under this Agreement and the other Loan Documents shall have been duly paid, and (B) no other Event of Default shall have occurred and be continuing which shall not have been waived in accordance with the provision of Section 12.1 hereof.

            10.2           Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE XI

ADMINISTRATIVE AGENT

In this Article XI, the Lenders agree among themselves as follows:

            11.1           Appointment. (a) The Lenders hereby appoint DB as Administrative Agent (for purposes of this Agreement, the term “Administrative Agent” shall include DB in its capacity as Collateral Agent pursuant to the Security Documents) and as Collateral Agent (for purposes of this Agreement, the term “Collateral Agent” shall include DB in its capacity as Security Trustee under the laws of England and Wales and as agent or trustee in relation to any Security Documents under the laws of any other jurisdiction other than those of any State of the United States) for the Secured Creditors under all applicable Security Documents and Guaranties (Administrative Agent is sometimes referred to in this Article XI as “Agent”) to act as herein specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes and each holder of any Note by the acceptance of such Note shall be deemed to irrevocably authorize Agents to take such action on its behalf under the provisions hereof, the other Loan Documents (including, without limitation, to give notices and take such actions on behalf of the Required Lenders as are consented to in writing by the Required Lenders) and any other instruments, documents and agreements referred to herein or therein and to exercise such powers hereunder and thereunder as are specifically delegated to Administrative Agent or Collateral Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Except as expressly set forth in the Loan Documents, Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to Company or any of its Subsidiaries that is communicated to or obtained by the financial institution serving in such capacity or any of its Affiliates in any capacity. Agent may perform any of their respective duties hereunder and under the other Loan Documents, by or through their officers, directors, agents, employees or affiliates.

                               (b)           Administrative Agent hereby declares that it, including in its capacity as Collateral Agent, holds and shall hold:

                                       (i)            all rights, title and interest that may now or hereafter be mortgaged, charged or assigned or otherwise secured in favor of Administrative Agent and/or Collateral Agent by or pursuant to the Loan Documents governed by English law and all proceeds of enforcement of such security; and

                                       (ii)           the benefit of all representations, covenants, guarantees, indemnities and other contractual provisions governed by English law given in favor of Administrative Agent and/or Collateral Agent (other than any such benefits given to Administrative Agent and/or Collateral Agent solely for its own benefit), on trust (for which the perpetuity period shall be 80 years) for itself and the other Lenders from time to time.

            11.2           Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. The duties of Agent shall be mechanical and administrative in nature. EACH LENDER HEREBY ACKNOWLEDGES AND AGREES THAT AGENT SHALL NOT HAVE, BY REASON OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, A FIDUCIARY RELATIONSHIP TO OR IN RESPECT OF ANY LENDER. Nothing in any of the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrowers in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the credit worthiness of each Borrower, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Loans or at any time or times thereafter. Agent will promptly notify each Lender at any time that the Required Lenders have instructed it to act or refrain from acting pursuant to Article X.

            11.3           Exculpation, Rights Etc. Neither Agent nor any of its respective officers, directors, agents employees or affiliates shall be liable for any action taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of any of the Loan Documents or any other document or the financial condition of any Borrower. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or any other Document or the financial condition of any Borrower, or the existence or possible existence of any Unmatured Event of Default or Event of Default unless requested to do so by the Required Lenders. Agent may at any time request instructions from the Lenders with respect to any actions or approvals (including the failure to act or approve) which by the terms of any of the Loan Documents, Agent is permitted or required to take or to grant, and if such instructions are requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders or all Lenders, as applicable. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting, approving or refraining from acting or approving under any of the Loan Documents in accordance with the instructions of the Required Lenders or, to the extent required by Section 12.1, all of the Lenders.

            11.4           Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, writing, resolution notice, statement, certificate, order or other document or any telephone, telex, teletype or telecopier message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining herein or to any of the other Loan Documents and their duties hereunder or thereunder, upon advice of counsel selected by Agent.

            11.5           Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers as required herein, the Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent, acting pursuant hereto in such capacity in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Aggregate Pro Rata Share of the Total Commitment; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 11.5 shall survive the payment in full of the Notes and the termination of this Agreement.

    For purposes hereof, “Aggregate Pro Rata Share” means, when used with reference to any Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such desired aggregate or total amount by a fraction the numerator of which shall be the aggregate principal amount of such Lender’s Multicurrency Revolving Loan, French Revolving Loan and Term Loans and the denominator of which shall be the aggregate of all of the Loans outstanding hereunder.

    11.6   Administrative Agent In Its Individual Capacity. With respect to its Loans and Commitments (and its Multicurrency Revolver Pro Rata Share, French Revolver Pro Rata Share, and Term Pro Rata Share, as applicable, thereof), Agent shall have and may exercise the same rights and powers hereunder and are subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or holder of Obligations. The terms “Lenders”, “holder of Obligations” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include Agents in their individual capacity as a Lender, one of the Required Lenders or a holder of Obligations. Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Company or any Subsidiary or affiliate of Company as if it were not acting as Administrative Agent hereunder or under any other Loan Document, including, without limitation, the acceptance of fees or other consideration for services without having to account for the same to any of the Lenders.

    11.7   Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default hereunder unless Agent has received written notice from a Lender or a Borrower referring to this Agreement describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give prompt notice thereof to the Lenders.

   11.8   Holders of Obligations. Agent may deem and treat the payee of any Obligation as reflected on the books and records of Agent as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent pursuant to Section 12.8(c). Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Obligation shall be conclusive and binding on any subsequent holder, transferee or assignee of such Obligation or of any Obligation or Obligations granted in exchange therefor.

    11.9   Resignation by Administrative Agent.

(a)           Agent may resign from the performance of all its functions and duties hereunder at any time by giving fifteen (15) Business Days’ prior written notice to Company and the Lenders. Such resignation shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)           Upon any such notice of resignation, the Required Lenders shall appoint a successor Administrative Agent who shall be satisfactory to Company and shall be an incorporated bank or trust company.

(c)           If a successor Administrative Agent shall not have been so appointed within said fifteen (15) Business Day period, Administrative Agent, with the consent of Company, shall then appoint a successor Administrative Agent who shall serve as Administrative Agent until such time, if any, as the Required Lenders, with the consent of Company, appoint a successor Administrative Agent as provided above.

(d)           If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) by the twentieth (20th) Business Day after the date such notice of resignation was given by Administrative Agent, Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders, with the consent of Company, appoint a successor Administrative Agent as provided above.

            11.10         Administrative Agent or Collateral Agent as UK Security Trustee.

(a)           In this Agreement, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of Administrative Agent or Collateral Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of, Administrative Agent or Collateral Agent (or any other Person acting in such capacity) in its capacity as UK Security Trustee to the extent that the rights, deliveries, indemnities or other obligations relate to the UK Security Documents or the security thereby created. Any obligations of Administrative Agent or Collateral Agent (or any other Person acting in such capacity) in this Agreement shall be obligations of Administrative Agent or Collateral Agent in its capacity as UK Security Trustee to the extent that the obligations relate to the UK Security Documents or the security thereby created. Additionally, in its capacity as UK Security Trustee, Administrative Agent or Collateral Agent (or any other Person acting in such capacity) shall have (i) all the rights, remedies and benefits in favor of Administrative Agent or Collateral Agent contained in the provisions of the whole of this Article XI; (ii) all the powers of an absolute owner of the security constituted by the UK Security Documents and (iii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under the UK Security Documents and/or any of the Loan Documents.

(b)           Each Lender and Administrative Agent hereby appoint the Collateral Agent as UK Security Trustee and in that capacity to act as its trustee under and in relation to the UK Security Documents and to hold the assets subject to the security thereby created as trustee for itself and other Secured Parties on the trusts and other terms contained in the UK Security Documents and Administrative Agent and each Secured Party hereby irrevocably authorize UK Security Trustee to exercise such rights, remedies, powers and discretions as are specifically delegated to UK Security Trustee by the terms of the UK Security Documents together with all such rights, remedies, powers and discretions as are reasonably incidental thereto.

(c)           Any reference in this Agreement to Liens stated to be in favor of Administrative Agent or Collateral Agent shall be construed so as to include a reference to Liens granted in favor of UK Security Trustee.

(d)           The Lenders agree that at any time that UK Security Trustee shall be a Person other than Administrative Agent or Collateral Agent, such other Person shall have the rights, remedies, benefits and powers granted to Administrative Agent or Collateral Agent in its capacity as UK Security Trustee in this Agreement.

(e)           Any reference in this Section 11.10 to the rights, remedies, powers and benefits of, as indemnities or other obligations in favor of, the Collateral Agent in its capacity as UK Security Trustee shall be deemed to be extended, mutatis mutandis, to any other agent or trustee appointed in respect of any Security Documents (or the security created thereby) governed by the laws of any other jurisdiction other than those of any State of the United States.

(f)           Nothing in this Section 11.10 shall require UK Security Trustee or any other agent or trustee to act as a trustee at common law or to be holding any property on trust, in any jurisdiction outside the United States or the United Kingdom which may not operate under principles of trust or where such trust would not be recognized or its effects would not be enforceable.

            11.11         The Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents and Co-Documentation Agents. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Joint Lead Arrangers, Joint Bookrunners, Co-Syndication Agents and Co-Documentation Agents are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Joint Lead Arrangers, Joint Bookrunners, Co-Syndication Agents and Co-Documentation Agents shall be entitled to all indemnification and reimbursement rights in favor of “Agents” as provided for under Section 11.5. Without limitation of the foregoing, none of Joint Lead Arrangers, Joint Bookrunners, Co-Syndication Agents or Co-Documentation Agents shall, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

            11.12         Parallel Debt Provisions.

(a)           Parallel Debt. Each Credit Party hereby irrevocably and unconditionally acknowledges to owe and undertakes to pay to Collateral Agent as a separate and independent obligation an amount equal to the total amount owed from time to time by such Credit Party to any Lender, Administrative Agent, Collateral Agent, Facing Agent and/or Secured Creditor (collectively, the “Secured Parties”) in respect of its Principal Obligations as they may exist from time to time. The payment undertaking of each Credit Party to Collateral Agent under this Section 11.12 is hereinafter referred to as a “Parallel Debt”.

(b)           Parallel Debt as Independent Payment Obligation. For the avoidance of doubt it is confirmed that Section 11.12(a) means that each Parallel Debt constitutes a payment obligation of the relevant Credit Party to Collateral Agent which is separate and independent from, and without prejudice to, its Principal Obligations and shall become due and payable to Collateral Agent as soon as, and to the extent that, any amount owed by such Credit Party to the relevant Secured Party under its Principal Obligations becomes due and payable.

(c)           Acknowledgment of Parallel Debt Obligation. Each of the parties to this Agreement acknowledges that each Parallel Debt represents Collateral Agent’s own claim to receive payment of such Parallel Debt from the relevant Credit Party and that the amount which may become due and payable by a Credit Party under its Parallel Debt pursuant to this Section 11.12 shall never exceed the total amount which becomes due and payable by such Credit Party to the Secured Parties under its Principal Obligations.

(d)           Reductions to Parallel Debt Obligations. Notwithstanding any of the other provisions of this Section 11.12:

(i)           any amount due and payable by a Credit Party under its Parallel Debt shall, to the extent such Credit Party shall have paid any amounts to any Secured Party under its Principal Obligations or any Secured Party otherwise receives any amount in payment of such Principal Obligations (other than by virtue of Section 11.12(f)), be decreased by equivalent amounts as if such amounts were received directly in payment of such Parallel Debt on the date of receipt by the relevant Secured Party of such amount in payment of such Principal Obligations; and

(ii)           to the extent that any Credit Party shall have paid any amounts to the Collateral Agent under its Parallel Debt or the Collateral Agent shall have otherwise received monies in payment of such Parallel Debt, the Principal Obligations of such Credit Party to the relevant Secured Party shall be decreased by equivalent amounts as if such amounts were received directly in payment of such Principal Obligations on the date of receipt by the Collateral Agent of such amount in payment of such Parallel Debt.

(e)           Role of Collateral Agent. For the purpose of this Section 11.12 the Collateral Agent acts in its own name and on behalf of itself but for the benefit of the Secured Parties and any security right granted to the Collateral Agent to secure any of the Parallel Debts is granted to the Collateral Agent in its capacity of sole creditor of such Parallel Debts.

(f)           Payments Received. All payments received by the Collateral Agent shall be applied towards payment of the relevant Parallel Debt, whereupon the Collateral Agent shall distribute such amounts to the Secured Parties who are creditors in accordance with the terms of this Agreement.

(g)          Currency of the Parallel Debt Obligation. Notwithstanding that the Principal Obligations of the Credit Party may be expressed in different currencies, the Parallel Debt of each Credit Party to the Collateral Agent under this Section 11.12 shall be expressed in Dollars. For the purposes of establishing the amount of the Parallel Debt from time to time, the Principal Obligation expressed in other currencies shall be notionally converted to Dollars at the Collateral Agent’s Spot Rate.

            11.13          Fondé de Pouvoir.

(a)           To the extent necessary, each Lender (collectively, the “Quebec Secured Parties”) hereby irrevocably appoints and authorizes the Collateral Agent (and any successor acting as Collateral Agent) to act as the person holding the power of attorney (in such capacity, the “Fondé de pouvoir”) of the holders of any Bond (as hereinafter defined), as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, take and hold on their behalf, and for their benefit, and on behalf and for the benefit of the other Secured Creditors, the hypothecs granted by any Credit Party in favour of the Fondé de pouvoir under the Civil Code of Québec pursuant to any deed of hypothec (collectively, the “Deeds of Hypothec”), and to exercise such powers and duties which are conferred upon the Fondé de pouvoir under the Deeds of Hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each of the Quebec Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent (and any successor acting as Collateral Agent) to act as agent or mandatary and custodian for and on behalf of the Guaranteed Creditors

(in such capacity, the “Custodian”) to hold and to be the sole registered holder of any bond (each, a “Bond”) which may be issued under the Deeds of Hypothec and pledged in favour of the Collateral Agent and the Secured Parties pursuant to any bond pledge agreement (collectively, the “Quebec Bond Pledges”), the whole notwithstanding Section 32 of An Act Respecting the Special Powers of Legal Persons (Québec) or any other applicable law. In this respect, (i) records shall be kept by the Custodian indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by any Quebec Bond Pledge granted in respect of any such bond and owing to the Collateral Agent and the Quebec Secured Parties, and (ii) the Collateral Agent and the Quebec Secured Parties will be entitled to the benefits of any property hypothecated under any Deeds of Hypothec and will participate in the proceeds of realization of any such hypothecated property, the whole in accordance with the terms hereof.

(b)           Each of the Fondé de pouvoir and the Custodian shall (a) exercise, in accordance with the terms of the Deeds of Hypothec and the Quebec Bond Pledges and applicable laws, all rights and remedies given to the Fondé de pouvoir and the Custodian, as applicable, with respect to the property hypothecated under any Deed of Hypothec, any Bond and any Quebec Bond Pledge, (b) benefit from and be subject to all provisions hereof with respect to the Collateral Agent, mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Quebec Secured Parties, and (c) be entitled to delegate from time to time any of its powers or duties under any Deed of Hypothec, any Bond and any Quebec Bond Pledge, and on such terms and conditions as it may determine from time to time. Any Person who becomes a Lender shall be deemed to have consented to and confirmed: (i) the Fondé de pouvoir as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Fondé de pouvoir as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Fondé de pouvoir in such capacity; and (ii) the Custodian as the agent or mandatary and custodian as aforesaid and to have ratified, as of the date it becomes a Quebec Secured Party, all actions taken by the Custodian in such capacity.

            11.14          Special Provisions for BPEH Parallel Debt.

(a)           Each party hereto, acknowledges, agrees and accepts the provisions set forth in Clause 3 (Parallel Debt Provisions) of the BPEH Share Pledge Agreement.

(b)           For the avoidance of doubt, each Credit Party and each of the Creditors confirm that in accordance with Clause 3 (Parallel Debt Provisions) of the BPEH Share Pledge Agreement, the claim of Collateral Agent against BPEH in respect of the BPEH Parallel Debt and the claims of any one or more of the Creditors against BPEH under the Subsidiary Guaranty do not constitute common property (gemeenschap) within the meaning of article 3:166 of the Dutch Civil Code and that the provisions relating to common property shall not apply. If, however, it shall be held that the claim of the Collateral Agent against BPEH in respect of the BPEH Parallel Debt and the claims of any one or more of the Creditors against BPEH under the Subsidiary Guaranty do constitute common property and the provisions relating to common property do apply, each party hereto agrees that the BPEH Share Pledge Agreement and this Agreement shall constitute the administration agreement (beheersregeling) within the meaning of article 3:168 of the Dutch Civil Code, pursuant to which Collateral Agent shall be solely authorized to exercise any and all rights in relation to the BPEH Parallel Debt and any related security interest in favor of the Collateral Agent pursuant to BPEH Share Pledge Agreement.

ARTICLE XII

MISCELLANEOUS

            12.1            No Waiver; Modifications in Writing.

(a)          No failure or delay on the part of Administrative Agent or any Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to Administrative Agent or any Lender at law or in equity or otherwise. Neither this Agreement nor any terms hereof may be amended, modified, supplemented, waived, discharged, terminated or otherwise changed unless such amendment, modification, supplement, waiver, discharge, termination or other change is in writing signed by Company, European Holdco and the Required Lenders, provided that, no such amendment, modification, supplement, waiver, discharge, termination or other change shall, without the consent of each Lender (other than a Defaulting Lender) that would be directly affected thereby:

(i)           extend the final scheduled maturity of any Loan or Note of such Lender, extend the stated maturity of any Letter of Credit beyond the Revolver Termination Date, or reduce the rate or extend the time of payment of interest or fees due to such Lender except for waivers of Default Rate interest, or reduce the principal amount of any Loan of such Lender or extend the time of payment of any such principal, interest or fees due to such Lender or reduce the amount of any other amounts payable to such Lender hereunder or under any other Loan Document,

(ii)          release all or substantially all of the Guarantors or all or substantially all of the Collateral (except as expressly provided herein or in the Security Documents),

(iii)         amend, modify or waive any provision of this Section 12.1 (except for technical amendments with respect to additional extensions of credit pursuant to Section 2.9 which afford the protections to such additional extensions of credit of the type provided to the Term Loans on the date hereof) or reduce any percentage specified in the definition of Required Lenders,

(iv)         consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement (except as expressly provided herein);

provided, further, that no such amendment, modification, supplement, waiver, discharge, termination or other change shall:

(A)           increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of the definition of Revolver Sublimit, Schedule 1.1(c), conditions precedent, representations, warranties, covenants, Events of Default or Unmatured Events of Default shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender),

(B)           without the consent of DB and each Facing Agent that has issued an outstanding Letter of Credit, amend, modify or waive any provision of Section 2.10 or alter its rights or obligations with respect to Letters of Credit,

(C)           without the consent of Administrative Agent or Collateral Agent amend, modify or waive (x) any provision of Article XI as same applies to the rights or obligations of Administrative Agent or Collateral Agent or (y) any other provision under this Agreement or any other Loan Document as same relates to the rights or obligations of Administrative Agent or Collateral Agent,

(D)           without the consent of Administrative Agent, amend, modify or waive any provisions relating to the rights or obligations of Administrative Agent under the other Loan Documents,

(E)           without the consent of the Majority Lenders of each Facility which is being allocated a lesser prepayment, repayment or commitment reduction, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Facilities pursuant to clause (i) of the first sentence of Section 4.5(a) and the second and third sentence of Section 4.5(a) (although the Required Lenders may waive in whole or in part, any such prepayment, repayment or commitment reduction so long as the application, as amongst the various Facilities, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered),

(F)           without the consent of each Lender (other than a Defaulting Lender) with Obligations directly affected thereby amend the definition of Majority Lenders,

(G)           without the consent of each Term Lender (other than a Defaulting Lender) with Obligations directly affected thereby, amend the definition of Term Pro Rata Share,

(H)   without the consent of the Supermajority Lenders of the Facilities affected thereby, amend the definition of Supermajority Lenders,

(I)    without the consent of each Multicurrency Revolving Lender (other than a Defaulting Lender) with Obligations directly affected thereby, amend the definition of Multicurrency Revolver Pro Rata Share,

(J)            without the consent of each French Revolving Lender (other than a Defaulting Lender) with Obligations directly affected thereby, amend the definition of French Revolver Pro Rata Share,

(K)           without the consent of the Majority Lenders of the Multicurrency Revolving Facility and the French Revolving Facility, amend the definition of Revolver Sublimits or, except as provided in Section 12.1(b), Schedule 1.1(b),

(L)            without the consent of the Supermajority Lenders of the applicable Facility, amend the definition of Scheduled Term Repayments for such Facility.

(b)           In addition to the amendments effected pursuant to the foregoing Section 12.1(a), Schedules 1.1(b), and 1.1(d) may be amended as follows:

(i)            Schedules 1.1(b) and (d) will be amended to add Foreign Subsidiaries of Company as additional Other Subsidiary Borrowers upon (A) execution and delivery by Company, any such Other Subsidiary Borrower and Administrative Agent of a Joinder Agreement in the form of Exhibit 12.1(b), providing for a Revolver Sublimit (unless such other Subsidiary Borrower is also to be a French Borrower) acceptable to Administrative Agent, (B) delivery to Administrative Agent of (1) to the extent not previously delivered, the pledge and guarantee agreements required pursuant to Sections 7.12 and 7.14, (2) an opinion of counsel which covers such matters related to such agreements as Administrative Agent shall reasonably determine with such exceptions as are reasonably satisfactory to Administrative Agent and (3) such other documents with respect thereto as Administrative Agent shall reasonably request.

(ii)           Schedules 1.1(b) and (d) will be amended to remove any Subsidiary as an Other Subsidiary Borrower upon (A) execution and delivery by Company of a written request providing for such amendment and (B) repayment in full of all outstanding Loans and other Obligations of such Other Subsidiary Borrower.

(c)           If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (a)(i) through (iv), inclusive, of the first proviso to the third sentence of Section 12.1(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the applicable Borrower shall have the right to replace each such non-consenting Lender or Lenders (or, at the option of Borrowers if the respective Lender’s consent is required with respect to less than all Loans and/or Commitments, to replace only the respective Loans and/or Commitments of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 3.7 so long as at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, supplement. waiver, discharge, termination or other change.

(d)           Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Administrative Agent to be delivered pursuant to Section 2.9 in connection with an Additional Facility, this Agreement shall be deemed amended without further action by any Lender to reflect, as applicable, the new Lenders and the terms of such Additional Facility.

     12.2            Further Assurances. Each Borrower agrees to do such further acts and things and to execute and deliver to Administrative Agent such additional agreements, powers and instruments, as Administrative Agent may reasonably require or reasonably deem advisable to carry into effect the purposes of this Agreement or any of the Loan Documents or to better assure and confirm unto Administrative Agent its rights, powers and remedies hereunder.

            12.3            Notices, Delivery Etc. (a) Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto or any other Person shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a reputable overnight or courier delivery service, or by prepaid telex or telecopier, and shall be deemed to be given for purposes of this Agreement on the third day after deposit in registered or certified mail, postage prepaid, and otherwise on the date that such writing is delivered or sent to the intended recipient thereof, or in the case of notice delivered by telecopy, upon completion of transmission with a copy of such notice also being delivered under any of the methods provided above, all in accordance with the provisions of this Section 12.3. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.3, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telecopier numbers) indicated (i) in the case of any Lender, in such Lender’s administrative questionnaire most recently delivered to Administrative Agent, (ii) in the case of any Assignee, on its signature page to its Assignment and Assumption Agreement, (iii) in the case of any Borrower or Administrative Agent or Collateral Agent, indicated on Schedule 12.3 hereto and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party on such administrative questionnaire, such Assignment and Assumption Agreement or Schedule 12.3, as the case may be.

       (b)           Notices and other communications to or by Administrative Agent, Collateral Agent and Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent (with the written consent of Company, in the case of procedures for deliveries to Company), provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by Administrative Agent and the applicable Lender. Administrative Agent or Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

       (c)           Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is sent after 5:00 p.m. (New York City time), such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

            12.4           Costs, Expenses and Taxes; Indemnification.

(a)          Generally. Company and European Holdco, agree jointly and severally to pay promptly upon request by Administrative Agent (and any Lender, in connection with any enforcement as provided below) all reasonable out-of-pocket costs and expenses of Administrative Agent in connection with the negotiation, preparation, execution and delivery and syndication of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein (provided that, notwithstanding anything herein to the contrary, the Company and European Holdco shall be responsible for the fees and expenses of only one counsel to Administrative Agent and additional local counsel in connection with the preparation and negotiation of the initial Loan Documents executed on the Effective Date) and any amendment, waiver, consent relating hereto or thereto or other modifications of (or supplements to) any of the foregoing, including without limitation, the reasonable fees and out-of-pocket expenses of Winston & Strawn LLP, local and foreign counsel to Administrative Agent and Collateral Agent relative thereto, and independent public accountants and other outside experts retained by Administrative Agent or Collateral Agent in connection with the administration of this Agreement and the other Loan Documents, and all reasonable search fees, appraisal fees and expenses, filing and recording fees and all reasonable costs and expenses (including, without limitation, Attorney Costs), if any, in connection with the enforcement of this Agreement, any of the Loan Documents or any other agreement furnished pursuant hereto or thereto or in connection herewith or therewith.

(b)          In addition, Company and European Holdco agree jointly and severally to pay any and all present and future stamp, transfer, excise, registration and other similar taxes payable or determined to be payable in connection with the execution, delivery and enforcement of this Agreement, any Loan Document, or the making of any Loan, and each agrees to save and hold Administrative Agent, Collateral Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay by any Borrower in paying, or omission by any Borrower to pay, such taxes, excluding, in each case, such amounts that result from a transfer, assignment or grant of a participation by a Lender or Agent. Any portion of the foregoing fees, costs and expenses which remains unpaid more than thirty (30) days following Administrative Agent’s, Collateral Agent’s or any Lender’s statement and the due date thereof shall bear interest from the date of such due date at the Default Rate.

(c)          Indemnification. Company and European Holdco agree jointly and severally to indemnify and hold harmless DBSI, Joint Lead Arrangers, Joint Bookrunners, Co-Syndication Agent, Co-Documentation Agents, Administrative Agent, Collateral Agent and each Lender and each partner, director, officer, employee, agent, attorney and Affiliate of DBSI, Co-Syndication Agents, Co-Documentation Agents, Administrative Agent, Collateral Agent and each Lender (each such Person an “Indemnified Person” and collectively, the “Indemnified Persons”) from and against all losses, claims, damages, obligations (including removal or remedial actions), reasonable expenses or liabilities (not including taxes that are the subject matter of Section 4.7 hereof) (including the reasonable fees and out-of-pocket expenses of any counsel for any Indemnified Person) to which such Indemnified Person may become subject, insofar as such losses, claims, damages, penalties, obligations (including removal or remedial actions), reasonable expenses or liabilities (or actions, suits or proceedings including any investigation or claims in respect thereof (whether or not Administrative Agent or any Lender is a party thereto)) arise out of, in any way relate to, or result from the transactions contemplated by this Agreement or any of the other Loan Documents; provided, however,

(i)           that no Indemnified Person shall have the right to be so indemnified hereunder for any loss, claim, damage, penalties, obligations, expense or liability to the extent it arises or results from the gross negligence or willful misconduct of such Indemnified Person or from such Indemnified Person’s breach of its obligations under this Agreement as finally determined by a court of competent jurisdiction and

(ii)          that nothing contained herein shall affect the express contractual obligations of the Lenders to Borrowers contained herein.

If any action, suit or proceeding arising from any of the foregoing is brought against Administrative Agent, Collateral Agent, any Lender or any other Person indemnified or intended to be indemnified pursuant to this Section 12.4, Company and European Holdco will, if requested by Administrative Agent, Collateral Agent, any Lender or any such Indemnified Person, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel reasonably satisfactory to the Person or Persons indemnified or intended to be indemnified. The Indemnified Persons shall, unless Administrative Agent, Collateral Agent, a Lender or other Indemnified Person has made the request described in the preceding sentence and such request has been complied with, have the right to employ their own counsel (or (but not as well as) staff counsel) to investigate and control the defense of any matter covered by such indemnity and the reasonable fees and out-of-pocket expenses of such counsel shall be at the expense of the indemnifying party; provided, however, that in any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, Company and European Holdco shall not be liable for reasonable fees and out-of-pocket expenses of more than one counsel (in addition to any local counsel), which counsel shall be designated by Administrative Agent provided, further, however, each Indemnified Person shall have the right to employ separate counsel in any such inquiry, action, claim or proceeding and to control the defense thereof, and the reasonable fees and out-of-pocket expenses of such counsel shall be at the expense of Company and European Holdco if (i) Company and European Holdco shall have agreed in writing to pay such reasonable fees and out-of-pocket expenses or (ii) such Indemnified Person shall have notified Company and European Holdco that it has been advised by counsel that there may be one or more legal defenses available to such Indemnified Person that are different from or additional to those available to the other Indemnified Persons and that such common representation would adversely impact the adequacy of the proposed representation. Excluding any losses, costs, liabilities or damages arising out of the gross negligence or willful misconduct of any Indemnified Person as determined by a court of competent jurisdiction in a final non-appealable judgment, Company and European Holdco further agree jointly and severally to indemnify and hold each Indemnified Person harmless from all loss, reasonable out-of-pocket cost (including Attorney Costs), liability and damage whatsoever incurred by any Indemnified Person by reason of any violation of any Environmental Laws or Environmental Permits or for the Release or Threatened Release of any Contaminants into the environment for which Company or any of its Subsidiaries has any liability or which is related to any property currently or formerly owned, leased or operated by or on behalf of Company or any of its Subsidiaries, or by reason of the imposition of any Environmental Lien or which occurs by a breach of any of the representations, warranties or covenants relating to environmental matters contained herein, provided that, with respect to any liabilities arising from acts or failure to act for which Company or any of its Subsidiaries is strictly liable under any Environmental Law or Environmental Permit, Company’s and European Holdco’s obligation to each Indemnified Person under this indemnity shall likewise be without regard to fault on the part of Company or any such Subsidiary. To the extent that the undertaking to indemnify, pay or hold harmless Administrative Agent, Collateral Agent, any Lender or other Indemnified Person as set forth in this Section 12.4 may be unenforceable because it is violative of any law or public policy, Company shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. The obligations of Company and European Holdco under this Section 12.4 shall survive the termination of this Agreement and the discharge of Company’s and European Holdco’s other Obligations hereunder.

(d)           Foreign Exchange Indemnity. If any sum due from any Borrower under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable hereunder or under such order or judgment into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against any Borrower with any Governmental Authority or in any court or tribunal, or (ii) enforcing any order or judgment given or made in relation hereto, Company and European Holdco shall indemnify and hold harmless each of the Persons to whom such sum is due from and against any loss actually suffered as a result of any discrepancy between (a) the rate of exchange used to convert the amount in question from the first currency into the second currency, and (b) the rate or rates of exchange at which such Person, acting in good faith in a commercially reasonable manner, purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The foregoing indemnity shall constitute a separate obligation of Company and European Holdco distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations. Notwithstanding the foregoing, payments of principal and interest on Loans denominated in Dollars, Euros, Sterling or Agreed Alternative Currency, as the case may be, shall be made in Dollars, Euros, Sterling or Agreed Alternative Currency as the case may be.

            12.5           Confirmations. Each Borrower and each holder of any portion of the Obligations agrees from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Administrative Agent) the aggregate unpaid principal amount of the Loan or Loans and other Obligations then outstanding.

            12.6           Adjustment; Setoff.

(a)           If any lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 10.1(e) or Section 10.1(f) hereof, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender in respect of such other Lender’s Loans or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each Lender; provided, however, that (i) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (ii) any such collateral owned by a Foreign Subsidiary or the proceeds thereof shall not be paid in respect of Loans or other Obligations of any Domestic Subsidiary. Each Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of setoff) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)           In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Borrowers, any such notice being expressly waived by Borrowers, upon the occurrence and during the continuance of an Event of Default, to setoff and apply against any Obligations, whether matured or unmatured, of any Borrower or any Credit Party to such Lender, any amount owing from such Lender to such Borrower or Credit Party, at or at any time after, the happening of any of the above-mentioned events, and the aforesaid right of setoff may be exercised by such Lender against any Borrower or Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, administrator, administrative receiver, court appointed monitor or other similar official, or execution, judgment or attachment creditor of such Borrower or Credit Party, or against anyone else claiming through or against, such Borrower or Credit Party or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, administrator, administrative receiver, court appointed monitor or other similar official, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, administrator, administrative receiver, court appointed monitor or other similar official, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify Company and Administrative Agent after any such setoff and application made by such Lender, provided that, the failure to give such notice shall not affect the validity of such setoff and application and provided further that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.1(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

(c)           Each Borrower expressly agrees that to the extent such Borrower makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, administrator, administrative receiver, court appointed monitor or other similar official, or any other party under any bankruptcy act, state or federal law, common law, rule, regulation or equitable cause in any jurisdiction, then to the extent of such payment or repayment, the Indebtedness to the Lenders or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

            12.7           Execution in Counterparts; Electronic Execution of Assignments. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

            12.8           Binding Effect; Assignment; Addition and Substitution of Lenders.

(a)           This Agreement shall be binding upon, and inure to the benefit of, Borrowers, Administrative Agent, the Lenders, all future holders of the Notes and their respective successors and assigns; provided, however, that (i) other than as expressly permitted pursuant to Section 8.3(v) herein, no Borrower may assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of the Lenders and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section 12.8.

(b)           Each Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in all or any portion of its Commitment and Loans or participation in Letters of Credit or any other interest of such Lender hereunder (in respect of any Lender, its “Credit Exposure”). In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and Borrowers and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. At the time of the sale of a participating interest, the Lender transferring the interest (i) shall cause the Participant to provide the forms required under Section 4.7(d), if applicable, as if such Participant became a Lender on the date of the sale and (ii) shall, if required under applicable law, deliver revised forms in accordance Section 4.7(d) reflecting the portion of the interest sold and the portion of the interest retained. Further, the Participant shall be subject to the obligations of Section 3.6 and Section 4.7 as if such Participant was a Lender. Each Borrower agrees that if amounts outstanding under this Agreement or any of the Loan Documents are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence and during the continuance of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Loan Document; provided, however, that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 12.6. Each Borrower also agrees that each Participant shall be entitled to the benefits of Section 3.6 and Section 4.7 with respect to its participation in the Loans outstanding from time to time, as if such Participant becomes a Lender on the date it acquired an interest pursuant to this Section 12.8(b); provided that, no participation shall be made to any Person under this section if, at the time of such participation, the Participant’s benefits under Section 3.6 or Section 4.7 would be greater than the benefits that the participating Lender was entitled to under Section 3.6 or Section 4.7 (and if any participation is made in violation of the foregoing, the Participant will not be entitled to the incremental amounts). Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not, except with the consent of Administrative Agent and Company, restrict such Lender’s right to approve or agree to any amendment, restatement, supplement or other modification to, waiver of, or consent under, this Agreement or any of the Loan Documents except to the extent that any of the forgoing would (i) extend the final scheduled maturity of any Loan or Note in which such Participant is participating (it being understood that amending the definition of any Scheduled Term Repayment (other than any Term Maturity Date), shall not constitute an extension of the final scheduled maturity of any Loan or Note) or extend the stated maturity of any Letter of Credit in which such Participant is participating beyond the Revolver Termination Date, or reduce the rate or extend the time of payment of interest or fees on any such Loan, Note or Letter of Credit (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, representations, warranties, Events of Default or Unmatured Events of Default or of a mandatory reduction in Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Loan Documents) supporting the Loans and/or Letters of Credit hereunder in which such Participant is participating. Notwithstanding anything in this paragraph to the contrary, any bank or other lending institution that is a member of the Farm Credit System that (A) has purchased a participation or sub-participation in the minimum amount of $10,000,000 on or after the Effective Date, (B) is, by written notice to Company and Administrative Agent (“Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a Voting Participant hereunder (any bank or other lending institution that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (C) receives the prior written consent of Company and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such participant or sub-participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (1) state the full name, as well as all contact information required of an Assignee in any Administrative Questionnaire and (2) state the dollar amount of the participation or sub-participation purchased.

Company and Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph. Notwithstanding the foregoing, each bank or other lending institution that is a member of the Farm Credit System designated as a Voting Participant in Schedule 12.8(b) hereto shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Borrowers and the Administrative Agent.

(c)           Any Lender may at any time assign to one or more Eligible Assignees, including an Affiliate of such Lender (which Affiliate, in the case of Credit Exposure under the Multicurrency Revolving Loans or Multicurrency Revolving Commitments or French Revolving Loans or French Revolving Commitments, otherwise meets the definition of “Eligible Assignee”) (each an “Assignee”), all or any part of its Credit Exposure pursuant to an Assignment and Assumption Agreement, provided that no assignment shall be made to any Person under this Section 12.8(c) if, at the time of such assignment, the Assignee’s benefits under Section 3.6 or Section 4.7 would be greater than the benefits that the assigning Lender was entitled to under Section 3.6 or Section 4.7 (and if any assignment is made in violation of the foregoing, the Assignee will not be entitled to the incremental amounts) and provided, further, that, any assignment of all or any portion of any Lender’s Credit Exposure to an Assignee other than an Affiliate of such Lender or another Lender, or in the case of a Lender that is a Fund, any Related Fund of any Lender (i) shall be an assignment of its Credit Exposure in an amount not less than the Dollar Equivalent of $5,000,000 for the Multicurrency Revolving Facility and French Revolving Facility and $1,000,000 for the Term Facilities (treating any Fund and its Related Funds as a single Eligible Assignee) (or if less the entire amount of Lender’s Credit Exposure with respect to such Facility, provided, that, if such Lender and its Affiliates (or in the case of a Fund and its Related Funds) collectively hold Credit Exposure at least equal to such minimum amounts, such Affiliates and/or Related Funds must simultaneously assign Credit Exposure such that the aggregate Credit Exposure assigned satisfies such minimum amount) and (ii) shall require the prior written consent of Administrative Agent (not to be unreasonably withheld) and, provided no Event of Default then exists and is continuing, Company (the consent of Company not to be unreasonably withheld or delayed; provided, however, that notwithstanding the foregoing limitations, any Lender may at any time assign all or any part of its Credit Exposure to any Affiliate of such Lender or to any other Lender (or in the case of a Lender which is a Fund, to any Related Fund of such Lender) so long as such Affiliate, other Lender or Related Fund is an Eligible Assignee. Upon execution of an Assignment and Assumption Agreement and the payment of a nonrefundable assignment fee of $3,500 (provided that no such fee shall be payable upon assignments by any Lender which is a Fund to one or more Related Funds and provided, further that no Borrower shall in any event be required to pay any portion of such fee unless a Borrower requests that a Lender be replaced pursuant to the provisions of Section 3.7) in immediately available funds to Administrative Agent at its Payment Office in connection with each such assignment, written notice thereof by such transferor Lender to Administrative Agent and the recording by Administrative Agent of such assignment and the resulting effect upon the Loans, French Revolving Commitment and Multicurrency Revolving Commitment of the assigning Lender and the Assignee, the Assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would have if it were a Lender hereunder and the holder of the Obligations (provided that Borrowers and Administrative Agent shall be entitled to continue to deal solely and directly with the assignor Lender in connection with the interests so assigned to the Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Borrowers and Administrative Agent by the assignor Lender and the Assignee) and, if the Assignee has expressly assumed, for the benefit of Borrowers, some or all of the transferor Lender’s obligations hereunder, such transferor Lender shall be relieved of its obligations hereunder to the extent of such assignment and assumption, and except as described above, no further consent or action by Company, the Lenders or Administrative Agent shall be required. At the time of each assignment pursuant to this Section 12.8(c) to a Person which is not already a Lender hereunder, the respective Assignee shall provide to Borrowers and Administrative Agent the appropriate forms and certificates as provided in Section 4.7(d), if applicable. Each Assignee shall take such Credit Exposure subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agent and Company of written notice of such transfer, by each previous holder of such Credit Exposure. Such Assignment and Assumption Agreement shall be deemed to amend this Agreement and Schedule 1.1(a) hereto, to the extent, and only to the extent, necessary to reflect the addition of such Assignee as a Lender and the resulting adjustment of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the Maximum Commitment, the determination of its Term Pro Rata Share, French Pro Rata Share or Multicurrency Revolver Pro Rata Share, as the case may be (in each case, rounded to twelve decimal places), the Loans, any outstanding Letters of Credit and any new Notes, if requested, to be issued, at Borrowers’ expense, to such Assignee, and no further consent or action by Company or the Lenders shall be required to effect such amendments.

(d)           [Reserved].

(e)           Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Notes held by it) to any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board without notice to, or the consent of, any Borrower, provided that, no such pledge or assignment of a security interest under this Section 12.8(e) shall release a Lender from any obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Any Lender which is a fund may pledge all or any portion of its Notes or Loans to its trustee in support of its obligations to its trustee. No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

(f)           Notwithstanding anything to the contrary contained in this Section 12.8, no Lender may assign or sell participations, or otherwise syndicate all or any portion of such lender’s interests under this Agreement or any other Loan Document to any Person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) either (x) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (y) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders.

    12.9           CONSENT TO JURISDICTION; MUTUAL WAIVER OF JURY TRIAL.

(a)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY, AT ITS ADDRESS SET FORTH IN OR IN ACCORDANCE WITH SECTION 12.3, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST EACH CREDIT PARTY IN ANY OTHER JURISDICTION.

(b)           EACH CREDIT PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING WITHOUT LIMITATION THOSE REFERRED TO IN CLAUSE (A) ABOVE, IN RESPECT OF ANY MATTER ARISING OUT OF OR DIRECTLY RELATING TO THIS AGREEMENT.

(d)           BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EUROPEAN HOLDCO AND EACH OTHER SUBSIDIARY BORROWER ACKNOWLEDGES THAT IT HAS BY SEPARATE WRITTEN INSTRUMENT, DESIGNATED AND APPOINTED BALL CORPORATION AT ITS ADDRESS SET FORTH IN OR PURSUANT TO SECTION 12.3 (AND ANY SUCCESSOR ENTITY), AS ITS AUTHORIZED AGENT UPON WHICH PROCESS MAY BE SERVED IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE LOAN DOCUMENTS THAT MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK.

(e)           EUROPEAN HOLDCO AND EACH OTHER SUBSIDIARY BORROWER EACH, ON BEHALF OF ITSELF AND THEIR RESPECTIVE SUBSIDIARIES, HEREBY WAIVE THE BENEFIT OF THE PROVISIONS OF ARTICLE XIV OF THE FRENCH CIVIL CODE AND ARTICLE 14 OF THE LUXEMBOURG CIVIL CODE.

            12.10         Release of Collateral. The Collateral and any other collateral security for the Obligation shall be released from any security interest or Lien created by the Loan Documents (i) in accordance with the provisions of Section 12.19(b) and (ii) at such time as no Commitment by any Lender remains outstanding to any Borrower hereunder and after no Borrower shall have any Loans or other Obligations (other than any contingent indemnification obligations with respect to which no claim has been made) then outstanding to Administrative Agent and the Lenders under this Agreement or any of the Loan Documents; and Administrative Agent and the Lenders shall then deliver to Borrowers all Collateral and any other collateral held under the Loan Documents and related documents in the custody or possession of Administrative Agent and, if requested by any Borrower, shall execute and deliver to such Borrower for filing in each office in which any financing statement relative to such collateral, or any part thereof, shall have been filed, a termination statement under the Uniform Commercial Code or like statute in any other jurisdiction releasing Administrative Agent’s interest therein, and such other documents and instruments as such Borrower may reasonably request, all without recourse upon, or warranty whatsoever by, Administrative Agent or Collateral Agent at the cost and expense of the applicable Borrower.

            12.11         GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CHOICE OF LAW RULES, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

            12.12         Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

            12.13         Transfers of Notes. In the event that the holder of any Note (including any Lender) shall transfer such Note, it shall immediately advise Administrative Agent and Company of such transfer, and Administrative Agent and Company shall be entitled conclusively to assume that no transfer of any Note has been made by any holder (including any Lender) unless and until Administrative Agent and Company shall have received written notice to the contrary. Except as otherwise provided in this Agreement or as otherwise expressly agreed in writing by all of the other parties hereto, no Lender shall, by reason of the transfer of a Note or otherwise, be relieved of any of its obligations hereunder and any such transfer shall be in accordance with the terms hereof and the other Loan Documents. Each transferee of any Note shall take such Note subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agent and Company of written notice of such transfer, by each previous holder of such Note, and, except as expressly otherwise provided in such transfer, Administrative Agent and Company shall be entitled conclusively to assume that the transferee named in such notice shall hereafter be vested with all rights and powers under this Agreement with respect to the Pro Rata Share of the Loans of the Lender named as the payee of the Note which is the subject of such transfer.

            12.14         Registry. Each Borrower hereby designates Administrative Agent to serve as Borrowers’ agent, solely for purposes of this Section 12.14 to maintain a register (the “Register”) on which it will record the Commitment from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect Borrowers’ obligations in respect of such Loans. The Borrowers, Administrative Agent and the Lenders shall treat each registered holder as absolute owner. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitment and Loans shall be recorded by Administrative Agent on the Register only upon the acceptance by Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.8. Coincident with the delivery of such an Assignment and Assumption Agreement to Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon, if requested by the assigning or transferor Lender or new Lender, one or more new Notes in the same aggregate principal amount then owing to such assignor or transferor Lender shall be issued to the assigning or transferor Lender and/or the new Lender.

            12.15          Euro Currency.

(a)           The following provisions of this Section 12.15 shall come into effect on and from the date on which the United Kingdom becomes a Participating Member State. Each obligation under this Agreement which has been denominated in Sterling shall be redenominated into Euros in accordance with the relevant EMU Legislation. However if and to the extent that the relevant EMU Legislation provides that an amount which is denominated in Sterling can be paid by the debtor either in Euros or in that national currency unit, each party to this Agreement shall be entitled to pay or repay any amount denominated or owing in Sterling hereunder either in Euros or in Sterling. Without prejudice and in addition to any method of conversion or rounding prescribed by any relevant EMU Legislation, (i) each reference in this Agreement to a minimum amount (or an integral multiple thereof) in Sterling shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in Euros as Administrative Agent may from time to time specify and (ii) except as expressly provided in this Section 12.15, this Agreement shall be subject to such reasonable changes of construction as Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to Euros in the United Kingdom.

(b)           Company, European Holdco and Other Subsidiary Borrowers agree, at the request of any Lender or any Facing Agent, to compensate such Lender or the respective Facing

Agent for any loss, cost, expense or reduction in return that such Lender or such Facing Agent shall reasonably determine shall be incurred or sustained by such Lender or such Facing Agent as a result of the implementation of Section 12.15(a) that would not have been incurred or sustained by such Lender or such Facing Agent but for the transactions provided for herein. A certificate of any such Lender or the respective Facing Agent setting forth such Lender’s or such Facing Agent’s determination of the amount or amounts necessary to compensate such Lender or such Facing Agent shall be delivered to Administrative Agent for delivery to the applicable Borrower and shall be conclusive absent manifest error so long as such determination is made by such Lender or such Facing Agent on a reasonable basis. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

            12.16          Headings. The Table of Contents and Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

            12.17          Termination of Agreement. This Agreement shall remain in effect from the Effective Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitment of each Lender has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which expressly survives such termination

            12.18          Confidentiality. Each of the Lenders severally agrees to keep confidential all non-public information pertaining to Company and its Subsidiaries which is provided to it by any such parties in accordance with such Lender’s customary procedures for handling confidential information of this nature and in a prudent fashion, and shall not disclose such information to any Person except:

(a)           to the extent such information is public when received by such Lender or becomes public thereafter due to the act or omission of any party other than a Lender,

(b)           to an Affiliate of such Lender, counsel or auditors of such Lender, accountants and other consultants, in connection with the Loan Documents, retained by Administrative Agent or any Lender,

(c)           in connection with any litigation or the enforcement of the rights of any Lender or Administrative Agent under this Agreement or any other Loan Document,

(d)           to the extent required by any applicable statute, rule or regulation or court order (including, without limitation, by way of subpoena) or pursuant to the request of any Governmental Authority having or asserting jurisdiction over any Lender or Administrative Agent; provided, however, that in such event, if the Lender(s) are able to do so, the Lender shall provide Company with prompt notice of such requested disclosure (other than in connection with routine examinations of such Lender by any such Governmental Authority) so that Borrowers may seek a protective order or other appropriate remedy, and, in any event, the Lenders will endeavor in good faith to provide only that portion of such information which, in the reasonable judgment of the Lender(s), is relevant and legally required to be provided, or to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with rating issued with respect to such Lender.

(e)           to the extent disclosure to other entities is appropriate in connection with any proposed or actual assignment, grant of a participation or swap agreement entered into by any of the Lenders with respect to interests in this Agreement and/or any of the other Loan Documents to such other entities (who will in turn be required to maintain confidentiality as if they were Lenders parties to this Agreement). In no event shall Administrative Agent or any Lender be obligated or required to return any such information or other materials furnished by Borrowers.

            12.19          Concerning the Collateral and the Loan Documents.

(a)           Authority. Each Lender authorizes and directs DB to act as Collateral Agent under each of the Security Documents and to act as UK Security Trustee under each of the UK Security Documents, and to enter into the Loan Documents relating to the Collateral for the benefit of the Lenders and the other secured parties. Each Lender agrees that any action taken by Administrative Agent or the Required Lenders (or, where required by the express terms, hereof, a different proportion of the Lenders) in accordance with the provisions hereof or of the other Loan Documents, and the exercise by Administrative Agent, Collateral Trustee, UK Security Trustee or the Required Lenders (or, where so required, such different proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Without limiting the generality of the foregoing, Administrative Agent, Collateral Agent or UK Security Trustee, as the case may be, shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection herewith and with the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by Company or any of its Subsidiaries, (iii) act as collateral trustee for the Lenders for purposes stated therein to the extent such action is provided for under the Loan Documents; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Loan Documents, and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to Administrative Agent, Collateral Agent, UK Security Trustee or the Lenders with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b)           Release of Collateral.

(i)           Administrative Agent, Collateral Agent, UK Security Trustee and the Lenders hereby direct Administrative Agent, Collateral Agent or UK Security Trustee to release, in accordance with the terms hereof, any Lien held by Administrative Agent, Collateral Agent or UK Security Trustee under the Security Documents (and in the case of a sale of all of the Capital Stock of a Domestic Subsidiary under clause (B) below, to release the affected Subsidiary from its Subsidiary Guaranty):

(A)           against all of the Collateral, upon payment in full of the Loans and other outstanding Obligations (other than any contingent indemnification obligations with respect to which no claim has been made);

(B)           against any part of the Collateral sold or disposed of by Company or any of its Subsidiaries to the extent such sale or disposition is permitted hereby (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited hereby);

(C)           so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, in the sole discretion of Administrative Agent upon the request of any Borrower, against any part of the Collateral with a fair market value of less than $10,000,000 in the aggregate during the term of this Agreement as such fair market value may be certified to Administrative Agent, Collateral Agent or UK Security Trustee by such Borrower in an officer’s certificate reasonably acceptable in form and substance to Administrative Agent, Collateral Agent or UK Security Trustee;

(D)           against any part of the Collateral to the extent necessary to effect a transaction permitted under Section 8.3(v);

(E)            subject to Section 7.12, against a part of the Collateral in connection with a removal of an Other Subsidiary Borrower permitted under Section 12.1(b)(ii);

(F)            against a part of the Collateral which release does not require the consent of all of the Lenders as set forth in Section 12.1(a)(ii), if such release is consented to by the Required Lenders;

provided, however, that (y) Administrative Agent, Collateral Agent or UK Security Trustee shall not be required to execute any such document on terms which, in its opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (z) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Company or any of its Subsidiaries in respect of) all interests retained by Company and/or any of its Subsidiaries, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(ii)          Each of the Lenders hereby directs Administrative Agent, Collateral Agent or UK Security Trustee to execute and deliver or file such termination and partial release statements and comparable release documents under foreign law and such other things as are necessary to release Liens to be released pursuant to this Section 12.19 promptly upon the effectiveness of any such release or enter into intercreditor agreements contemplated or permitted herein.

(c)           [RESERVED].

(d)           No Obligation. None of Administrative Agent, Collateral Agent or UK Security Trustee shall have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by Company or any of its Subsidiaries or is cared for, protected or insured or has been encumbered or that the Liens granted to Administrative Agent,

Collateral Agent or UK Security Trustee herein or pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent, Collateral Agent or UK Security Trustee in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent, Collateral Agent or UK Security Trustee may act in any manner it may deem appropriate, in its sole discretion, given its own interests in the Collateral as one of the Lenders and that none of Administrative Agent, Collateral Agent or UK Security Trustee shall have any duty or liability whatsoever to any Lender, provided that, notwithstanding the foregoing, each of Administrative Agent, Collateral Agent or UK Security Trustee shall be responsible for its grossly negligent actions or actions constituting intentional misconduct.

           12.20           Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which Borrowers and each of the Lenders shall have signed a counterpart of this Agreement (whether the same or different counterparts) and shall have delivered the same to Administrative Agent at the Notice Address (or to Administrative Agent’s counsel as directed by such counsel) or, in the case of the Lenders, shall have given to Administrative Agent or telephonic (confirmed in writing), written, telex or facsimile notice (actually received) at such office or the office of Administrative Agent’s counsel that the same has been signed and mailed to it. Administrative Agent will give Borrowers and each Lender prompt written notice of the occurrence of the Effective Date.

           12.21           USA Patriot Act. Each Lender subject to the Patriot Act hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each such Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify such Credit Party in accordance with the Patriot Act.

           12.22           Restrictions on Guarantees and Pledges. Notwithstanding any provision to the contrary in any Loan Document (except for Section 7.14 of this Agreement), (a) neither Company nor any Domestic Subsidiary of Company (individually or in combination) shall pledge more than 65% of the stock of any Foreign Subsidiary (or more than 65% of the total combined voting power of all classes of stock of such Foreign Subsidiary entitled to vote); (b) no Foreign Subsidiary of Company shall pledge the stock of any Subsidiary to secure any obligations of any Borrower that is a United States person within the meaning of Code Section 7701(a)(30); and (c) no Foreign Subsidiary shall provide any guarantees, in each case, to secure any obligations of any Borrower that is a United States person within the meaning of Code Section 7701(a)(30). For purposes of this Section 12.22, Subsidiary shall include any Unrestricted Entity.

           12.23           Redesignation of Unrestricted Entities as Subsidiaries. Any Unrestricted Entity that would be a Subsidiary but for the last sentence of the definition of Subsidiary may be redesignated by Company as a Subsidiary (with such redesignation being deemed to be an Acquisition by Company of such Subsidiary which shall be deemed to constitute a Permitted Acquisition for purposes of Section 8.7) provided that (i) Company shall have delivered to

Administrative Agent (not less than 30 days prior to the date Company desires such redesignation to be effective) a notice signed by a Responsible Officer identifying such Unrestricted Entity to be redesignated and providing such other information as Administrative Agent may reasonably request, (ii) immediately before and immediately after the effectiveness of such redesignation, no Unmatured Event of Default or Event of Default exists or will exist (including, without limitation, the permissibility of any Investment, Indebtedness, Liens or other obligations existing at such Subsidiaries), (iii) Company has complied, to the extent applicable, with the provisions of Sections 7.12 and 7.14 and the applicable Subsidiaries, on the effective date of such redesignation or such later date as agreed to by Administrative Agent but in no event later than one hundred twenty days after such date, are in compliance with the terms and conditions of all applicable Security Documents, (iv) Administrative Agent has received such other documents, instruments and opinions as it may reasonably request in connection with such redesignation, and all such instruments, documents and opinions shall be reasonably satisfactory in form and substance to Administrative Agent and (v) on the desired effective date of such redesignation, Company shall deliver a certificate from a Responsible Officer confirming clauses (ii) through (iv) above and that the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on the date of, and after giving effect to, such redesignation as though made on such date (except to the extent such representations and warranties are expressly made of a specified date in which event they shall be true as of such date).

ARTICLE XIII

COLLECTION ACTION MECHANISM

           13.1             Implementation of CAM.

(a)           (i) On the CAM Exchange Date, to the extent not otherwise prohibited by a Requirement of Law or otherwise, each Multicurrency Revolving Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to Swing Line Lender in accordance with Section 2.1(c)(iii)) participations in the Swing Line Loans in an amount equal to such Multicurrency Revolving Lender’s Multicurrency Revolver Pro Rata Share of each Swing Line Loan outstanding on such date, (ii) on the CAM Exchange Date, all Loans outstanding in any currency other than Dollars (“Loans to be Converted”) shall be converted into Dollars (calculated on the basis of the relevant Exchange Rates as of the Business Day immediately preceding the CAM Exchange Date) (“Converted Loans”), and (iii) on the CAM Exchange Date, each Lender severally, unconditionally and irrevocably agrees that it shall purchase or sell in U.S. Dollars a participating interest in the Loans in an amount equal to its CAM Percentage of the outstanding principal amount of the Loans, such that in lieu of the interest of each Lender in each Facility in which it shall participate prior to the CAM Exchange Date, such Lender shall hold an interest in every one of the Facilities whether or not such Lender shall have previously participated therein, equal to such Lender’s CAM Percentage thereof on the CAM Exchange Date. All Converted Loans shall bear interest at the rate which would otherwise be applicable to Base Rate Loans. Each Lender and each Borrower hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Facility. Each Borrower agrees from time to time to execute and deliver to Administrative Agent all instruments and documents as Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange.

(b)           If, for any reason, the Loans to be Converted may not be converted into Dollars in the manner contemplated by paragraph (a) of this Section 13.1, Administrative Agent shall determine the Dollar Equivalent of the Loans to be Converted or Acceptances to be Converted, as the case may be (calculated on the basis of the Exchange Rate as of the Business Day immediately preceding the date on which such conversion would otherwise occur pursuant to paragraph (a) of this Section 13.1). Such determination shall be utilized to determine the CAM Percentage of each Lender and the participations to be exchanged.

(c)           As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by Administrative Agent or Collateral Agent pursuant to any Loan Document in respect of the Designated Obligations, and each distribution made by Collateral Agent pursuant to any Security Document in respect of the Designated Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of a Designated Obligation shall be paid over to Administrative Agent for distribution to the Lenders in accordance herewith.

           13.2            Letters of Credit.

(a)           In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under a Letter of Credit shall not have been reimbursed either by Borrowers or with the proceeds of a Multicurrency Revolving Loan, each Multicurrency Revolving Lender shall promptly pay over to Administrative Agent, in immediately available funds in the same currency as such Letter of Credit, in the case of any undrawn amount, and in Dollars, in the case of any unreimbursed amount, an amount equal to such Multicurrency Revolving Lender’s Multicurrency Revolver Pro Rata Share of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as the case may be, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to Administrative Agent at the rate that would be applicable at the time to a Base Rate Multicurrency Revolving Loan, in a principal amount equal to such amount. Administrative Agent shall establish a separate interest bearing account or accounts for each Lender (each, an “LC Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. Administrative Agent shall deposit in each Lender’s LC Reserve Account such Lender’s CAM Percentage of the amounts received from the Multicurrency Revolving Lenders as provided above. Administrative Agent shall have sole dominion and control over each LC Reserve Account, and the amounts deposited in each LC Reserve Account shall be held in such LC Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the LC Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s LC Reserve Account shall be held as a reserve against the outstanding LC Obligations, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Credit Party and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.10.

(b)           In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, Administrative Agent shall, at the request of the respective Facing Agent, withdraw from the LC Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Facing Agent in satisfaction of the reimbursement obligations of the Multicurrency Revolving Lenders under subsection (f) of Section 2.10. In the event any Multicurrency Revolving Lender shall default on its obligation to pay over any amount to Administrative Agent in respect of any Letter of Credit as provided in this Section 13.2, the respective Facing Agent shall, in the event of a drawing thereunder, have a claim against such Multicurrency Revolving Lender to the same extent as if such Lender had defaulted on its obligations under subsection (f) of Section 2.10, but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in Borrowers’ reimbursement obligations pursuant Section 13.1. Each other Lender shall have a claim against such defaulting Multicurrency Revolving Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c)           In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, Administrative Agent shall withdraw from the LC Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d)           With the prior written approval of Administrative Agent and the respective Facing Agent (not to be unreasonably withheld), any Lender may withdraw the amount held in its LC Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to Administrative Agent, for the account of such Facing Agent, on demand, its CAM Percentage of such drawing.

(e)           Pending the withdrawal by any Lender of any amounts from its LC Reserve Account as contemplated by the above paragraphs, Administrative Agent will, at the direction of such Lender and subject to such rules as Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Cash and Cash Equivalents. Each Lender which has not withdrawn its CAM Percentage of amounts in its LC Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by Administrative Agent, to withdraw the earnings on investments so made by Administrative Agent with amounts in its LC Reserve Account and to retain such earnings for its own account.

ARTICLE XIV

COMPANY GUARANTY

            14.1           Company Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct and indirect benefits to be received by Company from the proceeds of the Loans and the issuance of the Letters of Credit, Company hereby agrees with the Lenders as follows: Company hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of each Borrower (other than Company) to the Guaranteed Creditors. If any or all of the Guaranteed Obligations of any Borrower (other than Company) to the Guaranteed Creditors becomes due and payable hereunder, Company unconditionally promises to pay such Guaranteed Obligations to the Guaranteed Creditors, or order, on demand, together with any and all reasonable expenses which may be incurred by Administrative Agent or the Lenders in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Borrower), then and in such event Company agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Company, notwithstanding any revocation of this guaranty or other instrument evidencing any liability of any Borrower, and Company shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

            14.2           Insolvency. Additionally, Company unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations of each Borrower to the Guaranteed Creditors whether or not due or payable by such Borrower upon the occurrence of any of the events specified in Sections 10.1(e) or (f) with respect to such Borrower, and unconditionally promises to pay such Guaranteed Obligations to the Guaranteed Creditors, or order, on demand, in lawful money of the United States or the applicable Alternative Currency, as the case may be.

            14.3           Nature of Liability. The liability of Company hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of any Borrower whether executed by Company, any other guarantor or by any other party, and the liability of Company hereunder is not affected or impaired by (a) any direction as to application of payment by any Borrower or by any other party; or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of any Borrower; or (c) any payment on or reduction in any such other guaranty or undertaking; or (d) any dissolution, termination or increase, decrease or change in personnel by any Borrower; or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to any Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding in any jurisdiction.

            14.4           Independent Obligation. The obligations of Company hereunder are independent of the obligations of any other guarantor, any other party or any Borrower, and a separate action or actions may be brought and prosecuted against Company whether or not action is brought against any other guarantor, any other party or any Borrower and whether or not any other guarantor, any other party or any Borrower be joined in any such action or actions. Company waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to Company or any guarantor.

            14.5           Authorization. Any Guaranteed Creditor may (to the fullest extent permitted by applicable law) at any time and from time to time in accordance with the applicable provisions of the Credit Agreement without the consent of, or notice to, Company, without incurring responsibility to Company and without impairing or releasing the obligations of Company under this Article XIV, upon or without any terms or conditions and in whole or in part:

(a)           change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof (other than any agreement between any Guaranteed Creditor and Company specifically modifying or amending the terms of this Article XIV), and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)           take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c)           exercise or refrain from exercising any rights against any Borrower or others or otherwise act or refrain from acting;

(d)           release or substitute any one or more endorsers, guarantors, any Borrower or other obligors;

(e)           settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Guaranteed Creditors;

(f)           apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Borrower to the Guaranteed Creditors, regardless of what liability or liabilities of Company or any Borrower remain unpaid;

(g)          consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein; and/or

(h)          take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Company from its liabilities under this Article XIV.

    14.6           Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of any Borrower or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

            14.7           Subordination. Any of the indebtedness of any Borrower (other than Company) now or hereafter owing to Company is hereby subordinated to the Guaranteed Obligations of any such Borrower owing to the Guaranteed Creditors; and if Administrative Agent so requests at a time when an Event of Default shall have occurred and is continuing, all such indebtedness relating to the Guaranteed Obligations of Borrowers to Company shall be collected, enforced and received by Company for the benefit of the Guaranteed Creditors and be paid over to Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations of Borrowers to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of Company under the other provisions of this Article XIV. Without limiting the generality of the foregoing, Company hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash and all Commitments terminated.

            14.8           Waiver.

(a)           Company waives any right (to the fullest extent permitted by applicable law) to require any Guaranteed Creditor to (i) proceed against any Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Company waives (to the fullest extent permitted by applicable law) any defense based on or arising out of any defense of any Borrower, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of any Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment in full of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by Administrative Agent, Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of Company hereunder except to the extent the Guaranteed Obligations have been paid. Company waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Company against Borrower or any other party or any security.

(b)           Company waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Company assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Company assumes and incurs hereunder, and agrees that Administrative Agent and the Lenders shall have no duty to advise Company of information known to them regarding such circumstances or risks.

            14.9           Nature of Liability. It is the desire and intent of Company and the Lenders that this Article XIV shall be enforced against Company to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of Company under this Article XIV shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of the Guaranteed Obligations of Company shall be deemed to be reduced and Company shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

            14.10         Special Provisions in Relation to German Tax Laws. For purposes of enabling the Credit Parties to demonstrate the absence of back-to-back financing within the framework of the German rules on thin capitalization, the Lenders hereby agree that, upon the request of Company, they will negotiate in good faith with Company and its Subsidiaries to effect such confirmations and/or amendments to Loan Documents (other than the Credit Agreement) as shall be reasonably requested by Company and are reasonably satisfactory to the Lenders.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.

COMPANY:

BALL CORPORATION

By:	/s/ Jeff A. Knobel
Name:	Jeff A. Knobel
Title:	Treasurer

EUROPEAN HOLDCO:

BALL EUROPEAN HOLDINGS S.À. R.L.

By:	/s/ Jeff A. Knobel
Name:	Douglas K. Bradford
Title:	Manager

OTHER SUBSIDIARY BORROWERS:

BALL ADVANCED ALUMINUM TECHNOLOGIES CANADA, LP

By:	/s/ Jeff A. Knobel
Name:	Jeff A. Knobel
Title:	Principal Officer

BALL ADVANCED ALUMINUM TECHNOLOGIES HOLDING CANADA INC.

By:	/s/ Jeff A. Knobel
Name:	Jeff A. Knobel
Title:	Treasurer

BALL AEROSOL AND SPECIALTY CONTAINER INC.

By:	/s/ Jeff A. Knobel
Name:	Jeff A. Knobel
Title:	Treasurer

[Signature Pages Continue]
[Credit Agreement - Ball Corporation]

BALL AEROSPACE & TECHNOLOGIES CORP.

By:	/s/ Jeff A. Knobel
Name:	Jeff A. Knobel
Title:	Treasurer

BALL CAYMAN LIMITED

By:	/s/ Charles E. Baker
Name:	Charles E. Baker
Title:	Vice President

BALL CONTAINER LLC

By:	/s/ Charles E. Baker
Name:	Charles E. Baker
Title:	President and Secretary

BALL DELAWARE HOLDINGS S.C.S.

By:	/s/ Charles E. Baker
Name:	Charles E. Baker
Title:	Authorized Signatory

BALL EUROPE LIMITED

By:	/s/ Charles E. Baker
Name:	Charles E. Baker
Title:	Secretary

By:	/s/ Frank Weekers
Name:	Frank Weekers
Title:	Director

BALL (FRANCE) HOLDINGS S.A.S.

By:	/s/ Jean-Pierre Philippe Lefebvre
Name:	Jean-Pierre Philippe Lefebvre
Title:	Director

[Signature Pages Continue]
[Credit Agreement - Ball Corporation]

BALL FRANCE INVESTMENT HOLDINGS S.A.S.

By:	/s/ Jean-Pierre Philippe Lefebvre
Name:	Jean-Pierre Philippe Lefebvre
Title:	Director

BALL FRANCE OPERATIONS S.A.S.

By:	/s/ Jean-Pierre Philippe Lefebvre
Name:	Jean-Pierre Philippe Lefebvre
Title:	Director

BALL PACKAGING EUROPE IBERIA, S.L.

By:	/s/ Gerrit Heske
Name:	Gerrit Heske
Title:	Director

By:	/s/ Yann Rodi
Name:	Yann Rodi
Title:	Director

BALL INTERNATIONAL HOLDINGS B.V.

By:	/s/ Charles E. Baker
Name:	Charles E. Baker
Title:	Director

By:	/s/ Marco van Grunsven
Name:	Marco van Grunsven
Title:	Director

BALL (LUXEMBOURG) FINANCE S.À. R.L.

By:	/s/ Douglas K. Bradford
Name:	Douglas K. Bradford
Title:	Manager

By:	/s/ Gerd Schildgen
Name:	Gerd Schildgen
Title:	Manager

[Signature Pages Continue]
[Credit Agreement - Ball Corporation]

BALL METAL BEVERAGE CONTAINER CORP.

By:	/s/ Jeff A. Knobel
Name:	Jeff A. Knobel
Title:	Treasurer

BALL METAL FOOD CONTAINER CORP.

By:	/s/ Jeff A. Knobel
Name:	Jeff A. Knobel
Title:	Treasurer

BALL PACKAGING CORP.

By:	/s/ Jeff A. Knobel
Name:	Jeff A. Knobel
Title:	Treasurer

BALL PACKAGING EUROPE GMBH

By:	/s/ Gerrit Heske
Name:	Gerrit Heske
Title:	Director

By:	/s/ Frank Weekers
Name:	Frank Weekers
Title:	Director

BALL PACKAGING EUROPE HOLING B.V.

By:	/s/ Frank Weekers
Name:	Frank Weekers
Title:	Director

By:	/s/ Marco van Grunsven
Name:	Marco van Grunsven
Title:	Director

[Signature Pages Continue]
[Credit Agreement - Ball Corporation]

BALL PACKAGING EUROPE RADOMSKO SP. Z O.O.

By:	/s/ Frank Weekers
Name:	Frank Weekers
Title:	Director

By:	/s/ Gerrit Heske
Name:	Gerrit Heske
Title:	Director

BALL PACKAGING EUROPE UK LTD

By:	/s/ Gerrit Heske
Name:	Gerrit Heske
Title:	Director

By:	/s/ Frank Weekers
Name:	Frank Weekers
Title:	Director

BALL UK HOLDINGS LTD

By:	/s/ Charles E. Baker
Name:	Charles E. Baker
Title:	Secretary

By:	/s/ Frank Weekers
Name:	Frank Weekers
Title:	Director

[Credit Agreement - Ball Corporation]

DEUTSCHE BANK AG NEW YORK BRANCH, in its individual capacity and in its capacities as Administrative Agent, Collateral Agent and UK Security Trustee

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Director

By:	/s/ Erin Morrissey
Name:	Erin Morrissey
Title:	Vice President

[Credit Agreement - Ball Corporation]

Exhibit 2.1(c)

FORM OF
SWING LINE LOAN PARTICIPATION CERTIFICATE

_______________, _____

[Name of Lender]
______________________
______________________
______________________

Dear Sir or Madam:

Pursuant to Section 2.1(c)(iii) of the Credit Agreement dated as of December __, 2010 among Ball Corporation, an Indiana corporation, Ball European Holdings, S.à r.l., a limited liability company organized under the laws of Luxembourg, each Other Subsidiary Borrower (as defined therein), the financial institutions from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent, the undersigned hereby acknowledges receipt from you of $__________ as payment for a participating interest in the following Swing Line Loan:

Date of Swing Line Loan: ___________________

Principal Amount of Swing Line Loan: [$/£/€] ___________________________

Very truly yours,
DEUTSCHE BANK AG [NEW YORK BRANCH] [LONDON BRANCH]
By:
Name:
Title:

Exhibit 2.2(a)(1)

FORM OF
TERM A NOTE

________________
New York, New York

______________, _____

FOR VALUE RECEIVED, the undersigned, Ball Corporation, an Indiana corporation (“Company”), hereby unconditionally promises to pay to ____________________ (the “Lender”) at the office of Deutsche Bank AG New York Branch located at 60 Wall Street, 2nd Floor, New York, New York 10005, in Dollars and in immediately available funds on the Term A Loan Maturity Date (as defined in the Credit Agreement referred to below) the principal sum of _______________ (_____________) or, if less, the then unpaid principal amount of all Term A Loans (as defined in the Credit Agreement) made by the Lender to Company pursuant to Section 2.1(a)(i) of the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement. Company further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Articles III and IV of the Credit Agreement.

This Note is one of the Term A Notes referred to in the Credit Agreement dated as of December __, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Company, Ball European Holdings, S.à r.l., a limited liability company organized under the laws of Luxembourg, each Other Subsidiary Borrower (as defined therein), the financial institutions from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Term A Note is subject to optional and mandatory prepayment prior to the Term A Loan Maturity Date, in whole or in part. Terms defined in the Credit Agreement are used herein with their defined meanings unless otherwise defined herein.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Term A Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS TERM A NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CHOICE OF LAW RULES, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

BALL CORPORATION
By:
Name:
Title:

Exhibit 2.2(a)(2)

FORM OF
TERM B NOTE

€________________
New York, New York

___________, _____

FOR VALUE RECEIVED, the undersigned, Ball European Holdings, S.à r.l., a limited liability company organized under the laws of Luxembourg having its registered office at 20, Rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B 90.413 (“European Holdco”), hereby unconditionally promises to pay to ____________________ (the “Lender”) at the office of Deutsche Bank AG New York Branch located at 60 Wall Street, 2nd Floor, New York, New York 10005, in Sterling and in immediately available funds on the Term B Loan Maturity Date (as defined in the Credit Agreement referred to below) the principal sum of _______________ (_____________) or, if less, the then unpaid principal amount of all Term B Loans (as defined in the Credit Agreement) made by the Lender to European Holdco pursuant to Section 2.1(a)(ii) of the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement. European Holdco further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Articles III and IV of the Credit Agreement.

This Note is one of the Term B Notes referred to in the Credit Agreement dated as of December __, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Ball Corporation, an Indiana corporation, European Holdco, each Other Subsidiary Borrower (as defined therein), the financial institutions from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Term B Note is subject to optional and mandatory prepayment prior to the Term B Loan Maturity Date, in whole or in part. Terms defined in the Credit Agreement are used herein with their defined meanings unless otherwise defined herein.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term B Note may become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Term B Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS TERM B NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CHOICE OF LAW RULES, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

BALL EUROPEAN HOLDINGS, S.À R.L.
By:
Name:
Title:

Exhibit 2.2(a)(3)

FORM OF
TERM C NOTE

€________________
New York, New York

___________, _____

FOR VALUE RECEIVED, the undersigned, Ball European Holdings, S.à r.l., a limited liability company organized under the laws of Luxembourg having its registered office at 20, Rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B 90.413 (“European Holdco”), hereby unconditionally promises to pay to ____________________ (the “Lender”) at the office of Deutsche Bank AG New York Branch located at 60 Wall Street, 2nd Floor, New York, New York 10005, in Euros and in immediately available funds on the Term C Loan Maturity Date (as defined in the Credit Agreement referred to below) the principal sum of _______________ (_____________) or, if less, the then unpaid principal amount of all Term C Loans (as defined in the Credit Agreement) made by the Lender to European Holdco pursuant to Section 2.1(a)(iii) of the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement. European Holdco further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Articles III and IV of the Credit Agreement.

This Note is one of the Term C Notes referred to in the Credit Agreement dated as of December __, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Ball Corporation, an Indiana corporation, European Holdco, each Other Subsidiary Borrower (as defined therein), the financial institutions from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Term C Note is subject to optional and mandatory prepayment prior to the Term C Loan Maturity Date, in whole or in part. Terms defined in the Credit Agreement are used herein with their defined meanings unless otherwise defined herein.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term C Note may become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Term C Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS TERM C NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CHOICE OF LAW RULES, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

BALL EUROPEAN HOLDINGS, S.À R.L.
By:
Name:
Title:

Exhibit 2.2(a)(4)

FORM OF
MULTICURRENCY
REVOLVING NOTE

_______________
New York, New York

______________, _____

FOR VALUE RECEIVED, each of the undersigned (each, a “Borrower”), hereby unconditionally promises to pay to ____________________ (the “Lender”) at the office of Deutsche Bank AG New York Branch, located at 60 Wall Street, 2nd Floor, New York, New York 10005, in U.S. Dollars or the applicable Alternative Currency and in immediately available funds, the principal amount of _______________ (_________), or, if less, the aggregate unpaid principal amount of all Multicurrency Revolving Loans (as defined in the Credit Agreement referred to below) made by the Lender to such Borrower pursuant to Section 2.1(b)(i) of the Credit Agreement referred to below. The principal amount of each Multicurrency Revolving Loan evidenced hereby shall be payable as set forth in the Credit Agreement, with any then outstanding principal amount of the Multicurrency Revolving Loans made by the Lender being payable on the Revolver Termination Date (as defined in the Credit Agreement). Each Borrower further agrees to pay interest in like money at such office on the unpaid principal amount of Multicurrency Revolving Loans made to such Borrower from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Articles III and IV of the Credit Agreement.

This Note is one of the Multicurrency Revolving Notes referred to in the Credit Agreement dated as of December __, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Ball Corporation, an Indiana corporation, Ball European Holdings, S.à r.l., a limited liability company organized under the laws of Luxembourg, each Other Subsidiary Borrower (as defined therein), the financial institutions from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Multicurrency Revolving Note is subject to optional and mandatory prepayment prior to the Revolver Termination Date, in whole or in part. Terms defined in the Credit Agreement are used herein with their defined meanings unless otherwise defined herein.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Multicurrency Revolving Note may become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Multicurrency Revolving Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS MULTICURRENCY REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CHOICE OF LAW RULES, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[BORROWER]
By:
Name:
Title:

Exhibit 2.2(a)(5)

FORM OF
FRENCH
REVOLVING NOTE

_______________
New York, New York

______________, _____

FOR VALUE RECEIVED, each of the undersigned (each, a “Borrower”), hereby unconditionally promises to pay to ____________________ (the “Lender”) at the office of Deutsche Bank AG New York Branch, located at 60 Wall Street, 2nd Floor, New York, New York 10005, in U.S. Dollars or the applicable Alternative Currency and in immediately available funds, the principal amount of _______________ (_________), or, if less, the aggregate unpaid principal amount of all French Revolving Loans (as defined in the Credit Agreement referred to below) made by the Lender to such Borrower pursuant to Section 2.1(b)(ii) of the Credit Agreement referred to below. The principal amount of each French Revolving Loan evidenced hereby shall be payable as set forth in the Credit Agreement, with any then outstanding principal amount of the French Revolving Loans made by the Lender being payable on the Revolver Termination Date (as defined in the Credit Agreement). Each Borrower further agrees to pay interest in like money at such office on the unpaid principal amount of French Revolving Loans made to such Borrower from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Articles III and IV of the Credit Agreement.

This Note is one of the French Revolving Notes referred to in the Credit Agreement dated as of December __, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Ball Corporation, an Indiana corporation, Ball European Holdings, S.à r.l., a limited liability company organized under the laws of Luxembourg, each Other Subsidiary Borrower (as defined therein), the financial institutions from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this French Revolving Note is subject to optional and mandatory prepayment prior to the Revolver Termination Date, in whole or in part. Terms defined in the Credit Agreement are used herein with their defined meanings unless otherwise defined herein.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this French Revolving Note may become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this French Revolving Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS FRENCH REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CHOICE OF LAW RULES, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[BORROWER]
By:
Name:
Title:

Exhibit 2.2(a)(6)

FORM OF
U.S. SWING LINE NOTE

$75,000,000
New York, New York

____________, _____

FOR VALUE RECEIVED, the undersigned, Ball Corporation, an Indiana corporation (“Company”), unconditionally promises to pay to __________________ (“Lender”), at the office of Deutsche Bank AG New York Branch, located at 60 Wall Street, 2nd Floor, New York, New York 10005, in lawful money of the United States of America and in immediately available funds, the principal amount of SEVENTY-FIVE MILLION DOLLARS ($75,000,000) or, if less, the aggregate unpaid principal amount of all U.S. Swing Line Loans (as defined in the Credit Agreement referred to below) evidenced hereby and made by Lender to Company pursuant to Section 2.1(c)(i)(1) of the Credit Agreement referred to below. The principal amount of each U.S. Swing Line Loan evidenced hereby shall be payable as set forth in the Credit Agreement, with any outstanding principal amount of the U.S. Swing Line Loans made by Lender being payable on the fifth (5th) Business Day prior to the Revolver Termination Date (as defined in the Credit Agreement). Company further agrees to pay interest on the unpaid principal amount hereof in like money from time to time from the date hereof at the rates and on the dates specified in Article III of the Credit Agreement.

This Note is the U.S. Swing Line Note referred to in the Credit Agreement dated as of December __, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Borrower, Ball European Holdings, S.à r.l., a limited liability company organized under the laws of Luxembourg, each Other Subsidiary Borrower (as defined therein), the financial institutions from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this U.S. Swing Line Note is subject to optional and mandatory prepayment, in whole or in part, prior to the fifth (5th) Business Day prior to the Revolver Termination Date. Terms defined in the Credit Agreement are used herein with their defined meanings unless otherwise defined herein.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement all amounts then remaining unpaid on this U.S. Swing Line Note may become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this U.S. Swing Line Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS U.S. SWING LINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CHOICE OF LAW RULES, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

BALL CORPORATION
By:
Name:
Title:

Exhibit 2.2(a)(7)

FORM OF
EUROPEAN SWING LINE NOTE

$75,000,000
New York, New York

____________, _____

FOR VALUE RECEIVED, each of the undersigned (each, a “Borrower”), unconditionally promises to pay to Deutsche Bank AG London Branch (“Lender”), at the office of Deutsche Bank AG New York Branch, located at 60 Wall Street, 2nd Floor, New York, New York 10005, in the applicable Alternative Currency and in immediately available funds, the principal amount of SEVENTY-FIVE MILLION DOLLARS ($75,000,000) or, if less, the aggregate unpaid principal amount of all European Swing Line Loans (as defined in the Credit Agreement referred to below) evidenced hereby and made by Lender to the undersigned pursuant to Section 2.1(c)(i)(2) of the Credit Agreement referred to below. The principal amount of each European Swing Line Loan evidenced hereby shall be payable as set forth in the Credit Agreement, with any outstanding principal amount of the European Swing Line Loans made by Lender being payable on the fifth (5th) Business Day prior to the Revolver Termination Date (as defined in the Credit Agreement). Borrower further agrees to pay interest on the unpaid principal amount hereof in like money from time to time from the date hereof at the rates and on the dates specified in Article III of the Credit Agreement.

This Note is the European Swing Line Note referred to in the Credit Agreement dated as of December __, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) Ball Corporation, an Indiana Corporation, Ball European Holdings, S.à r.l., a limited liability company organized under the laws of Luxembourg, each Other Subsidiary Borrower (as defined therein), the financial institutions from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this European Swing Line Note is subject to optional and mandatory prepayment, in whole or in part, prior to the fifth (5th) Business Day prior to the Revolver Termination Date. Terms defined in the Credit Agreement are used herein with their defined meanings unless otherwise defined herein.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement all amounts then remaining unpaid on this European Swing Line Note may become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this European Swing Line Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS EUROPEAN SWING LINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CHOICE OF LAW RULES, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[BORROWER]
By:
Name:
Title:

Exhibit 2.5

FORM OF
NOTICE OF BORROWING

Deutsche Bank AG New York Branch,	Date:
as [Administrative Agent] [U.S. Swing Line Lender
60 Wall Street,
2nd Floor, New York,
New York 10005
Attention: [___________________]

[Deutsche Bank AG London Branch,
as European Swing Line Lender
1 Great Winchester Street
EC2N 2DB London,
Great Britain
Attn: Loans Agency Department]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December __, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Ball Corporation, an Indiana corporation, Ball European Holdings, S.à r.l., a limited liability company organized under the laws of Luxembourg, each Other Subsidiary Borrower (as defined therein), the financial institutions from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. The undersigned hereby gives notice pursuant to Section 2.5 of the Credit Agreement of their request for the Lenders to make a Loan as follows.

1.	Amount to be Borrowed (denominated in U.S. Dollars or the Alternative Currency desired) ______________.
2.	The Business Date of the Borrowing is ______________ (the “Borrowing Date”).
3.	Specify type of Loan or combination thereof:

4.	If Borrowing is to include Eurocurrency Loans indicate:
Eurocurrency Loan
Initial Interest Period

The undersigned hereby certifies on behalf of Borrowers and not in his individual capacity that the following statements are true on the date hereof, and will be true on the Borrowing Date:

(A)       the representation and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, at and as of the date hereof, as though made on and as of the date hereof, except to the extent such representations and warranties are expressly made as of a specified date, in which event such representations and warranties shall be true and correct in all material respects as of such specified date; and

(B)       no Unmatured Event of Default or Event of Default has occurred and is continuing as of the date hereof, or will occur after giving effect to such Credit Event.

Very truly yours,

[___________________________]

By:
Name:
Title:

Exhibit 2.6

FORM OF
NOTICE OF CONVERSION OR CONTINUATION

Deutsche Bank AG New York Branch,	Date:
as Administrative Agent
60 Wall Street,
2nd Floor, New York,
New York 10005
Attention:

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December __, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Ball Corporation, an Indiana corporation, Ball European Holdings, S.à r.l., a limited liability company organized under the laws of Luxembourg, each Other Subsidiary Borrower (as defined therein), the financial institutions from time to time party thereto, as lenders (the “Lenders”) and Deutsche Bank AG New York Branch, as administrative agent (in such capacity, “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. The undersigned hereby gives notice pursuant to Section 2.6 of the Credit Agreement that they (a) elect to convert Base Rate Loans or any portion thereof into Eurocurrency Loans; (b) elect to convert Eurocurrency Loans denominated in Dollars or any portion thereof into Base Rate Loans or to continue such Eurocurrency Loans under the Credit Agreement; or (c) elect to continue Loans denominated in an Alternative Currency or any portion thereof under the Credit Agreement, and in that connection sets forth below the terms on which such conversion or continuation is requested to be made:

1.	Date of Conversion or Continuation (which date is a Business Day and, if a conversion from or continuation of Eurocurrency Loans, which date is the last day of the Interest Period therefor):

2.	Aggregate Amount (denominated in U.S. Dollars or the applicable Alternative Currency) of Eurocurrency Loans or Base Rate Loans to be converted or continued:

3.	Type of the proposed Conversion or Continuation:

4.	Interest Period (in the case of a conversion to or a continuation of Eurocurrency Loans):

5.	Such conversion or continuation is made with respect to [Multicurrency Revolving Loans][French Revolving Loan][Term A Loans]
[Term B Loans][Term C Loans]:

Very truly yours,

[___________________________]

By:
Name:
Title:

cc:	[Deutsche Bank AG London Branch,
as European Swing Line Lender
1 Great Winchester Street
EC2N 2DB London,
Great Britain
Attn: Loans Agency Department]

Exhibit 2.10(c)

FORM OF
NOTICE OF ISSUANCE

Deutsche Bank AG New York Branch,	Date:
as Administrative Agent
60 Wall Street,
2nd Floor, New York,
New York 10005

Attention:

, as Facing Agent

,

Attention:

Ladies and Gentlemen:

The undersigned, Ball Corporation, an Indiana corporation (“Company”), refers to the Credit Agreement dated as of December __, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Company, Ball European Holdings, S.à r.l., a limited liability company organized under the laws of Luxembourg, each Other Subsidiary Borrower (as defined therein), the financial institutions from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent. For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings provided in the Credit Agreement.

The undersigned hereby requests that the Facing Agent issue a Letter of Credit for the account of ____________ on __________ ___, ____ (the “Date of Issuance”) in the aggregate Stated Amount of ____________ in the following currency: ________.

The beneficiary of the requested Letter of Credit will be _______________, and such Letter of Credit will include the following terms and conditions ________________ and will have a stated expiration date of ______________________.

The undersigned hereby certifies on behalf of Borrowers and not in his individual capacity that the following statements are true and correct on the date hereof, and will be true and correct on the date of issuance:

(A)           the representations and warranties contained in the Credit Agreement or the other Loan Documents are true and correct in all material respects, at and as of the date hereof, as though made on the date of hereof, except to the extent such representations and warranties are expressly made as of a specified date in which event such representations and warranties shall be true and correct in all material respects as of such specified date; and
(B)           no Unmatured Event of Default or Event of Default has occurred and is continuing as of the date hereof, or will result after giving effect to such Credit Event.

A statement of the purpose of the requested Letter of Credit and copies of all documentation which the Facing Agent has reasonably requested with respect to the supported transaction are attached hereto.

BALL CORPORATION

By:
Name:
Title:

Exhibit 4.7(d)

FORM OF
SECTION 4.7(d) CERTIFICATE

Reference is hereby made to the Credit Agreement dated as of December __, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Ball Corporation, an Indiana corporation, Ball European Holdings S.à r.l., a limited liability company organized under the laws of Luxembourg, each Other Subsidiary Borrower (as defined therein), the financial institutions from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Credit Agreement.

Each Lender or Agent that is not a United States persons (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender” and a “Foreign Agent,” respectively) and that is not a partnership for U.S. federal income tax purposes should complete only Parts I and V below.

Each Foreign Lender and Foreign Agent that is a partnership for U.S. federal income tax purposes should complete only Parts II and V below.

Each Participant that is not a United States persons (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Participant”) that is not a partnership for U.S. federal income tax purposes should complete only Parts III and V below.

Each Foreign Participant that is a partnership for U.S. federal income tax purposes should complete only Parts IV and V below.

PART I

To be completed only by Foreign Lenders or Agents that are not partnerships for U.S. federal income tax purposes.

Pursuant to the provisions of Section 4.7(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code, (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business or are effectively connected but are not includible in the undersigned’s gross income for U.S. federal income tax purposes under an income tax treaty, and (vi) the undersigned meets all of the requirements under Code Section 871(h) or 881(c) to be eligible for a complete exemption from withholding of United States Taxes on interest payments made to it under the Credit Agreement.

The undersigned has furnished the Company and Administrative Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (ii) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER OR AGENT]
By:
Name:
Title:

Date: ________ __, 20[  ]

PART II

To be completed only by Foreign Lenders or Agents that are partnerships for U.S. federal income tax purposes.

Pursuant to the provisions of Section 4.7(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code, (vi) the interest payments on the Loan(s) are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business or are effectively connected but are not includible in the partners/members’ gross income for U.S. federal income tax purposes under an income tax treaty, and (vii) the undersigned and its partners/members meet all of the requirements under Code Section 871(h) or 881(c) to be eligible for a complete exemption from withholding of United States Taxes on interest payments made to it under the Credit Agreement.

The undersigned has furnished the Company and Administrative Agent with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and Administrative Agent, and (ii) the undersigned shall have at all times furnished the Company and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER OR AGENT]
By:
Name:
Title:

Date: ________ __, 20[  ]

PART III

To be completed only by Foreign Participants that are not partnerships for U.S. federal income tax purposes.

Pursuant to the provisions of Section 4.7(d) and Section 12.8(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code, (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business or are effectively connected but are not includible in the undersigned’s gross income for U.S. federal income tax purposes under an income tax treaty, and (vi) the undersigned meets all of the requirements under Code Section 871(h) or 881(c) to be eligible for a complete exemption from withholding of United States Taxes on interest payments made to it under the Credit Agreement.

The undersigned has furnished the Company and Administrative Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and Administrative Agent, and (ii) the undersigned shall have at all times furnished the Company and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[  ]

PART IV

To be completed only by Foreign Participants that are partnerships for U.S. federal income tax purposes.

Pursuant to the provisions of Section 4.7(d) and Section 12.8(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code, (vi) the interest payments with respect to such participation are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business or are effectively connected but are not includible in the partners/members’ gross income for U.S. federal income tax purposes under an income tax treaty; and (vii) the undersigned and its partners/members meet all of the requirements under Code Section 871(h) or 881(c) to be eligible for a complete exemption from withholding of United States Taxes on interest payments made to it under the Credit Agreement.

The undersigned has furnished the Company and Administrative Agent with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and Administrative Agent and (ii) the undersigned shall have at all times furnished the Company and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[  ]

PART V

To be completed by all Foreign Lenders, Agents, and Participants.

For Luxembourg tax purposes, the undersigned hereby certifies that, (i) it is not a resident for tax purposes of any member state of the European Union (an “EU Member State”), Aruba, Guernsey, Jersey, the Isle of Man, Montserrat, or the British Virgin Islands or the former Netherlands Antilles (i.e., Bonaire, Curaçao, Saba, Sint Eustatius and Sint Maarten) (the “Dependent Territories”), or (ii) it is neither (a) a private individual nor (b) an entity (a “Residual Entity”) defined in Section 4.2 of European Council Directive 2003/48/EC on the taxation of savings income (the “Directive”).

If neither of the certifications in preceding paragraph are accurate, the undersigned is a resident for tax purposes of an EU Member State and has elected to disclose certain information regarding the interest of payment to the tax authorities of the EU Member State(s) in which the undersigned resides for tax purposes in accordance with the Directive. Hence, the undersigned commits that the beneficial owner shall request the competent authority of such EU Member State(s) of residence to issue a certificate (a “Taxing Authority Certificate”) indicating: (a) the name, address and tax or other identification number or, failing such, the date and place of birth of the beneficial owner; (b) the name and address of the paying agent; and (c) the account number of the beneficial owner or, where there is none, the identification of the security. Such Taxing Authority Certificate shall be valid for a period not exceeding two years.

The undersigned shall promptly notify the Company and Administrative Agent if any of the following occurs: (i) any of the representations and warranties made herein or any information contained in or representations, warranties or other disclosures made in any Taxing Authority Certificate are no longer true and correct or (ii) any Taxing Authority Certificate of such EU Member State ceases to be in full force and effect.

Note: A list of nonexclusive list of Residual Entities is: (a) in Finland: avoin yhtiö (Ay) and kommandiittiyhtiö (Ky)/öppet bolag and kommanditbolag; (b) in Sweden: handelsbolag (HB) and kommanditbolag (KB).

[NAME OF LENDER, AGENT, OR PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[  ]

Execution Version

Exhibit 5.1(b)(i)

FORM OF
SUBSIDIARY GUARANTY

THIS SUBSIDIARY GUARANTY, dated as of December 21, 2010 (as amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”), is made by each of the undersigned (each, a “Guarantor” and, together with any other entity that becomes a party hereto pursuant to Section 25 hereof, collectively, the “Guarantors”). Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, pursuant to the terms of the Credit Agreement dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Ball Corporation, an Indiana corporation (“Company”), Ball European Holdings, S.àr.l., a limited liability company organized under the laws of Luxembourg (“European Holdco”), each Other Subsidiary Borrower, the financial institutions from time to time party thereto, as lenders (the “Lenders”), Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent for the Lenders (the Lenders, Administrative Agent, and Collateral Agent are herein called the “Bank Creditors”), the Lenders have agreed to make Loans and to issue, and participate, in Letters of Credit as contemplated therein;

WHEREAS, Borrowers and/or one or more of their Subsidiaries may from time to time be party to, one or more Interest Rate Agreements designed to protect Borrowers or any of their Subsidiaries against fluctuations in interest rates in respect of the Obligations as permitted by Section 8.2(e) of the Credit Agreement, and Other Hedging Agreements, as permitted by Section 8.2(h) of the Credit Agreement, (each such agreement or arrangement with an Other Creditor (as hereinafter defined), an “Interest Rate Protection or Other Hedging Agreement”), with a Lender or an Affiliate of a Lender (each such Lender or Affiliate, collectively, the “Other Creditors,” and together with the Bank Creditors, are herein called the “Creditors”);

WHEREAS, each Guarantor is a Domestic Subsidiary of Company;

WHEREAS, it is a condition to the making of Loans under the Credit Agreement that each Guarantor shall have executed and delivered this Guaranty; and

WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans by Borrowers under the Credit Agreement and the entering into of Interest Rate Protection or Other Hedging Agreements and, accordingly, desires to execute this Guaranty in order to satisfy the conditions described in the preceding paragraph and to induce the Lenders to make Loans to Borrowers and Other Creditors to enter into Interest Rate Protection or Other Hedging Agreements with Borrowers and/or their Subsidiaries;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each

CHL:41744.5

Guarantor hereby makes the following representations and warranties to the Creditors and hereby covenants and agrees with each Creditor as follows:

1.           Each Guarantor, jointly and severally, irrevocably and unconditionally guarantees, as primary obligor and not as surety: (i) to the Bank Creditors the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of (A) the principal of and interest on the Notes issued by, and the Loans made to, each Borrower under the Credit Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit and (B) all other obligations (including, without limitation, all Obligations and all obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities owing by each Borrower to the Bank Creditors under the Credit Agreement (including, without limitation, indemnities, fees and interest thereon) and the other Loan Documents to which any Borrower is a party, whether now existing or hereafter incurred under, arising out of or in connection with the Credit Agreement or any such other Loan Document and the due performance and compliance with the terms of the Loan Documents by each Borrower (all such principal, interest, liabilities and obligations under this clause (i), except to the extent consisting of obligations or liabilities with respect to Interest Rate Protection or Other Hedging Agreements, being herein collectively called the “Loan Document Obligations”); and (ii) to each Other Creditor the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities owing by each Borrower now existing or hereafter incurred under, arising out of or in connection with any Interest Rate Protection or Other Hedging Agreement, whether such Interest Rate Protection or Other Hedging Agreement is now in existence or hereafter arising, and the due performance and compliance by each Borrower with all of the terms, conditions and agreements contained therein (all such obligations and liabilities under this clause (ii) being herein collectively called the “Other Obligations”, and together with the Loan Document Obligations are herein collectively called the “Guaranteed Obligations”), provided that the maximum amount payable by each Guarantor hereunder shall at no time exceed the Maximum Amount (as hereinafter defined) of such Guarantor. As used herein, “Maximum Amount” of any Guarantor means the lesser of the amount of the Guaranteed Obligations and the highest amount of aggregate liability under this Guaranty which is valid and enforceable as determined in any action or proceeding involving any state, federal or foreign bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer or other law affecting the rights of creditors generally. Subject to the proviso in the second preceding sentence, each Guarantor understands, agrees and confirms that the Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against each Guarantor without proceeding against any other Guarantor or any Borrower, or against any security or collateral for the Guaranteed Obligations, or under any other guaranty covering all or a portion of the Guaranteed Obligations. All payments by each Guarantor under this Guaranty shall be made on the same basis, and subject to the same limitations, as payments by each Borrower are made under the Credit Agreement, including Sections 4.6 and 4.7 thereof.

2.           Additionally, each Guarantor, jointly and severally, unconditionally and irrevocably, guarantees the payment of any and all Guaranteed Obligations of each Borrower to the Creditors whether or not due or payable by such Borrower upon the occurrence of any of the events specified in Sections 10.1(e) or (f) of the Credit Agreement with respect to such Borrower, and unconditionally, jointly and severally, promises to pay such Guaranteed Obligations of such Borrower to the Creditors, or order, on demand, in lawful money of the United States or the applicable Alternative Currency, as the case may be.

3.           The liability of each Guarantor hereunder is exclusive and independent of any security or collateral for or other guaranty of the Guaranteed Obligations of any Borrower whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by (i) any direction as to application of payment by any Borrower or by any other party, (ii) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of any Borrower, (iii) any payment on or in reduction of any such other guaranty or undertaking, (iv) any dissolution, termination or increase, decrease or change in personnel by any Borrower or (v) any payment made to any Creditor on the Guaranteed Obligations which any Creditor repays any Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding in any jurisdiction.

4.           The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor or any Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor or any Borrower and whether or not any other Guarantor, any other guarantor of any Borrower or any Borrower be joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each Guarantor.

5.           Each Guarantor hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of this Guaranty and notice of any liability to which it may apply, promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by Administrative Agent or any other Creditor against, and any other notice to, any party liable thereon (including such Guarantor or any other guarantor or any Borrower).

6.           Any Creditor may (to the fullest extent permitted by applicable law) at any time and from time to time in accordance with the applicable provisions of the Credit Agreement without the consent of, or notice to, Guarantor, without incurring responsibility to such Guarantor and without impairing or releasing the obligations of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a)           change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security or collateral therefor, or any liability incurred directly or indirectly in respect thereof (other than any agreement between any Creditor and one or more Guarantors specifically modifying or amending the terms of this Guaranty), and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)           sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c)           exercise or refrain from exercising any rights against any Borrower or others or otherwise act or refrain from acting;

(d)           settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Creditors;

(e)           apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Borrower to the Creditors, regardless of what liability or liabilities of any Borrower remain unpaid;

(f)           consent to or waive any breach of, or any act, omission or default under, any of the Interest Rate Protection or Other Hedging Agreements, the Loan Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Interest Rate Protection or Other Hedging Agreements, the Loan Documents (other than this Guaranty) or any of such other instruments or agreements in accordance with their respective terms; and/or

(g)           act or fail to act in any manner referred to in this Guaranty which may deprive such Guarantor of its right to subrogation against any Borrower to recover full indemnity for any payments made pursuant to this Guaranty.

7.           No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Loan Document Obligations.

8.           This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such

Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Creditor to inquire into the capacity or powers of any Borrower or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

9.           Any indebtedness of any Borrower now or hereafter held by any Guarantor is hereby subordinated to the indebtedness of any Borrower to the Creditors; and such indebtedness of any Borrower to any Guarantor, if Administrative Agent, after an Event of Default has occurred and is continuing, so requests, shall be collected, enforced and received by such Guarantor for the benefit of the Creditors and be paid over to Administrative Agent on behalf of the Creditors on account of the Guaranteed Obligations of the Borrowers to the Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Loan Document Obligations have been irrevocably paid in full in cash and all Commitments have been terminated (other than indemnity and other contingent obligations which expressly survive termination and for which no claim has been asserted).

10.           (a) Each Guarantor waives (to the fullest extent permitted by applicable law) any right to require the Creditors to: (i) proceed against any Borrower, any other Guarantor, any other guarantor of any Borrower or any other party; (ii) proceed against or exhaust any security or collateral held from any Borrower, any other Guarantor, any other guarantor of any Borrower or any other party; or (iii) pursue any other remedy in the Creditors’ power whatsoever. Each Guarantor waives (to the fullest extent permitted by applicable law) any defense based on or arising out of any defense of any Borrower, any other Guarantor, any other guarantor of any Borrower or any other party other than payment in full of the Loan Document Obligations, including, without limitation, any defense based on or arising out of the disability of any Borrower, any other Guarantor, any other guarantor of any Borrower or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment in full of the Loan Document Obligations. The Creditors may, at their election and in accordance with Section 11 hereof, foreclose on any security or collateral held by Administrative Agent, Collateral Agent or the other Creditors by one or more judicial or nonjudicial sales, (to the extent such sale is in accordance with the terms of the Loan Documents and is permitted by applicable law), or exercise any other right or remedy the Creditors may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Loan Document Obligations have been irrevocably paid in full in cash and all Commitments have been terminated (other than indemnity and other contingent obligations which expressly survive the termination of the Credit Agreement with respect to which no claim has been asserted). Each Guarantor waives any defense arising out of any such election by the Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower or any other party or any security. Each Guarantor hereby acknowledges that additional Other Subsidiary Borrowers will likely be added as Borrowers to the Credit Agreement and afforded certain extensions of credit thereunder. Each Guarantor hereby reaffirms its obligations under this Guaranty with respect to each such additional Other Subsidiary Borrower that may be joined as a new Borrower in the future.

(b)           Each Guarantor waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that the Creditors shall have no duty to advise any Guarantor of information known to them regarding such circumstances or risks.

11.           The Creditors agree that this Guaranty may be enforced only by the action of Administrative Agent acting upon the instructions of the Required Lenders and that no other Creditor shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by Administrative Agent or the holders of at least a majority of the outstanding Other Obligations, as the case may be, for the benefit of the Creditors upon the terms of this Guaranty and the Security Documents. The Creditors further agree that this Guaranty may not be enforced against any director, officer, employee, or stockholder of any Guarantor (except to the extent such stockholder is also a Guarantor hereunder).

12.           In order to induce the Lenders to make the Loans and issue (or participate in) Letters of Credit as provided in the Credit Agreement, and in order to induce the Other Creditors to execute, deliver and perform the Interest Rate Protection or Other Hedging Agreements, each Guarantor represents, warrants and covenants that:

(a)           Such Guarantor (i) is a duly organized and validly existing organization in good standing under the laws of the jurisdiction of its organization (to the extent that such concept exists in such jurisdiction), (ii) has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (iii) is duly qualified and is authorized to do business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in (x) its jurisdiction of organization and (y) in each other jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except in the case of clause (y) where such failure to be so qualified, authorized or in good standing which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)           Such Guarantor has the corporate power and authority to execute and deliver this Guaranty and to perform its obligations hereunder and has taken all necessary action to authorize the execution, delivery and performance by it of this Guaranty. Such

Guarantor has duly executed and delivered this Guaranty and this Guaranty constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c)           The execution and delivery by such Guarantor of this Guaranty and the performance of such Guarantor’s obligations hereunder do not (i) contravene any applicable provision of any Requirement of Law applicable to such Guarantor, (ii) conflict with or result in any breach of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of such Guarantor pursuant to the terms of any Contractual Obligation to which such Guarantor is a party or by which it or any of its assets or property is bound, except for such contraventions, conflicts, breaches or defaults that would not be reasonably likely to have a Material Adverse Effect, (iii) violate any provision of any Organizational Document of such Guarantor, (iv) require any approval of stockholders or (v) any material approval or consent of any Person (other than a Governmental Authority) except filings, consents, or notices which have been made, obtained or given and except as set forth on Schedule 6.3 of the Credit Agreement.

(d)           Except as set forth on Schedule 6.4 of the Credit Agreement and except for filings necessary to create or perfect security interests in the Collateral, no material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Initial Borrowing Date), or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (i) the execution and delivery of this Guaranty or the performance of the obligations hereunder or (ii) the legality, validity, binding effect or enforceability of this Guaranty.

(e)           There are no actions, suits or proceedings pending or, to the best knowledge of such Guarantor, threatened (i) against such Guarantor challenging the validity of any material provision of this Guaranty or (ii) that would reasonably be expected to have a Material Adverse Effect.

13.           Each Guarantor covenants and agrees that on and after the date hereof and until the termination of the Total Commitment and when no Loan, Note or Letter of Credit remains outstanding (other than Letters of Credit, together with all fees that have accrued and will accrue thereon through the stated termination date of such Letters of Credit, which have been supported in a manner satisfactory to the issuer of the Letter of Credit in its sole and absolute discretion) and all Loan Document Obligations have been irrevocably paid in full in cash (other than indemnities described in Section 12.4 of the Credit Agreement and analogous provisions in the Security Documents which are not then due and payable and which survive the termination of the Credit Agreement and for which no claim has been made), such Guarantor shall take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Articles VII or VIII of the Credit Agreement relating to such Guarantor or any of its Subsidiaries, and so that no Event of Default, is caused by the actions of such Guarantor or any of its Subsidiaries.

14.           The Guarantors hereby jointly and severally agree to pay all reasonable out-of-pocket costs and expenses of each Creditor in connection with the enforcement of this Guaranty and any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel employed by any of the Creditors).

15.           This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Bank Creditors and their successors and permitted assigns and the Other Creditors.

16.           Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of each Guarantor directly affected thereby and the Required Lenders (or to the extent required by Section 12.1 of the Credit Agreement, with the written consent of each Lender) at all times prior to the time on which all Loan Document Obligations have been irrevocably paid in full in cash; provided, however, that any change, waiver, modification or variance affecting the rights and benefits of a single Class (as defined below) of Creditors (and not all Creditors in a like or similar manner) shall require the written consent of the Requisite Creditors (as defined below) of such Class of Creditors; and provided, further, that (i) any addition of a Guarantor hereunder shall not constitute a change, waiver, discharge, termination, amendment or other modification hereto for the purposes of this Section 16, and the addition of any such Guarantor shall be effective upon the delivery of a Supplement (as defined below) to Administrative Agent by the applicable Guarantor and (ii) any release of a Guarantor hereunder permitted by Section 12.19 of the Credit Agreement shall not constitute a change, waiver, discharge, termination, amendment of other modification hereto for the purposes of this Section 16 and the release of a Guarantor shall be effective upon delivery of such Guarantor of a release executed by Administrative Agent (which release Administrative Agent is authorized to execute and deliver to the extent provided in Section 12.19 of the Credit Agreement). For the purpose of this Guaranty the term “Class” shall mean each class of Creditors, i.e., whether (A) the Bank Creditors as holders of the Loan Document Obligations or (B) the Other Creditors as the holders of the Other Obligations. For the purpose of this Guaranty, the term “Requisite Creditors” of any Class shall mean each of (i) with respect to the Loan Document Obligations, the Required Lenders and (ii) with respect to the Other Obligations, the holders of at least a majority of all obligations outstanding from time to time under the Interest Rate Protection or Other Hedging Agreements.

17.           Each Guarantor acknowledges that an executed (or conformed) copy of each of the Loan Documents and Interest Rate Protection or Other Hedging Agreements in existence as of the date hereof has been made available to its principal executive officers.

18.           In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Creditor is hereby authorized at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Creditor to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Creditor under this Guaranty, irrespective of whether or not such Creditor shall have made any demand hereunder. Each Creditor agrees to use reasonable efforts to notify Company and Administrative Agent after any such setoff and application made by such Creditor.

19.           All notices and communications hereunder shall be given to the addresses and otherwise made in accordance with Section 12.3 of the Credit Agreement; provided that notices and communications to (a) the Guarantors, shall be directed to the Guarantors, at the address of Company as provided in and in accordance with Section 12.3 of the Credit Agreement, (b) the Bank Creditors, shall be directed to Administrative Agent, Collateral Agent or the Lenders, as applicable, at the address of such party as provided in and in accordance with Section 12.3 of the Credit Agreement, and (c) any Other Creditor at such address as such Other Creditor shall have specified in writing to the Guarantors and Administrative Agent.

20.           If claim is ever made upon any Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrowers), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of any Borrower, and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

21.           (a)           ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS GUARANTY, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (1) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (2) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (3) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO IT AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 19; (4) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (3) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAKING; AND (5)

AGREES THE CREDITORS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY PARTY HERETO IN THE COURTS OF ANY OTHER JURISDICTION.

(b)           EACH OF THE PARTIES TO THIS GUARANTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING WITHOUT LIMITATION, THOSE REFERRED TO IN CLAUSE (a) ABOVE, IN RESPECT TO ANY MATTER ARISING OUT OF OR DIRECTLY RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)           THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CHOICE OF LAW RULES, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

22.           In the event that all of the capital stock of one or more Guarantors is sold, transferred or otherwise disposed of or liquidated in compliance with the requirements of clause (v) of Section 8.3 or Section 8.4 of the Credit Agreement (or such sale or other disposition or liquidation has been approved in writing by the Required Lenders (or all Lenders if required by Section 12.1 of the Credit Agreement)) and the proceeds of such sale, disposition or liquidation are applied in accordance with the provisions of the Credit Agreement, to the extent applicable, such Guarantor shall be released from this Guaranty and this Guaranty shall, as to each such Guarantor or Guarantors, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the capital stock or partnership interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this Section 22).

23.           This Guaranty and any amendments or supplements hereto may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrowers and Administrative Agent.

24.           All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense.

25.           It is understood and agreed that any Subsidiary of Company that is required to become a party to this Guaranty after the Closing Date pursuant to Section 7.12 of the Credit Agreement shall automatically become a Guarantor hereunder upon the execution and delivery by such Subsidiary of an instrument substantially in the form of Exhibit A hereto (a “Supplement”) and the delivery of same to Administrative Agent, with the same force and effect as if originally named as a party herein. The execution and delivery of any instrument adding an additional party to this Guaranty shall not require the consent of any party hereunder or of any Secured Creditor. The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new party hereto.

26.           On the Termination Date, this Guaranty shall automatically terminate (provided that all indemnities set forth herein shall survive such termination) and Administrative Agent, at the request and expense of the relevant Guarantor, will execute and deliver to such Guarantor a proper instrument or instruments acknowledging the satisfaction and termination of this Guaranty. As used in this Guaranty, “Termination Date” shall mean the date upon which the Total Commitment have been terminated, no Note under the Credit Agreement is outstanding (and all Loans have been repaid in full), all Letters of Credit have been terminated and all Loan Document Obligations then outstanding (other than any contingent indemnities described herein and in Section 12.4 of the Credit Agreement with respect to which no claim has been asserted) have been irrevocably paid in full in cash.

[signature page follows]

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

[GUARANTORS]

By:
Name:
Title:

Signature page to
Subsidiary Guaranty

Accepted and Agreed to:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Signature page to
Subsidiary Guaranty

EXHIBIT A
SUBSIDIARY GUARANTY

ADDITION OF NEW GUARANTOR TO SUBSIDIARY GUARANTY (this “Instrument”), dated as of ___________ __, ______, amending that certain Subsidiary Guaranty, dated as of December [__], 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by the Guarantors (the “Guarantors”) party thereto in favor of the Creditors.

Reference is made to the Credit Agreement dated as of December [__], 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Ball Corporation, an Indiana corporation (“Company”), Ball European Holdings, S.àr.l., a limited liability company organized under the laws of Luxembourg (“European Holdco”), each Other Subsidiary Borrower, the financial institutions from time to time party thereto, as lenders (the “Lenders”), Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent for the Lenders, pursuant to which the Lenders have agreed to make Loans and to issue, and participate, in Letters of Credit as contemplated therein

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement or, if not therein defined, in the Credit Agreement.

The Guarantors have entered into the Agreement in order to induce the Lenders to extend credit pursuant to the Credit Agreement and to induce the Other Creditors to extend Interest Rate Protection or Other Hedging Agreements. Pursuant to Section 25 of the Agreement, the undersigned is required to enter into the Agreement as a Guarantor. Section 25 of the Agreement provides that additional parties may become Guarantors under the Agreement by execution and delivery of an instrument substantially in the form of this Instrument. The undersigned (the “New Party”) is executing this Instrument in accordance with the requirements of the Credit Agreement to become a Guarantor under the Agreement in order to induce the Lenders to extend and continue the extension of credit pursuant to the Credit Agreement.

Accordingly, the New Party agrees as follows:

SECTION 1.                      In accordance with the Agreement, the New Party by its signature below becomes a party to the Agreement as of the date hereof with the same force and effect as if originally named therein as a party and the New Party hereby (a) agrees to all the terms and warrants that the representations and warranties made by it as a party thereunder are true and correct in all material respects on and as of the date hereof. Each reference to a “Guarantor” in the Agreement shall be deemed to include the New Party. The Agreement is hereby incorporated herein by reference.

SECTION 2.                      The New Party represents and warrants to Administrative Agent and the Creditors that this Instrument has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’

A-1

rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

SECTION 3.                      This Instrument may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Instrument shall become effective when Administrative Agent shall have received a counterpart of this Instrument that bears the signature of the New Party.

SECTION 4.                      Except as expressly supplemented hereby, the Agreement shall remain in full force and effect.

SECTION 5.                                THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CHOICE OF LAW RULES, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 6.                      All communications and notices hereunder shall be in writing and given as provided in the Agreement. All communications and notices hereunder to the New Party shall be given to it pursuant to and in accordance with in Section 19 of the Agreement.

IN WITNESS WHEREOF, the New Party has duly executed this Addition of New Guarantor to Subsidiary Guaranty as of the day and year first above written.

[NAME OF NEW PARTY],

By:
Name:
Title:

A-2

Exhibit 5.1(b)(ii)

EXECUTION VERSION

FORM OF
UNITED STATES PLEDGE AGREEMENT

THIS UNITED STATES PLEDGE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of December 21, 2010, is made by each of the undersigned (each, a “Pledgor” and, together with any other entity that becomes a party hereto pursuant to Section 23 hereof, collectively, the “Pledgors”), to DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent (the “Pledgee”) for the benefit of (i) the Lenders and the Administrative Agent under the Credit Agreement hereinafter referred to (such Lenders and Administrative Agent are hereinafter called the “Bank Creditors”) and (ii) if one or more Lenders (or any Affiliate thereof) is a party to one or more Interest Rate Agreements as permitted pursuant to Section 8.2(e) of the Credit Agreement or Other Hedging Agreements as permitted pursuant to Section 8.2(h) of the Credit Agreement (collectively, the “Interest Rate Protection or Other Hedging Agreements”), with, or guaranteed by, a Pledgor, any such Lender or Lenders or any Affiliate of such Lender or Lenders (collectively, the “Other Creditors” and, together with the Bank Creditors, are hereinafter called the “Secured Creditors”).

W I T N E S S E T H :

WHEREAS, pursuant to the terms of the Credit Agreement dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Ball Corporation, an Indiana corporation (“Company”), Ball European Holdings, S.àr.l., a limited liability company organized under the laws of Luxembourg (“European Holdco”), each Other Subsidiary Borrower, the financial institutions from time to time party thereto, as lenders (the “Lenders”), Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent for the Lenders (the Lenders, Administrative Agent, and Collateral Agent are herein called the “Bank Creditors”), the Lenders have agreed to make Loans and to issue, and participate, in Letters of Credit as contemplated therein;

WHEREAS, pursuant to that certain Subsidiary Guaranty dated as of even date herewith, certain Subsidiaries of Company have guaranteed to the Secured Creditors the payment when due of the Guaranteed Obligations, as defined in the Subsidiary Guaranty (the “Subsidiary Guaranteed Obligations”);

WHEREAS, pursuant to the Credit Agreement, Company has guaranteed to the Secured Creditors the payment when due of the Guaranteed Obligations (as defined in the Credit Agreement) (the “Company Guaranteed Obligations”);

WHEREAS, it is a condition to each of the above-described extensions of credit that each Pledgor shall have executed and delivered this Agreement; and

WHEREAS, each Pledgor desires to enter into this Agreement in order to satisfy the condition described in the preceding paragraph;

NOW, THEREFORE, in consideration of the benefits accruing to each Pledgor, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby makes the following representations and warranties to the Pledgee for the benefit of the Secured Creditors

CHL:41747.6

and hereby covenants and agrees with the Pledgee for the benefit of the Secured Creditors as follows:

                      1.           SECURITY FOR OBLIGATIONS. This Agreement is made by each Pledgor for the benefit of the Secured Creditors to secure:

(i)           with respect to each Subsidiary executing the Subsidiary Guaranty, the Subsidiary Guaranteed Obligations, and with respect to the Company, the Company Guaranteed Obligations and the Obligations;

(ii)           in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities referred to in clause (i) above, after an Event of Default (as such term is defined in the Credit Agreement) shall have occurred and be continuing, the reasonable expenses of preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Pledgee of its rights hereunder, together with reasonable attorneys’ fees and court costs, but excluding any Taxes and Excluded Taxes; and

(iii)           all amounts paid by any Secured Creditor as to which such Secured Creditor has the right to reimbursement under Section 11 of this Agreement;

all such obligations, liabilities, sums and expenses set forth in clauses (i) through (iii) of this Section 1 being herein collectively called the “Obligations,” it being acknowledged and agreed that the “Obligations” shall include extensions of credit described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement.

                      2.           DEFINITION OF SECURITIES, ETC.

2.1.           Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement. The following terms, as used in this Agreement, shall have the following meanings:

“Additional Pledged Securities” has the meaning given to such term in Section 3.1 of this Agreement.

“Class” has the meaning given to such term in Section 20 of this Agreement.

“Collateral” has the meaning given to such term in Section 3.1 of this Agreement.

“Excluded Securities” means (i) Excluded Stock, (ii) Capital Stock of Ball International Holdings B.V. and Ball Delaware Holdings S.C.S., (iii) Capital Stock of Foreign Subsidiaries to the extent that such Capital Stock has otherwise been pledged to secure Obligations (as defined in the Credit Agreement) and (iv) Capital Stock of Ball Cayman Limited to the extent that the grant of a lien or security interest therein would (A) result in a breach of the terms of, or constitute a default under, any contract, instrument, license, agreement or other document to which Company or any of its Subsidiaries is subject or (B) give any other party to such contract, instrument, license, agreement or other document the right to terminate its obligations thereunder pursuant to a valid and enforceable provision.

“Initial Pledged Securities” has the meaning given to such term in Section 3.1 of this Agreement.

“Obligations” has the meaning given to such term in Section 1 of this Agreement.

“Pledged Securities” has the meaning given to such term in Section 3.1 of this Agreement.

“Primary Obligations” has the meaning given to such term in Section 9(b) of this Agreement.

“Pro Rata Share” has the meaning given to such term in Section 9(b) of this Agreement.

“Requisite Creditors” has the meaning given to such term in Section 20 of this Agreement.

“Secondary Obligations” has the meaning given to such term in Section 9(b) of this Agreement.

“Secured Debt Agreements” has the meaning given to such term in Section 5 of this Agreement.

“Securities” shall mean (i) with respect to a Domestic Subsidiary, all of the issued and outstanding Capital Stock of such Domestic Subsidiary at any time owned by any Pledgor, in each case to the extent such Domestic Subsidiary is a Material Subsidiary, (ii) with respect to a Foreign Subsidiary, all of the issued and outstanding Capital Stock of such Foreign Subsidiary, at any time owned by any Pledgor, in each case to the extent such Foreign Subsidiary is a first-tier Material Subsidiary; provided that, except as provided in Section 2.2 hereof, no Pledgor(s) (individually or in combination) shall be required to pledge hereunder more than 65% of the total combined voting power of all classes of Capital Stock of any Foreign Subsidiary entitled to vote, and (iii) in any event until released in accordance with the terms of this Agreement or the Credit Agreement, all of the Capital Stock set forth on Annex A hereto (as such Annex A may be amended in accordance with the terms hereof).

“Termination Date” has the meaning given to such term in Section 18(a) of this Agreement.

2.2.           Additional Pledgors Due To Change in Code. If, following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, Administrative Agent or Required Lenders provides Company with an opinion addressed to Company of counsel (selected by Company within 30 days after receiving the request of Administrative Agent) that in form and substance reasonably satisfactory to Company concludes that with respect to any Foreign Subsidiary that is (i) an Other Subsidiary Borrower or a Material Subsidiary and (ii) a direct Wholly-Owned Subsidiary of Company or a Domestic Subsidiary which has not already had all of its stock pledged pursuant to the Pledge Agreements that a pledge of 65% or more (in the case of a direct Foreign Subsidiary) or all (in the case of any indirect Foreign Subsidiary) of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, would not cause any undistributed earnings of a Foreign Subsidiary as determined for United States Federal income tax purposes to be treated as a deemed dividend to a Foreign Subsidiary’s United States parent for United States Federal income tax purposes, then that portion of such Foreign Subsidiary’s outstanding capital stock not theretofore pledged pursuant to a Pledge Agreement shall be pledged upon entering all necessary documents to Pledgee for the benefit of the Secured Creditors pursuant to the Pledge Agreements (or another pledge agreement in substantially similar form, if needed) to the extent that entering into such agreement is permitted by the laws of the respective foreign jurisdiction; provided, however, that the amount of additional stock that may be pledged pursuant to this Section 2.2 shall not exceed the amount of such stock that, in the opinion of such counsel, can be pledged without causing any such undistributed earnings of a Foreign Subsidiary to be treated as a deemed dividend. All reasonable out-of-pocket expenses incurred by Administrative Agent or the Required Lenders to obtain such an opinion shall be paid by Company.

2.3           Restrictions on Pledges. Notwithstanding any provision to the contrary in any Loan Document (except for Section 2.2 of this Agreement and Section 12.22 of the Credit Agreement), (a) neither Company nor any Domestic Subsidiary of Company (individually or in combination) shall pledge more than 65% of the stock of any Foreign Subsidiary (or more than 65% of the total combined voting power of all classes of stock of such Foreign Subsidiary entitled to vote) and (b) no Foreign Subsidiary of Company shall pledge the stock of any Subsidiary to secure any obligations of any Borrower that is a United States person within the meaning of Code Section 7701(a)(30) (any of the foregoing stock not subject to the exception provided in Section 2.2, the “Excluded Stock”). For purposes of this Section 2.3, Subsidiary shall include any Unrestricted Entity.

3.           PLEDGE OF SECURITIES, ETC.

3.1           Pledge. To secure the Obligations, and for the purposes set forth in Section 1 hereof, each Pledgor hereby grants and pledges to the Pledgee a security interest in all of such Pledgor’s right, title and interest in the following property (all of which is hereinafter referred to as the “Collateral”) now or hereafter owned by such Pledgor: (i) the shares of stock, the limited liability company interests and the other Capital Stock described on Annex A hereto (and in and to all certificates or instruments evidencing any and/or all of the foregoing) (the “Initial Pledged Securities”); (ii) all of such Pledgor’s right, title and interest in and to any other Securities (and in and to all certificates or instruments evidencing such Securities) (the “Additional Pledged Securities”, and together with the Initial Pledged Securities, the “Pledged Securities”); and (iii) all proceeds of any and all the foregoing as collateral security for the Obligations, upon the terms and conditions set forth in this Agreement. Notwithstanding the foregoing, “Collateral” shall not include Excluded Securities, except that “Collateral” shall include, in any event, the shares of stock, the limited liability company interests and the other Capital Stock listed on Annex A hereto.

3.2           Delivery of Securities. On the date hereof, each Pledgor has delivered to the Pledgee any and all certificates which it owns representing any Initial Pledged Securities, accompanied by undated stock, partnership or membership powers duly executed in blank by such Pledgor (and accompanied by any transfer tax stamps required in connection with the pledge of such Securities), or such other instruments of transfer as are reasonably acceptable to the Pledgee. If any Pledgor shall acquire (by purchase, stock dividend or otherwise) any additional Capital Stock required to be pledged under this Agreement at any time or from time to time after the date hereof, such Pledgor will promptly deposit such Capital Stock (or certificates or instruments representing such Capital Stock) with the Pledgee and deliver to the Pledgee certificates or instruments therefor (if any), accompanied by undated stock, partnership or membership powers duly executed in blank by such Pledgor (and accompanied by any transfer tax stamps required in connection with the pledge of such Capital Stock), or such other instruments of transfer as are acceptable to the Pledgee, and will promptly thereafter deliver to the Pledgee a certificate executed by a Responsible Officer of such Pledgor describing such Capital Stock in the manner set forth on Annex A hereto and certifying that the same have been duly pledged with the Pledgee hereunder (and upon such delivery Annex A hereto shall be deemed amended to include such additional Capital Stock as Securities).

3.3           Uncertificated Securities. Notwithstanding anything to the contrary contained in Sections 3.1 and 3.2 hereof, if any Pledged Securities (whether now owned or hereafter acquired) are uncertificated Securities, the respective Pledgor shall promptly notify the Pledgee thereof, and shall promptly take all actions required to perfect the security interest of the Pledgee under applicable law (including, in any event, under Sections 8-313 and 8-321 of the New York UCC if applicable). The Pledgors shall not permit or suffer (a) such uncertificated Pledged Securities to be represented by any certificates or otherwise become “certificated securities” or to be credited to a “securities account” within the meaning of the UCC unless Pledgee has been granted “control” within the meaning of the UCC over such “securities account” (or unless such Securities thereafter become certificated and the provisions of Section 3.2 hereof are complied with) or (b) any person other than the Pledgee to have “control” within the meaning of Article 8 of the UCC in respect of the such uncertificated Pledged Securities.

3.4           [Reserved].

4.           APPOINTMENT OF SUB-AGENTS; ENDORSEMENTS, ETC. The Pledgee shall have the right to appoint, after the Initial Borrowing Date, one or more sub-agents for the purpose of retaining physical possession of the certificated Pledged Securities, which may be held (in the discretion of the Pledgee) in the name of such Pledgor, endorsed or assigned in blank or in favor of the Pledgee or any nominee or nominees of the Pledgee or a sub-agent appointed by the Pledgee.

5.           VOTING, ETC., WHILE NO EVENT OF DEFAULT. So long as an Event of Default shall not have occurred and be continuing and until the Pledgee gives notice of its intent to exercise its rights under Section 7 hereof during the continuation of an Event of Default, each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Securities owned by it, and to give consents, waivers or ratifications in respect thereof; provided, that no vote shall be cast or any consent, waiver or ratification given or any action taken which would violate, result in breach of any covenant contained in this Agreement, the Credit Agreement or any other Loan Document or any Interest Rate Protection or Other Hedging Agreement (collectively, the “Secured Debt Agreements”), except to the extent such violation, inconsistency or impairment shall be waived in accordance with the terms of Section 20 hereof.

6.           DIVIDENDS AND OTHER DISTRIBUTIONS. So long as an Event of Default shall not have occurred and be continuing and until the Pledgee gives notice of its intent to exercise its rights under Section 7 hereof during the continuation of an Event of Default, all cash dividends and distributions payable in respect of the Pledged Securities shall be paid to the respective Pledgor that owns such Pledged Securities; provided, that all cash dividends payable in respect of the Pledged Securities that represent in whole or in part an extraordinary or liquidating return of capital other than pursuant to Section 8.4 of the Credit Agreement shall be paid, to the extent so determined to represent an extraordinary or liquidating return of capital, to the Pledgee and retained by it as part of the Collateral and, prior to enforcement of the Pledgee’s rights hereunder after the occurrence and during the continuance of an Event of Default, shall be held in an account in the name of the applicable Pledgor maintained with Administrative Agent or another financial institution reasonably acceptable to the Pledgee which account, to the extent requested by Pledgee, is subject to a control agreement in favor of the Pledgee. The Pledgee also shall be entitled to receive directly, and to retain as part of the Collateral:

(a)           all other or additional stock or other securities (other than cash) paid or distributed by way of dividend or otherwise in respect of the Pledged Securities;

(b)           all other or additional stock or other securities or property (including cash) paid or distributed in respect of the Pledged Securities by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar rearrangement; and

(c)           all other or additional stock or, except in connection with transactions permitted by the Credit Agreement, other securities or property (including cash) which may be paid in respect of the Collateral by reason of any consolidation, merger, exchange of stock, conveyance of assets, liquidation or similar corporate reorganization.

Nothing contained in this Section 6 shall limit or restrict in any way the Pledgee’s right to receive proceeds of the Collateral in any form in accordance with Section 3 of this Agreement. All dividends, distributions or other payments that are received by any Pledgor contrary to the provisions of this Section 6 and Section 7 shall be received in trust for the benefit of the Pledgee, shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Pledgee as Collateral in the same form as so received (with any necessary endorsement).

7.           REMEDIES IN CASE OF EVENTS OF DEFAULT. In case an Event of Default shall have occurred and be continuing, then and in every such case, the Pledgee shall be entitled to exercise all of the rights, powers and remedies (whether vested in it by this Agreement, any other Secured Debt Agreement or by law) for the protection and enforcement of its rights in respect of the Collateral, and the Pledgee shall be entitled to exercise all the rights and remedies of a secured party under the UCC and also shall be entitled, without limitation, to exercise the following rights, which each Pledgor hereby agrees to be commercially reasonable:

(a)           to receive all amounts payable in respect of the Collateral otherwise payable to such Pledgor under Section 6 hereof;

(b)           to transfer all or any part of the Collateral into the Pledgee’s name or the name of its nominee or nominees;

(c)           to vote all or any part of the Pledged Securities (whether or not transferred into the name of the Pledgee) and give all consents, waivers and ratifications in respect of the Collateral and otherwise act with respect thereto as though it were the outright owner thereof (each Pledgor hereby irrevocably constituting and appointing the Pledgee the proxy and attorney-in-fact of such Pledgor, with full power of substitution to do so); and

(d)           to sell, assign and deliver, or grant options to purchase, all or any part of the Collateral, or any interest therein, at any public or private sale, without demand of performance, advertisement or notice of intention to sell or of the time or place of sale or adjournment thereof or to redeem or otherwise (all of which are hereby waived by each Pledgor), for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as the Pledgee in its absolute discretion may determine, provided that at least 10 days’ written notice of the time and place of any such sale shall be given to such Pledgor. The Pledgee shall not be obligated to make any such sale of Collateral regardless of whether any such notice of sale has theretofore been given. Each Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Pledgee on behalf of the Secured Creditors may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Neither the Pledgee nor any Secured Creditor shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall any of them be under any obligation to take any action whatsoever with regard thereto.

8.           REMEDIES, ETC., CUMULATIVE. Each and every right, power and remedy of the Pledgee provided for in this Agreement, or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Pledgee or any other Secured Creditor of any one or more of the rights, powers or remedies provided for in this Agreement, or any other Secured Debt Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Pledgee or any Secured Creditor of all such other rights, powers or remedies, and no failure or delay on the part of the Pledgee or any Secured Creditor to exercise any such right, power or remedy shall operate as a waiver thereof. Unless otherwise required by the Loan Documents, no notice to or demand on any Pledgor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Pledgee or any Secured Creditor to any other or further action in any circumstances without notice or demand.

9.           APPLICATION OF PROCEEDS.

(a)           All moneys collected by the Pledgee upon any sale or other disposition of the Collateral, together with all other moneys received by the Pledgee hereunder, shall be applied to the payment of the Obligations as follows:

(i)           first, to the payment of all amounts owing the Pledgee of the type described in clauses (ii) and (iii) of the definition of “Obligations” in Section 1 hereof;

(ii)           second, to the extent proceeds remain after the application pursuant to the preceding clause (i), an amount equal to the outstanding Primary Obligations shall be paid to the Secured Creditors as provided in Section 9(e) hereof, with each Secured Creditor receiving an amount equal to such outstanding Primary Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(iii)           third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), an amount equal to the outstanding Secondary Obligations shall be paid to the Secured Creditors as provided in Section 9(e) hereof, with each Secured Creditor receiving an amount equal to its outstanding Secondary Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed; and

(iv)           fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, and following the termination of this Agreement pursuant to Section 18 hereof, to the relevant Pledgor or to whomever may be lawfully entitled to receive such surplus.

(b)           For purposes of this Agreement (i) “Pro Rata Share” shall mean, when calculating a Secured Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Creditor’s Primary Obligations or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations or Secondary Obligations, as the case may be, (ii) “Primary Obligations” shall mean (A) in the case of the Loan Document Obligations (as defined in the Subsidiary Guaranty), all principal of, and interest on, all Loans, all Unpaid Drawings theretofore made (together with all interest accrued thereon), and the aggregate Stated Amounts of all Letters of Credit issued (or deemed issued) under the Credit Agreement, and all fees and (B) in the case of the Other Obligations (as defined in the Subsidiary Guaranty), all amounts due under the Interest Rate Protection or Other Hedging Agreements (other than indemnities, fees (including, without limitation, attorneys’ fees) and similar obligations and liabilities) and (iii) “Secondary Obligations” shall mean all Obligations other than Primary Obligations.

(c)           When payments to Secured Creditors are based upon their respective Pro Rata Shares, the amounts received by such Secured Creditors hereunder shall be applied (for purposes of making determinations under this Section 9 only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations. If any payment to any Secured

Creditor of its Pro Rata Share of any distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Creditors, with each Secured Creditor whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Creditor and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Creditors entitled to such distribution.

(d)           Each of the Secured Creditors agrees and acknowledges that if the Bank Creditors are to receive a distribution on account of undrawn amounts with respect to Letters of Credit issued (or deemed issued) under the Credit Agreement (which shall only occur after all outstanding Loans and Unpaid Drawings with respect to such Letters of Credit have been paid in full), such amounts shall be paid to the Administrative Agent under the Credit Agreement and held by it, for the equal and ratable benefit of the Bank Creditors, as cash security for the repayment of Obligations owing to the Bank Creditors as such. If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit, and after the application of all such cash security to the repayment of all Obligations owing to the Bank Creditors after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be returned by the Administrative Agent to the Pledgee for distribution in accordance with Section 9(a) hereof.

(e)           Except as set forth in Section 9(d) hereof, all payments required to be made hereunder shall be made (i) if to the Bank Creditors, to Administrative Agent under the Credit Agreement for the account of the Bank Creditors, and (ii) if to the Other Creditors, to the trustee, paying agent or other similar representative (each a “Representative”) for the Other Creditors or, in the absence of such a Representative, directly to the Other Creditors.

(f)           For purposes of applying payments received in accordance with this Section 9, the Pledgee shall be entitled to rely upon (i) Administrative Agent under the Credit Agreement and (ii) the Representative for the Other Creditors or, in the absence of such a Representative, upon the Other Creditors for a determination (which Administrative Agent, each Representative for any Secured Creditors and the Secured Creditors agree (or shall agree) to provide upon request of the Pledgee) of the outstanding Primary Obligations and Secondary Obligations owed to the Bank Creditors or the Other Creditors, as the case may be. Unless it has actual knowledge (including by way of written notice from a Bank Creditor or an Other Creditor) to the contrary, Administrative Agent and each Representative, in furnishing information pursuant to the preceding sentence, and the Pledgee, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding. Unless it has actual knowledge (including by way of written notice from an Other Creditor) to the contrary, the Pledgee, in acting hereunder, shall be entitled to assume that no Interest Rate Protection or Other Hedging Agreements are in existence.

(g)           It is understood and agreed that the Pledgors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the

Collateral hereunder and the aggregate amount of the sums referred to in clauses (i) through (iii), inclusive, of Section 9(a) hereof.

10.           PURCHASERS OF COLLATERAL. Upon any sale of the Collateral by the Pledgee hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of the Pledgee or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Pledgee or such officer or be answerable in any way for the misapplication or nonapplication thereof.

11.           INDEMNITY. Each Pledgor jointly and severally agrees to indemnify and hold harmless the Pledgee and each Secured Creditor and their respective successors, assigns, employees, agents and servants (individually an “Indemnitee,” and collectively the “Indemnitees”) from and against any and all claims, demands, losses, judgments and liabilities (including liabilities for penalties) of whatsoever kind or nature, and to reimburse each Indemnitee for all reasonable costs and expenses, including reasonable attorneys’ fees, growing out of or resulting from this Agreement or the exercise by any Indemnitee of any right or remedy granted to it hereunder (but excluding any claims, demands, losses, judgments and liabilities or expenses that are Taxes, Excluded Taxes or to the extent arising or resulting from the gross negligence or willful misconduct of such Indemnitee or from such Indemnitee’s breach of its obligations under this Agreement). If and to the extent that the obligations of the Pledgors under this Section 11 are unenforceable for any reason, each Pledgor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

12.           FURTHER ASSURANCES; POWER-OF-ATTORNEY. (a) Each Pledgor agrees that it will join with the Pledgee in executing (where necessary) and, at such Pledgor’s own expense, file and refile under the UCC or other applicable law such financing statements, continuation statements and other documents in such offices as the Pledgee may request and deem reasonably necessary and wherever required by law in order to perfect and preserve the Pledgee’s security interest in the Collateral and hereby authorizes the Pledgee to file financing statements and amendments thereto relative to all or any part of the Collateral without the signature of such Pledgor where permitted by law, and agrees to do such further acts and things and to execute and deliver to the Pledgee such additional conveyances, assignments, agreements and instruments as the Pledgee may reasonably require or deem necessary to carry into effect the purposes of this Agreement or to further assure and confirm unto the Pledgee its rights, powers and remedies hereunder.

(b)           Each Pledgor hereby appoints the Pledgee as such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, from time to time after the occurrence and during the continuance of an Event of Default, in the Pledgee’s reasonable discretion to take any action and to execute any instrument which the Pledgee may reasonably deem necessary or advisable to accomplish the purposes of this Agreement.

13.           THE PLEDGEE AS AGENT. The Pledgee will hold in accordance with this

Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed by the parties hereto and each Secured Creditor, by accepting the benefits of this Agreement, that each acknowledges and agrees that the obligations of the Pledgee as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement. The Pledgee shall act hereunder on the terms and conditions set forth herein and in Article XI and Sections 12.19 and 12.22 of the Credit Agreement.

14.           TRANSFER BY PLEDGORS. No Pledgor will sell or otherwise dispose of, grant any option with respect to, or mortgage, pledge or otherwise encumber any of the Collateral or any interest therein (except as may be permitted in accordance with the terms of the Credit Agreement).

15.           REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PLEDGORS. Each Pledgor represents and warrants and covenants that (a) it is the legal, record and beneficial owner of, and has good title to, all the Initial Pledged Securities and, when acquired by such Pledgor, all Additional Pledged Securities, in each case, subject to no Lien (except the Lien created by this Agreement and Liens permitted under Section 8.1 of the Credit Agreement); (b) it has full corporate power, authority and legal right to pledge all the Pledged Securities; (c) this Agreement has been duly authorized, executed and delivered by such Pledgor and constitutes a legal, valid and binding obligation of such Pledgor enforceable in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law); (d) except as set forth on Schedule 6.4 to the Credit Agreement, except for filings necessary to create or perfect security interests in the Collateral, and except as have been obtained or made on or prior to the Initial Borrowing Date, no material order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution and delivery of this Agreement or the performance of the obligations hereunder, (ii) the validity or enforceability of this Agreement against such Pledgor, (iii) the perfection or enforceability of the Pledgee’s security interest in the Collateral or (iv) except for compliance with or as may be required by applicable securities laws and the applicable UCC, the exercise by the Pledgee of any of its rights or remedies provided herein; (e) the execution and delivery by such Pledgor of this Agreement and the performance of such Pledgor’s obligations hereunder do not (i) contravene any provision of any Requirement of Law applicable to such Pledgor, (ii) conflict with or result in any breach of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of such Pledgor pursuant to the terms of any Contractual Obligation to which such Pledgor is a party or by which it or any of its property or assets is bound except for such contraventions, conflicts, breaches or defaults that would not be reasonably likely to have a Material Adverse Effect, (iii) violate any provision of any Organizational Document of such Pledgor, (iv) require any approval of stockholders or (v) any material approval or consent of any Person (other than a Governmental Authority) except filings, consents, or notices which have been made, obtained or given and except as set forth on Schedule 6.3 to the Credit Agreement; (f) all the shares of the Pledged Securities of any corporation have been duly and validly issued, are fully paid and non-assessable and are subject to no options to purchase or similar rights; and (g) the pledge and collateral assignment and delivery of the Pledged Securities (other than uncertificated Securities and other than Securities of Foreign Subsidiaries pledged pursuant to another Loan Document) pursuant to this Agreement (to the extent that delivery has been made) creates a valid and perfected first priority Lien in the Securities, and the proceeds thereof, subject to no other Lien or to any agreement purporting to grant to any third party a Lien on the property or assets of such Pledgor which would include the Securities. Each Pledgor covenants and agrees that it will defend the Pledgee’s right, title and security interest in and to the Securities and the proceeds thereof against the claims and demands of all persons whomsoever; and such Pledgor covenants and agrees that it will have like title to and right to pledge any other property at any time hereafter pledged to the Pledgee as Collateral hereunder and will likewise defend the right thereto and security interest therein of the Pledgee and the Secured Creditors. Each Pledgor further represents and warrants that on the date hereof: (a) the Securities held by such Pledgor consist of the number and type of Capital Stock as described in Annex A hereto; (b) such Securities constitute that percentage of the issued and outstanding Capital Stock of the issuing Subsidiary as is set forth in Annex A hereto; and (c) such Pledgor is the holder of record and sole beneficial owner of the Securities held by such Pledgor, and there exist no options or preemption rights in respect of any such Securities.

16.           PLEDGORS’ OBLIGATIONS ABSOLUTE, ETC. The obligations of each Pledgor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than termination of this Agreement pursuant to Section 18 hereof) including, without limitation: (a) any renewal, extension, amendment or modification of or addition or supplement to or deletion from any Secured Debt Agreement or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof; (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such agreement or instrument including, without limitation, this Agreement (other than a written waiver, consent or extension with respect to this Agreement in accordance with Section 20 hereof); (c) any furnishing of any additional security to the Pledgee or its assignee or any acceptance thereof or any release of any security by the Pledgee or its assignee; (d) any limitation on any party’s liability or obligations under any such instrument or agreement or any invalidity or unenforceability, in whole or in part, of any such instrument or agreement or any term thereof; or (e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Pledgor or any Subsidiary of such Pledgor, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, whether or not such Pledgor shall have notice or knowledge of any of the foregoing.

17.           INTENTIONALLY OMITTED.

18.           TERMINATION; RELEASE. (a) On the Termination Date (as defined below), this Agreement and the security interest created hereby shall automatically terminate (provided that all indemnities set forth in Section 11 hereof shall survive any such termination), and the Pledgee, at the request and expense of the respective Pledgor, will execute and deliver to such Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement (including, without limitation, UCC financing statement amendments and instruments of satisfaction, discharge and/or reconveyance) and will duly assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral as has not theretofore been sold or otherwise applied or delivered pursuant to this Agreement, together with any undated stock, partnership or membership powers with respect thereto and together with any moneys at the time held by the Pledgee or any of its sub-agents hereunder. As used in this Agreement, “Termination Date” shall mean the date upon which the Total Commitment have been terminated, no Note under the Credit Agreement is outstanding (and all Loans have been repaid in full), all Letters of Credit have been terminated (other than Letters of Credit, together with all fees that have accrued and will accrue thereon through the stated termination date of such Letter of Credit, which have been supported in a manner satisfactory to the issuer of the Letter of Credit in its sole and absolute discretion) and all Obligations then outstanding (other than contingent indemnification obligations described in Section 11 hereof and Section 12.4 of the Credit Agreement with respect to which no claim has been asserted) have been irrevocably paid in full in cash.

(b)           In the event that any part of the Collateral is sold in connection with a sale permitted by Section 8.4 of the Credit Agreement or otherwise released at the direction of the Required Lenders (or all Lenders if required by Section 12.1 of the Credit Agreement) and the proceeds of such sale or sales or from such release are applied in accordance with the provisions of Section 4.4 of the Credit Agreement, to the extent required to be so applied, the Pledgee, at the request and expense of the respective Pledgor, will duly assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or released and has not theretofore been delivered pursuant to this Agreement together with any undated stock, partnership or membership powers with respect thereto. The Pledgee shall also be entitled to and is hereby authorized and directed to duly assign, transfer and deliver such of the Collateral as provided in Section 12.19(b) of the Credit Agreement.

(c)           At any time that the respective Pledgor desires that Collateral be released as provided in the foregoing subsection (a) or (b), as the case may be, it shall deliver to the Pledgee a certificate signed by a Responsible Officer stating that the release of the respective Collateral is permitted pursuant to such subsection (a) or (b), as the case may be.

(d)           The Pledgee shall have no liability whatsoever to any Secured Creditor as the result of any release of Collateral by it in accordance with this Section 18.

19.           NOTICES ETC. All notices and communications hereunder shall be directed to the addresses and otherwise made in accordance with Section 12.3 of the Credit Agreement; provided that notices and communications to (a) the Pledgors, shall be directed to the Pledgors, at the address of Company as provided in and in accordance with Section 12.3 of the Credit Agreement, (b) the Pledgee, shall be directed to the Pledgee, at the address of Administrative Agent as provided in and in accordance with Section 12.3 of the Credit Agreement, (c) the Bank Creditors, shall be directed to Administrative Agent, Collateral Agent or the Lenders, as applicable, at the address of such party as provided in and in accordance with Section 12.3 of the Credit Agreement and (d) any Other Creditor at such address as such Other Creditor shall have specified in writing to the Pledgors and Pledgee.

20.           WAIVER; AMENDMENT. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Pledgor and the Pledgee (with the written consent of the Required Lenders or, to the extent required by Section 12.1 of the Credit Agreement with the consent of each of the Lenders); provided, however, that any change, waiver, modification or variance affecting the rights and benefits of a single Class (as defined below) of Secured Creditors (and not all Secured Creditors in a like or similar manner) shall require the written consent of the Requisite Creditors (as defined below) of such affected Class. For the purpose of this Agreement, the term “Class” shall mean each class of Secured Creditors, i.e., whether (i) the Bank Creditors as holders of the Credit Agreement Obligations or (ii) the Other Creditors as the holders of the Other Obligations. For the purpose of this Agreement, the term “Requisite Creditors” of any Class shall mean each of (A) with respect to the Credit Agreement Obligations, the Required Lenders and (B) with respect to the Other Obligations, the holders of 51% of all obligations outstanding from time to time under the Interest Rate Protection Agreements or Other Hedging Agreements.

21.           MISCELLANEOUS. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CHOICE OF LAW RULES, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). The headings in this Agreement are for purposes of reference only and shall not limit or define the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. In the event that any provision of this Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain binding on all parties hereto.

22.           RECOURSE. This Agreement is made with full recourse to each Pledgor and pursuant to and upon all the representations, warranties, covenants and agreements on the part of each Pledgor contained herein, in the other Loan Documents, in the Interest Rate Protection or Other Hedging Agreements and otherwise in writing in connection herewith or therewith.

23.           ADDITIONAL PLEDGORS. It is understood and agreed that any Subsidiary of Company that is required to become a party to this Agreement after the Closing Date pursuant to Section 7.12 or 7.14 of the Credit Agreement shall automatically become a Pledgor hereunder, subject to Section 2.5 hereof, upon the execution and delivery by such Subsidiary of an instrument in the form of Annex B hereto and the delivery of same to the Pledgee, with the same force and effect as if originally named as a party herein. The execution and delivery of any instrument adding a new party to this Agreement shall not require the consent of any party hereunder or any Secured Creditor. The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new party hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[PLEDGORS]

By:
Name:
Title:

Signature page to
United States Pledge Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as Pledgee

By:
Name:
Title:

By:
Name:
Title:

Signature page to
United States Pledge Agreement

ANNEX A

TO PLEDGE AGREEMENT

[To be Provided by Company]

Pledged Securities

Percentage of
				Share	Outstanding
Name of			Number	Certificate	Shares of
Pledgor	Name of Issuer	Type of Shares	of Shares	Number	Capital Stock

ANNEX B

TO UNITED STATES PLEDGE AGREEMENT

ADDITION OF NEW PLEDGOR TO PLEDGE AGREEMENT (this “Instrument”), dated as of ___________ __, ______, amending that certain United States Pledge Agreement dated as of December 21, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) by and among the Pledgors (the “Pledgors”) party thereto and Deutsche Bank AG New York Branch, in its capacity as Collateral Agent for the Secured Creditors (in such capacity, the “Pledgee”).

Reference is made to the Credit Agreement dated as December 21, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Ball Corporation, an Indiana corporation (“Company”), Ball European Holdings, S.àr.l., a limited liability company organized under the laws of Luxembourg (“European Holdco”), each Other Subsidiary Borrower, the financial institutions from time to time party thereto, as lenders (the “Lenders”), Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent for the Lenders, pursuant to which the Lenders have agreed to make Loans and to issue, and participate, in Letters of Credit as contemplated therein.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement or, if not therein defined, in the Credit Agreement.

The Pledgors have entered into the Agreement in order to induce the Lenders to extend credit pursuant to the Credit Agreement and to induce the Other Creditors to extend Interest Rate Protection or Other Hedging Agreements. Pursuant to Section 23 of the Agreement, the undersigned is required to enter into the Agreement as a Pledgor. Section 23 of the Agreement provides that additional parties may become Pledgors under the Agreement by execution and delivery of an instrument in the form of this Instrument. The undersigned (the “New Party”) is executing this Instrument in accordance with the requirements of the Credit Agreement to become a Pledgor under the Agreement in order to induce the Lenders to extend and continue the extension of credit pursuant to the Credit Agreement.

Accordingly, the New Party agrees as follows:

SECTION 1.                      In accordance with the Agreement, the New Party by its signature below becomes a party to the Agreement as of the date hereof with the same force and effect as if originally named therein as a party and the New Party hereby (a) agrees to all the terms and warrants that the representations and warranties made by it as a party thereunder are true and correct in all material respects on and as of the date hereof. Each reference to a “Pledgor” in the Agreement shall be deemed to include the New Party. The Agreement is hereby incorporated herein by reference.

SECTION 2.                      The New Party hereby confirms the grant to the Pledgee set forth in the Agreement of, and, does hereby grant to the Pledgee, a security interest in all of the New Party’s right, title and interest in and to all Collateral to secure the Obligations, in each case, whether now owned or hereafter acquired. The New Party represents and warrants that the attached

Supplement to Annex A accurately and completely sets forth all additional information required pursuant to the Agreement and hereby agrees that such Supplement shall constitute part of the Annex A to the Agreement.

SECTION 3.                      The New Party represents and warrants to the Pledgee and the Secured Creditors that this Instrument has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

SECTION 4.                      This Instrument shall become effective when the Pledgee shall have received a counterpart of this Instrument that bears the signatures of the New Party.

SECTION 5.                      Except as expressly supplemented hereby, the Agreement shall remain in full force and effect.

SECTION 6.                                THIS INSTRUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CHOICE OF LAW RULES, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 7.                      All communications and notices hereunder shall be in writing and given as provided in the Agreement. All communications and notices hereunder to the New Party shall be given to it pursuant to and in accordance with Section 19 of the Agreement.

IN WITNESS WHEREOF, the New Party has duly executed this Addition of New Pledgor to Pledge Agreement as of the day and year first above written.

[NAME OF NEW PARTY],

By:
Name:
Title:

SUPPLEMENT TO ANNEX A

TO UNITED STATES PLEDGE AGREEMENT

Pledged Securities

Percentage of
				Share	Outstanding
Name of			Number	Certificate	Shares of
Pledgor	Name of Issuer	Type of Shares	of Shares	Number	Capital Stock

Exhibit 5.1(d)

FORM OF
OFFICER’S CERTIFICATE

The undersigned, the [Title] of Ball Corporation, an Indiana corporation (“Company”), does hereby certify on behalf of Company and each other Borrower, in his capacity as an officer of Company and not in his individual capacity that, as of the date hereof:

1.           This Officer’s Certificate is furnished pursuant to Section 5.1(d) of the Credit Agreement, dated as of December __, 2010, among Ball Corporation, an Indiana corporation, Ball European Holdings, S.à r.l., a limited liability company organized under the laws of Luxembourg, each Other Subsidiary Borrower (as defined therein), the financial institutions from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent (such Credit Agreement, as in effect on the date of this Officer’s Certificate, being herein called the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Officer’s Certificate shall have the meanings set forth in the Credit Agreement.

2.           The representations and warranties set forth in Article VI of the Credit Agreement are true and correct in all material respects as of the date hereof except to the extent such representations and warranties are expressly made as of a specified date in which event such representations and warranties were true and correct as of such specified date.

3.           No Event of Default or Unmatured Event of Default has occurred and is continuing.

4.           The conditions of Section 5.1 of the Credit Agreement have been fully satisfied or waived (except that no opinion is expressed as to Administrative Agent’s or Required Lenders’ satisfaction with any document, instrument or other matter).

IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of December, 2010.

BALL CORPORATION

By:

Name:

Title:

Exhibit 5.1(e)

FORM OF
SECRETARY’S CERTIFICATE

[APPLICABLE CREDIT PARTY]
Secretary’s Certificate

I, ____________________, hereby certify that I am the duly elected, qualified and acting Secretary of [APPLICABLE CREDIT PARTY], a ___________ corporation (the “Company”), and that, as such, I am authorized to execute and deliver this Secretary’s Certificate, dated as of December __, 2010 (this “Certificate”), on behalf of the Company. This Certificate is being delivered pursuant to Section 5.1(e) of that certain Credit Agreement, dated as of December __, 2010 (the “Credit Agreement”), by and among Ball Corporation, an Indiana Corporation (“Parent”), certain subsidiaries of the Parent, various institutions from time to time parties thereto (the “Lenders”) and Deutsche Bank AG New York Branch, as Administrative Agent. Capitalized terms used herein and not defined herein shall have their respective meanings set forth in the Credit Agreement.

I hereby further certify, as of the date hereof, that:

1.
Attached hereto as Exhibit A is a true and correct copy of the [Certificate] of Incorporation of the Company, certified by the [Secretary of State] of the State of ____________ as of the date listed thereon, together with all amendments thereto through the date hereof;

2.
Attached hereto as Exhibit B is a true and correct copy of the by-laws of the Company, together with all amendments thereto through the date hereof, and said by-laws are in full force and effect on and as of the date hereof;

3.
Attached hereto as Exhibit C is a true and correct copy of the resolutions duly adopted by the board of directors of the Company on _____________, and said resolutions have not been amended or repealed, are in full force and effect on and as of the date hereof and constitute the only action taken by the board of directors of the Company with respect to the subject matter thereof;

4.
Each of the persons named on Exhibit D is a duly elected and qualified officer of the Company with such person holding the respective office or offices set forth opposite such person’s name and the signature set forth opposite the name of each such person is his or her genuine signature. Each such person is authorized to execute and deliver, on behalf of the Company, the Loan Documents to which it is a party and any certificate or other document to be executed and delivered by the Company pursuant to the Loan Documents; and

5.
Prior to receipt by the Administrative Agent of a new certificate of the Secretary of the Company amending this Certificate to add or delete the name or names of authorized officers and submitting the signatures of the officers named in such new certificate, the Administrative Agent and the Lenders may rely on this Certificate in connection with the execution and delivery, on behalf of the Company, of the Loan Documents and other certificates or documents to be executed and delivered by the Company pursuant to the Loan Documents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, I have hereunto set my hand to this Certificate as of the date first written above.

[___________________________]

By:
Name:
Title:	Secretary

I, _______________, the undersigned, [Applicable Officer] of the Company, do hereby certify that _______________ is the duly elected and qualified Secretary of the Company and the signature above is her genuine signature.

By:
Name:
Title:	[Applicable Officer]

Exhibit D
to Secretary’s Certificate

Incumbency and Specimen Signatures for the Company

Name	Title	Specimen Signature

[Applicable Officer]

[Applicable Officer]

[Applicable Officer]

Exhibit 5.1(o)

FORM OF
SOLVENCY CERTIFICATE

December [__], 2010

The undersigned hereby certifies, in his capacity as the chief financial officer of BALL CORPORATION, an Indiana corporation (“Company”) and not in his individual capacity, that:

1.           This certificate is given pursuant to Section 5.1(o) of the Credit Agreement of even date herewith by and among the Company, Ball European Holdings, S.a r.l., a limited liability company organized under the laws of Luxembourg, each Other Subsidiary Borrower, the Lenders and the Administrative Agent (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”). Capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2.           After giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred (and the use of proceeds thereof) and Liens created by Borrowers in connection with the transactions contemplated hereby,

(a) the sum of the assets, at a fair valuation, of each Borrower (on a stand-alone basis) and the Company and its Subsidiaries (taken as a whole) will exceed its debts;

(b) no Borrower (on a stand-alone basis) or the Company and its Subsidiaries (taken as a whole) has incurred, intends to, or believes that it will, incur debts beyond its ability to pay such debts as such debts mature; and

(c) each Borrower (on a stand-alone basis) and the Company and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct its business.

3.           For purposes of this Certificate, “debt” means any liability on a claim, and “claim” means (y) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured (including all obligations, if any, under any Plan or the equivalent for unfunded past service liability, and any other unfunded medical and death benefits) or (z) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Signature Page Follows]

WITNESS the following signature as of the date first above written.

BALL CORPORATION

By:
Name:
Title:

Exhibit 7.2(a)

FORM OF
COMPLIANCE CERTIFICATE PURSUANT TO SECTION 7.2(a)

The undersigned, [Name] the [Chief Financial Officer][Treasurer] of Ball Corporation, an Indiana corporation (“Company”), does hereby certify on behalf of Company and not in his individual capacity that, as of the date hereof:

1.           This Certificate is furnished pursuant to Section 7.2(a) of that certain Credit Agreement, dated as of December __, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, Ball European Holdings, S.à r.l., a limited liability company organized under the laws of Luxembourg, each Other Subsidiary Borrower (as defined therein), the financial institutions from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent. Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings set forth in the Credit Agreement.

2.           I have reviewed the financial statements delivered pursuant to Section [7.1(a)] [7.1(b)] and attached hereto as Exhibit A and, to the best of my knowledge, the financial statements present fairly, in accordance with GAAP (or, in the case of financial statements of any Foreign Subsidiary delivered pursuant to Section 7.1(a) of the Credit Agreement, generally accepted accounting principles in such Person’s jurisdiction of organization), the financial condition and results of operations of Company and its Subsidiaries for the period of such financial statements (subject, in the case of interim statements, to normal recurring adjustments).

3.           To the best of my knowledge, no Event of Default or Unmatured Event of Default exists [, except for _________, and Company proposes to take the following action with respect thereto:]

4.           Set forth below are reasonably detailed computations to the extent necessary to establish Company’s compliance with the covenants set forth in Article IX of the Credit Agreement, as of ________ ___, ____ (the “Computation Date”) and for the period consisting of the four consecutive Fiscal Quarters commencing on __________ ___, ____ and ending on the Computation Date (such period, the “Computation Period”):

As of the Computation Date:

A.
The Leverage Ratio was ____:1.00, as computed on Attachment 1 hereto. The Leverage Ratio permitted pursuant to Section 9.2 of the Credit Agreement shall not be greater than 4.00 to 1.00 for any Test Period.

B.
The Interest Coverage Ratio was ____:1.00, as computed on Attachment 2 hereto. The Interest Coverage Ratio permitted pursuant to Section 9.1 of the Credit Agreement shall not be less than 3.50 to 1.00 for any Test Period.

IN WITNESS WHEREOF, Company has caused this Compliance Certificate to be executed and delivered, and the certification and warranties contained herein to be made, by its [Chief Financial Officer][Treasurer] on this ____ day of ____________, _____.

BALL CORPORATION

By:
Name:
Title:

Attachment 1
(to __/__/__ Compliance Certificate)

LEVERAGE RATIO
on ____________ ___, _____
(the “Computation Date”)

Leverage Ratio:
1.	Consolidated Debt of Company and its Subsidiaries on a
consolidated basis determined in accordance with GAAP
outstanding on the Computation Date:
	(a)	All Indebtedness of Company and its Subsidiaries (other than the Unrestricted Entities) determined on consolidated basis in
		accordance with GAAP	$
	(b)	The aggregate outstanding amount, without duplication, of
Attributable Debt of Company and its Subsidiaries (other than the Unrestricted Entities) determined on a consolidated basis
	(c)	Consolidated Debt: The sum of Items 1(a) and 1(b)	$
2.	Consolidated EBITDA for the Computation Period, on a
consolidated basis for Company and its Subsidiaries, the sum of the amounts for the Computation Period, without duplication, of:
	(a)	Consolidated Net Income:
(i) the aggregate of the net income (loss) of Company and
its Subsidiaries determined in accordance with GAAP
		on a consolidated basis for the Computation Period	$
(ii) the income of any unconsolidated Subsidiary and any
Person in which any other Person (other than Company
or any of the Subsidiaries or any director holding
qualifying shares in compliance with applicable law or
any other third party holding a de minimus number of
shares in order to comply with other similar
requirements) has a joint interest, except to the extent
of the amount of dividends or other distributions
actually paid to Company or any of its Wholly-Owned
		Subsidiaries by such Person during such period	$
(iii) the cumulative effect of a change in accounting
		principles.	$
		(iv) the sum of Items 2(a)(ii) and 2(a)(iii)	$
(v) Consolidated Net Income: the excess of Item 2(a)(i)
		over Item 2(a)(iv)	$
	(b)	To the extent deducted in determining Consolidated Net
		Income, Consolidated Interest Expense	$
	(c)	To the extent deducted in determining Consolidated Net
Income, charges against income for foreign, federal, state and
		local taxes based on income	$

	(d)	To the extent deducted in determining Consolidated Net
		Income, depreciation expense	$
	(e)	In each case, to the extent deducted in determining
Consolidated Net Income, amortization expense, including,
without limitation, amortization of good will and other
intangible assets, fees, costs and expenses in connection with the execution, delivery and performance of any of the
Transaction Documents, and other fees, costs and expenses in
		connection with Permitted Acquisitions	$
	(f)	To the extent deducted in determining Consolidated Net
Income, any non-cash charge resulting from any write-down of
		assets	$
	(g)	To the extent deducted in determining Consolidated Net
Income, any non-cash restructuring charge
	(h)	To the extent deducted in determining Consolidated Net
Income, all other non-cash charges (except to the extent such non-cash charges are reserved for cash charges to be taken in the future
	(i)	The sum of Items 2(b) through 2(h)	$
	(j)	To the extent added (deducted) in determining Consolidated
Net Income, the gain (or plus the loss) (net of any tax effect)
resulting from the sale of any capital assets other than in the
		ordinary course of business	$
	(k)	To the extent added (deducted) in determining Consolidated
Net Income, extraordinary or non-cash nonrecurring after-tax gains (or plus extraordinary or non-cash nonrecurring after-tax
		losses)	$
	(l)	To the extent added in determining Consolidated Net Income,
any gain resulting from any write-up of assets (other than with
		respect to any company owned life insurance program)	$
	(m)	All other non-cash items increasing Consolidated Net Income
for such period
	(n)	The sum of Items 2(j) through 2(m)	$
	(o)	Consolidated EBITDA: the sum of Item 2(a) and Item 2(i)
		minus Item 2(n)	$
3.	LEVERAGE RATIO: ratio of Item 1(c) to Item 2(o)		____:1.00

Attachment 2
(to __/__/__ Compliance Certificate)

INTEREST COVERAGE RATIO
on ____________ ___, _____
(the “Computation Date”)

Interest Coverage Ratio:
1.	Consolidated EBITDA for the Computation Period of Company (see
	Item 2(o) of Attachment 1)			$
2.	Consolidated Cash Interest Expense of Company accrued during such
	period			$
	(a)	Consolidated Cash Interest Expense:
		(i)	Consolidated Interest Expense	$
		(ii)	interest expense not payable in cash, amortization of
			discount and deferred financing costs	$
		(iii)	Item 2(a)(i) minus Item 2(a)(ii)	$
		(iv)	Dividends paid on Disqualified Preferred Stock (other
than Dividends payable solely in Capital Stock of
			Company or to a Wholly-Owned Subsidiary of Company)	$
		(v)	net amounts paid or received under Interest Rate
Agreements (with cap payments amortized over the life of
			the cap)	$
		(vi)	Item 2(a)(iii) plus Item 2(a)(iv) plus or minus (as the case
			may be) Item 2(a)(v)	$
		(vii)	interest income received in Cash or Cash Equivalents in
respect of Investments permitted by the Credit
			Agreement	$
		(viii)	Consolidated Cash Interest Expense: Item 2(a)(vi) minus
			Item 2(a)(vii)	$
3.	INTEREST COVERAGE RATIO: ratio of Item 1 to Item 2			____:1.00

Exhibit 12.1(b)

FORM OF
JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of the date set forth below, entered into pursuant to that certain Credit Agreement, dated as of December __, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Ball Corporation, an Indiana corporation (“Company”), Ball European Holdings, S.à. r.l., a limited liability company organized under the laws of Luxembourg, each Other Subsidiary Borrower (as defined in the Credit Agreement), the financial institutions party thereto, including Deutsche Bank AG New York Branch, in their capacities as lenders thereunder (collectively, the “Lenders”) and Deutsche Bank AG New York Branch, as Administrative Agent for the Lenders. Terms used herein but not otherwise defined shall have the meaning assigned to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, each of the undersigned Subsidiaries of the Company wish to (a) join the Credit Agreement as an Other Subsidiary Borrower, (b) be bound by all covenants, agreements, consents, submissions, appointments and acknowledgements attributable to an Other Subsidiary Borrower in the Credit Agreement, and (c) perform all obligations required of it as an Other Subsidiary Borrower by the Credit Agreement.

WHEREAS, the parties to this Joinder Agreement wish to amend Schedule 1.1(b) and Schedule 1.1(d) to the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Joinder Agreement is entered into pursuant to Section 12.1(b) of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1.           Each of the undersigned Subsidiaries of the Company hereby acknowledges that it has received and reviewed a copy (in execution form) of the Credit Agreement and the other Loan Documents.

2.           Upon the initial Credit Event to the undersigned Subsidiaries of the Company in accordance with the terms and conditions of Section 5.2 of the Credit Agreement (the “Effective Date”), each undersigned Subsidiary of the Company shall (a) become an Other Subsidiary Borrower under the Credit Agreement with the same force and effect as if originally named therein as an Other Subsidiary Borrower, (b) be bound by, and hereby confirms, all covenants, agreements, consents, submissions, appointments and acknowledgements attributable to an Other Subsidiary Borrower in the Credit Agreement and (c) perform all obligations required of it as an Other Subsidiary Borrower by the Credit Agreement. It shall be a condition precedent to the initial Credit Event to the undersigned Subsidiary of the Company that such

Subsidiary shall deliver to Administrative Agent all documents and opinions required by Section 12.1(b)(i)(B) of the Credit Agreement.

3.           Each of the undersigned Subsidiaries of the Company hereby represents and warrants that the representations and warranties with respect to it contained in, or made or deemed made by it in, Article VI of the Credit Agreement are true and correct on the date hereof.

4.           Pursuant to Section 12.1(b) of the Credit Agreement, upon the Effective Date, Schedule 1.1(b) and Schedule 1.1(d) to the Credit Agreement shall, automatically and without any further action required, be amended to include the information set forth on Schedule 1.1(b) and Schedule 1.1(d) attached hereto. The address and jurisdiction of organization or incorporation of each undersigned Other Subsidiary Borrower of the Company is set forth in Annex I to this Joinder Agreement.

5.           Company hereby agrees that its guarantees contained in Article XIV of the Credit Agreement shall remain in full force and effect after giving effect to this Joinder Agreement and reaffirms, ratifies and confirms its obligations under such Article XIV.

6.           THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CHOICE OF LAW RULES, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered in New York, New York by its proper and duly authorized officer as of the date set forth below.

Dated:

[NAME OF SUBSIDIARY], as an Other Subsidiary Borrower

By:
Title:

BALL CORPORATION

By:
Title:

Accepted and Acknowledged:
DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Title:

Exhibit 12.8(c)

FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT

Date __________, ____

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the] [each] Assignor identified in item 1 below ([the] [each an] “Assignor”) and [the] [each] Assignee identified in [item 2] [item 3] below ([the] [each an] “Assignee”). [It is understood and agreed that the rights and obligations of such Assignee [Assignor] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the] [each such] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, Letters of Credit and Swing Line Loans) (the “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the] [each such] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the] [each such] Assignor.

1.	Assignor:

[2.	Assignee:	]

[2][3].	Credit Agreement:
Credit Agreement dated as of December __, 2010 among Ball Corporation, an Indiana corporation, Ball European Holdings, S.à r.l., a limited liability company organized under the laws of Luxembourg, each Other Subsidiary Borrower (as defined therein), the financial institutions from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent.

[3.	Assigned Interest:

Assignee	Facility assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned
[Name of Assignee]		__________	__________
[Name of Assignee]		__________	__________

[4.	Assigned Interest:

Facility assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned
Multicurrency Revolving Commitments	$______________	$______________
Canadian Revolving Commitments	$______________	$______________
Term A Loans	$______________	$______________
Term B Loans	$______________	$______________
Term C Loans	$______________	$______________

Effective Date ___________ ___, 200__

Assignor Information

Payment Instructions:

Reference:

Notice Instructions:

Reference:

Assignee Information

Payment Instructions:

Reference:

Notice Instructions:

Reference:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:	By:
Name:	Name:
Title:	Title:

[Additional Signature lines as necessary]	[Additional Signature lines as necessary]

By:		By:
	Name:		Name:
	Title:		Title:

[Consented to and] Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

Schedule 1.1(a)
Commitments

		Multicurrency	French	Term Loan A	Term Loan B	Term Loan C
Bank	Role/Title	Revolving Loan	Revolving Loan	(USD)	(GBP)	(Euro)
Deutsche Bank	Joint Lead Arranger / Administrative Agent	$850,000,000	$150,000,000	$200,000,000	£51,000,000	€100,000,000

Schedule 1.1(b)
Revolver Sublimits

$1 Billion
Ball Corporation

$500 Million
Ball International Holdings BV
Ball Packaging Europe GmbH
Ball (Luxembourg) Finance, S.a.r.l.
Ball European Holdings, S.a.r.l.
Ball Packaging Corp.

$250 Million
Ball UK Holdings Ltd.
Ball Packaging Europe UK Limited
Ball Packaging Europe Holding BV
Ball Europe Ltd.
Ball Metal Beverage Container Corp.
Ball Aerosol and Specialty Container Inc.
Ball Aerospace & Technologies Corp.
Ball Container, LLC
Ball Metal Food Container Corp.

$150 Million

Ball (France) Holdings S.A.S.
Ball France Investment Holdings S.A.S.
Ball France Operations S.A.S.

$100 Million
Ball Cayman Limited
Ball Advanced Aluminum Technologies Canada, LP
Ball Advanced Aluminum Technologies Holding Canada, Inc.
Ball Packaging Europe Iberia S.A.
Ball Delaware Holdings, S.C.S.
Ball Packaging Europe Radomsko Sp z.o.o.

SCHEDULE 1.1(c)

Calculation of Mandatory Costs

1.
On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

2.
The Associated Costs Rate for any Lender lending from a lending office in a participating member state of the European Community relating to Economic and Monetary Union (other than the United Kingdom) that has adopted the Euro as its lawful currency will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

3.	The Associated Costs Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)           in relation to a Loan in Sterling:

AB + C(B-D) + E x 0.01
------------------------------                                           per cent per annum
100 - (A + C)

(b)           in relation to a Loan in any currency other than Sterling:

E x 0.01
----------                      per cent per annum

Where:

A.
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash deposit with the Bank of England to comply with cash ratio requirements.

B.
is the percentage rate of interest (excluding the Applicable Eurocurrency Margin and the Mandatory Cost and any additional rate of interest specified in Section 3.1(i) (Default Rate) payable for the relevant Interest Period on the Loan.

C.	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D.	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E.
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

4.           For the purposes of this Schedule:

Capitalized terms used herein but not defined shall have the meaning set forth in the Credit Agreement.

“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).

“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

5.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent, will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

6.
If requested by the Administrative Agent, each Reference Lender shall, as soon as practicable after publications by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Lender as being the average of the Fee Tariffs applicable to that Reference Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Lender.

7.
Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Payment Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

8.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9.
The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Lender pursuant to paragraph 2, 6 and 7 above is true and correct in all respects.

10.
The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Lender pursuant to paragraphs 2, 6 and 7 above.

11.
Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

12.
The Administrative Agent may from time to time, after consultation with the relevant Borrowers and Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Schedule 1.1(d)
Other Subsidiary Borrowers

1.           Ball International Holdings B.V., The Netherlands

2.           Ball UK Holdings, Ltd, England

3.           Ball Packaging Europe UK Limited, England

4.           Ball Packaging Europe Holding B.V., The Netherlands

5.           Ball Packaging Europe GmbH, Germany

6.           Ball (Luxembourg) Finance S.àr.l., Luxembourg

7.           Ball Delaware Holdings S.C.S., Luxembourg

8.           Ball Cayman Limited, Cayman Islands

9.           Ball Advanced Aluminum Technologies Canada LP, Quebec

10.           Ball Advanced Aluminum Technologies Holding Canada Inc., New Brunswick

11.           Ball Aerosol and Specialty Container Inc., Delaware

12.           Ball Aerospace & Technologies Corp., Delaware

13.           Ball Container LLC, Delaware

14.           Ball Europe Limited, England

15.           Ball (France) Holdings S.A.S., France

16.           Ball (France) Investment Holdings S.A.S., France

17.           Ball France Operations S.A.S., France

18.           Ball Metal Beverage Container Corp., Colorado

19.           Ball Metal Food Container Corp., Delaware

20.           Ball Packaging Europe Iberia S.L., Madrid

21.           Ball Packaging Corp., Colorado

22.           Ball Packaging Europe Radomsko Sp.z o.o., Poland

23.           Ball European Holdings S.àr.l., Luxembourg

Schedule 1.1(e)
Unrestricted Entities

1.           Aerocan SAS*

2.           AUK Holding Ltd*

3.           Aerocan France SAS*

4.           Aerocan UK Ltd*

5.           Aerocan CZ S.R.O.*

6.           Copal SAS*

*From and after the acquisition of this company, which is scheduled to occur in January 2011.

Schedule 1.1(f)

Applicable Designees

None

Schedule 2.10(j)

Letters of Credit Outstanding

Ball Corporation
Issuer	Amount
LOC No.	Outstanding	Beneficiary	Purpose	Expiry Date
JPMorgan Chase Chicago, IL 321013	920,753.68 USD	Bank One, National Association (f/k/a The First National Bank of Chicago), Trustee Chicago, IL	Direct pay LC for IRB Greeneville, TN	9/29/11
JPMorgan Chase Chicago, IL 321015	4,601,713.00 USD	Bank One, National Association (f/k/a The First National Bank of Chicago), Trustee Chicago, IL	Direct pay LC for IRB College Township, PA	9/29/11
JPMorgan Chase Chicago, IL 326066	11,525,000.00 USD	U.S. Fidelity & Guaranty Company, c/o Discovery Managers Ltd. Farmington, CT	Worker’s Comp	9/29/11
JPMorgan Chase Chicago, IL 326336	2,992,738.00 USD	New York Worker’s Compensation Board Albany, NY	Worker’s Comp	4/29/11
JPMorgan Chase Chicago, IL 321009	100,000.00 USD	Travelers	Worker’s Comp	9/29/11
Bank of America, N.A. Los Angeles, CA 3047584	588,000.00 USD	State of Washington, Department of Labor and Industries Olympia, WA	Worker’s Comp	04/16/11
Bank of America, N.A. Los Angeles, CA 3047996	400,000.00 USD	Arkansas Workers’ Compensation Commission Little Rock, AR	Worker’s Comp	05/02/11
Bank of America, N.A. Los Angeles, CA 3055921	400,000.00 USD	Hartford Fire Insurance Hartford, CT	Worker’s Comp	05/09/11
Deutsche Bank New York, NY S-16005	100,000.00 USD	Safety National St. Louis, MO	Workers Comp for State of Ohio Workers	9/1/11
Deutsche Bank New York, NY S-16252	225,000.00 USD	National Union Fire New York, NY	Workers Comp	9/29/11
Deutsche Bank New York, NY S-16320	355,000.00 USD	Arrowood Indemnity Company Charlotte, NC	Worker’s Comp	9/29/11
Deutsche Bank New York, NY S-16415	400,000.00 USD	SCIF Grace Place	Lease Deposit U.S. Can	3/2/11

Ball Corporation
Issuer	Amount
LOC No.	Outstanding	Beneficiary	Purpose	Expiry Date
Deutsche Bank New York, NY DBS-17196	1,500,000.00 USD	Siderar Argentina	Equipment Lease	8/2/11
Deutsche Bank New York, NY DBS-17872	312,000.00 USD	U.S. Environmental Chicago, IL	Federal Compliance	3/3/11

Schedule 5.1(b)(iii)
Foreign Pledged Collateral

Ball Advanced Aluminum Technologies Holdings Canada Inc.
Ball Advanced Aluminum Technologies Canada LP (99% not 100%)
Ball Delaware Holdings, S.C.S.
Ball Cayman Limited
Ball European Holdings S.a.r.l.
Ball (Luxembourg) Finance S.a.r.l.
Ball UK Holdings Ltd.
Ball (France) Holdings, S.A.S.
Ball Packaging Europe Holding B.V.
Ball Europe Limited
Ball France Operations S.A.S.
Ball (France) Investment Holdings S.A.S.
Ball International Holdings B.V. (pledge limited to 65% of voting shares)
Ball Packaging Europe UK Ltd.
Ball Packaging Europe Holding GmbH & Co KG
Ball Packaging Europe GmbH
Ball Packaging Europe Iberia, S.L.
Ball Packaging Europe Rodomsko Sp. z.o.o.

Schedule 6.3
Approvals and Consents

None.

Schedule 6.4
Governmental Approvals

None.

Schedule 6.5(e)
Projections

On file with Administrative Agent.

Schedule 6.11
Pledge Agreement Filings

Country	Pledged Entities	Requirements
Canada—Quebec	Ball Advanced Aluminum Technologies Canada, LP
Registrations at the Register of Personal and Movable Real Rights (“RMPRR”) against:

1.  Ball Canada Acquisition, Inc.;

2.  Ball Advanced Aluminum Technologies Holding Canada, Inc.; and

3.  Ball Advanced Aluminum Technologies Canada, Inc.

Canada—New Brunswick	Ball Advanced Aluminum Technologies Holding Canada, Inc.	Registrations at the New Brunswick register under the Personal Property Security Act.
Cayman Islands	Ball Cayman Limited

No filings required with any Cayman Islands Government authority to perfect security interest over Ball Cayman Limited shares.

Usual market practice for delivery of the share certificates of the Ball Cayman Limited shares (if applicable) together with signed undated share transfer forms to be delivered to pledgee.

France	Ball France Operations S.A.S. (France) Ball France Investment Holdings S.A.S. (France) Ball (France) Holdings S.A.S. (France)

Resolutions of the President and the sole shareholder of each company the shares of which are being pledged.

Statement of pledge and pledge certificate for each company the shares of which are being pledged.

Delivery of certified copies of

the special shareholder’s account for each company the shares of which are being pledged.

Inscription of pledge in shareholder register of company the shares of which are being pledged.

Delivery of share transfer orders for each company the shares of which are being pledged.

Delivery of certified copies of updated shareholder register after closing for each company the shares of which are being pledged.

Germany	Ball Packaging Europe GmbH Ball Packaging Europe Holding GmbH & Co.KG

A notification of the pledged entities of the pledges and a confirmation of receipt thereof; this will be completed after the signing of the pledge agreement;

As to Ball Packaging Europe GmbH&Co. KG, the consent of all shareholders to the pledges is required; this will be part of the pledge agreement itself.

Luxembourg	Ball Holdings, SCS Ball (Luxembourg) Finance, S.àr.l. Ball European Holdings S.àr.l.

Acknowledgement of pledge of shares/partnership interests by each company whose shares/partnership interests are pledged.

Inscription of pledge in register of members/partners of company the shares/partnership interests of which are being pledged.

Approval of the limited partners of Ball Holdings S.C.S. re pledge and pledgee.

Netherlands	Ball International Holdings B.V. Ball Packaging Europe Holding B.V.	Inscription of pledge in each respective shareholder register of company the shares of which are being pledged.
Poland	Ball Packaging Europe Radomsko Sp. z o.o.

Inscription of pledge in shareholder register of company the shares of which are being pledged.
Filing for registration of pledge in the register of pledges maintained by the District Court for the City of Warsaw.

U.K.	Ball Europe Ltd. (UK) Ball (UK) Holdings Ltd. Ball Packaging Europe UK Ltd.

Form MG01 by Ball UK Holdings, Ltd.
Delivery of the share certificates of the shares and securities subject to the equitable mortgagee over securities together with signed and undated share transfer forms.

Spain	Ball Packaging Europe Iberia, S.L.U.	Acknowledgment by the Notary of the pledge in the property deeds. Registration of the pledge in the Shareholder’s Registry Book.

Schedule 6.13
Foreign Pension Plans

None.

Schedule 6.16
Organization of Subsidiaries

Name	Jurisdiction of Incorporation	Ownership	Material?
Ball Corporation	Indiana	Publicly traded	Yes

Subsidiaries

Ball Packaging Corp.	Colorado	Ball Corporation 100%	Yes
Ball Metal Food Container Corp.	Delaware	Ball Packaging Corp. 52% Ball North America Corp. 48%	Yes
Ball Plastic Container Corp.	Colorado	Ball Packaging Corp. 100%	No
Ball Metal Packaging Sales Corp.	Colorado	Ball Packaging Corp. 100%	No
Ball Glass Container Corporation	Delaware	Ball Packaging Corp. 100%	No
BG Holdings I, Inc.	Delaware	Ball Glass Container Corporation 100%	No
BG Holdings II, Inc.	Delaware	Ball Glass Container Corporation 100%	No
Ball Metal Beverage Container Corp.	Colorado	Ball Packaging Corp. 100%	Yes
Latas de Aluminio Ball, Inc.	Delaware	Ball Metal Beverage Container Corp. 100%	No
Ball Pan-European Holdings, Inc.	Delaware	Ball Metal Beverage Container Corp. 100%	Yes
Ball Technologies Holdings Corp.	Colorado	Ball Corporation 100%	Yes
Efratom Holding, Inc.	Colorado	Ball Technologies Holdings Corp. 100%	No
Ball Aerospace & Technologies Corp.	Delaware	Ball Technologies Holdings Corp. 100%	Yes
Ball Holdings Corp.	Delaware	Ball Aerospace & Technologies Corp. 100%	No
Ball Technology Services Corporation	California	Ball Aerospace & Technologies Corp. 100%	No
Ball Southeast Asia Holdings (Singapore) PTE LTD.	Singapore	Ball Corporation 100%	No
Ball Cayman Limited	Cayman Islands	Ball International Holdings B.V. 100%	No
Ball North America Corp.	Nova Scotia	Ball Corporation 100%	No
Ball Packaging Products Canada Corp.	Nova Scotia	Ball Nova Scotia Holdings LLP 100%	No

Ball Delaware Holdings S.C.S.	Luxembourg	Ball Pan-European Holdings, Inc. 9% Ball Delaware Holdings LLC 1% Ball International Holdings B.V. 90%	Yes
Ball Aerosol and Specialty Container Holding Corporation	Delaware	Ball Metal Food Container Corp.	No

Name	Jurisdiction of Incorporation	Ownership	Material?
Ball Aerosol and Specialty Container Inc.	Delaware	Ball Aerosol and Specialty Container Holding Corporation 100%	Yes
Litográfica San Luis S.A.	Argentina	Ball Aerosol Packaging Argentina S.A. 100%	No
Seghimet S.A.	Argentina	Ball Aerosol Packaging Argentina S.A. 100%	No
USC May Verpackungen Holding Inc.	Delaware	Ball Aerosol and Specialty Container Inc. 100%	No
Ball Aerosol Packaging Argentina S.A.	Argentina	USA May Verpackungen Holding Inc. 95% Ball Aerosol and Specialty Container Inc. 5%	No
Ball Container LLC	Delaware	Ball Holdings LLC 100%	No
Ball Delaware Holdings, LLC	Delaware	Ball Pan-European Holdings, Inc. 100%	No
Ball Holdings LLC	Delaware	Ball Packaging Corp. 100%	No
Ball Advanced Aluminum Technologies Canada Inc.	Quebec	Ball Advanced Aluminum Technologies Holding Canada Inc. 100%	No
Ball Advanced Aluminum Technologies Canada L.P.	Quebec	Ball Advanced Aluminum Technologies Holding Canada Inc. 99% Ball Advanced Aluminum Technologies Canada Inc. 1%	No
Ball Advanced Aluminum Technologies Corp.	Delaware	Ball Aerosol and Specialty Container Inc. 100%	No
Ball Advanced Aluminum Technologies Holding Canada Inc.	New Brunswick	Ball Canada Acquisition Inc. 100%	No
Ball Canada Plastics Container Corp.	Nova Scotia	Ball Corporation 100%	No
Ball Canada Acquisition Inc.	New Brunswick	Ball Aerosol and Specialty Container Inc. 100%	No
The Ball Foundation	Colorado	Ball Corporation 100%	No
Ball European Holdings, Sarl	Luxembourg	Ball Delaware Holdings S.C.S., 100%	Yes
Ball (Luxembourg) Finance S.àr.l.	Luxembourg	Ball European Holdings, Sarl 100%	No
Ball Investment Holdings Sarl	Luxembourg	Ball European Holdings, Sarl 100%	No
Ball UK Holdings, Ltd	England	Ball European Holdings, Sarl 100%	Yes
Ball Company	England	Ball UK Holdings, Ltd 100%	No
Ball Europe Limited	England	Ball UK Holdings, Ltd 100%	No

Ball Packaging Europe UK Ltd.	England	Ball UK Holdings, Ltd 100%	No
Ball Packaging Europe Managing GmbH	Germany	Ball European Holdings, Sarl 100%	No
Ball Packaging Europe Associations GmbH	Germany	Ball Packaging Europe GmbH 100%	No

Name	Jurisdiction of Incorporation	Ownership	Material?
Ball Packaging Europe Lublin SP. z.o.o.	Poland	Ball Packaging Europe Holding B.V. 0.164% Ball Packaging Europe Trading Sp.z o.o. 99.836%	No
Ball Packaging Europe Rostov LLC	Russia	Ball Packaging Europe GmbH 100%	No
Ball Packaging India Private Limited	Mumbai	Ball Packaging Europe Holdings B.V. 99% Ball Packaging Europe Oss B.V. 1%	No
ECO-ROM Ambalaje S.A.	Romania	Ball Packaging Europe Handelsgesellschaft m.b.H., Austria 7.69%	No
EKO-KOM a.s. Czech Republic	Czech Republic	Ball Packaging Europe Handelsgesellschaft m.b.H., Austria 10%	No

OKO-Pannon Kht		Ball Packaging Europe Handelsgesellschaft m.b.H., Austria 3.03%	No
Sekopak d.o.o.	Belgrade	Ball Packaging Europe Belgrade d.o.o. 11.11%	No
Ball Packaging Europe Iberia S.A.	Madrid	Ball France Operations S.A.S. 100%	No
Ball (France) Holdings SAS	France	Ball European Holdings, Sarl 100%	Yes
Ball (France) Investment Holdings SAS	France	Ball France Operations S.A.S. 100%	No
Ball Packaging Europe Bierne, SAS	France	Ball (France) Holdings SAS 100%	No
Ball Packaging Europe La Ciotat, SAS	France	Ball (France) Holdings SAS 100%	No
Ball France Operations S.A.S.	France	Ball (France) Holdings S.A.S.	No
Ball Packaging Europe Holding BV	The Netherlands	Ball European Holdings, Sarl 100%	No
Ball Packaging Europe Oss B.V.	The Netherlands	Ball Packaging Europe Holding, BV 100%	No
Ball International Holdings B.V.	The Netherlands	Ball Pan-European Holdings, Inc. 100%	No
Ball Packaging Europe Trading Sp. z.o.o.	Poland	Ball Packaging Europe Holding, BV 100%	No
Ball Packaging Europe Holding GmbH & Co. KG	Germany	Ball Investment Holdings, Sarl 51% Ball (France) Investment Holdings SAS 49% Ball Packaging Europe Managing GmbH 0.0%	Yes
Sario Grundstucks-Vermietungsgesellschaft mbH & CO. Objekt Elfi KG		Ball Packaging Europe GmbH 99%	No
Ball Packaging Europe GmbH	Germany	Ball Packaging Europe Holding GmbH & Co. KG 100%	Yes

Name	Jurisdiction of Incorporation	Ownership	Material?
Ball Packaging Europe Beteiligungs GmbH	Germany	Ball Packaging Europe GmbH 100%	No
Ball Packaging Europe Handelsgesellschaft m.b.H.	Austria	Ball Packaging Europe GmbH 100%	No
Ball Packaging Europe Radomsko Sp.z.o.o.	Poland	Ball Packaging Europe Beteiligungs GmbH 100%	No
Recan Organizacja Odzysku S.A.	Poland	Ball Packaging Europe Radomsko Sp. z.o.o. 100%	No
Ball Packaging Europe Belgrade d.o.o.	Serbia and Montenegro	Ball Packaging Europe GmbH 100%	No
Ball Corporation	Nevada	Ball Corporation 100%	No
Ball Glass Containers, Inc.	Delaware	Ball Corporation 100%	No
Heekin Can, Inc.	Colorado	Ball Corporation 100%	No
Ball Asia Services Limited	Delaware	Ball Packaging Corp. 100%	No
Ball Metal Container Corporation	Indiana	Ball Corporation 100%	No
Ball Brazil Holdings Limited	Cayman Islands	Ball Corporation 100%	No
Ball Nova Scotia Holdings LLP	Ontario	Ball North America Corp. 99.9% Ball Atlantic Enterprises, Inc. .1%	No
Ball Atlantic Enterprises Inc.	Nova Scotia	Ball North America Corp. 100%	No
Ball Capital Corp. II	Delaware	Ball Packaging Corp. 100%	No
Ball Metal Food Container, LLC	Delaware	Ball Metal Food Container Corp. 100%	No
Metal Packaging International, Inc.	Colorado	Ball Metal Beverage Container Corp. 100%	No

ReCan ltd. Belgrade	Serbia and Montenegro	Ball Packaging Europe Belgrade ltd. 100%	No
ReCan Fund	Serbia	Ball Packaging Europe Belgrade ltd. 100%	No
Ball Packaging Europe Metal GmbH	Germany	Ball Packaging Europe GmbH (Germany) 100%	No
ReCan GmbH	Germany	Ball Packaging Europe GmbH (Germany) 100%	No
IK Industrieverband KUNSTSTOFFVERPACKUNGEN e.V.		Unknown percentage	No

Recan UK Limited	England and Wales	BPE UK Ltd. 100%	No

BAP Group
Name	Jurisdiction of Incorporation	Ownership

Ball Asia Pacific Limited	Hong Kong	Ball Metal Beverage Container Corp. 100% Ordinary Shares, 50% Preference Shares Ball Packaging Products Canada Corp. 50% Preference Shares

BAP Group
Name	Jurisdiction of Incorporation	Ownership
Ball (Barbados) Holdings Limited	Barbados	Ball Asia Pacific Limited 100%
Ball Asia Pacific (Beijing) Metal Container Limited	PRC	Ball Asia Pacific Limited 100%
FTB Corporate Services Limited	Hong Kong	Ball Asia Pacific Limited 100%
FTB Packaging Limited	Hong Kong	Ball Asia Pacific Limited 100%

Gainer Developments Ltd.	British Virgin Islands	Ball Asia Pacific Limited 100%
Glensanda Company Limited	Hong Kong	Ball Asia Pacific Limited 100%
Greater China Trading Ltd.	Cayman Islands	Ball Asia Pacific Limited 100%
Ball Asia Pacific (Tiajin) Plastic Containers Limited	PRC	New Well Holdings Ltd 100%
Foshan Packaging Holdings Limited	Hong Kong	Ball Asia Pacific Limited 100%
Ball Asia Pacific (Hubei) Metal Container Limited	PRC	Ball Asia Pacific Limited 95.69%; Hubei Gedian Economic & Technological Development Corporation 4.31%

MCP Beverage Packaging Limited	Hong Kong	Ball Asia Pacific Limited 100%
MCP Device Limited	British Virgin Islands	MCP Intellectual Property Holdings Limited 100%
MCP Intellectual Property Holdings Limited	British Virgin Islands	Ball Asia Pacific Limited 100%
M.C. Packaging (Hong Kong) Limited	Hong Kong	Ball Asia Pacific Limited 100%
Ball Asia Pacific Investments Limited	Hong Kong	Ball Asia Pacific Limited 100%
New Well Holdings Limited	Hong Kong	Ball Asia Pacific Limited 100%
Qingdao M.C. Packaging Limited	PRC	Ball Asia Pacific Investments Ltd. 40% CNNC Shandong Aluminum Works 40% Orienmet Industry Co., Ltd. 20%
Rayeil International Limited	British Virgin Islands	Gainer Developments Ltd. 100%

Ball Asia Pacific (Shenzen) Metal Container Limited	PRC	Ball Asia Pacific Limited 100%

Ball Asia Pacific (Taicang) Plastics Containers Limited	PRC	Glendsanda Company Limited 100%

Ball Asia Pacific (Beijing) Metal Container Limited	PRC	Ball Asia Pacific Limited 100%

Wise Champion Investments Limited	Hong Kong	Ball Asia Pacific Limited 100%

BAP Group
Name	Jurisdiction of Incorporation	Ownership
Ball Asia Pacific (Foshan) Metal Container Limited	PRC	Ball Asia Pacific Limited 35% Wise Champion Investments Limited 65%

Schedule 8.1
Liens

1.           Lien on Bombardier Challenger 604 aircraft in favor of Banc of America Leasing and Capital, LLC as lessor under the related Aircraft Lease dated September 30, 2010, as amended or otherwise modified up to and including the Initial Borrowing Date, between Banc of America Leasing and Capital, LLC and Ball Corporation.

2.           Lien on Bombardier Challenger 300 aircraft in favor of US Bancorp Equipment Finance, Inc., as lessor under the related Aircraft Lease dated December 22, 2005, as amended or otherwise modified up to and including the Initial Borrowing Date, between US Bancorp Equipment Finance, Inc. and Ball Corporation.

3.           Liens arising pursuant to Security Agreement, dated March 17, 2004, as amended between ConAgra Foods, Inc. and Ball Western Can Company, LLC (renamed Ball Metal Food Container, LLC on March 24, 2004) and ConAgra Foods, Inc. (including any filings or registrations in connection therewith). (These liens are reflected as 3 entries on page 9 of the attached chart.)

4.           Industrial Revenue Bonds:
(a)           College Township, Pennsylvania, due 11/01/2011
(i)	Lease Agreement, dated as of September 1, 1993 and supplemented October 1, 1999, by and between College Township Industrial Development Authority and Ball Corporation.
(ii)
Guaranty Agreement, dated as of September 1, 1993, from Ball Corporation to Bank One, NA (f/k/a PNC Bank, Ohio, NA), as Trustee, pursuant to Lease Agreement dated as of September 1, 1993 and supplemented October 1, 1999, by and between College Township Industrial Development Authority and Ball Corporation.

(b)           Greeneville, Tennessee, due 11/01/2011
(i)	Loan Agreement, dated as of September 1, 1993 and supplemented October 1, 1999, by and between The Industrial Development Board of the Town of Greeneville, Tennessee and Ball Corporation.

5.           See attached chart.

Schedule 8.7
Existing Investments

All equity investments & loans held by Ball and its subsidiaries with ownership of < 100%

		USD
Owner	Investment	12/20/10 Balance

Ball Corporation	Taiwan Supreme Metal Packaging	$3,131,516

Ball Southeast Asia Holdings (Singapore) PTE Ltd.	Thai Beverage Can LTD	3,923,794

Ball Metal Beverage Container Corp	Rocky Mountain Metal Container, LLC	7,535,106

Ball Pan-European Holdings Inc.	Ball International Holdings B.V.	219,892

Ball Asia Pacific Limited	Qingdao M.C. Packaging Limited	3,532,582

Ball Technologies Holdings Corp.	Stryker Corp (SKY)	1,618

Ball Cayman Limited	Latapack S.A.	33,310,610
Ball Cayman Limited	Latapack--Ball Embalagens LTDA	84,733,433

Ball Packaging Europe GmbH	BKV, Germany	152,317
Ball Packaging Europe GmbH	Forum Getrankedose GbR mbH	22,870
Ball Packaging Europe Handelsgesellschaft mbH	OKO-PANNON Kht	10,471
Ball Packaging Europe Handelsgesellschaft mbH	EKO-KOM a.s. Czech Republic	3,930
Ball Packaging Europe Handelsgesellschaft mbH	Slopak, Slovenia	8,881
Ball Packaging Europe Handelsgesellschaft mbH	ECO-ROM Ambalaje S.A.	2,299
Ball Packaging Europe UK Ltd.	Green Dot Company Ltd., Cyprus	15,109
Ball Packaging Europe Belgrade d.o.o.	SEKOPAK d.o.o., Belgrade	134

Ball International Holdings B.V.	TBC-Ball Beverage Can Holdings Limited	*

Ball Technologies Holdings Corp.	Digitalglobe Inc.	21,903,063

*Ball International Holdings B.V.’s investment of $13,929,000.00 has not been funded to date,

Schedule 8.8
Transactions with Affiliates

None.

Schedule 8.14(a)
Existing Restrictions on Subsidiaries

None.

Schedule 12.3
Notice Addresses

Company:

Ball Corporation
10 Longs Peak Drive
Broomfield, CO 80021
Telephone: (303) 469-3131
Facsimile: (303) 460-2691
Attention: General Counsel

with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive,
Chicago, IL 60606-1720

Administrative Agent:
Deutsche Bank AG New York Branch
60 Wall Street, 2nd Floor
New York, NY 10005
Telephone: (212) 250-1765
Facsimile: (212) 797-5690
Attention: Erin Morrissey

Lenders:
Addresses on file with Administrative Agent

Schedule 12.8 (b)
Voting Participants

1.             1st Farm Credit Services, FLCA

1560 Wall Street, Suite 221
Naperville, IL 60563
Telephone: (630) 527-6426
drichar@1stfarmcredit.com
eschult@1stfarmcredit.com
Attention: Dale Richardson

2.	AgChoice Farm Credit, ACA, on behalf of itself and its wholly-owned Subsidiaries, AgChoice Farm Credit, FLCA , and AgChoice Farm Credit, PCA

900 Bent Creek Blvd.
Mechanicsburg, PA 17050
Telephone: (717) 796-9372 x 6015
Facsimile: (717) 796-9830
mkerstetter@agchoice.com
Attention: Mark Kerstetter

3.             AgFirst Farm Credit Bank

1401 Hampton Street
Columbus SC 29202-1499
Telephone: (803) 753-2212
Facsimile: (803) 254-4219
soshea@aagfirst.com
Attention: Steve O’shea

4.             AgStar Financial Services, FLCA

1921 Premier Drive
Mankato, MN 56002
Telephone: (952) 997-4064
Facsimile: (952) 997-4077
tmostae@agstar.com
Attention: Troy Mostaert

5.           Badgerland Farm Credit Services, ACA

4602 East Washington Avenue
Madison, WI 53707
Telephone: (608) 241-5737 x 157
Facsimile: (608) 241-8907
Ken.rue@badgerlandfcs.com
Larry.coulthard@badgerlandfinancial.com
Attention: Kenneth Rue

6.	Farm Credit East, ACA as successor by merger to First Pioneer Farm Credit, ACA

Enfield, CT 06082
Telephone: (860) 741-4380 x261
tom.cosgrove@farmcrediteast.com
clnotices@farmcrediteast.com
Attention: Tom Cosgrove, Administration

7.             Farm Credit West, PCA

3010 West Main Street
Visalia, CA 93921
Telephone: (559) 738-6174
Attention: Ben Madonna

8.             FCS Financial, FLCA

1934 East Miller Street
Jefferson City, MO 65101
Telephone: (314) 432-3922 x1308
Facsimile: (314) 567-4678
Sean.unterreiner@myfcsfinancial.com
Attention: Sean Unterreiner

9.             FCS of Mountain Plains, FLCA

4505 29th Street
Greeley, CO 80633
Telephone: (970) 506-3411
Facsimile: (970) 330-9220
daryl.nielsen@ifeedtheworld.com
Attention: Daryl Nielsen

10.           Fresno-Madera Farm Credit ACA

4635 West Spruce
Fresno, CA 93722
Telephone: (559) 276-4887
Attention: Robert Herrick

11.           Frontier Farm Credit, ACA

2401 N. Seth Child Road
Manhattan, KS 66502
Telephone: (785) 776-6955 x2839
Facsimile: (785) 537-0116
stuart.hays@frontierfarmcredit.com
Attention: Stuart Hays

12.           GreenStone Farm Credit Services

3515 West Road
East Lansing, MI 48823
Telephone: (517) 318-4130
Facsimile: (517) 318-1240
Jeff.pavlik@greenstonefcs.com
Attention: Jeff Pavlik

13.           Northwest Farm Credit Services, FLCA

1700 South Assembly Street
Spokane, WA 99224
Telephone: (509) 340-5564
Facsimile: (509) 340-5503
ckinzer@farm-credit.com
participations@farm-credit.com
Attention: Casey Kinzer

14.           Farm Credit Bank of Texas

4801 Plaza on the Lake Drive
Austin, TX 78746
Telephone: (512) 465-0774
Facsimile: (512) 465-1832
Luis.requejo@farmcreditbank.com
Attention: Luis Requejo

15.	United FCS, FLCA (f/k/a Farm Credit Services of Minnesota Valley, FLCA) dba FCS Commercial Finance Group

600 South Highway 169
Interchange Tower, Suite 850
Minneapolis, MN 55426
Telephone: (952) 513-0326 x308
Facsimile: (952)-513-9956
wshoen@farmcredit.com
Attention: Warren Shoen

Ball Corporation
Schedule 8.1 Attachment

Name of Debtor	Secured Party	Jurisdiction/Office	File Number/ Date Filed	Type of UCC	Description of Collateral	Disposition
Ball Aerosol and Specialty Container Inc. and Ball Packaging Corp.	ExxonMobil Chemical Company	Delaware Secretary of State	2008 2142113 6-23-2008	UCC-1	ExxonMobil will consign to Cosignee such quantities of qualified and mutually agreed upon Polyethylene grades (collectively, “Consigned Product” or “Product”) as may be agreed upon by the parties.
Ball Aerosol and Specialty Container Inc.	Banc of America Leasing & Capital Inc.	Delaware Secretary of State	2009 416354 12-30-2009	UCC-1
Certain goods generally described as forklifts, and more particularly described or referred to as Equipment subject to Schedule No. 009 to Master Lease Agreement No. 41067-90000, dated April 23, 2008, in which the Debtor now or hereafter has rights, together with: 1) all parts, attachments accessories and accessions to, and all substitutions and replacements for such goods; 2) all accounts, chattel paper, and general intangibles arising from or related to any sale, lease, rental or other disposition of such goods to third parties, or otherwise resulting from the possession, use or operation of such goods by third parties, including instruments, investment property, deposit accounts, letter of credit rights, and supporting obligations arising thereunder or in connection therewith; 3) all insurance, warranty and other claims against third parties with respect to such goods (including claims for rent upon any lease or such goods); 4) all software and other intellectual property rights used in connection therewith; 5) proceeds of the foregoing, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligations; and 6) all books and records regarding the foregoing.

Name of Debtor	Secured Party	Jurisdiction/Office	File Number/ Date Filed	Type of UCC	Description of Collateral	Disposition
Ball Aerosol and Specialty Container Inc.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2010 0924237 3-17-2010	UCC-1
Certain goods generally described as forklifts, and more particularly described or referred to as “Equipment” subject to Schedule No. 010 to Master Lease Agreement No. 41067-90000, dated April 23, 2008, in which the Debtor now or hereafter has rights, together with: 1) all parts, attachments accessories and accessions to, and all substitutions and replacements for such goods; 2) all accounts, chattel paper, and general intangibles arising from or related to any sale, lease, rental or other disposition of such goods to third parties, or otherwise resulting from the possession, use or operation of such goods by third parties, including instruments, investment property, deposit accounts, letter of credit rights, and supporting obligations arising thereunder or in connection therewith; 3) all insurance, warranty and other claims against third parties with respect to such goods (including claims for rent upon any lease or such goods); 4) all software and other intellectual property rights used in connection therewith; 5) proceeds of the foregoing, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligations; and 6) all books and records regarding the foregoing.

2

Name of Debtor	Secured Party	Jurisdiction/Office	File Number/ Date Filed	Type of UCC	Description of Collateral	Disposition
Ball Metal Beverage Container Corp	Banc of America Leasing & Capital, LLC	Colorado Secretary of State	2008F124010 12-19-2008	UCC-1
Certain goods generally described as forklifts and batteries, and more particularly described or referred to as “Equipment” subject to Schedule No. 001 to Master Lease Agreement No. 41067-90000, dated April 23, 2008, in which the Debtor now or hereafter has rights, together with: 1) all parts, attachments accessories and accessions to, and all substitutions and replacements for such goods; 2) all accounts, chattel paper, and general intangibles arising from or related to any sale, lease, rental or other disposition of such goods to third parties, or otherwise resulting from the possession, use or operation of such goods by third parties, including instruments, investment property, deposit accounts, letter of credit rights, and supporting obligations arising thereunder or in connection therewith; 3) all insurance, warranty and other claims against third parties with respect to such goods (including claims for rent upon any lease or such goods); 4) all software and other intellectual property rights used in connection therewith; 5) proceeds of all of the foregoing, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligations; and 6) all books and records regarding the foregoing.

3

Name of Debtor	Secured Party	Jurisdiction/Office	File Number/ Date Filed	Type of UCC	Description of Collateral	Disposition
Ball Metal Beverage Container Corp	Banc of America Leasing & Capital, LLC	Colorado Secretary of State	2008F124143 12-22-2008	UCC-1
Certain goods generally described as forklifts and batteries, and more particularly described or referred to as “Equipment” subject to Schedule No. 002 to Master Lease Agreement No. 41067-90000, dated April 23, 2008, in which the Debtor now or hereafter has rights, together with: 1) all parts, attachments accessories and accessions to, and all substitutions and replacements for such goods; 2) all accounts, chattel paper, and general intangibles arising from or related to any sale, lease, rental or other disposition of such goods to third parties, or otherwise resulting from the possession, use or operation of such goods by third parties, including instruments, investment property, deposit accounts, letter of credit rights, and supporting obligations arising thereunder or in connection therewith; 3) all insurance, warranty and other claims against third parties with respect to such goods (including claims for rent upon any lease or such goods); 4) all software and other intellectual property rights used in connection therewith; 5) proceeds of all of the foregoing, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligations; and 6) all books and records regarding the foregoing.

4

Name of Debtor	Secured Party	Jurisdiction/Office	File Number/ Date Filed	Type of UCC	Description of Collateral	Disposition
Ball Metal Beverage Container Corp	Banc of America Leasing & Capital, LLC	Colorado Secretary of State	2009F106284 12-29-2009	UCC-1
Certain goods generally described as forklifts and batteries, and more particularly described or referred to as “Equipment” subject to Schedule No. 008 to Master Lease Agreement No. 41067-90000, dated April 23, 2008, in which the Debtor now or hereafter has rights, together with: 1) all parts, attachments accessories and accessions to, and all substitutions and replacements for such goods; 2) all accounts, chattel paper, and general intangibles arising from or related to any sale, lease, rental or other disposition of such goods to third parties, or otherwise resulting from the possession, use or operation of such goods by third parties, including instruments, investment property, deposit accounts, letter of credit rights, and supporting obligations arising thereunder or in connection therewith; 3) all insurance, warranty and other claims against third parties with respect to such goods (including claims for rent upon any lease or such goods); 4) all software and other intellectual property rights used in connection therewith; 5) proceeds of all of the foregoing, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligations; and 6) all books and records regarding the foregoing.

5

Name of Debtor	Secured Party	Jurisdiction/Office	File Number/ Date Filed	Type of UCC	Description of Collateral	Disposition
Ball Metal Beverage Container Corp	Banc of America Leasing and Capital, LLC	Colorado Secretary of State	2010F022812 3-17-2010	UCC-1
Certain goods generally described as forklifts and batteries, and more particularly described or referred to as “Equipment” subject to Schedule No. 011 to Master Lease Agreement No. 41067-90000, dated April 23, 2008, in which the Debtor now or hereafter has rights, together with: 1) all parts, attachments accessories and accessions to, and all substitutions and replacements for such goods; 2) all accounts, chattel paper, and general intangibles arising from or related to any sale, lease, rental or other disposition of such goods to third parties, or otherwise resulting from the possession, use or operation of such goods by third parties, including instruments, investment property, deposit accounts, letter of credit rights, and supporting obligations arising thereunder or in connection therewith; 3) all insurance, warranty and other claims against third parties with respect to such goods (including claims for rent upon any lease or such goods); 4) all software and other intellectual property rights used in connection therewith; 5) proceeds of all of the foregoing, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligations; and 6) all books and records regarding the foregoing.

6

Name of Debtor	Secured Party	Jurisdiction/Office	File Number/ Date Filed	Type of UCC	Description of Collateral	Disposition
Ball Metal Beverage Container Corp	Banc of America Leasing and Capital, LLC	Colorado Secretary of State	2010F036302 4-30-2010	UCC-1
Certain goods generally described as forklifts and batteries, and more particularly described or referred to as “Equipment” subject to Schedule No. 012 to Master Lease Agreement No. 41067-90000, dated April 23, 2008, in which the Debtor now or hereafter has rights, together with: 1) all parts, attachments accessories and accessions to, and all substitutions and replacements for such goods; 2) all accounts, chattel paper, and general intangibles arising from or related to any sale, lease, rental or other disposition of such goods to third parties, or otherwise resulting from the possession, use or operation of such goods by third parties, including instruments, investment property, deposit accounts, letter of credit rights, and supporting obligations arising thereunder or in connection therewith; 3) all insurance, warranty and other claims against third parties with respect to such goods (including claims for rent upon any lease or such goods); 4) all software and other intellectual property rights used in connection therewith; 5) proceeds of all of the foregoing, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligations; and 6) all books and records regarding the foregoing.

7

Name of Debtor	Secured Party	Jurisdiction/Office	File Number/ Date Filed	Type of UCC	Description of Collateral	Disposition
Ball Metal Beverage Container Corp	Banc of America Leasing and Capital, LLC	Colorado Secretary of State	2010F0363034-30-2010	UCC-1
Certain goods generally described as forklifts and batteries, and more particularly described or referred to as “Equipment” subject to Schedule No. 013 to Master Lease Agreement No. 41067-90000, dated April 23, 2008, in which the Debtor now or hereafter has rights, together with: 1) all parts, attachments accessories and accessions to, and all substitutions and replacements for such goods; 2) all accounts, chattel paper, and general intangibles arising from or related to any sale, lease, rental or other disposition of such goods to third parties, or otherwise resulting from the possession, use or operation of such goods by third parties, including instruments, investment property, deposit accounts, letter of credit rights, and supporting obligations arising thereunder or in connection therewith; 3) all insurance, warranty and other claims against third parties with respect to such goods (including claims for rent upon any lease or such goods); 4) all software and other intellectual property rights used in connection therewith; 5) proceeds of all of the foregoing, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligations; and 6) all books and records regarding the foregoing.

Ball Metal Beverage Container Corp	ITW Signode	Colorado Secretary of State	2010F0570967-15-2010	UCC-1	Debtor’s inventory of Signode materials now or hereafter on the premises or on consignment to the Debtor at the Debtor’s plant in Springdale, AR.
Ball Metal Food Container Corp.	ConAgra Foods, Inc.	Delaware Secretary of State	4097195 44-6-2004	UCC-1
$9,000,000 of inventory (as such amount may be adjusted from time to time) in the possession of Debtor and/or its affiliates in respect of business and facility operated at 300 West Greger Street, Oakdale, California, whether now in existence or hereafter acquired or manufactured, including but not limited to all cash and non-cash proceeds, insurance proceeds, substitutions and replacements thereof.

	ConAgra Foods, Inc.	Delaware Secretary of State	2009 1054599 4-2-2009 Original Filing: 4097195 4 4-6-2004	UCC-3		Continuation

8

Name of Debtor	Secured Party	Jurisdiction/Office	File Number/ Date Filed	Type of UCC	Description of Collateral	Disposition
	ConAgra Foods, Inc.	Delaware Secretary of State	2009 1054607 4-2-2009 Original Filing: 4097195 4 4-6-2004	UCC-3
All machinery, equipment, and inventory (as such dollar amount may be adjusted from time to time) in the possession of Debtor and/or its affiliates in respect of the business and facility operated at 300 West Greger Street, Oakdale, California, whether now in existence or hereafter acquired or manufactured, including but not limited to all cash and non-cash proceeds, insurance proceeds, substitutions and replacements thereof.
Restates Collateral
Ball Metal Food Container Corp.	ConAgra Foods, Inc.	Delaware Secretary of State	2009 1586913 5-19-2009 Original Filing: 4097195 4 4-6-2004	UCC-3
Releases its security interest in certain goods generally described as 6 Forklifts, and more particularly described in a Schedule No. 005 by and between Banc of America Leasing & Capital, LLC and the Debtor, and all rights, title and interests therein.

Ball Metal Food Container, LLC	ConAgra Foods, Inc.	Delaware Secretary of State	4097199 64-6-2004	UCC-1
$9,000,000 of inventory (as such amount may be adjusted from time to time) in the possession of Debtor and/or its affiliates in respect of business and facility operated at 300 West Greger Street, Oakdale, California, whether now in existence or hereafter acquired or manufactured, including but not limited to all cash and non-cash proceeds, insurance proceeds, substitutions and replacements thereof.

	ConAgra Foods, Inc.	Delaware Secretary of State	2009 105623 4-2-2009 Original Filing: 4097199 6 4-6-2004	UCC-3		Continuation
	ConAgra Foods, Inc.	Delaware Secretary of State	2009 105656 4-2-2009 Original Filing: 4097199 6 4-6-2004	UCC-3
All machinery, equipment, and inventory (as such dollar amount may be adjusted from time to time) in the possession of Debtor and/or its affiliates in respect of the business and facility operated at 300 West Greger Street, Oakdale, California, whether now in existence or hereafter acquired or manufactured, including but not limited to all cash and non-cash proceeds, insurance proceeds, substitutions and replacements thereof.
Restates Collateral

9

Name of Debtor	Secured Party	Jurisdiction/Office	File Number/ Date Filed	Type of UCC	Description of Collateral	Disposition
Ball Metal Food Container Corp.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	2008 4280465 12-24-2008	UCC-1
Certain goods generally described as forklifts, and more particularly described or referred to as “Equipment” subject to Schedule No. 005 to Master Lease Agreement No  41067-90000, dated April 23, 2008, in which the Debtor now or hereafter has rights, together with: 1) all parts, attachments accessories and accessions to, and all substitutions and replacements for such goods; 2) all accounts, chattel paper, and general intangibles arising from or related to any sale, lease, rental or other disposition of such goods to third parties, or otherwise resulting from the possession, use or operation of such goods by third parties, including instruments, investment property, deposit accounts, letter of credit rights, and supporting obligations arising thereunder or in connection therewith; 3) all insurance, warranty and other claims against third parties with respect to such goods (including claims for rent upon any lease or such goods); 4) all software and other intellectual property rights used in connection therewith; 5) proceeds of the foregoing, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligations; and 6) all books and records regarding the foregoing.

Ball Packaging Corp.	Mobil Chemical Company	Colorado Secretary of State	2007F018351 2-22-2007	UCC-1	ExxonMobil will consign to Cosignee such quantities of qualified and mutually agreed upon Polyethylene grades (collectively, “Consigned Product” or “Product”) as may be agreed upon by the parties.
Ball Packaging Corp. and Ball Aerosol and Specialty Container Inc.	ExxonMobil Chemical Company	Colorado Secretary of State	2008F063656 6-23-2008	UCC-1	ExxonMobil will consign to Cosignee such quantities of qualified and mutually agreed upon Polyethylene grades (collectively, “Consigned Product” or “Product”) as may be agreed upon by the parties.

10

Name of Debtor	Secured Party	Jurisdiction/Office	File Number/ Date Filed	Type of UCC	Description of Collateral	Disposition
Ball Metal Packaging Corp.	Banc of America Leasing & Capital , LLC	Colorado Secretary of State	2008F126136 12-29-2008	UCC-1
Certain goods generally described as canning line equipment, and more particularly described or referred to as “Equipment” subject to Schedule No. 003 to Master Lease Agreement No. 41067-90000, dated April 23, 2008, in which the Debtor now or hereafter has rights, together with: 1) all parts, attachments accessories and accessions to, and all substitutions and replacements for such goods; 2) all accounts, chattel paper, and general intangibles arising from or related to any sale, lease, rental or other disposition of such goods to third parties, or otherwise resulting from the possession, use or operation of such goods by third parties, including instruments, investment property, deposit accounts, letter of credit rights, and supporting obligations arising thereunder or in connection therewith; 3) all insurance, warranty and other claims against third parties with respect to such goods (including claims for rent upon any lease or such goods); 4) all software and other intellectual property rights used in connection therewith; 5) proceeds of the foregoing, including proceeds in the form of goods, accounts, chattel paper, documents, instruments, general intangibles, investment property, deposit accounts, letter of credit rights and supporting obligations; and 6) all books and records regarding the foregoing.

Ball Corporation	Anderson & Vreeland, Inc.	Colorado Secretary of State	20102060021 8-17-2010	UCC-1	All Anderson & Vreeland, Inc. material consigned to Ball Metal Corporation, 9300 W. 108th Circle, Broomfield, CO 80021.

11